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Exhibit 99.2

Information Intended to be Disclosed to Potential Investors

        The following sections have been excerpted from the preliminary offering memorandum, dated April 13, 2007, of HTCC Holdco II B.V. (the "Offering Memorandum"):

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  Certain Definitions and Presentation of General Information

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  Presentation of Financial Information; Pro Forma Information; Future Reports

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  Risk Factors (Relating to Our Business and to Regulatory Matters)

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  Selected Historical Financial Information

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  Unaudited Pro Forma Financial Information

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  Management's Discussion and Analysis of Financial Condition and Results of Operations

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  Hungarian Telecommunications Industry and Regulation

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  Company History

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  Our Business

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  Our Directors and Senior Management

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  Our Principal Shareholders

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  Related Party Transactions

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  Description of Other Indebtedness

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  Independent Accountants

        All references in the following excerpts from the Offering Memorandum contained in this Exhibit 99.2 to "we", "us" and "our" refer to the combined business after giving effect to the Acquisition.

        All references in the following excerpts from the Offering Memorandum to "herein" or to the "offering memorandum" refer to the Offering Memorandum. They do not refer to this Current Report on Form 8-K.

CERTAIN DEFINITIONS AND PRESENTATION OF GENERAL INFORMATION

              In this offering memorandum, unless indicated otherwise in this offering memorandum or the context requires otherwise:

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  "2004 Notes" refers to €142,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2012 issued by Matel in 2004;

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  "Acquisition" means the purchase by HTCC through its 100% owned subsidiary, Holdco I, of 100% of the issued share capital of Matel Holdings, which directly holds 100% of the issued share capital of Matel pursuant to a share purchase agreement dated 8 January 2007, and the entering into of the other agreements;

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  "Acquisition Agreement" refers to the Share Sale and Purchase Agreement dated 8 January 2007, as amended from time to time, initially between Invitel Holdings N.V., as Seller, and HTCC, as Buyer;

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  "Business Combination" refers to the transfer of the HTCC operating subsidiaries Hungarotel, PanTel and PanTel Technocom to Matel which is to take place simultaneously with the completion of the Acquisition and the subsequent integration of the combined business;

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  "Credit Facilities" refers to the amended senior credit facilities described in the section entitled "Description of Other Indebtedness";

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  "E.U." refers to the European Union;

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  "Euro" or "€" refers to the lawful currency of the participating member states of the E.U.;

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  "Euroweb" refers to Euroweb Hungary and Euroweb Romania, collectively;

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  "Euroweb Hungary" refers to Euroweb Internet Szolgáltató ZRt.;

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  "Euroweb Romania" refers to Euroweb Romania S.A.;

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  "forint" or "HUF" refers to the lawful currency of Hungary;

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  "Holdco I" refers to Holdco I B.V., a 100% owned subsidiary of HTCC which directly owns 100% of the share capital of Holdco II as of the date of this offering memorandum;

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  "Holdco II" refers to HTCC Holdco II B.V., a 100% indirectly owned subsidiary of HTCC and the issuer of the Notes prior to the Assignment and Assumption. Prior to the date of this offering memorandum, HTCC transferred its entire interest in each of the HTCC Subsidiaries to Holdco II;

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  "HTCC" refers to Hungarian Telephone and Cable Corp. with or without its subsidiaries, as the context requires;

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  "HTCC Subsidiaries" means collectively Hungarotel, PanTel and PanTel Technocom and HTCC Menedzsment és Tanácsadó Kft;

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  "Hungarotel" refers to Hungarotel Távközlési Zrt. a main operating company and a 99.9% owned subsidiary of HTCC as of the date of this offering memorandum. HTCC shall transfer its entire holding in Hungarotel to Matel simultaneously with the completion of the Acquisition;

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  "Hungarotel's historical concession areas" refers to the areas in which Hungarotel operated five telecommunications concessions granted by the Hungarian government on an exclusive basis until November 2002;

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  "Invitel" refers to Invitel Távközlési Szolgáltató ZRt., also known as Invitel ZRt., a main operating company and a 99.98% owned subsidiary of Matel;

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  "Invitel Management" means certain directors and executive officers of Invitel and/or its subsidiaries as of the date of this offering memorandum;

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  "Invitel's historical concession areas" refer to the areas in which Invitel operated nine telecommunications concessions granted by the Hungarian government on an exclusive basis until November 2002;

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  "Issuer" means, prior to the consummation of the Assignment and Assumption, Holdco II and thereafter Matel;

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  "Matel" refers to Magyar Telecom B.V., the issuer of the Notes following the Assignment and Assumption, including predecessor entities and with or without its subsidiaries, as the context requires;

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  "Matel Holdings" refers to Matel Holdings N.V., which directly holds 100% of the issued share capital of Matel;

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  numbers of "lines" or "fixed lines" refers to numbers of fixed telecommunications line equivalents;

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  "PanTel" refers to PanTel Távközlési Kft. a main operating subsidiary and a 100% owned subsidiary of HTCC as of the date of this offering memorandum. HTCC shall transfer its entire holding in PanTel to Matel simultaneously with the completion of the Acquisition;

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  "PanTel Technocom" refers to PanTel Technocom Kft, a 100% owned subsidiary of HTCC as of the date of this offering memorandum. HTCC shall transfer its entire holding in PanTel Technocom to Matel simultaneously with the completion of the Acquisition;

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  "PIK Notes" refers to the €125,000,000 aggregate principal amount of Floating Rate Senior PIK Notes due 2013 initially issued by Invitel Holdings N.V., the indirect parent of the Issuer, with Holdco I to subsequently replace and supersede Invitel Holdings N.V. as the issuer of the PIK Notes following the completion of the Acquisition;

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  "Transactions" refer to collectively: (i) the Acquisition and the Business Combination; (ii) the refinancing of HTCC indebtedness; (iii) the implementation of the Credit Facilities to refinance the Existing Credit Facilities; (iv) the issuance of the Notes; and (v) the payment of related fees and expenses;

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  "U.S. dollar" or "$" refers to the lawful currency of the United States of America;

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  "V-holding" refers to V-holding Tanácsadó Zrt.; and

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  "we", "us" and "our" refer to the combined business after giving effect to the Acquisition.

              The market and macro-economic information contained in this offering memorandum was derived from various public sources, including the Hungarian Central Statistical Office and the Hungarian Ministry of Economy and Transport. We believe that the market share information contained in this offering memorandum provides fair and adequate estimates of the size of our market and fairly reflects our competitive position within that market. However, our internal company surveys and management estimates have not been verified by any independent expert, and we can provide no assurance that a third party using different methods to assemble, analyse or calculate market data would obtain or generate the same results.

PRESENTATION OF FINANCIAL INFORMATION; PRO FORMA INFORMATION;
FUTURE REPORTS

              Matel prepared its consolidated financial statements for the years ended 31 December 2004, 2005 and 2006 in accordance with International Financial Reporting Standards ("IFRS"). IFRS differs in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Matel has included a reconciliation to U.S. GAAP in its financial statements included herein. Please see footnote 29 to Matel's financial statements. Matel's consolidated financial statements have been audited by KPMG Hungária Kft. ("KPMG").

              HTCC prepared its consolidated financial statements for the years ended 31 December 2004, 2005 and 2006 in accordance with U.S. GAAP. HTCC's consolidated financial statements have been audited by KPMG. HTCC is the indirect parent of PanTel, PanTel Technocom and Hungarotel and, except for such subsidiaries, has no operations and only de minimis assets.

              As part of this offering memorandum, we are presenting unaudited pro forma combined financial statements of the combined business. Please see the section entitled "Unaudited Pro Forma Financial Information" for a description of the pro forma information and the assumptions used in creating such pro forma information. All financial information in this offering memorandum that is identified as pro forma reflects U.S. GAAP.

              HTCC is required to file annual, quarterly and current reports with the SEC (and the financial statements contained in its annual and quarterly reports must be presented in accordance with U.S. GAAP rather than IFRS). We anticipate that for future periods, as permitted by each of the indentures governing the 2004 Notes, the PIK Notes and the Notes, we will comply with our annual, quarterly and current reporting requirements by providing to the noteholders (i) the annual, quarterly and current reports of HTCC filed with the SEC on the relevant date of filing and (ii) within 120 days following the end of each of our fiscal years Matel's statutory financial statements. The annual and quarterly reports filed by HTCC will contain very limited financial information about Matel on a stand alone basis. HTCC is not an obligor under the Notes.

              The financial information included in this offering memorandum with respect to Matel is not intended to comply with SEC reporting requirements. Compliance with such requirements would require the presentation of U.S. GAAP financial information, the modification or exclusion of certain information presented in this offering memorandum and the presentation of certain other information not included in this offering memorandum.

              We define EBITDA and Recurring EBITDA as follows:

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  We define EBITDA as net profit/(loss) plus minority interest, income taxes, financial income, financial expenses and depreciation and amortisation. Other companies in our industry may calculate EBITDA in a different manner. EBITDA is not a measurement of financial performance under IFRS or U.S. GAAP and should not be considered as an alternative to net gain or to cash flow from operating, investing or financing activities, as a measure of liquidity or an indicator of our operating performance or any other measures of performance derived in accordance with IFRS or U.S. GAAP. Although depreciation and amortisation are non-cash charges, the assets being depreciated and amortised will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. In addition, EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments. Management uses EBITDA as a tool for various purposes including measuring and evaluating our financial and operational performance, making compensation decisions, planning and budgeting decisions and financial planning purposes. We believe that the presentation of EBITDA is useful for investors because it reflects management's view of core operations and cash flow generation upon which management bases financial, operational and planning decisions and presents measurements that investors and their lending banks have indicated to management are important in assessing us and our liquidity. Management compensates for the shortcomings of this measure of financial performance by utilising it in conjunction with financial measures under IFRS and U.S. GAAP;

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  We define Recurring EBITDA as EBITDA plus the cost of restructuring, due diligence expenses, management fees paid to our shareholders, non-cash share-based compensation to our executives and other non-recurring items and Euroweb EBITDA from 1 January 2006 through 31 May 2006;

              EBITDA and Recurring EBITDA presented in this offering memorandum are supplemental measures of performance and liquidity that are not required by, or presented in accordance with, IFRS or U.S. GAAP. Furthermore, EBITDA and Recurring EBITDA are not measurements of our financial performance or liquidity under IFRS or U.S. GAAP and should not be considered as an alternative to net profit or any other performance measures derived in accordance with IFRS or U.S. GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of our liquidity as derived in accordance with IFRS or U.S. GAAP.

              The consolidated financial statements of Matel included in this offering memorandum are denominated in forint and Euro. The consolidated financial statements of HTCC and the pro forma financial information included in this offering memorandum with respect to the combined business are denominated in U.S. dollars. Except as otherwise noted, pro forma financial information and other results of Matel included in this offering memorandum in U.S. dollar denomination is computed at an exchange rate of €1.00=US$1.3155.

              KPMG has audited the financial statements of both Matel and HTCC for the years ended 31 December 2004, 2005 and 2006. During the 2004, 2005 and 2006 fiscal years, there were no disagreements on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures between us and KPMG Hungaria Kft., which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years. The audit reports of KPMG on the consolidated financial statements of each of Matel and HTCC for the years ended December 31, 2004, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

              In accordance with the U.S. Sarbanes-Oxley Act, HTCC's audit committee is responsible for the annual appointment of the independent auditors. HTCC's audit committee annually reviews and evaluates the performance of the independent auditors following the completion of the annual audit, which performance evaluation is used by the audit committee in determining the independent auditors for the next fiscal year. While the audit committee has completed its evaluation of KPMG for the fiscal year ended 31 December 2006, the audit committee has not yet made a final decision regarding the appointment of independent auditors for the fiscal year ended 31 December 2007. The audit committee may decide to replace KPMG.

EXCHANGE RATE INFORMATION

Forint per Euro

              The following tables set out, for the periods and dates indicated, the period-end, average, high and low official rates set by the National Bank of Hungary for forint per €1.00. We make no representation that the forint amounts referred to in this offering memorandum could have been or could be converted into any currency at any particular rate or at all.

	Forint/Euro Exchange Rates
	Period-End	Average	High	Low
	(amounts in HUF/€1.00)
Year
2002	235.90	242.97	252.38	235.17
2003	262.23	253.51	272.03	234.69
2004	245.93	251.68	270.00	243.42
2005	252.73	248.05	255.93	241.42
2006	252.30	264.27	282.69	249.55
Month
October 2006	261.97	267.29	276.43	261.44
November 2006	255.98	258.88	261.34	255.98
December 2006	252.30	254.08	256.90	252.30
January 2007	258.04	253.83	258.46	251.15
February 2007	254.79	253.40	255.70	251.65
March 2007	247.83	249.81	256.05	245.67
April 2007 (through 11 April)	244.96	246.14	247.26	244.96

              On 11 April 2007, the official closing rate of the Euro as reported by the National Bank of Hungary was HUF 244.96 = €1.00.

              The rates set out above are the official closing forint/Euro exchange rates reported by the National Bank of Hungary. These differ from the forint/Euro exchange rates used for the preparation of Matel's financial statements, which were provided by HVB Bank Hungary ZRt and which are set out in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, unless specified otherwise, are the exchange rates used for all of Matel's Euro-denominated financial information presented in this offering memorandum.

Forint per U.S. dollar

              The following tables set out, for the periods and dates indicated, the period-end, average, high and low official rates set by the National Bank of Hungary for forint per $1.00. We make no representation that the forint amounts referred to in this offering memorandum could have been or could be converted into any currency at any particular rate or at all.

	Forint/$ Exchange Rates
	Period-End	Average	High	Low
	(amounts in HUF/$1.00)
Year
2002	225.16	257.92	283.98	225.16
2003	207.92	224.44	237.63	206.61
2004	180.29	202.63	217.24	180.19
2005	213.58	199.66	217.54	180.58
2006	191.62	210.51	225.01	191.02
Month
October 2006	206.42	211.83	217.83	205.85
November 2006	193.89	200.82	204.57	193.89
December 2006	191.62	192.26	194.21	191.02
January 2007	199.52	195.22	199.52	189.25
February 2007	193,21	193.87	196.88	191.34
March 2007	186.13	188.74	194.91	184.08
April 2007 (through 11 April)	182.41	183.90	185.02	182.41

              On 11 April 2007, the official closing rate of the U.S. dollar as reported by the National Bank of Hungary was HUF 182.41 = $1.00.

RISK FACTORS

              An investment in the Notes to be issued in this offering involves a high degree of risk. In addition to the other information contained in this offering memorandum, you should carefully consider the following risk factors before purchasing the Notes. The risks and uncertainties that are described below are not the only ones that we face. Additional risks and uncertainties of which we are not aware or that we currently believe are immaterial may also adversely affect our business, financial condition or results of operations. If any of the possible events described below occur, our business, financial condition or results of operations could be materially and adversely affected. If that happens, we may not be able to pay interest or principal on the Notes when due and you could lose all or part of your investment.

              This offering memorandum also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below and elsewhere in this offering memorandum.

Risks Relating to Our Business

We may not realise anticipated cost synergies, benefit from anticipated business opportunities or experience anticipated growth from the Business Combination.

              We expect that the Business Combination will result in various cost synergies, enhanced business opportunities and growth. Our ability to realise these synergies, benefit from these opportunities and grow our business is dependent on business conditions in future periods that we cannot predict or measure with certainty. We cannot assure you that we will achieve the expected levels of cost synergies, or benefits from anticipated business opportunities or growth levels. Our assumptions underlying estimates of expected cost savings and anticipated synergies may be inaccurate, and future business conditions and events may reduce or eliminate our ability to realise them. Further, our growth and operating strategies for the combined businesses may not be successful or the costs of integration may be higher than expected. The inability to realise anticipated synergies, benefit from business opportunities or experience growth from the Business Combination may materially adversely affect our business, financial condition, results of operations and cash flows and impair our ability to make payments on the Notes.

              The Business Combination may expose us to certain additional risks, including:

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  difficulties arising from operating a significantly larger and more complex organisation and the process of combining Invitel's and HTCC's operations;

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  difficulties in the assimilation of the assets and operations of HTCC with the assets and operations of Invitel;

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  the loss of HTCC and/or Invitel customers;

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  the diversion of management's attention from day-to-day business concerns;

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  the failure to realise expected profitability or growth;

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  difficulties arising from coordinating and consolidating corporate and administrative functions, including integration of internal controls and procedures and billing systems;

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  difficulties in harmonising the respective managerial cultures of Invitel and HTCC;

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  unforeseen legal, regulatory, contractual, labour or other issues;

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  difficulties or customer loss due to the consolidation of Invitel's and HTCC's brands; and

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  difficulties in integrating HTCC Group and Invitel Group employees or in consolidating the workforces of the HTCC Group and Invitel.

              Lastly, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realising the benefits of the Business Combination.

Our revenue and cash flow will be adversely affected if the Hungarian fixed line market declines and our Mass Market Voice business declines at a higher rate than we expect.

              Our business strategy depends, in part, on our ability to manage our Mass Market Voice operations, in terms of both our revenue and our market share. The Mass Market Voice market in Hungary continued to decline in 2006, in terms of both the number of lines and total voice traffic. However, the rate of decline of the Mass Market Voice market has slowed in Hungary in 2006. Invitel experienced a decline in the number of Mass Market Voice lines in its historical concession areas from 365,532 lines and 342,840 lines as at 31 December 2004 and 2005, respectively, to 319,043 lines as at 31 December 2006, while HTCC experienced a decline in the number of Mass Market Voice lines in its historical concession areas from 160,054 lines and 130,958 lines as at 31 December 2004 and 2005, respectively, to 113,593 lines as at 31 December 2006.

              We believe that the decline in the number of our fixed lines and in the Hungarian fixed line market in general have been caused primarily by competition from mobile operators, cable operators and other alternative fixed line telecommunication service providers. Although fixed-to-mobile churn has decreased due to the very high mobile penetration of 99% achieved in Hungary by the end of 2006, continued fixed-to-mobile substitution could continue to have a negative impact on the fixed line market. We are also facing, and will likely continue to face, additional competition in our historical concession areas from T-Com, the largest incumbent fixed line operator and to a lesser extent Tele2 (a competitive discount voice operator) and from cable operators (most significantly UPC Kabelcom and TKabel, a cable operator affiliated with T-Com) offering voice services in "triple play" (combined cable television, Internet and voice) service packages, which could further affect our operations. We do not provide mobile services or cable television services to the residential market. However, Invitel has grown its DSL activities faster than the market in 2005 and 2006, and we intend to extend Invitel's experience in DSL to the combined business. Management believes that the growth of our DSL customer base both inside and outside our historical concession areas could help increase line retention and stimulate fixed line ARPU growth, and thereby help mitigate the decline in our Mass Market Voice business. Nonetheless, a decline in our Mass Market Voice business at a rate greater than we anticipate, through a decrease in the number of lines, traffic or both, could have a material adverse effect on our business, operating results and financial condition.

We are subject to increased competition due to the liberalisation of the telecommunications sector and other market factors.

              Competition in the Hungarian telecommunications sector has increased since 2001 as a result of market liberalisation measures introduced by the 2001 Communications Act and more recently the 2004 Communications Act. The 2004 Communications Act promotes competition in fixed line and mobile telecommunications services through, among other things, the transposition of relevant E.U. directives and regulations and the imposition of universal service obligations, cost accounting, price controls, Carrier Selection, unbundling and number portability. The 2004 Communications Act also grants powers to the regulatory authority to impose obligations on market participants to remedy competitive deficiencies. As a result, we have faced and could continue to face increasing competition.

              Our competitors include mobile and fixed line telecommunications service providers in both the Mass Market and Business markets and cable operators (offering "triple play" packages comprised of television, Internet and voice services) specifically in the Mass Market market. The scope of competition and its effect on our business, operating results and financial condition will depend on a variety of factors that we currently cannot assess with precision and that are for the most part outside of our control. Such factors include, in addition to the new regulatory measures described above, the business strategies and capabilities of potential competitors, prevailing market conditions and the effect of E.U. regulation on the Hungarian telecommunications market (where fixed line penetration is significantly lower than in Western Europe), as well as the effectiveness of our efforts to address increased competition.

              Competition in any or all of our services has led to, and may continue to lead to:

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  price erosion;

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  loss of market share;

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  loss of existing customers and greater difficulty in obtaining new customers;

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  the need for more rapid deployment of new technologies and existing technologies becoming obsolescent at a more rapid pace; and

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  other developments that could have a material adverse effect on our financial condition and results of operations.

              Increased competition has led to, and may continue to lead to, increased customer churn. Customer churn is a measure of customers who stop purchasing our services, as manifested by the loss of either voice traffic (as measured in minutes) or lines, leading to reduced revenue. Fixed-to-mobile substitution has increased customer churn in both the Mass Market and Business markets in the past, although management believes that the rate of fixed-to-mobile substitution has decreased since the beginning of 2005 as a result of Hungary's very high mobile penetration rate, which reached 99% at the end of 2006. Further, we continue to face increasing competition from cable operators. Although we try to control customer churn by improving our customer service, introducing new customised service offerings, utilising effective advertising and through other means, if we are unsuccessful in any of these initiatives, our customer churn could further increase and our business could be materially adversely affected.

We may seek to grow our business through additional acquisitions, which could entail a number of risks.

              We may seek to grow our company and businesses by making further acquisitions of, or entering into partnerships and joint ventures with, other fixed line carriers, mobile operators, Internet operators and cable television operators in order to maintain our competitive position. Any current or future acquisition, partnership or joint venture may require that we make significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including, problems with effective integration of operations, inability to maintain key pre-acquisition business relationships, increased operating costs, exposure to unanticipated liabilities, and difficulties in realising projected efficiencies, synergies and cost savings.

The results of our operations and our financial condition could be affected by economic and political developments in Hungary and internationally.

              Our business is affected by general economic conditions in Hungary and internationally. There are many factors that influence global and regional economies which are outside of our control. A cautious or negative business outlook may cause our Business customers to delay or cancel investment in information technology and telecommunications systems and services, which may adversely and directly affect our revenue and, in turn, slow the development of new services that could become future revenue sources for us. A deterioration of the global and regional economies could have a material adverse effect on our business, operating results and financial condition. In addition, the full economic effect of Hungary's accession to the E.U. is not known and any expected benefits from this accession, including those that we describe elsewhere in this offering memorandum, are not certain.

              Budget deficits as a percentage of GDP have remained relatively high for Hungary over the last several years. The Updated Convergence Programme, a government plan consisting of austerity measures to redress the Hungarian economy and which was endorsed by the European Commission on 26 September 2006, contemplates a reduction in the general government budget deficit. The E.U. extended the deadline to 2009 for Hungary to bring its budget deficit down from 10.1% of its GDP to the 3% threshold allowed within the E.U.

              In an effort to halt growth of the budget deficit and generate additional government revenue, the Hungarian Parliament adopted certain austerity measures in June 2006. Certain tax law amendments have already taken effect as of 1 September 2006 and further tax increases were introduced as of 1 January 2007. Such measures affect the vast majority of taxpayers in Hungary, including individuals and corporate entities. The austerity measures are likely to reduce the purchasing power of individuals in Hungary, which may result in a reduction in demand for our services.

              In the second half of 2006 Hungary experienced a period of popular dissatisfaction with the current Prime Minister, Ferenc Gyurcsány, due to certain revelations of the conduct of the Prime Minister and the government elected in April 2006. This popular dissatisfaction in Hungary mainly consisted of peaceful demonstrations in Budapest and other cities in Hungary, but also included certain sporadic riots in Budapest. Renewed popular dissatisfaction could negatively affect the stability of the government, potentially resulting in the election of a new government. Although the imposition of new policies with respect to our business is not likely to happen, any change in the government or the applicable policies in Hungary and/or renewal of the popular dissatisfaction in Hungary as experienced in the second half of 2006, may have a material adverse effect on our business, operating results and financial condition.

We may not be successful in maintaining PanTel Technocom's agreements with MOL.

              Magyar Olaj-és Gázipari Nyrt. ("MOL"), a Hungarian oil company, currently outsources all its telecommunication services and network communications requirements to HTCC's subsidiary, PanTel Technocom, pursuant to a series of agreements (the "MOL Agreements"). The MOL Agreements have been a significant source of revenue for HTCC. For the year ended 31 December 2006, the MOL Agreements represented approximately 9.5% of HTCC's revenues and 3.6% of HTCC's EBITDA. Although the MOL Agreements expire on the 31st of December of a given year, they automatically renew for an additional year unless MOL or PanTel Technocom terminates the MOL Agreements through written notice prior to 30 June of a given year. Accordingly, MOL has the right to terminate the MOL Agreements with effect as of 31 December 2007 by giving written notice prior to 30 June 2007. Should MOL terminate the MOL Agreements, or re-new them on terms which are less favourable to us, our business and results of operations could be negatively affected.

The loss of key senior management could negatively affect our business.

              Our performance and continued success (including with respect to the Business Combination) depends, in part, on our senior management. In particular, we depend in large part on the knowledge, expertise, reputation and services of the Chief Executive Officer of Invitel, Martin Lea, and the Chief Financial Officer of Invitel, Robert Bowker. The familiarity of these individuals with our company and our business, their experience in management and with financial matters, and their vast combined experience in the telecommunications market generally make them important to our continued success. Any loss of these members of our senior management could have a material adverse effect on our business.

We may need to introduce new products in order to remain competitive.

              Cable operators, mobile operators and other alternative telecommunications service providers have gained market share at the expense of traditional fixed line operators such as Invitel and HTCC. In particular, cable operators are able to offer television, Internet and voice services in single bundled packages at a lower overall cost to the consumer, enabling them to price and market the voice portion of their product offering aggressively. Further, mobile telecommunications service providers have been offering their services at increasingly competitive rates, leading many customers to replace their fixed line services altogether with mobile services. As a result, we may be required in the long term to introduce new services outside our traditional product reach, including IPTV and mobile services, in order to remain competitive.

              The introduction of new services would most likely require additional capital expenditure, which could in turn increase our need for further third-party financing or reduce our cash flow available for other purposes (including the servicing of existing debt). This could have a negative impact on our ability to service existing debt and could have a material adverse effect on our business, operating results and financial condition.

We currently use multiple billing systems. If we do not successfully implement a new single, unified billing and customer administration system in a timely manner, our customer service and ability to retain customers may suffer and our operating costs may increase.

              Invitel currently operates three separate billing systems which it is in the process of replacing with Abacus, a single integrated billing platform together with a unified customer, contract and service database. This process has taken more time than initially anticipated. HTCC currently operates two main billing systems which it is in the process of replacing with a FusionR based system. Following the Business Combination, management intends to identify which of Invitel's and HTCC's billing systems would be best for use by the combined business, and implement it company-wide as soon as practicable. However, there is a risk that billing errors and other customer service problems will occur during the implementation of a unified billing system by the combined business, potentially resulting in increased customer churn. In addition, we cannot be certain that the implementation of a unified billing system company-wide will be successful or introduced in a timely manner. If we do not successfully implement a unified billing system company-wide, our customer service and ability to retain customers may suffer and our operating costs may increase.

We may be unable to adapt to technological changes and obsolescence in the telecommunications market.

              The telecommunications industry is characterised by rapidly changing technology, related changes in customer demands and the need for new services at competitive prices. Technological developments are also shortening life cycles of both services and the business infrastructure on which those services are based, and are facilitating convergence of different segments of the increasingly global information industry. In addition, competition based on alternative technologies, such as cable television networks or voice-over IP, wireless based technologies or radio-based alternative networks in our voice markets, could provide a lower cost solution or render our services obsolete or cost-inefficient in our markets.

              Our future success will be impacted by our ability to anticipate, invest in and implement new technologies in order to provide services at competitive prices. Technological advances may also affect our operating results and financial condition by shortening the useful life of some of our assets or by requiring us to make additional unanticipated capital expenditures, particularly in connection with our network. If we need to respond to actions by our competitors or unanticipated changes in our markets or market conditions, we may be required to make investments in our business and other expenditures which would reduce our cash flow available for other purposes, including servicing our debt.

Network or system failures could result in reduced user traffic and revenue, or require unanticipated capital expenditures, and could harm our reputation.

              Our technical infrastructure (including our network infrastructure for fixed-network services) is vulnerable to damage or interruption from information technology failures, power loss, floods, windstorms, fires, intentional wrongdoing and similar events. Unanticipated problems at our facilities, network or system failures, hardware or software failures or computer viruses could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic and revenue, or require unanticipated capital expenditures, and could harm our reputation.

Following the Acquisition, we will have a majority stockholder whose interests may conflict with those of the holders of the Notes.

              Following the Acquisition, TDC will directly own approximately 63.43% of the share capital of HTCC, Matel's indirect parent company following the Acquisition. Four officers of TDC are on HTCC's Board of Directors. TDC will have, directly or indirectly, the power to affect our business through their ability to control all actions that require stockholder approval and through their representatives on HTCC's Board of Directors. They are not obligated to provide us with financial support or to exercise their rights as shareholders in the best interests of holders of the Notes, and they may engage in activities that conflict with your interests as holders of the Notes.

Risks Relating to Regulatory Matters

The changing regulatory environment could affect the results of our operations, our financial condition and the success and profitability of our business.

              The 2004 Communications Act has resulted in significant changes to the Hungarian telecommunications sector. The establishment in 2004 of the National Communications Authority (the "NHH") as the sole agency responsible for the oversight and monitoring of the Hungarian telecommunications industry (with the power to also impose regulatory remedies), and the subsuming in 2006 of the Ministry of Information Technology and Communications (the regulatory authority responsible for the legislation of the Hungarian telecommunication industry) under the Ministry of Economy and Transport have resulted in a regulatory environment that is constantly changing. For a more detailed discussion of Hungary's telecommunications industry and regulation.

              This regulatory regime may entail a number of risks that may adversely impact upon our business:

  •
  The fact that a new ministerial structure has only recently been introduced and that the NHH has only recently been established, combined with the recent increased activity of the Gazdasági Versenyhivatal (the Hungarian Competition Office) (the "GVH"), could cause or lead to a higher incidence of inconsistent implementation and interpretation of laws governing the electronic communications industry, thereby hampering the stability of the regulatory environment. Uncertainties in the regulatory environment could in turn negatively impact the future growth and profitability of the company.

  •
  The results of the market analysis exercises conducted by the NHH to determine the competitiveness of the market are often difficult to predict. Moreover, the process is constantly being reviewed and modified both on the national and the international level. If we are unable to respond effectively to regulatory policies implemented by the NHH or the government, our ability to compete and in turn, the profitability of our business may be impaired.

  •
  Although the regulatory findings of the NHH may be challenged before the courts, the lengthy nature of Hungarian court proceedings could also have an adverse effect on our business. Resolutions imposed by the NHH are immediately enforceable unless injunctive relief is granted by the courts. As such, even if a court decision is ultimately favourable to us, our business may already be adversely affected.

  •
  The NHH may not respond effectively to changes in the market environment. If regulatory obligations imposed on us by the NHH are not changed in step with changes in the market, our ability to operate competitively in the industry may be adversely affected.

  •
  Both Invitel and Hungarotel were designated by the NHH as being service providers with "significant market power" or "SMP". As a result, the NHH issued resolutions forcing Invitel and Hungarotel to adopt changes in their respective pricing models. As operators having SMP, each of Invitel and Hungarotel have been required to submit a reference interconnection offer ("RIO") and a reference unbundling and local bit stream access offer ("RUO") to the NHH for official approval. The NHH reviews the cost-based models submitted by Invitel and Hungarotel as SMPs, and evaluates them taking into consideration relevant E.U. benchmarks. On the basis of such review, the NHH may intervene and regulate the wholesale prices included in the RIO and RUO of Invitel and/or Hungarotel which may affect our business and operational results.

  •
  Invitel's and Hungarotel's universal service fees are currently, and their respective residential and non-residential access fees have been in the past (due to a resolution of the NHH passed in February 2005 which expired on 31 December 2005), subject to price regulation (such as price caps). However, on the basis of further market analyses conducted by the NHH, the NHH may find that retail prices offered by operators (including Invitel and HTCC) to be unjustified and may propose the introduction of new price cap mechanisms. We cannot predict whether and in what manner we would be subject to further price caps, but any such price cap could restrict our ability to determine our retail voice tariffs and could thereby reduce our profitability.

  •
  The NHH and the GVH regularly conduct investigations regarding the market participants' compliance with applicable laws and regulations. The 2004 Communications Act vested increased regulatory powers in the NHH, including the right to impose severe penalties for the market participants' failure to comply with applicable laws and regulations, including penalties based on a company's annual turnover. The GVH is also entitled to impose significant penalties (up to 10% of a company's annual turnover) in the event of a breach of competition law. In 2006, both institutions issued strategy and position papers that may result in conflicting obligations on operators. Thus, given the increasing complexity and consequences of regulatory investigations and the indeterminate amounts at stake, regulatory disputes could have a material adverse effect on our operating results or cash flows.

  •
  On 2 October 2006, the NHH published a new resolution regarding the regulation of the wholesale market for call termination in individual mobile networks, as a result of which all three mobile carriers in Hungary have to decrease their termination fees to cost level by

    1 January 2009. According to the NHH's own cost model, the average cost-based termination fee, independent of the time of day, is HUF 16.84 per minute. In addition, the NHH has prescribed an annual decrease until a cost-based price for each mobile service operator is reached. However, there is no guarantee that the NHH will succeed in this regard. This is because mobile operators can build different cost models to maintain higher fees or they may appeal this regulation in court (as has been the case in the past) and may succeed in such appeals. The mobile termination fee is an important element of our business model and uncertainties in this area could adversely affect our business.

  •
  The NHH may introduce new regulatory policies in the future. New policies (e.g. naked ADSL, wholesale line rental, new interconnection models such as one-point termination, next generation network regulation, etc.) can have a negative impact on our business and affect our profitability.

  •
  There are strong indications that the NHH will not be regulating the cable television industry. Whether the NHH ultimately decides to regulate the cable television industry could affect our market share and pricing in the future. There is also the risk that either the NHH or the GVH will stop us from using certain defensive marketing strategies with respect to the cable television industry. Similarly, this could affect our market share and pricing in the future as well.

We may be subject to increased oversight by the Hungarian regulatory authorities as a result of the increased market share of the combined business.

              The Business Combination will provide us with a larger market share, a more expansive owned backbone network and the benefit of 14 combined historical concession areas. As a result, we may be subject to increased oversight by the Hungarian regulatory authorities. For example, the NHH and GVH may reconsider the combined business' pricing policies, in particular within the Wholesale market, potentially requiring the combined business to reduce certain of the prices it charges. Any intervention by the NHH or GVH with respect to our pricing policies may adversely affect our business and operational results.

SELECTED HISTORICAL FINANCIAL INFORMATION

Magyar Telecom B.V.

              The following tables provide a summary of the consolidated financial information of Matel as of and for the years ended 31 December 2004, 2005 and 2006. The summary consolidated financial information as of and for the years ended 31 December 2004, 2005 and 2006 should be read in conjunction with the audited consolidated financial information of Matel as of and for the years ended 31 December 2004, 2005 and 2006 and the accompanying notes thereto included elsewhere in this offering memorandum. The audited consolidated financial statements of Matel and the accompanying notes thereto have been prepared in accordance with IFRS (see "Presentation of Financial Information"). IFRS differs in certain significant respects from U.S. GAAP.

              In future periods HTCC is required to file annual, quarterly and current reports with the SEC (and the financial statements contained in its annual and quarterly reports must be presented in accordance with U.S. GAAP rather than IFRS). We anticipate that for future periods, as permitted by each of the indentures governing the 2004 Notes, the PIK Notes and the Notes, we will comply with our annual, quarterly and current reporting requirements by providing to the noteholders (i) the annual, quarterly and current reports of HTCC filed with the SEC on the relevant date of filing and (ii) within 120 days following the end of each of our fiscal years Matel's statutory financial statements. The annual and quarterly reports filed by HTCC will contain very limited financial information about Matel on a stand-alone basis.

              We encourage you to read the information contained in this section in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	Year ended 31 December
	2004	2005	2006
	(€ in thousands)
Statement of Operations Data:
Revenue:
Mass Market Voice	€96,984	€89,131	€77,363
Mass Market Internet	14,251	20,031	24,367
Business	50,421	44,826	54,636
Wholesale	13,679	27,355	29,240

Total revenue	175,335	181,343	185,606
Cost of sales	(41,525)	(48,910)	(57,103)

Gross margin	133,810	132,433	128,503
Operating expenses	(52,758)	(51,438)	(54,591)
Depreciation and amortisation(1)	(44,180)	(49,021)	(37,955)
Cost of restructuring(2)	(523)	(2,046)	(1,813)

Profit (loss) from operations	36,349	29,928	34,144
Financial income(3)	22,032	7,813	4,878
Financial expenses(4)	(43,674)	(40,269)	(33,593)
Results from investment	(6)	—	—

Net profit (loss) before tax	14,701	(2,528)	5,429
Income taxes	1,237	(1,477)	(1,663)

Net profit (loss) after tax	€15,938	€(4,005)	€3,766

(1)
Depreciation and amortisation for the year ended 31 December 2005 includes the write-off of our concession rights as of 1 January 2005 in the amount of €10.9 million.

(2)
In 2004, our restructuring costs comprised primarily of severance payments and additional charges incurred in respect of restructuring our workforce. In 2005, our restructuring cost principally related to consolidating localities of the business across geographical areas. In 2006, our restructuring costs principally related to the reorganisation of Euroweb Hungary.

(3)
Financial income includes interest income, foreign exchange gain and fair value changes of interest rate swap contracts.

(4)
Financial expenses include interest expense, amortisation of deferred borrowing costs, foreign exchange loss, fair value changes of interest rate swap contracts, fair value changes of forward contracts, fair value changes of hedged items and securities and extinguishment of debt expenses.

Hungarian Telephone and Cable Corp.

              The following tables provide a summary of the audited consolidated financial information of HTCC as of and for the years ended 31 December 2004, 2005 and 2006. The summary consolidated financial information as of and for the years ended 31 December 2004, 2005 and 2006 should be read in conjunction with the consolidated financial statements of HTCC as of and for the years ended 31 December 2004, 2005 and 2006 and the accompanying notes thereto included elsewhere in this offering memorandum. The audited consolidated financial statements of HTCC and the accompanying notes thereto have been prepared in accordance with U.S. GAAP. See "Presentation of Financial Information". We encourage you to read the information contained in this section in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	Year ended 31 December
	2004	2005	2006
	($ in thousands)
Statement of Operations Data:
Revenue:
Mass Market Voice and Internet(1)	$42,892	$39,098	$29,805
Business	19,931	65,167	71,644
Wholesale	6,184	75,378	92,283

Total Revenue	69,007	179,643	193,732
Cost of Sales(2)	(8,667)	(69,403)	(80,467)

Gross Margin	60,340	110,240	113,265
Operating expenses	(27,908)	(53,760)	(53,858)
Depreciation and amortisation	(12,376)	(23,968)	(26,137)
Cost of restructuring	—	(2,533)	(700)

Profit (loss) from operations	20,056	29,979	32,570
Financial income(3)	9,280	1,345	6,475
Financial expenses(4)	(9,133)	(22,918)	(15,133)
Results from investments	443	934	—

Net profit (loss) before tax	20,646	9,340	23,912
Income tax expense	(4,404)	(6,448)	(6,088)

Net profit (loss) after tax	$16,242	$2,892	$17,824

(1)
Mass Market Voice and Internet revenue includes residential voice and residential Internet revenues.

(2)
Cost of sales includes interconnect charges and access type charges but excludes sales commissions, which are included in operating expenses.

(3)
Financial income includes interest income, foreign exchange gain and fair value changes of interest rate swap contracts.

(4)
Financial expenses include interest expense, amortisation of deferred borrowing costs, foreign exchange loss and fair value changes of interest rate swap contracts.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

              The following unaudited pro forma combined statement of operations and unaudited pro forma balance sheet have been prepared on the basis of U.S. GAAP and have been derived by applying pro forma adjustments to the historical financial statements of Matel and HTCC which are included elsewhere in this offering memorandum. The unaudited pro forma combined financial information give effect to the following transactions as if they occurred on 1 January 2006 for the pro forma combined statement of operations and as if they occurred on 31 December 2006 for the pro forma combined balance sheet:

  •
  the Acquisition and the Business Combination;

  •
  refinancing existing HTCC indebtedness;

  •
  the implementation of the Credit Facilities to refinance the Existing Credit Facilities;

  •
  the issuance of the Notes; and

  •
  the payment of related fees and expenses.

              The foregoing events are referred to, collectively, as the "Transactions".

              For the purpose of preparing the unaudited pro forma combined financial information, the historical financial information of Matel for the year ended 31 December 2006 has been translated from Euros to U.S. dollars at an exchange rate of €1.00=$1.3155 and adjustments have been made for certain differences between IFRS and U.S. GAAP. The translation of the historical financial information and the translation of the US GAAP adjustments have not been made in accordance with US GAAP which would require assets and liabilities to be translated at the foreign exchange rate at the balance sheet date, income and expenses at the foreign exchange rate ruling at the date of the transaction and items of equity at historical foreign exchange rates, with any difference reflected in the cumulative translation difference shown as part of equity.

              The Acquisition and the Business Combination will be accounted for under U.S. GAAP using the purchase method of accounting. Under this method, the purchase price is allocated to property, plant and equipment and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired is allocated to goodwill.

              The unaudited pro forma financial information has been prepared based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalised and, accordingly, the pro forma combined financial information does not give effect to any purchase price adjustments. The excess of the purchase price over the net assets acquired is reflected as goodwill. We expect our financial statements in future periods to reflect such purchase price adjustments and the related depreciation and amortisation.

              The unaudited pro forma combined financial information are presented for informational purposes only. They do not purport to present what our results of operations or financial condition would have been had these transactions actually occurred on the dates indicated, nor do they purport to represent our results of operations for any future period or our financial condition for any future date.

              The unaudited pro forma combined financial information has not been prepared in accordance with Article 11 of Regulation S-X under the U.S. Securities Act.

              You should read the unaudited pro forma combined financial information together with the information contained in "Selected historical financial data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the historical financial statements included elsewhere in this offering memorandum.

Unaudited Pro Forma Consolidated Statements of Operations and Comprehensive Income

	Pro forma for the year ended 31 December 2006
	HTCC Stand alone (U.S. GAAP)	Matel Stand alone (U.S. GAAP)	Elimination of intercompany transactions	Adjustments (Pro forma)		Pro forma Combined (U.S. GAAP)
	($ in thousands)
Revenue:
Mass Market(1)	$29,805	$133,786	$(495)	$—		$163,096
Business	71,644	71,874	(746)	—		142,772
Wholesale	92,283	38,465	(10,887)	—		119,861

Total Revenue	193,732	244,125	(12,128)	—		425,729
Cost of Sales(2)	(80,467)	(75,119)	10,167	—		(145,419)

Gross Margin	113,265	169,006	(1,961)	—		280,310
Operating expenses	(53,858)	(68,607)	1,961	19,348	(5)	(101,156)
Depreciation and amortization	(26,137)	(47,405)	—	—		(73,542)
Cost of restructuring	(700)	(846)	—	—		(1,546)

Profit (loss) from operations	32,570	52,148	—	19,348	(5)	104,066
Financial income(3)	6,475	6,417	—	—		12,892
Financial expenses(4)	(15,133)	(46,521)	—	(44,078	)(6)	(105,732)
Loss on extinguishment of debt				(4,834)		(4,834)
Transaction related hedging expenses	—	—	—	(48,330)		(48,330)

Net profit (loss) before tax	23,912	12,044	—	(77,894)		(41,938)
Income taxes	(6,088)	(5,615)		10,517		(1,186)

Minority interest	—	(2)	—			(2)
Net profit (loss) after tax	$17,824	$6,427	$—	$(67,377)		$(43,126)

Unaudited Pro Forma Combined Balance Sheet

	HTCC Stand alone (U.S. GAAP)	Matel Stand alone (U.S. GAAP)	Elimination of intercompany balances	Matel Adjustments (Pro-forma)		Pro-forma Combined (U.S. GAAP)
	($ in thousands)
Cash and cash equivalents	$18,794	$17,901	$—	$6,823	(7)	$43,518
Restricted cash	11,850	—	—	(11,850)		—
Other current assets	49,185	31,861	(1,533)	17,575	(10)	97,088

Total current assets	79,829	49,762	(1,533)	12,547		140,606
Property, plan and equipment, net	180,329	334,964	—	—		515,293
Goodwill	9,622	1,433	—	239,447	(11)	250,502
Other Intangibles, net	49,364	61,578	—	—		110,942
Other assets	13,610	25,212	—	(4,835)		33,987

Total assets	$332,754	$472,949	$(1,533)	$247,160		$1,051,330

Current instalments of long-term debt	$34,749	$32,155	$—	$(34,749	)(8)	$32,155
TDC Notes	24,657	—	—	—		24,657
Current obligations under capital leases	469	—	—	—		469
Other current liabilities	48,148	56,361	(1,533)	—		102,977

Total Current Liabilities	108,023	88,517	(1,533)	(34,749)		160,258
Long-term debt excluding current instalments	115,351	481,239	—	147,749	(9)	744,339
Related party subordinated loan	—	24,442		—		24,442
Capital leases excluding current portion	399	—	—	—		399
Other liabilities	8,957	(157)	—	48,330		57,127

Total liabilities	232,730	594,037	(1,533)	161,330		986,564
Total equity	100,024	(121,088)	—	85,830		64,766

Total liabilities and equity	$332,754	$472,949	$(1,533)	$247,160		$1,051,330

(1)
Mass Market revenue excludes SoHo revenue for HTCC, which is included in Business revenue, while Matel includes SoHo customers in Mass Market Voice.

(2)
Cost of sales includes interconnect charges, access type charges for both Matel and HTCC and furthermore includes sales commissions and other cost of sales.

(3)
Financial income includes interest income, foreign exchange gain and fair value changes of interest rate swap contracts.

(4)
Financial expenses include interest expense, amortisation of deferred borrowing costs, accretion of bond discount, foreign exchange loss, fair value changes of interest rate swap contracts, fair value changes of forward contracts and fair value changes of hedged items and securities.

(5)
The estimated $19,348 thousand of adjustments to operating expenses relate to continuing cost reduction related to the Transactions and the integration of the businesses. The following table sets out the elements of these cost reductions:

For the year ended 31 December 2006
($ in thousands)
Headcount reduction	$11,192
Billing system consolidation and other IT synergies(i)	2,499
Network synergies(ii)	1,973
Purchasing(iii)	1,316
Brand synergies(iv)	1,052
Property consolidation(v)	658
Legal costs	658

$19,348

  (i)
  Currently, the combined business operates five billing systems which it plans to consolidate under one system.

  (ii)
  Primarily due to the replacement of leased infrastructure with owned infrastructure and consolidation of network maintenance contracts.

  (iii)
  Current estimates of improvement to purchasing terms.

  (iv)
  Management intends to consolidate the group's brands, thereby reducing marketing expense.

  (v)
  Currently, both Invitel and HTCC lease separate headquarters. Following the Acquisition, we intend to consolidate our operations into one headquarter.

Management estimates one-off restructuring costs to amount to €11,300 thousand in 2007 and €3,000 thousand in 2008 respectively. In addition, management estimates one-off restructuring capital expenditure of €7,700 thousand in 2007 and €1,400 thousand in 2008, respectively.

(6)
Pro forma adjustment to Financial Expenses:

Additional
net interest expense as a result of the Transaction:

	Amount	For the year ended 31 December 2006 Interest charge
	($ thousands)
Credit Facilities(i)	$158,577	$14,273
Notes offered hereby(ii)	263,100	33,519
Invitel Senior Notes(iii)	186,801	28,954

Total Cash Interest Expense		76,746

Pro forma 12 months PIK interest		20,195

Total interest expense		96,941

HTCC historic interest expense
Year ended 31 December 2006		(14,883)

Invitel historic interest expense
Year ended 31 December 2006		(37,980)

Total Incremental Interest for the year ended 31 December 2006		$44,078

Total Incremental Cash Interest for the year ended 31 December 2006		$27,280

  (i)
  Interest expense on the Credit Facilities has been calculated based on an assumed annual interest rate of EURIBOR plus an estimated margin of 1.50%, plus costs of hedging from EURIBOR to BUBOR rate.

  (ii)
  Interest expense on the Notes has been estimated based on an annual interest rate of EURIBOR plus an estimated margin of 4.00%, plus costs of hedging from EURIBOR to BUBOR rates.

  (iii)
  Interest expense on the Senior Notes has been estimated based on an annual interest rate of 10.75%, plus costs of hedging the principle amount of € to Forint.

(7)
Represents the net effect of the refinancing of existing net debt of HTCC, the reclassification of HTCC restricted cash which is no longer restricted after the repayment of the HTCC credit facility, purchase of Invitel shares, and payment of transaction expenses, with proceeds from Notes offering.

(8)
Refinancing of existing current instalments of long-term debt of HTCC in the principal amount of $34,749 thousand.

(9)
Comprised of the Notes offered hereby in the principal amount of $263,100 thousand, net of the long-term debt of HTCC to be refinanced in the principal amount of $115,351 thousand.

(10)
Represents the deferred financing costs related to the Transactions.

(11)
The allocation of purchase price has not been finalised and, accordingly, the pro forma combined financial information does not give effect to any purchase price adjustment. The excess of the purchase price over the net assets acquired is reflected as goodwill.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion is based upon the consolidated historical financial statements of Matel prepared in accordance with IFRS, the consolidated historical financial statements of HTCC prepared in accordance with U.S. GAAP and our unaudited pro forma condensed combined financial statements prepared in accordance with IFRS and include a reconciliation to U.S. GAAP presented after giving effect to the Transaction. IFRS differs in certain respects from U.S. GAAP.

              Some of the information in the discussion and analysis set forth below and elsewhere in this offering memorandum includes forward-looking statements that involve risks and uncertainties. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in this offering memorandum.

OVERVIEW

The Combined Business

              We are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our combined 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator outside our historical concession areas. HTCC, who will be the indirect parent company of the combined business following the completion of the Acquisition, is listed on the American Stock Exchange (AMEX: HTC).

              Our combined business results from the combination of Invitel and HTCC, currently the second and third largest fixed line telecommunications services providers in Hungary, respectively. The combined business has a diversified and more balanced revenue and cash flow base, making us less susceptible to market pressures in any particular market. For the year ended 31 December 2006, on a pro forma basis after giving effect to the Transactions, we derived approximately 30.5% of our revenue from the Mass Market Voice market, 7.5% from the Mass Market Internet market, 33.2% from the Business market and 28.8% from the Wholesale market.

              Management believes that approximately $19 million in annualised operating expense synergies will be realised through the Business Combination by the end of 2008. After giving effect to the Transactions, for the year ended 31 December 2006, our pro forma total revenue would have been $425.7 million and our Pro Forma Recurring EBITDA would have been $181.4 million.

              The combined 14 historical concession areas of Invitel and HTCC's subsidiary, Hungarotel, are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary's population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share through our owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive combined backbone network (comprising approximately 7,152 route kilometres) provides us with nationwide reach, allowing Business customers to be connected directly to our network to access voice, data and Internet services outside our historical concession areas.

Key Factors Affecting Our Results

Hungarian fixed line telecommunications market

              Our performance is affected by factors affecting our market generally. The Hungarian fixed line telecommunications market is impacted by macroeconomic factors, including the rate of growth of the Hungarian economy, as well as the effects of competition (including in particular from cable operators) and fixed-to-mobile substitution, which can be difficult to quantify. In recent years, the fixed line telecommunications market has declined, but this decline appears to be slowing. We believe that the growing demand for DSL services, together with the slowing in the rate of fixed-to-mobile substitution since the beginning of 2005 may offset this decline in the future. As at 31 December 2006, fixed line penetration in Hungary was 33% compared to a Western European average of 82%. The DSL market is continuously increasing and had over 597,000 customers as at 31 December 2006 compared to approximately 236,000 at the end of 2004.

              Our business has been negatively impacted by customers' use of mobile telephones as a substitute for our services. This process is known as fixed-to-mobile substitution. The net impact of fixed-to-mobile substitution on our revenue is difficult to quantify precisely, especially since increased use of mobile telephones also results in additional traffic (as measured in minutes) to and from our fixed line customers. To defend against fixed-to-mobile substitution, we have changed our tariffs to make them more competitive. In addition, there are signs indicating that the growth rate of mobile communications in Hungary has started to slow, mainly as a result of the high mobile penetration in Hungary (which reached 99% at the end of 2006). As a result, fixed-to-mobile substitution may not affect us as significantly in the future as it has in the past, although we cannot provide any assurances that this trend will continue.

Changing mix of services

              We have experienced and continue to experience a change in the mix of our services. Key shifts that have already occurred include the growth of our Mass Market Internet and Wholesale services, and a decline in our Mass Market Voice services in our historical concession areas. As a result of the Business Combination, we will be less dependent on revenue from any single market. For the year ended 31 December 2006, on a pro forma basis after giving effect to the Transactions, we derived approximately 30.5% of our revenue from Mass Market Voice market, 7.5% from the Mass Market Internet market, 33.2% from our Business market and 28.8% from our Wholesale market for the year ended 31 December 2006.

Effects of the Transactions

              Upon completion of the Transactions, we expect that our depreciation and amortisation charges will increase due to the recognition of goodwill as a result of the Acquisition. This goodwill will be subject to impairment analysis in future periods. Further, our balance sheet will reflect the Notes and the amended Credit Facilities, the related capitalization of financing costs and the write-off of prior financing costs associated with debt being refinanced as part of the Transactions. See the section entitled "Unaudited Pro Forma Financial Information" for a description of some of these changes.

              As part of the Transactions, HTCC fully hedged its currency exposure under the sale and purchase agreement dated 8 January 2007. As the Hungarian forint has appreciated against the Euro since 8 January 2007, we anticipate that we will recognise a sizable loss on the currency hedge upon completion of the Transactions. If such hedges had been terminated on 11 April 2007, we believe we would have recognised a loss of $48.3 million. This estimation will change depending on the value of the forint/euro exchange rate on the date of the termination of the related hedge.

Effects of Synergies and Restructuring

              In the section entitled "Unaudited Pro Forma Financial Information", we have adjusted for certain synergies and cost savings that have been identified as part of the Transactions. We have further adjusted our EBITDA to add back certain non-recurring charges in the combined business. We estimate that the annualised operating expense synergies will be realised by the combined business as a result of integrating Invitel's and HTCC's operations, mainly from the reduction of headcount, the elimination of overlapping operations, the integration of Invitel's and HTCC's billing systems, and the optimisation of the combined networks. Further, we intend to realise marketing synergies through the integration of Invitel, Hungarotel and PanTel businesses under one unified brand, and capital expenditure synergies as a result of the reduction of duplicate investments and the greater purchasing power of the combined business. The expanded network of the combined business will also reduce our need to purchase network capacity from third party network operators. Lastly, our majority shareholder, TDC, has strong purchasing power which the combined business will be able to access. Management expects the impact of these synergies and adjustments to be reflected in future periods. However, we cannot assure that we will achieve the estimated cost reductions or that such synergies or adjustments will lead to recognised results. See "Risk Factors—We may not realise anticipated cost synergies benefit from anticipated business opportunities or experience anticipated growth from the Business Combination".

              Management estimates one-off operating restructuring costs of approximately €14.3 million and one-off capital expenditure costs of € 9 million resulting from the Acquisition.

Liberalisation of the Hungarian telecommunications market and increasing competition

              The Hungarian telecommunications market has been open to competition since December 2001. The market was further liberalised in January 2004 through, among other things, the implementation of directives and regulations governing E.U. harmonisation, the Internet, universal service obligations, cost accounting, pricing, Carrier Selection, unbundling and number portability. In particular, there have been significant reductions in interconnect charges since 2002, which have not had a material effect on our revenues, as the portion of our revenues attributable to interconnect revenues is immaterial, but which have resulted in a favourable impact on our cost of sales. These reductions in interconnect charges have also enabled us to access the main incumbent's network and enabled other operators to access our network on more favourable terms. The overall trend towards increased competition has adversely affected our market share within the fixed line market in our historical concession areas, but similarly has provided opportunities for us to grow our market share outside our historical concession areas.

Impact of exchange rate and interest rate fluctuations

              We operate almost entirely in Hungary and our functional currency is the forint. The forint/Euro exchange rate fluctuations can have a significant impact on our results reported in Euro. The forint/U.S. dollar exchange rate fluctuations can have a significant impact on our results reported in U.S. dollars. In addition, while our revenue is received almost entirely in forint, a substantial portion of our obligations, including the Notes, the 2004 Notes and the borrowings under our Credit Facilities, are denominated in Euro. As of 31 December 2006, we had almost no indebtedness denominated in currencies other than Euro and forint.

              As part of the Transactions, HTCC fully hedged its currency exposure and a significant portion of its interest rate risk under the Acquisition Agreement. As the Hungarian forint has appreciated against the Euro since 8 January 2007, we anticipate that we will recognise a sizable loss on the currency hedge upon completion of the Transactions. If such hedges had been terminated on 11 April 2007, we believe we would have recognised a loss of $48.3 million. This estimation will change depending on the value of the forint/euro exchange rate on the date of the termination of the related hedge.

              For a discussion of our hedging policies, please see "Liquidity and Capital Resources—Hedging Programme of the Combined Business".

MATEL

Matel Operating Results

Revenue

              Revenue is generated by four principal areas of activity as follows:

              Mass Market Voice.    Matel generates revenue from the fixed line voice and voice-related services that it provides to Mass Market customers (which include SoHo customers) both inside and outside its historical concession areas. The revenue is comprised of fixed monthly fees charged for accessing its network, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in its network, monthly fees for value added services, subsidies, one-off connection and new service fees, as well as monthly fees for packages with built-in call minutes. Wholesale Mass Market Internet revenue is also recorded under Mass Market Voice. Retail revenue for Internet services is recorded under Mass Market Internet.

              Mass Market Internet.    Matel generates Internet revenues from Mass Market customers (including SoHo customers) nationwide. In addition to broadband DSL access, Mass Market Internet also includes dial-up revenue, which has been in a steady decline since the beginning of 2005 as Matel has been migrating dial-up customers to DSL.

              Business.    Matel generates revenue from the provision of fixed line voice, data and Internet services that it provides to Business customers both inside and outside its historical concession areas. Matel generates revenues from access charges for fixed line voice services and from time based fixed-to-mobile, local, long distance and international call charges and from interconnect charges on calls terminated in its network. Matel also generates revenue from the provision of data and Internet services, and other value added services that it provides mainly to SMEs, a smaller number of larger corporations and governmental and other institutional customers nationwide.

              Wholesale.    Matel generates revenues from voice capacity and data services as well as DSL services that it provides on a wholesale basis to other Hungarian and international operators and service providers. This revenue is comprised of rental payments for capacity and data services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges, which are based on the number of minutes transited.

Net Operating Expenses

              Matel's principal net operating expenses consist of:

  •
  personnel expenses, including salaries, social security and other contributions, personnel related expenses, contracted employees and expatriate costs and bonuses and charges;

  •
  headcount related costs, including office, building rental and maintenance, car and training costs;

  •
  advertising and marketing costs, including the costs of advertising campaigns and other publicity and market research;

  •
  network operating expenses, including maintenance costs of its telecommunications infrastructure and licence and rental fees;

  •
  IT costs including IT maintenance, software licence and other IT related costs;

  •
  management fees paid to Matel shareholders for the management services rendered;

  •
  local operating and other taxes, including all taxes and contributions to municipal and governmental authorities, except taxes levied on personnel expenses (which are classified as personnel expenses);

  •
  bad debt expenses, including provisions for doubtful debts from customers;

  •
  collection costs, including bank charges in respect of collecting payments from customers;

  •
  legal and consultant fees paid to legal and other advisors; and

  •
  other overhead costs.

Financial Costs

              Matel's financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, amortisation of deferred borrowing costs calculated using the effective interest rate method, foreign exchange gains and losses. Gains and losses resulting from the changes in the fair values of derivative financial instruments are recognised as net financial expense, other than the effective portion of cash-flow hedges being recognised in hedging reserve in equity.

Restructuring Costs

              In 2004, Matel's restructuring costs comprised primarily severance payments and additional charges incurred in respect of restructuring its workforce. In 2005, Matel's restructuring costs principally related to consolidating localities of the business across geographical areas. In 2006, restructuring costs principally relate to the relocation and restructuring of Euroweb Hungary.

Depreciation and Amortisation

              Matel charges depreciation to its income statement on a straight-line basis over the estimated useful lives of intangible assets, property, plant and equipment, and other major assets that are accounted for separately. Land and capital work in progress are not depreciated.

              Capital work in progress is stated at cost less impairment losses and represents property plant and equipment which have not been finished and capitalised.

              Intangible assets are stated at cost less accumulated amortisation and accumulated impairment losses. The cost of intangible assets is amortised on a straight-line basis over the period in which the related benefits are expected to be derived.

              Historically, Matel amortised the amounts paid for the right to provide fixed line telecommunications services in its historical concession areas. Previously, these were amortised over the 25-year term provided for in the concession contracts signed in 1994 and 1995. The net book value of the concession rights and licenses in the amount of €10.9 million was fully written off on 1 January 2005 as these rights no longer met the definition of intangible assets under the revised IAS 38—"Intangible Assets".

Income Taxes

              Income taxes comprise both current income taxes and deferred taxes. Current income taxes consist of the expected tax payable on the taxable income for the year using tax rates in force at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred taxes are determined using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

              A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Matel—Critical Accounting Policies

              Certain significant estimates and judgments affect the reported amounts in Matel's consolidated financial statements and their accompanying notes. Management believes that in future reporting periods, when U.S. GAAP financial statements are released, the critical accounting policies of Matel will not be materially different. The most sensitive estimates affecting its financial statements involve the following areas:

Revenue Recognition

              Revenues from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognised when services are provided. Revenue from the sale of goods is recognised when the significant risks and rewards of ownership of products sold have been transferred to the buyer For products, the transfer of risks and rewards usually occurs when they are delivered to the customer. Matel considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognises the revenue for each of the deliverables at their invoiced amounts.

              A portion of the revenue received is paid to other operators for the use of their networks. These revenues and costs are shown gross in the consolidation income statement.

              Revenue from connection fees are recognised upon service activation. Revenue from monthly fees charged for accessing the network is recognised in the month during which the customer is permitted to access the network. Traffic revenue is recognised in the period of the related usage. Leased line and data transmission revenue is recognised in the period of usage or of the service available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customers and is recognised when the calls are made.

Deferred Tax Assets

              Matel recognises deferred tax assets in its balance sheet relating to tax loss carry forwards. The recognition of such deferred tax assets is subject to the utilisation of tax loss carry forwards. The utilisation of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of Invitel. Matel recognises deferred tax assets relating to tax loss carry forwards based on estimated future taxable income according to its approved business plan. Where the future taxable income will significantly differ from the amount that was estimated, such difference will impact the amount of Matel's deferred tax asset.

Provision for Bad and Doubtful Accounts

              Provision for bad and doubtful accounts receivable is calculated to cover the estimated losses resulting from the inability of Matel's customers to make required payments. The estimates used in evaluating the adequacy of the provision for bad and doubtful accounts receivable are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness and changes in customer payment terms.

              Matel considers that the accounting estimate related to the provision for bad and doubtful accounts receivable is a critical accounting estimate since it involves assumptions about future customer behaviour and the resulting future cash collections. If the financial condition of customers were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognised as at 31 December 2006.

Impairment of Property, Plant and Equipment, Intangible Assets and Goodwill

              The carrying amounts of Matel's property, plant and equipment and intangible assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset's recoverable amount is estimated. The carrying amount of goodwill is tested for impairment annually at each balance sheet date. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. In determining impairment, Matel considers a number of factors, including future revenues and expenses, technological obsolescence and discontinuation of services.

              Matel considers that the accounting estimate related to asset impairment is a critical accounting policy due to the need to make assumptions regarding the above factors and the material impact that recognising impairment could have on its financial position and results.

Depreciation

              Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortised on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic and industry factors. The appropriateness of the estimated useful lives is reviewed annually.

              Matel considers that the accounting estimate relating to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of Matel and its subsidiaries, the impact of any changes in these assumptions could be material to Matel's financial position, as well as its results of operations.

Matel—New Accounting Pronouncements

              A number of new Standards, Amendments to Standards and Interpretations are not yet effective as at 31 December 2006, and have not been applied in preparing these consolidated financial statements. To the extent Matel continues to report in IFRS, Matel plans to adopt these pronouncements when they become effective. Of these pronouncements, the following will potentially have an impact on Matel's operations.

              IFRS 7—"Financial Instruments: Disclosures" and the Amendment to IAS 1—"Presentation of Financial Statements: Capital Disclosures", which are effective for annual periods beginning on or after 1 January 2007, requires increased disclosure about the significance of financial instruments for an entity's financial position and performance, and qualitative and quantitative disclosures on the nature and extent of risks and increased disclosure in respect of Matel's capital. Matel expects that the significant additional disclosures required will relate to its financial risk management objectives, policies and processes, and share capital.

              IFRS 8—"Operating Segments", which is effective from 1 January 2009, requires segment disclosure based on the components of the entity that management monitors in making decisions about operating matters. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Matel expects that the new Standard will not significantly alter the presentation and disclosure of its operating segments in the consolidated financial statements.

              IFRIC 9—"Reassessment of Embedded Derivatives", which is effective for annual periods beginning on or after 1 June 2006 requires that a reassessment of whether an embedded derivative should be separated from the underlying host contract should be made only when there are changes in the terms of the contract that significantly modify the cash flows that otherwise would be required under the contract. Matel has not yet completed its analysis of the impact of the new Interpretation.

              IFRIC 10—"Interim Financial Reporting and Impairment", which is effective for annual periods beginning on or after 1 November 2006 prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, investments in equity instruments or financial assets carried at cost. Matel does not expect the Interpretation to have any impact on the consolidated financial statements.

Matel Results of Operations

              The following table sets out selected consolidated financial and other information for Matel for the periods indicated.

	Year ended 31 December
	2004	2005	2006
	(€ in thousands)
Statement of Operations Data:
Revenue:
Mass Market Voice	€96,984	€89,131	€77,363
Mass Market Internet	14,251	20,031	24,367
Business	50,421	44,826	54,636
Wholesale	13,679	27,355	29,240

Total Revenue	€175,335	€181,343	€185,606
Cost of sales	(41,525)	(48,910)	(57,013)

Gross margin	€133,810	€132,433	€128,503

Net operating expenses	(52,758)	(51,438)	(54,591)
Depreciation and amortisation	(44,180)	(49,021)	(37,955)
Cost of restructuring	(523)	(2,046)	(1,813)

Profit (loss) from operations	36,349	29,928	34,144
Financial costs	(21,642)	(32,456)	(28,715)
Results from investments	(6)	—	—

Net profit (loss) before tax	14,701	(2,528)	5,429
Income tax (expense) benefit	1,237	(1,477)	(1,663)

Net profit (loss) after tax	€15,938	€(4,005)	€3,766

EBITDA	80,529	78,949	72,099
Recurring EBITDA	81,567	82,425	78,433
Applicable forint/Euro exchange rate (average for the year, in HUF per €)	252.69/1.00	248.32/1.00	264.66/1.00

Other operating data:

In our Historical Concession Areas

	As at 31 December
	2004	2005	2006
Number of Lines:
Mass Market	365,532	342,840	315,810
Business	32,732	30,137	32,401

Total	398,264	372,977	348,211

Outside our Historical Concession Areas
Number of Contracts
Mass Market Voice Contracts	14,373	82,379	161,423
Business contracts using direct access	151	292	401
Business contracts using indirect access	786	1,140	2,497

Total	15,310	83,811	164,321

Nationwide
Number of DSL Contracts:
Mass Market	31,676	51,489	77,490
Business	2,054	4,140	5,675
Wholesale	2,494	3,268	4,258

Total	36,224	58,897	87,423

Matel—Year ended 31 December 2006 compared with the year ended 31 December 2005

              The average forint/Euro exchange rate for the year ended 31 December 2006 was HUF 264.66 per €1.00 as compared to an average forint/Euro exchange rate of HUF 248.32 per €1.00 for the year ended 31 December 2005, representing a 6.6% weakening of the forint against the Euro.

Total Revenue and Gross Margin

	Year ended 31 December			Year ended 31 December
	2005	2006	% change	2005	2006	% change
	(€ in thousands)			(forints in millions)
Mass Market Voice	€89,131	€77,363	(13.2)%	HUF 22,134	HUF 20,475	(7.5)%
Mass Market Internet	20,031	24,367	21.6	4,974	6,449	29.7
Business	44,826	54,636	21.9	11,131	14,460	29.9
Wholesale	27,355	29,240	6.9	6,793	7,739	13.9

Total revenue	181,343	185,606	2.4	45,032	49,123	9.1
Cost of Sales	(48,910)	(57,103)	16.8	(12,146)	(15,113)	24.4

Gross Margin	€132,433	€128,503	(3.0)%	HUF 32,886	HUF 34,010	3.5%

Gross Margin %	73%	69%		73%	69%

              Matel's gross margin in Euro decreased by 3.0%, to €128.5 million for the year ended 31 December 2006 from €132.4 million for the year ended 31 December 2005. However, its gross margin increased by 3.5% in the year ended 31 December 2006 compared with the year ended 31 December 2005 after excluding the 6.6% weakening of the forint against the Euro during the year.

              Mass Market Voice.    Matel's Mass Market Voice revenue decreased by 13.2% to €77.4 million for the year ended 31 December 2006 from €89.1 million for the year ended 31 December 2005. This €11.7 million decrease was caused mainly by a reduction in the number of lines in its historical concession area (a decrease of 6.9% to 319,043 lines at the end of 2006 from 342,840 at the end of 2005) and a reduction in traffic (a decrease of 12.3% to 353.1 million outgoing minutes in 2006 from 402.6 million outgoing minutes in 2005) in its historical concession areas. These reductions (in the amount of €12.0 million) are the result of increased competition (including in particular from cable operators) and fixed-to-mobile substitution. These reductions were partially offset by the increase in Matel's Mass Market Voice revenue outside its historical concession areas by €5.7 million due to the increase in the number of customers (the number of carrier pre-select customer contracts as of 31 December 2006 increased to 161,423 from 82,379 as of 31 December 2005). Lastly, the fluctuation of the forint/Euro exchange rate had a negative effect on Mass Market Voice revenues in the amount of €5.5 million.

              Mass Market Internet.    Matel's Mass Market Internet revenue increased by 21.6% to €24.4 million for the year ended 31 December 2006 from €20.0 million for the year ended 31 December 2005, mainly as a result of the increase in DSL revenue. This increase of DSL revenue resulted from the further growth of the DSL market in Hungary generally. At 31 December 2006, Matel had 77,490 DSL contracts in place compared with 51,489 as of 31 December 2005.

              Business.    Matel's Business revenue increased by 21.9% to €54.6 million for the year ended 31 December 2006 from €44.8 million for the year ended 31 December 2005. This increase is due to an increase in Matel's Business revenues outside its historical concession areas primarily as a result of the addition of Euroweb and an increase in Business data and Internet revenues both inside and outside its historical concession areas. This increase was partly offset by a reduction in Business voice traffic revenues inside Matel's historical concession areas as a result of increased mobile substitution. The number of Business customer contracts outside Matel's historical concession areas has increased by 102.4% to 2,898 as of 31 of December 2006 from 1,432 contracts as of 31 December 2005.

              Wholesale.    Matel's Wholesale revenue increased by 6.9% to €29.2 million for the year ended 31 December 2006 from €27.4 million for the year ended 31 December 2005. This increase was mainly as a result of an increase in the higher margin Wholesale data market. Further, both Wholesale voice revenue as well as the gross margin percentage for the Wholesale market grew in 2006 compared to 2005. This increase was partially offset by a decrease in the forint/Euro exchange rate.

              Cost of Sales.    Matel's cost of sales mainly includes interconnect charges and has increased by 16.8% to €57.1 million for the year ended 31 December 2006 from €48.9 million for the year ended 31 December 2005. This increase was caused mainly by an increase in access type charges and sales commissions as a result of the addition of Euroweb and an increase in the number of Matel's customers outside its historical concession areas.

Net Operating Expenses

              Matel's net operating expenses increased by 6.1% to €54.6 million for the year ended 31 December 2006 from €51.4 for the year ended 31 December 2005. This increase was caused mainly by the increase in personnel expenses as a result of the addition of Euroweb, offset by the impact of Matel's efficiency program combined with further control over spending during 2006.

Depreciation and Amortisation

              Matel's depreciation and amortisation charges decreased by 22.6% to €38.0 million for the year ended 31 December 2006 from €49.0 million for the year ended 31 December 2005. This decrease was mainly due to the write-off of Matel's concession rights as of 1 January 2005 in the amount of €10.9 million due to a change in the relevant financial reporting standard.

Net Financial Costs

	Year ended 31 December
	2005	2006
	(€ in thousands)
Interest income	€1,575	€970
Related party interest expense	(1,623)	(1,650)
Third party interest expense	(28,411)	(26,289)
Bond discount	(233)	(233)
Amortisation of deferred borrowing cost	(1,453)	(1,367)
Interest expense	(31,720)	(29,539)
Net foreign exchange gain (loss)	(8,144)	(3,055)
Fair value change of swap deals	4,965	3,290
Fair value change of forward deals	922	(773)
Fair value change of hedged items	351	618
Fair value change of securities	(127)	—
Loss on extinguishment of debt	—	—
Other financial expense	(278)	(226)

Total net financial costs	€(32,456)	€(28,715)

              Matel's net financial costs decreased by 11.5% to €28.7 million for the year ended 31 December 2006 from €32.5 million for the year ended 31 December 2005. This decrease was mainly as a result of a decrease in interest expenses and the fluctuation of foreign exchange rates, as a result of which Matel has recorded a foreign exchange loss of €3.1 million for the year ended 31 December 2006 compared to a foreign exchange loss of €8.1 million for the year ended 31 December 2005. The decrease in Matel's interest expense was primarily as a result of lower levels of borrowings and lower interest rates during the year.

              Matel's interest income decreased due to a decrease in its average cash balance combined with a significant decrease in the forint average inter-bank rate of interest.

Net Profit/(Loss) Before Tax

              Matel's profit/(loss) before tax increased to a profit of €5.4 million for the year ended 31 December 2006 from a loss of €2.5 million for the year ended 31 December 2005.

Income Taxes

              Matel's income taxes increased to an expense of €1.7 million for the year ended 31 December 2006 compared to an expense of €1.5 million for the year ended 31 December 2005. The income tax expense of €1.7 million for the year ended 31 December 2006 is the result of the decrease in Matel's deferred tax assets arising mainly from the utilisation of tax losses of prior periods.

Net Profit/(Loss) for the Period

              As a result of the factors discussed above, Matel's net profit/(loss) increased to a profit of €3.8 million for the year ended 31 December 2006 from a loss of €4.0 million for the year ended 31 December 2005.

Matel—Year ended 31 December 2005 compared with the year ended 31 December 2004

              The average forint/Euro exchange rate for the year ended 31 December 2005 was HUF 248.32 per €1.00, as compared to an average forint/Euro exchange rate of HUF 252.69 per €1.00 for the year ended 31 December 2004, representing a 1.7% strengthening of the forint against the Euro.

Total Revenue and Gross Margin

	Year ended 31 December			Year ended 31 December
	2004	2005	% change	2004	2005	% change
	(€ in thousands)			(forints in millions)
Mass Market Voice	€96,984	€89,131	(8.1)%	HUF 24,507	HUF 22,134	(9.7)%
Mass Market Internet	14,251	20,031	40.6	3,601	4,974	38.1
Business	50,421	44,826	(11.1)	12,741	11,131	(12.6)
Wholesale	13,679	27,355	100.0	3,457	6,793	96.5

Total revenue	175,335	181,343	3.4	44,306	45,032	1.6
Cost of Sales	(41,525)	(48,910)	17.8	(10,493)	(12,146)	15.8

Gross Margin	€133,810	€132,433	(1.0)%	HUF 33,813	HUF 32,886	(2.7)%

Gross Margin %	76.3%	73.0%		76.3%	73.0%

              Matel's gross margin decreased by 1.0% to €132.4 million in the year ended 31 December 2005 from €133.8 million in the year ended 31 December 2004. However, Matel's gross margin decreased by 2.7% in the year ended 31 December 2005 compared with the year ended 31 December 2004 after excluding the effect of the 1.7% strengthening of the forint against the Euro during the period.

              Mass Market Voice.    Matel's Mass Market Voice revenue decreased by 8.1% to €89.1 million in the year ended 31 December 2005 from €97.0 million the year ended 31 December 2004. This €7.9 million decrease was mainly a result of a reduction of the number of lines (decrease of 6.2%, from 365,532 at the end of 2004 to 342,840 lines at the end of 2005) and a reduction in traffic (decrease of 16.7% to 402.6 million minutes for 2005 from 483.5 million minutes for 2004) in Matel's historical concession areas. These reductions (in the amount of €13.7 million) in Matel's historic concession areas are the result of increased fixed line competition and fixed-to-mobile substitution. These were partially offset by the increase in Matel's interconnect revenues by €0.8 million due to the higher interconnect minutes and by the increase in Matel's Mass Market Voice revenue outside Matel's historical concession areas by €3.3 million due to the increase in the number of customers (the number of carrier pre-select customer contracts as of 31 December 2005 increased to 82,379 from 14,373 as of 31 December 2004). The fluctuation of the forint/Euro exchange rate affected Matel's revenues favourably, which had an effect of €1.7 million in 2005.

              Mass Market Internet.    Matel's Mass Market Internet revenue increased by 40.6% to €20.0 million from €14.3 million in the year ended 31 December 2005 compared with the year ended 31 December 2004 mainly as a result of the increase in DSL customers and revenue which was partially offset by a decrease in Matel's dial-up revenues of 32% from €5.3 million in 2004 to €3.6 million in 2005. The increase of Matel's DSL revenue resulted from the growth of the DSL market in Hungary, which started to expand in March 2003. At 31 December 2005, Matel had 51,489 DSL contracts compared with 31,676 as at 31 December 2004.

              Business.    Matel's Business revenue decreased by 11.1% to €44.8 million in the year ended 31 December 2005 from €50.4 million in the year ended 31 December 2004. This decrease reflects a reduction in Matel's Business voice traffic and data revenues inside Matel's historical concession areas, due primarily to increased fixed line competition and fixed-to-mobile substitution. The revenue reduction in Matel's historical concession areas is being partially offset by increasing revenues from Business customers outside Matel's historical concession areas and Internet revenues both inside and outside Matel's historical concession areas. The number of Business customer contracts outside Matel's historical concession areas has increased by 52.8% to 1,432 as of 31 December 2005 from 937 contracts as of 31 December 2004.

              Wholesale.    Matel's Wholesale revenue increased by 100.0% to €27.4 million in the year ended 31 December 2005 from €13.7 million in the year ended 31 December 2004 due in part to Invitel entering into a number of short duration voice contracts.

              Cost of Sales.    Matel's cost of sales mainly includes interconnect charges and has increased by 17.8% to €48.9 million in the year ended 31 December 2005 from €41.5 million in the year ended 31 December 2004. This increase was caused mainly by an increase in interconnect charges Matel incurred as a result of the growth of Matel's Wholesale business, partly offset by a decrease in interconnection costs for the Mass Market and Business markets due to lower traffic. In addition to interconnect charges Matel also incurs commissions as part of cost of sales. Commission expenses were €1.7 million in 2005 compared to €1.9 million in 2004. In the fourth quarter of 2005, Matel capitalised subscriber acquisition costs (mainly sales commissions) amounting to €2.4 million incurred during 2005 where subscribers have entered into fixed term contracts with Invitel and charged the related amortisation amounting to €0.7 million. Matel did not incur significant subscriber acquisition costs which met the criteria for capitalisation under IAS 38—Intangible Assets in prior years.

Net Operating Expenses

              Matel's net operating expenses decreased by 2.7% to €51.4 million in the year ended 31 December 2005 from €52.8 million in the year ended 31 December 2004. This decrease was caused mainly by the implementation of Matel's efficiency programme and the strict cost control measures and steps taken by management to improve Matel's organisational structure processes and efficiency during 2004 and 2005. In forint terms Matel's net operating expenses decreased by HUF 559 million or 4.2%.

Depreciation and Amortisation

              Matel's depreciation and amortisation charges increased by 10.9% to €49.0 million in the year ended 31 December 2005 from €44.2 million in the year ended 31 December 2004. The increase is due to the write-off of Matel's concession rights as of 1 January 2005 in the amount of €10.9 million due to a change in the relevant financial reporting standard. The increase was offset by the strengthening of the forint against the Euro, lower depreciation and amortisation charges on Matel's older fixed and intangible assets and the incurrence of an impairment loss due to the impairment of Matel's Intranet billing software.

Net Financial Costs

	Year ended 31 December
	2004	2005
	(€ in thousands)
Interest income	€4,300	€1,575
Related party interest expense	(3,917)	(1,623)
Third-party interest expense	(29,871)	(28,411)
Bond discount	(95)	(233)
Amortisation of deferred borrowing cost	(575)	(1,453)
Interest expense	(34,458)	(31,720)
Net foreign exchange gain (loss)	13,772	(8,144)
Fair value change of swap deals	3,835	4,965
Fair value change of forward deals	(3,418)	922
Fair value change of hedged items	—	351
Fair value change of securities	125	(127)
Loss on extinguishment of debt	(5,798)	—
Other financial expense	(6)	(278)

Total net financial costs	€(21,648)	€(32,456)

              Matel's net financial costs increased by 49.9% to €32.5 million in the year ended 31 December 2005 from €21.6 million in the year ended 31 December 2004. This increase was caused mainly by the fluctuation of foreign exchange rates (as a result of which we have recorded a foreign exchange loss of €8.1 million for the year ended 31 December 2005 whereas Matel recorded a foreign exchange gain of €13.8 million for the year ended 31 December 2004) which was partly offset by the fact that no loss on extinguishment of debt was recorded in 2005 as compared to the loss on extinguishment of debt due to the refinancing recorded in the third quarter of 2004.

              Matel's interest income decreased due to a decrease in its average cash balance combined with a significant decrease in the forint average inter-bank rate of interest. The favourable increase in Matel's fair value changes of forwards is the result of the currency hedging agreements and the fluctuation of the forint/Euro exchange rates during the period. The decrease in Matel's interest expense was due to lower levels of borrowing and lower interest rates.

Net Profit (Loss) Before Tax

              Matel's profit/(loss) before tax decreased to a loss of €2.5 million in the year ended 31 December 2005 from a profit of €14.7 million in the year ended 31 December 2004.

Income Taxes

              Matel's income taxes decreased to an expense of €1.5 million for the year ended 31 December 2005 compared to a benefit of €1.2 million for the year ended 31 December 2004. The income tax benefit of €1.2 million for the year ended 31 December 2004 is the result of the increase in Matel's deferred tax assets arising mainly from unutilised tax losses carried forward.

Net Profit (Loss) for the Period

              As a result of the factors discussed above, Matel's net income decreased to a loss of €4.0 million in the year ended 31 December 2005 from a profit of €15.9 million in the year ended 31 December 2004.

HTCC

HTCC—Critical Accounting Policies

              HTCC's discussion and analysis of the financial condition and results of operations are based upon consolidated financial statements which have been prepared in accordance with U.S. GAAP. This requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. HTCC chooses accounting policies within U.S. GAAP that management believes are appropriate to accurately and fairly report its operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic and regulatory conditions. HTCC believes the following accounting policies are critical to understanding the results of operations and the effect of the more significant judgments and estimates used in the preparation of the consolidated financial statements:

              Revenue Recognition Policies.    Revenues are primarily earned from providing access to and usage of HTCC's networks and facilities. Access revenue is billed one month in advance and recognised the following month when earned. Revenues based on measured traffic are recognised when the service is rendered.

              Wholesale data revenue from leased lines is based on the bandwidth of the service and the particular route involved and is recognised in the period of usage or when the service is available to the customer.

              From time to time, HTCC sells optical fibre assets to other telecommunications companies; revenue is recognised as and when the transfer of ownership is complete.

              In 2006, HTCC restated the presentation of its revenues following the guidance of Emerging Issues Task Force No. 99-19. Historically, HTCC presented revenues net of cost of sales but now presents separately its gross revenues, costs of sales and resulting gross margin. This restated accounting presentation has no impact on the gross margin, previously reported as "Telephone services revenues, net" in the Consolidated Statements of Operations and Comprehensive Income.

              Allocation of Cost of Construction.    HTCC owns and operates fixed line telephone networks and obtains substantially all its revenues from access and usage fees charged to customers for the use of its networks. However, it occasionally sells dark fibre from its network to other telephone operators or builds new network between particular locations knowing that it has already contracted to sell certain of the fibres included in the cable (a cable typically may contain 24, 36, 48 or 96 fibres) it will lay to another telephone operator. Where it sells dark fibre from its existing fixed assets to another telephone operator, HTCC records the amount it invoices in its revenues. It determines the cost of the fibre sold based on depreciated book values of the equipment and the construction costs, and transfers that amount to its cost of sales. In cases where the net book value of the given network part can not be determined, an average cost of fibre per kilometer is calculated and is used as the basis for the cost of sales.

              Where HTCC constructs new network and some of the new fibres will be owned by it and some will be sold to another telephone operator, HTCC determines the allocation of cost between the fibres it will own and the fibres it will sell pro-rata to the number of fibres in the cable. Since the cost of the fibre itself forms a relatively small proportion of the total cost of laying new cable, and since HTCC's experience is that expanding its networks gives it opportunities to attract new customers and traffic, HTCC expects to install more fibres than it can immediately foresee demand for when it builds new network. This also means that the allocation of cost of construction between the fibres it will own and the fibres it will sell may result in a high proportion of the cost of construction being allocated to fixed assets and a small proportion being allocated to cost of sales.

              Recovery of Goodwill.    HTCC assesses the fair value of goodwill at least once a year. To the extent that information indicates that the carrying amount of its net assets exceed the estimated fair value, HTCC will recognise an impairment charge. The estimated fair value of HTCC is determined using two methods. The first method places a per access line fair value on each of the Operating Areas access lines and compares this to the book value of the net assets of the Operating Areas. The second method compares the market capitalisation of HTCC to the book value of the net assets of HTCC. During 2006, HTCC performed its annual impairment testing with respect to goodwill, and based upon the results, concluded that there is no impairment to the carrying value of goodwill reported in its financial statements. HTCC's estimate of fair value will be subject to revision as market conditions change.

              Long-lived Asset Recovery.    Long-lived assets, consisting primarily of property, plant and equipment and intangibles, including concession rights, rights of way and rights of use, comprise a significant portion of HTCC's total assets. Changes in technology, changes in HTCC's intended use of these assets and/or changes in the regulatory environment may cause the estimated period of use or the value of these assets to change. These assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Estimates and assumptions used in both setting depreciable lives and reviewing recoverability require both judgment and estimation by management. Impairment is deemed to have occurred if projected undiscounted cash flows related to the asset are less than its carrying value. If impairment is deemed to have occurred, the carrying values of the assets are written down, through a charge against earnings, to their fair value.

              Contingent Liabilities.    HTCC establishes accruals for estimated loss contingencies when it is management's assessment that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect the previous assessments as to the likelihood of and estimated amount of loss. Accruals for contingent liabilities are based upon management's assumptions and estimates, after giving consideration to the advice of legal counsel and other information relevant to the assessment of the probable outcome of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated accruals for contingent liabilities would be required.

              Income Taxes.    In assessing the realisability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realised. The ultimate realisation of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning in making these assessments. Actual income taxes could vary from these estimates due to future changes in the income tax laws or the results from reviews of our tax returns by taxing authorities.

              In 2006, HTCC has restated a Hungarian local business tax from selling, general and administrative expense to current income tax in accordance with the appropriate accounting under Financial Accounting Standard No. 109. Historically, HTCC has recorded this income-based tax as part of its selling, general and administrative expenses. For the years ended 31 December 2005 and 2004, $3,365,000 and $1,268,000, was restated, respectively. This accounting presentation has no impact on the net income as reported in the Consolidated Statements of Operations and Comprehensive Income.

HTCC—Results of Operations

              The following table sets out selected consolidated financial and other information for HTCC for the periods indicated:

	Year ended 31 December
	2004	2005	2006
	($ in thousands)
Statement of Operations Data:
Revenue:
Mass Market Voice	$42,892	$39,098	$29,805
Mass Market Internet
Business	19,931	65,167	71,644
Wholesale	6,184	75,378	92,283

Total Revenue	69,007	179,643	193,732
Cost of Sales	(8,667)	(69,403)	(80,467)

Gross Margin	60,340	110,240	113,265
Operating expenses	(27,908)	(53,760)	(53,858)
Depreciation and amortisation	(12,376)	(23,968)	(26,137)
Cost of restructuring	—	(2,533)	(700)

Profit (loss) from operations	20,056	29,979	32,570
Financial income	9,280	1,345	6,475
Financial expenses	(9,133)	(22,918)	(15,133)
Results from investments	443	934	—

Net profit (loss) before tax	20,646	9,340	23,912
Income tax expense	(4,404)	(6,448)	(6,088)

Net profit (loss) after tax	$16,242	$2,892	$17,824

Other Operating Data:

In our Historical Concession Areas

	As at 31 December
	2004	2005	2006
Number of lines:
Mass Market	160,054	130,958	113,593
Business	25,701	24,182	23,016

Total	185,755	155,140	136,609
Outside Historical Concession Areas
Number of lines:
Mass Market Voice lines	—	18,771	30,284
Business lines using direct access	—	34,268	38,185
Business lines using indirect access	—	9,720	20,305

Total	—	62,829	88,774

Nationwide
Number of DSL lines:
Mass Market	1,031	2,646	8,833
Business	365	1,498	2,900
Wholesale	—	5	1,117

Total	1,396	4,149	12,850

HTCC—Year Ended 31 December 2006 Compared With the Year Ended 31 December 2005

              The functional currency of HTCC's Hungarian subsidiaries is the forint. The average forint/U.S. dollar exchange rate for the year ended 31 December 2006 was 210.39, as compared to an average forint/U.S. dollar exchange rate for the year ended 31 December 2005 of 199.59. When comparing the year ended 31 December 2006 to the year ended 31 December 2005, it should be noted that all U.S. dollar reported amounts have been affected by this 5% depreciation in the forint against the U.S. dollar. When comparing 2006 and 2005, it should be noted that the 2005 results include PanTel for ten months, while the 2006 results include PanTel for 12 months of operation. Certain 2005 amounts have been restated. See Note 1(c) "Restatements" to HTCC's to consolidated financial statements.

Operating Revenue

	2005	2006	% change
	($ in thousands)
Mass Market	$39,098	$29,805	(24)
Business	65,167	71,644	10%
Wholesale	75,378	92,283	22

Total Revenues	179,643	193,732	8
Cost of Sales	(69,403)	(80,467)	16

Gross Margin	$110,240	$113,265	3

Gross Margin %	61.4%	58.5%	(5)%

              HTCC's revenues increased in U.S. dollar terms by $14.1 million, or 8%, between 2005 and 2006. This increase is attributable to the following:

Business Revenue

              Business revenue increased in functional currency terms by 16%, mainly as a result of the incorporation in 2006 of two additional months of PanTel's operations that were not included in 2005.

              However, Business revenues have declined over the period as HTCC continues to suffer from the effects of fixed-to-mobile substitution. Furthermore, revenues were affected by the loss of a government contract to a competitor and the expiration of another large contract at the end of 2005.

              HTCC has focused on offering more complex products in terms of voice, data and convergence with IT solutions. HTCC is also promoting higher margin products such as broadband DSL services and Internet connections to customers, which have continued to grow significantly in 2006. HTCC expects the number of DSL connections to continue to grow in the future.

              HTCC's customer retention efforts have required it to grant discounts, to its existing corporate customers, on its listed call tariffs in exchange for fixed term contracts.

Wholesale Revenue

              Wholesale revenue increased 22% from $75.4 million in 2005 to $92.3 million in 2006. The increase is primarily a result of two factors:

  •
  the inclusion of PanTel Wholesale revenues for a full 12 months in 2006, whereas only 10 months were included in 2005; and

  •
  the sale of a fibre network, in December 2006, that was constructed for a local telecommunications operator, amounting to $4.5 million.

              As a result of the commoditisation of the major central European backbone routes, HTCC's Wholesale business faces intense price competition that continues to erode revenues and margins. HTCC is focusing on rationalising costs by replacing international access costs on a capacity basis with rented fibre infrastructure so as to protect its profit margins.

              Competition has increased significantly for basic backbone services in HTCC's Wholesale business through Hungary and neighbouring countries. HTCC has had to expand its offering by providing a larger number of circuits to a larger number of customers. While this generally requires more upfront sales work, HTCC should experience fewer losses of customers going forward from this customer base.

              Wholesale voice services, which represent slightly over half of total Wholesale Market gross revenues, continue to be a relatively low margin, high volume business. However, this service remains attractive to PanTel's customers since it complements other Business products such as leased lines and Internet bandwidth when bundling services for Business customers.

Mass Market Revenue

              HTCC's Mass Market revenue for the year ended 31 December 2006 were $29.8 million compared to $39.1 million for the year ended 31 December 2005. This $9.3 million, or 24%, decrease in Mass Market revenues reflects:

  •
  an 11% decrease in the average revenue per minute of use combined with an overall decrease of 19.5% in minutes of use over the same period in the prior year; and

  •
  increased competition from other telecommunications service providers offering Carrier Selection and Carrier Pre-selection services within Hungarotel's historical concession areas.

              HTCC had an approximate 2% increase in total residential lines in service from approximately 148,387 for the year ended 31 December 2005 to approximately 151,536 during the year ended 31 December 2006. This slight increase is due to two major offsetting issues that influenced the line count figure of HTCC:

  •
  HTCC experienced a significant increase in the Carrier Selection and Carrier Pre-selection activities that were launched during the second quarter of 2005 to challenge the ILTOs on service and price in the Mass Market. During April 2006, HTCC introduced additional Carrier Selection and Carrier Pre-selection packages which should provide it with higher revenue than the original packages introduced last year. The sales results of these newly introduced packages have thus far been quite good. As of 31 December 2006, HTCC had 44,000 active Carrier Selection and Pre-selection lines compared to 18,645 lines as of 31 December 2005.

  •
  HTCC has experienced a decrease in the line counts in its historical concession areas due to the following factors: (1) a significant number of disconnections due to rate changes during the fourth quarter of 2005 (see below); (2) continued wireless telephone penetration; (3) competition from other service providers, such as cable television operators providing voice services; and (4) economic conditions that resulted in some customers not being able to afford telephone services in general or choosing to receive voice services from just their wireless service provider, and not HTCC, in order to reduce their monthly telecommunication expenses.

              Although HTCC increased its overall line count, its ARPU has declined since the Carrier Selection and Carrier Pre-selection customers generate significantly less ARPU than its customers in the Hungarotel's historical concession areas. This shift in the customer mix between the loss in Hungarotel's historical concession areas with higher ARPU and the gain in the customers with lower ARPU outside Hungarotel's historical concession areas has resulted in an approximately 25% ARPU decrease between 2005 and 2006. HTCC's main effort is to increase the ARPU and widen HTCC's customer base at the same time. Therefore, it has focused on increasing the broadband DSL Internet service penetration rate both in and out of Hungarotel's historical concession areas. HTCC has been successful, almost tripling the number of DSL connections from 3,863 lines in 2005 to 10,840 lines in 2006. It also provided new packages to its customers with value added services in order to increase the ARPU by not only increasing the tariff but by also providing more quality services. At the same time HTCC was successful in the Carrier Selection and Carrier Pre-selection sales activity through different sales channels. HTCC experienced the highest new Carrier Selection and Carrier Pre-selection sales growth in 2006 in Hungary and it continues to focus its efforts in this area.

              In response to regulatory and competitive pressures in its historical concession areas, HTCC introduced new monthly tariff packages to its customers as of 1 October, 2005. The newly introduced packages provided for a re-balancing between monthly subscription fees and calling tariffs, whereby monthly subscription fees were increased and calling tariffs were reduced. The newly introduced packages also included, as a part of the package, a certain number of "free" minutes per month for each customer. Between 1 October 2005, when the new monthly packages were introduced, and 31 December 2005, HTCC lost 20,400 net Mass Market telephone lines, or 14% of the Mass Market telephone lines in its historical concession areas as of 30 September 2005. This disconnection rate was due to the package re-balancing, increased competition from cable television operators, who began offering telephone services in parts of Hungarotel's historical concession areas during the second half of 2005, as well as continued competition from wireless operators. The package re-balancing caused HTCC to lose customers from the lower end of its customer segment base, while at the same time allowing it to have a more competitive offering towards customers within higher market segments. Prior to this package re-balancing, HTCC experienced the opposite in that the disconnecting customers were primarily from the higher customer market segments. During 2006, the disconnection rate has returned to levels similar to the months preceding Hungarotel's package re-balancing in October 2005.

Cost of Sales

              HTCC's total revenues have been reduced by cost of sales (interconnect costs) which totalled $80.5 million and $69.4 million during the years ended 31 December 2006 and 2005, respectively. As a percentage of total revenues, HTCC's total interconnect costs have remained generally consistent at 41.2% for 2006 compared to 38.6% for 2005; however in functional currency terms HTCC's total interconnect costs increased by 22% or $14.6 million. This increase in the interconnect costs is primarily due to the inclusion of the additional two months of the PanTel business in 2006 compared with 2005.

              The majority, or 98%, of Hungarotel's total cost of sales comes from the interconnect costs paid for terminating calls on other operators' networks. HTCC is paid a per minute interconnection fee for completing long distance wireline and wireless calls over its network to its customers (incoming). HTCC pays interconnection fees to other wireline and wireless operators to terminate calls from its customers (outgoing). There is an imbalance between its incoming interconnection revenue and its outgoing interconnection expenses. For example, the amount that HTCC paid the wireless carriers for completing calls placed by its wireline customers to the wireless carriers' customers are eight times the amount that the wireless carriers paid HTCC to complete calls placed by their wireless customers to its wireline customers. The interconnect prices used between the incumbent operators (including the wireless carriers) are set by the regulatory authorities.

              PanTel is not an incumbent operator, and as a result interconnect prices between PanTel and other operators are based on negotiations, and might differ case by case. In addition to traditional voice termination interconnect costs, a significant portion of PanTel's cost of sales is related to wholesale voice activity which is a high volume, low margin business that generates significant cost of sales. PanTel also pays access costs related to leased lines or VPN services.

              While Hungarotel's access costs are mainly interconnect charges, PanTel's cost of sales are comprised of interconnect costs and access type costs as well.

Gross Margin

              Gross margin percentage decreased from 61% in 2005 to 59% in 2006, a decrease of 5%. The decrease is due primarily to the inclusion of the additional two months of interconnect costs from the PanTel business in 2006 compared with 2005. Gross margins in the PanTel business are lower than those in the Hungarotel business, and thus the additional two months of interconnect costs in 2006 has impacted gross margin.

              A one-off sale of dark fibre during 2006 to a wholesale customer contributed approximately 11% of the total gross margin realised in the Wholesale business.

Operating Expenses

              Operating expenses increased 0.2% for the year ended 31 December 2006 as compared to the year ended 31 December 2005. In functional currency terms, operating expenses increased approximately 6% for the year ended 31 December 2006, as compared to the year ended 31 December 2005. This 6% increase is mainly due to (i) a $0.5 million expense related to certain strategic projects in 2006 and (ii) sales commissions of $1.3 million related to sales activities. These effects are partially offset by a $1.2 million reversal in 2006 of the provision booked in 2005 for amounts due from the Universal Service Fund. The costs related to the Sarbanes-Oxley Internal Control compliance project remained consistent at $1.4 million in 2006 and 2005. Personnel expenses remained consistent compared to 2005 levels which is due to two offsetting factors. The cost savings realised in 2006 due to the workforce reduction plan at Hungarotel in 2005 were offset by the effect of the new bonus policy introduced in 2006 for Hungarotel employees effective from 1 January 2006.

Depreciation and Amortisation

              Depreciation and amortisation charges increased $2.1 million, or 9% for the year ended 31 December 2006 as compared to the year ended 31 December 2005. This increase is due primarily to the inclusion of 12 months of depreciation and amortisation in 2006 related to PanTel compared to the 10 month contribution in 2005.

Cost of Restructuring

              In 2005, HTCC adopted a workforce reduction plan in order to reduce operating expenses. The plan involved the redundancy of approximately 200 employees, primarily within the network and sales and marketing departments of Hungarotel. The cost of the plan amounted to $2.5 million and was based upon Hungarian statutory and union requirements.

              HTCC's severance expenses for the year ended 31 December 2006 were $0.7 million, and are due primarily to the termination costs related to an officer of the Company, as well as other individually insignificant severance costs related to the workforce of the Hungarian entities.

Profit (loss) from Operations

              Profit from operations increased by 9% for the year ended 31 December 2006 as compared to the year ended 31 December 2005. Contributing to such an increase was a higher gross margin partially offset by higher operating expenses and higher depreciation and amortisation expenses.

Financial Cost

              HTCC's foreign exchange gains for the year ended 31 December 2006 resulted primarily from the strengthening of the forint against the Euro and U.S. dollar on HTCC's average €123.3 million denominated debt outstanding between 31 December 2005 and 31 December 2006. At 31 December 2006, the forint had strengthened by approximately 0.2% against the Euro as compared to the 31 December 2005 level, and by 10.3% against the U.S. dollar as compared to the 31 December 2005 level. HTCC's foreign exchange losses for the year ended 31 December 2005 resulted primarily from (i) weakening of the forint against the Euro on Hungarotel's average €80 million denominated debt outstanding between 21 February 2005 (refinancing date) and 31 December 2005; (ii) the weakening of the forint against the Euro on PanTel's average €64 million denominated debt outstanding between 28 February 2005 (refinancing date) and 31 December 2005; and by (iii) the strengthening of the U.S. dollar against the forint on HTCC's €9.5 million denominated inter-company loan between 28 February 2005 and 31 December 2005. At 31 December 2005, the forint had weakened by approximately 3.6% against the Euro as compared to the 21 February 2005 level, 4.2% against the Euro as compared to the 28 February 2005 level and the U.S. dollar had strengthened by approximately 17% against the forint as compared to the 28 February 2005 level. When non-forint debt is re-measured into forints, the Company reports foreign exchange gains/losses in its consolidated financial statements as the forint appreciates/devalues against such non-forint currencies. See the "Quantitative and Qualitative Disclosures about Market Risk—HTCC—Currency Exchange Rate Risks" and "—Interest Rate Risks" sections below.

Interest Expense

              Interest expense increased by 5% for the year ended 31 December 2006 as compared to the year ended 31 December 2005. This is due to higher average interest rates paid on the Company's borrowings during the year ended 31 December 2006 compared to the year ended 31 December 2005, partially offset by lower average debt levels outstanding between the periods. See "Liquidity and Capital Resources—HTCC Liquidity and Capital Resources" section below.

Interest Income

              Interest income increased 43% for the year ended 31 December 2006 as compared to the year ended 31 December 2005, due to higher interest rates on HTCC's forint deposits between the periods.

Fair Value Changes on Interest Rate Swaps

              Fair value changes on interest rate swaps amounted to a $3.2 million gain for the year ended 31 December 2006. The gain recorded for 2006 is the result of a favourable change in interest rates between the swap contract date and 31 December 2006.

Equity in Earnings of Affiliate

              Equity in earnings of affiliate for the year ended 31 December 2005 represents HTCC's 25% equity ownership of PanTel in January and February 2005, prior to HTCC obtaining 100% of PanTel on 28 February 2005.

Deferred Tax

              HTCC recorded a deferred tax expense of $0.3 million for the year ended 31 December 2006 as compared to $1.5 million for the year ended 31 December 2005. The deferred tax expense of $0.3 million for the year ended 31 December 2006 reflects the impact of updating the deferred tax calculation as of 31 December 2006. The amount of the deferred tax asset considered realizable as of 31 December 2006 could be reduced in the future if estimates of taxable income during the future periods are reduced. Management considers projected future taxable income and tax planning in making these assessments.

Net Profit (loss) for the Period

              As a result of the factors discussed above, HTCC recorded net profit of $17.7 million for the year ended 31 December 2006 as compared to net profit of $2.8 million for the year ended 31 December 2005.

HTCC—Year Ended 31 December 2005 Compared With the Year Ended 31 December 2004

              The functional currency of HTCC's Hungarian subsidiaries is the forint. The average forint/U.S. dollar exchange rate for the year ended 31 December 2005 was 199.59, as compared to an average forint/U.S. dollar exchange rate for the year ended 31 December 2004 of 202.74. When comparing the year ended 31 December 2005 to the year ended 31 December 2004, it should be noted that all U.S. dollar reported amounts have been affected by this 2% appreciation in the forint against the U.S. dollar. In addition, when comparing 2005 and 2004, it should also be noted that the 2005 results have been affected by the inclusion of PanTel as of 1 March 2005. Certain 2005 and 2004 amounts have been restated. See Note 1(c) "Restatements" HTCC's Consolidated Financial Statements.

Revenues

	2004	2005	% change
	($ in thousands)
Mass Market	$42,892	$39,098	(9)
Business	19,931	65,167	227%
Wholesale	6,184	75,378	1,119

Total Revenues	69,007	179,643	160
Cost of sales	(8,667)	(69,403)	701

Gross margin	$60,340	$110,240	83%

Gross margin %	87.4%	61.4%	(30)%

Business Revenue

              Business revenues increased by approximately 227% from $19.9 million to $65.2 million for the year ended 31 December 2005 as compared to the year ended 31 December 2004, mainly as a result of the incorporation in 2005 of ten months of PanTel's operations that were not included in 2004.

              After excluding PanTel's revenues from the 2005 results of HTCC, the remaining Hungarotel corporate revenues declined approximately 25%, which is due to the following factors: (i) the fixed-to-mobile substitution as a general trend on the market; (ii) increased competition from other service providers which resulted in a 6% churn in terms of total corporate telephone lines in Hungarotel's historical concession areas; and (iii) increased competition which caused HTCC to offer significant discounts to be able to keep certain key customers. The average discount on the tariffs HTCC offered to the major corporate customers was approximately 30%, which contributed to a drop in the call revenues.

Wholesale Revenue

              Wholesale revenues increased by $69.2 million from $6.2 million to $75.4 million for the year ended 31 December 2005 as compared to the year ended 31 December 2004, mainly as a result of the incorporation in 2005 of ten months of PanTel's operations.

              Hungarotel's Wholesale revenues are comprised of rental payments for high bandwidth leased line services and other infrastructure rental. Hungarotel's Wholesale market revenues were similar between 2004 and 2005.

              PanTel's Wholesale voice service is a high volume, relatively low margin service, but remains an attractive service to PanTel's customers. In addition, it complements other Business products such as leased lines and Internet bandwidth when bundling service for Business customers.

              By connecting Hungarotel's and PanTel's access networks and backbone structure, HTCC entered into a more efficient and competitive position in the voice transit business within Hungary.

Mass Market Revenue

              In reporting currency terms, revenues on the Mass Market for the year ended 31 December 2005 were $39.1 million compared to revenues of $42.9 million for the year ended 31 December 2004. This $3.8 million, or 9%, decrease in revenues is mainly due to the 17% decrease in the number of Mass Market telephone lines in HTCC's historical concession areas serviced over the same period in the prior year, which is offset by the increasing broadband DSL Internet revenues and additional revenues from outside Hungarotel's historical concession areas.

              Due mainly to the service package restructuring as of 1 October 2005 (see discussion of Mass Market revenues in 2006 to 2005 above), HTCC suffered a significant loss of customers amounting to 18% or 28,600 telephone lines between 31 December 2004 and 31 December 2005. Beside the negative effect of the introduction of the new packages, HTCC faced increased competition from cable television operators, which began offering telephone services in some of Hungarotel's historical concession areas during the second half of 2005, as well as continued competition from wireless operators. These issues led to the revenue decrease for the year, but as a result HTCC was able to start 2006 with a much more competitive package portfolio and with a more stable customer base. The package re-balancing caused HTCC to lose customers from the lower end of its customer segment base, while at the same time allowing it to have a more competitive offering towards customers within higher market segments.

              In parallel with stabilising the Mass Market customer base within Hungarotel's historical concession areas, HTCC launched its Carrier Selection and Carrier Pre-selection packages during the second quarter of 2005 to challenge the incumbent local telephone operators on service and price in the Mass Market outside of Hungarotel's historical concession areas. As a result of the Carrier Selection and Carrier Pre-selection sales activity, HTCC gained a customer base of 18,645 connections by the end of 2005.

              HTCC experienced a gain in broadband DSL Internet sales as well, tripling the customer base from 1,226 lines to 3,863 lines between 2004 and 2005. By offering new DSL packages HTCC intends to secure additional revenues from the new service as well as retain the customers by providing the combined DSL services at an attractive price.

Cost of Sales

              HTCC had a $60.7 million, or 701%, increase in cost of sales from $8.7 million for the year ended 31 December 2004, to $69.4 million for the year ended 31 December 2005. When comparing the years it should be noted that the 2005 figure has been affected by the inclusion of PanTel as of 1 March 2005, with no comparative figures in 2004. As a result, the majority of the increase of cost of sales is due to the inclusion of ten months of costs from PanTel.

              Hungarotel's cost of sales as a percentage of gross revenues was stable between 2004 and 2005 as interconnection prices set by the regulatory authorities did not change between the two years.

              In addition to traditional voice termination interconnect costs, a significant portion of PanTel's cost of sales is related to wholesale voice activity which is a high volume, low margin business that generates significant cost of sales. PanTel also pays access costs for leased lines or VPN services.

Gross Margin

              Gross margin percentage decreased from 87% in 2004 to 61% in 2005, a decrease of 30%. The decrease is due primarily to the inclusion of 10 months of interconnect costs from the PanTel business in 2005 compared with 2004. Gross margins in the PanTel business are lower than those in the Hungarotel business, and thus the acquisition of PanTel in 2005 changed the composition of HTCC's interconnect cost and impacted gross margin.

Operating Expenses

              Expenses increased 93% for the year ended 31 December 2005 as compared to the year ended 31 December 2004. The inclusion of PanTel's expenses for the year ended 31 December 2005 contributed an additional $28.6 million of selling, general and administrative expenses compared to the year ended 31 December 2004. In functional currency terms, expenses of Hungarotel increased approximately 12% for the year ended 31 December 2005, as compared to the year ended 31 December 2004. The 12% increase is primarily due to the recording by HTCC of a bad debt provision, in the amount of $1.9 million during the fourth quarter of 2005, related to unpaid Universal Services revenues owed to HTCC by the Universal Services Fund related to 2003 and 2004. The bad debt provision was recorded due to uncertainties as to whether the amounts would be ultimately paid to HTCC. The increase in bad debt expense was partially offset by the decreasing number of new connection fee charges amortised during the year ended 31 December 2004 in relation to the number of connection fee charges that have been fully amortised in 2005. In addition, there was a 28% decrease in HTCC's U.S. dollar denominated operating expenses between the periods that is primarily due to a decrease in the amount of variable option accounting expense recorded by HTCC in 2005 versus 2004 ($6.4 million in 2004 versus $1.2 million in 2005). The reduction in variable option accounting expense has been partially offset by one-time payments made during the second quarter of 2005 related to retirement and termination obligations paid to members of senior management that were not part of the workforce reduction plan as described in the "—Severance Expense" section below, as well as significant expenses incurred by the Company related to the Sarbanes-Oxley Internal Control compliance project for 2005.

Depreciation and Amortisation

              Depreciation and amortisation charges increased $11.6 million, or 94%, for the year ended 31 December 2005 as compared to the year ended 31 December 2004. This increase is due primarily to the inclusion of $11.3 million of depreciation and amortisation related to PanTel for the ten months ended 31 December 2005.

Cost of Restructuring

              On 30 August 2005, HTCC agreed with the Hungarian trade unions (representing most of its Hungarian-based employees) on the key provisions of a workforce reduction plan, pursuant to which HTCC reduced its workforce at Hungarotel by approximately 200 employees, which represented about 20% of HTCC's workforce at the time of such reduction. The first step in the process consisted of an offer to employees to voluntarily accept a severance package, of which approximately 80 employees accepted in September 2005. The second step in the process occurred during the fourth quarter of 2005 when 120 involuntary terminations took place. The $2.5 million expense during the year represented the severance costs concerning the redundancy program.

Profit from Operations

              Income from operations increased by 49% for the year ended 31 December 2005 as compared to the year ended 31 December 2004. Contributing to the increase were higher net telephone service revenues partially offset by higher expenses and higher depreciation and amortisation expenses.

Financial Cost

              HTCC's foreign exchange losses for the year ended 31 December 2005 resulted primarily from (i) the weakening of the forint against the Euro on Hungarotel's average €80 million denominated debt outstanding between 21 February 2005 (refinancing date) and 31 December 2005; (ii) the weakening of the forint against the Euro on PanTel's average €64 million denominated debt outstanding between 28 February 2005 (refinancing date) and 31 December 2005; and (iii) the strengthening of the U.S.

dollar against the forint on HTCC's €9.5 million denominated inter-company loan between 28 February 2005 and 31 December 2005. At 31 December 2005, the forint had weakened by approximately 3.6% against the Euro as compared to the 21 February 2005 level, 4.2% against the Euro as compared to the 28 February 2005 level and the U.S. dollar had strengthened by approximately 17% against the forint as compared to the 28 February 2005 level. The foreign exchange gains for the year ended 31 December 2004 resulted primarily from the appreciation of the forint against the Euro and the U.S. dollar on HTCC's average €46.9 million denominated debt outstanding and $25 million inter-company denominated debt outstanding during the period. When non-forint debt is re-measured into forints, HTCC reports foreign exchange gains/losses in its consolidated financial statements as the forint appreciates/devalues against such non-forint currencies. See the "Quantitative and Qualitative Disclosures about Market Risk—HTCC—Currency Exchange Rate Risk" and "—Interest Rate Risk" sections below.

Interest Expense

              Interest expense increased 55% for the year ended 31 December 2005 as compared to the year ended 31 December 2004. This 55% increase is the result of: (i) the inclusion of PanTel's $4.2 million interest expense for the ten months ended 31 December 2005; (ii) the write-off of $1.5 million of deferred financing cost related to Hungarotel's previous syndicated loan repaid on 21 February 2005; and (iii) higher average debt levels outstanding between the periods, partially offset by lower average interest rates paid on HTCC's borrowings during the year ended 31 December 2005 compared to the year ended 31 December 2004. See "Liquidity and Capital Resources" section below.

Interest Income

              Interest income decreased 59% for the year ended 31 December 2005 as compared to the year ended 31 December 2004 due to lower interest rates on forint deposits between the periods.

Fair Value Changes on Interest Rate Swaps

              Fair value changes on interest rate swaps amounted to a $0.3 million loss for the year ended 31 December 2005. The loss recorded for the year is the result of a downward movement in the market value of the interest rate swaps between the swap contract date and 31 December 2005.

Equity in Earnings of Affiliate

              Equity in earnings of affiliate for the year ended 31 December 2005 represents HTCC's 25% equity ownership of PanTel in January and February 2005, prior to HTCC obtaining 100% of PanTel on 28 February 2005. Equity in earnings of affiliate for the year ended 31 December 2004 represents HTCC's 25% equity ownership of PanTel from 10 November 2004 until 31 December 2004.

Income Tax Expense

              HTCC recorded a $1.6 million corporate tax expense in 2005 primarily as a result of Hungarotel paying 16% corporate income tax on its taxable income for the year.

              HTCC recorded a deferred tax expense of $1.5 million for the year ended 31 December 2005 as compared to $1.8 million for the year ended 31 December 2004. The deferred tax expense of $1.5 million for the year ended 31 December 2005 reflects the impact of updating the deferred tax calculation as of 31 December 2005. The amount of the deferred tax asset considered realisable as of 31 December 2005 could be reduced in the future if estimates of taxable income during the future periods are reduced. Management considers projected future taxable income and tax planning in making these assessments.

Net Profit (loss) for the Period

              As a result of the factors discussed above, HTCC recorded net profit attributable to common stockholders of $2.8 million for the year ended 31 December 2005 as compared to net profit attributable to common stockholders of $16.1 million for the year ended 31 December 2004.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources of the Combined Business

Liquidity of the Combined Business

              Upon completion of the Transactions, the combined business will have liquidity primarily from its undrawn revolving and liquidity facilities under the Credit Facilities. As of the closing of the Transactions, we anticipate that we will have up to €30 million of undrawn availability under the Credit Facilities. There are conditions precedent to accessing these sources of liquidity, primarily in the form of complying with the representations, warranties and covenants set forth in the Credit Facilities. See "Description of Other Indebtedness" for a description of the Credit Facilities.

              Aside from the Credit Facilities, we expect our working capital to provide liquidity to the combined business in future periods. We anticipate that our operating cash flows, together with the money we can borrow under the Credit Facilities, will be sufficient to meet anticipated future operating expenses and to fund capital expenditures. However, we cannot assure you that our business will generate sufficient cash flows from operations, that currently anticipated revenue growth and operating improvements will be realised, or that future borrowings will be available to us under our Credit Facilities in amounts sufficient to enable us to pay our debt, including the Notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may be required to:

  •
  reduce or delay capital expenditures;

  •
  limit our growth;

  •
  seek additional debt financing or equity capital;

  •
  forego opportunities, such as the acquisitions of other businesses;

  •
  sell assets; or

  •
  restructure or refinance our debt.

              Matel cannot assure you that any of these strategies could be effected on favourable terms or at all.

Working Capital of the Combined Business

              Historically, both Matel and HTCC have experienced very low or even negative net working capital. This has been primarily due to the fact that customers of both businesses generally pay on very short credit cycles compared to payment cycles typical for business to business relationships. For example, for the year ended 31 December 2006, Matel and HTCC each had a net working capital balance of €(18.1) million and $0.6 million, respectively.

              As a result, the timing of the payments received from our customers has financed, and we expect will continue to finance, our working capital needs and, to some extent, our overall liquidity requirements. While we cannot assure you that this trend will continue, currently we do not expect the payment terms extended to our customers to change.

Capital Expenditure of the Combined Business

              Over the next few years, we expect to continue to pursue a focused and disciplined capital expenditure programme, and to effectively manage capital expenditures. We plan to make capital expenditures primarily to renew our existing network in order to maintain its quality and our customer service levels. However, regulatory requirements or technical innovations implemented by our competitors may require us to increase our capital expenditures beyond currently anticipated levels.

              We expect to fund our capital expenditure requirements over the next two years from internally generated funds and through existing financing arrangements.

Hedging Programme of the Combined Business

              Historically, both Matel and HTCC have been exposed to interest rate and currency fluctuation risks. The operations of the combined business, including most revenue and the vast majority of operating expenses, are forint based and are therefore subject to exchange rate variability between the forint and the Euro. The debt obligations of the combined business are substantially Euro denominated. The interest rate on the combined business' floating rate forint denominated debt obligations is based on the Budapest Inter-Bank Offered Rate ("BUBOR"). The interest rates on the combined business's floating rate Euro denominated obligations are based on EURIBOR. Over the medium to long term, the BUBOR rate is expected to follow inflation and devaluation trends.

              As part of the Transactions, HTCC has implemented a new programme to hedge the interest rate and currency risks in the combined business (other than with respect to the PIK Note) which are reflected in the pro forma capital structure. The combined business is not expected to hedge its interest rate and currency risks with respect to the PIK Note.

              The combined business will utilise cross currency interest rate swap contracts to reduce its exposure to interest rate and exchange rate risks associated with cash payments in Euro. The cross currency interest rate swap contracts establish the interest rates at which the combined entity will pay interest on the agreed notional amounts and the exchange rates at which the combined business will sell the contracted amount of forint for Euros at a future date. The following table sets forth the hedging contracts that will be in effect upon completion of the Transactions:

Notional amount	Underlying Debt Instruments Hedged	Maturity Date	Notional Amount
(€ in millions)			(HUF in millions)
€100.0	The Notes	January 2010	HUF 26,120.0
96.6	The Notes	April 2010	25,232.0
37	The Credit Facilities	September 2007	9,861.0
37	The Credit Facilities	June 2011	9,664.0
80	The Credit Facilities	June 2011	20,896.0
142	The 2004 Notes	August 2009	37,090.

              The counterparties to the combined business' cross currency interest rate swap contracts are substantial and creditworthy multinational commercial banks which are recognised market makers. The combined business does not consider the risk of counterparty non-performance associated with these contracts to be material.

Matel Liquidity and Capital Resources

Matel Historical Liquidity

              Net cash provided by operating activities totalled €46.2 million for the year ended 31 December 2006, compared to €49.4 million for the year ended 31 December 2005. This decrease in net cash provided by operating activities was mainly caused by the decrease in foreign exchange loss during the year and the increase in our working capital, offset by lower interest paid. Net cash used in investing activities for the year ended 31 December 2006 totalled €46.5 million (including the purchase of Euroweb), compared to net cash used in investing activities of €18.8 million for the year ended 31 December 2005. This increase in net cash used was mainly caused by the acquisition of Euroweb. Net cash used in financing activities for the year ended 31 December 2006 amounted to €14.3 million, compared to net cash used in financing activities of €26.7 million for the year ended 31 December 2005. This decrease was mainly as a result of the fact that in 2005 Matel repaid €7.5 million of its shareholder loan and prepaid €7.5 million of its Existing Credit Facilities whereas in 2006 Matel did not incur such payments and received cash from borrowings in the amount of €4.0 million.

              Net cash provided by operating activities totalled €49.4 million for the year ended 31 December 2005, compared to €47.9 million for the year ended 31 December 2004. This increase in net cash provided by operating activities was mainly caused by the improvement in the Matel's operating cash flows and a decrease in working capital. Net cash used in investing activities for the year ended 31 December 2005 totalled €18.8 million, compared to net cash provided by investing activities of €8.4 million for the year ended 31 December 2004. This decrease was mainly caused by the increase in capital expenditures and the sale of trading investments in connection with the refinancing in 2004. Net cash used in financing activities for the year ended 31 December 2005 amounted to €26.7 million, compared to net cash used in financing activities of €47.7 million for the year ended 31 December 2004. This decrease was mainly as a result of Matel's refinancing resulting in a shareholder loan repayment of €75.7 million in 2004.

Working Capital

              Net working capital includes trade and other receivables, inventories, prepayments and accrued income, fair value of financial instruments, trade and other payables, provisions, accrued expenses and deferred income and excludes cash and cash equivalents. Matel's net working capital was negative €18.1 million as at 31 December 2006 compared to negative €18.3 million as at 31 December 2005 and negative €13.4 million as at 31 December 2004.

              Matel has focused on efficient working capital management over the past few years. Matel collects its receivables faster than it pays its suppliers. Matel also nets receivables and payables where applicable in order to reduce the need for cash movements. Matel believes that its working capital is sufficient for the present requirements of its business.

Matel Historical Capital Resources

              As at 31 December 2006, Matel had borrowings outstanding under its Existing Credit Facilities of €120.5 million (16% is denominated in forint and 84% is denominated in Euro) of which €21.8 million is due within one year, and approximately €5.0 million is available to us under Matel's revolving credit facility. In addition, as at 31 December 2006, Matel had cash and cash equivalents of €13.6 million which Matel mainly held in forint. As at 31 December 2006, 100% of Matel's debt under its Existing Credit Facilities bore interest at variable rates. Simultaneously with the closing of the Acquisition, the Existing Credit Facilities will be replaced with the new Credit Facilities and our hedging will also change.

Matel Historical Financial Instruments

              Matel uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risk arising from operational, financing and investing activities. Matel does not issue or hold derivative financial instruments for trading purposes.

              Matel's recurring revenue and expenses are incurred in forint. However, a significant part of its Credit Facilities, the 2004 High Yield Notes and related party subordinated loan are denominated in Euro. As a result, Matel incurs foreign currency risk. Matel's historical treasury policy required that 50% of the amount of the scheduled repayment of the Existing Credit Facility and the interest payments on the 2004 Notes and Existing Credit Facility within the next two years were hedged. Matel uses forward exchange contracts to hedge its foreign currency risk. The forward exchange contracts had maturities which matched Matel's repayment requirements of principal under its Existing Credit Facilities and interest payments on its 2004 Notes and Existing Credit Facilities.

              Matel is exposed to interest rate risk as a portion of its borrowings incur interest at variable interest rates. To reduce such interest rate risk, Matel historically entered into interest rate swap agreements in which the floating EURIBOR interest rates were changed to fixed rates. These agreements may be terminated following the closing of the Acquisition.

Capital Expenditures

              During 2006, Matel made capital expenditures of €23.7 million to extend the areas covered by its services and by investing in access network infrastructures and microwave radio systems. During 2005, Matel made capital expenditures in the amount of €23.7 million spent mainly on information systems, customer service related infrastructure such as new connections to customers and to build up Matel's broadband Internet network.

HTCC Liquidity and Capital Resources

              HTCC has historically funded its capital requirements primarily through a combination of debt and equity financing. The ongoing development and installation of the networks in Hungarotel's historical concession areas required significant capital expenditures ($216.9 million at historical exchange rates through 31 December 2006). Since the end of 1998, Hungarotel's networks have had the capacity, with normal additional capital expenditure requirements, to provide basic telephone services to virtually all of the potential customers within Hungarotel's historical concession areas. With the acquisition of PanTel, HTCC's capital expenditures, beginning in 2005, are considerably higher than what has been experienced during the previous years due to the business of PanTel requiring capital expenditures to be incurred in order to connect customers to PanTel's nationwide network.

              Net cash provided by operating activities totalled $44.6 million during the year ended 31 December 2006, compared to $43.6 million during the year ended 31 December 2005. This increase is principally due to the combination of the following factors: (i) the 5% depreciation of the forint against the U.S. dollar between the two periods; (ii) the change in operating income during the year ended 31 December 2006 as compared to the year ended 31 December 2005; and (iii) the movement in net working capital during the period. For the year ended 31 December 2006 and 2005, HTCC used $18.5 million and $29.0 million, respectively, in investing activities. The $18.5 million used for investing activities for the year ended 31 December 2006 is due primarily to additions to HTCC's telecommunication networks. The $29.0 million used in investing activities for the year ended 31 December 2005 is due to: (i) $22.1 million to fund additions to HTCC's telecommunications networks and other intangibles; and (ii) $7.5 million for the acquisition of the PanTel business (net of cash acquired). Financing activities used net cash of $24.4 million during the year ended 31 December 2006 compared to $3.9 million for the year ended 31 December 2005. Cash flows used in financing activities for the year ended 31 December 2006 reflect: (i) a $24.0 million scheduled repayment under the credit agreement, and (ii) a $0.4 million principal payments made under HTCC's capital lease obligations. Cash flows from financing activities for the year ended 31 December 2005 were the result of: (i) the drawing down of $110 million under the new bank credit agreement; (ii) the $74.3 million repayment of HTCC's previous loans; (iii) the scheduled repayment of $20.9 million from HTCC's new credit agreement; (iv) the $6.5 million payment of financing related costs; and (v) an $11.8 million principal and interest payment on HTCC's existing credit agreement to fund the debt service reserve account that is stipulated by the existing credit agreement.

              As of 31 December 2006, HTCC has repaid approximately $44.9 million (€36 million), at historical exchange rates, of the original €150 million drawn down under its existing credit agreement.

Contractual Obligations

Matel's Contractual Obligations

              Set out below are Matel's contractual obligations as of 31 December 2006.

	Payments due by period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
			(€ in thousands)
Credit Facilities loan obligations	€120,545	€21,777	€53,278	€45,490	€—
2004 Notes obligations*	140,689	—	—	—	140,689
Related party subordinated loan obligations	18,580	—	—	—	18,580
Operating lease obligations	19,741	5,298	5,932	3,728	4,783

Total	€299,555	€27,075	€59,210	€49,218	€164,052

* Net of discount on the 2004 Notes of €1.3 million.

HTCC's Contractual Obligations

              HTCC's major contractual cash obligations, including interest, as of 31 December 2006 (at 31 December 2006 exchange rates) are as follows:

	Cash Payments Due by Period
Obligation	Total	1 Year or Less	2-3 Years	4-5 Years	After 5 Years
	(in thousands)
Long Term Debt	$191,303	$35,794	$107,701	$47,808	$—
Short Term Debt	25,000	25,000	—	—	—
Lease Commitments to Telecommunication Providers	8,272	4,422	3,822	28	—
Other Operating Leases	5,474	1,940	2,566	667	301
Capital Leases	980	554	426	—	—

Total	$231,029	$67,710	$114,515	$48,503	$301

Quantitative and Qualitative Disclosures about Market Risk

Matel

              Matel is exposed to various types of risk in the normal course of business, including the impact of foreign currency exchange rate fluctuations and interest rate changes. Matel's operations, including most revenue and the vast majority of operating expenses, are forint based and are therefore subject to exchange rate variability between the forint and the Euro.

              The presentation currencies of Matel and its subsidiaries are the Euro and the forint. The functional currency of Matel is the Euro and the functional currency of Invitel (as Matel's principal operating company) is the forint. Fluctuations in the rate of exchange between the Euro and the forint have an impact on Matel's financial results.

              The sales and operating costs of Matel's subsidiaries are typically denominated in the same currency, and this general matching of revenue and expenses provides certain limits on currency risk exposure. Matel's financial results are exposed to currency translation risks when forint amounts are translated into Euro. Foreign exchange rate fluctuations negatively affected sales and earnings presented in Euros in the year ended 31 December 2006 as compared to the year ended 31 December 2005. Foreign exchange rate fluctuations positively affected sales and earnings presented in Euros in 2004 and 2005.

              Historically, Matel's operating company, Invitel, has at least partially hedged its currency exposures with derivatives as part of its hedging program, which is designed to reduce exposure to foreign exchange rate fluctuations. Invitel does not participate in speculative derivatives trading.

              Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. Matel designates qualifying derivatives as either: (1) hedges of the fair value of recognised assets or liabilities or a firm commitment (fair value hedges) or (2) hedges of the exposure to variability in cash-flows that (a) is attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction and (b) could affect profit or loss (cash-flow hedges).

              Matel documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as risk management objectives and its strategy for undertaking various hedge transactions. Matel also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash-flows of hedged items.

              In particular, Invitel has used over-the-counter forward contracts in order to hedge these risks. These contracts are valued in a manner similar to that used by the market to value exchange-traded contracts. Standard valuation formulas are used, which employ assumptions made about future foreign currency exchange rates based on existing exchange rates, interest rates and volatility observed in the market.

HTCC

Currency Exchange Rate Risks

              HTCC is exposed to various types of risk in the normal course of its business, including the risk from foreign currency exchange rate fluctuations. HTCC's operations, including approximately 73% of net revenues and approximately 85% of operating expenses, are forint based. Therefore, HTCC is subject to exchange rate risk with respect to its non-forint denominated income and expenses, primarily Euros and U.S. dollars, due to the variability between the forint and the U.S. dollar and Euro. HTCC is also exposed to exchange rate risk since it has debt obligations in Euros and U.S. dollars. If the forint weakens in the currency exchange markets versus the U.S. dollar or Euro, HTCC would have to generate more revenue in forints to settle such debt obligations. The forint/Euro exchange rate changed from 252.73 as of 31 December 2005 to 252.3 as of 31 December 2006, an approximate 0.2% appreciation in value of the forint versus the Euro. At the same time, the forint/U.S. dollar exchange rate changed from 213.58 as of 31 December 2005 to 191.62 as of 31 December 2006, an approximate 10.3% appreciation in value of the forint versus the U.S. dollar. HTCC has not entered into any agreements to manage its foreign currency risks related to such expenses but it continues to monitor its exchange rate risks related to its income and expenses.

              HTCC's debt obligations are Euro and U.S. dollar denominated. HTCC's policy is to consider utilising foreign exchange rate hedging instruments or purchases of Euro and U.S. dollar in advance in order to reduce its exposure to exchange rate risks associated with cash payments in Euros and dollars under its debt obligations. HTCC did not have any open foreign currency hedging instruments at 31 December 2006. HTCC's policy requires that counterparties to any hedging instrument be substantial and creditworthy multinational commercial banks, which are recognised market makers.

              Given HTCC's debt obligations, which include Euro and U.S. dollar denominated debt, exchange rate fluctuations in operational currencies can have a significant impact on its financial statements in connection with foreign exchange gains/losses and the resulting debt balances.

              For example, if a 5% change in forint/Euro exchange rates were to occur, HTCC's Euro denominated debt, in U.S. dollar terms, would increase or decrease by $7.5 million assuming that the U.S. dollar/forint rate did not change. A 5% change in the forint/U.S. dollar rate along with a 5% change in forint/Euro rates would result in an $7.1 million to $7.9 million increase in the debt balance or a decrease of $7.1 million to $7.9 million.

Interest Rate Risks

              HTCC is exposed to interest rate risks because its outstanding U.S. dollar denominated debt obligation accrues interest at a variable rate tied to market interest rates. The interest rate on the U.S. dollar denominated obligation is based on U.S. dollar LIBOR. If a 1% change in U.S dollar LIBOR interest rates were to occur, HTCC's interest expense would increase or decrease by approximately $0.2 million annually based upon the 31 December 2006 U.S. dollar denominated debt level. HTCC evaluates market interest rates and the costs of interest rate hedging instruments by reviewing historical variances between market rates and rates offered by lending institutions on hedging instruments, as well as market expectations of future interest rates.

              As of 31 December 2006, HTCC has entered into interest rate swap agreements whereby it has exchanged 100% of the variable interest rate on its Euro denominated debt for a fixed rate. The swap agreements are valid until 31 December 2010.

HUNGARIAN TELECOMMUNICATIONS INDUSTRY AND REGULATION

Hungary and its Telecommunications Industry

Hungary

              Hungary is located in Central Europe bordering on Austria, Slovenia, Croatia, Serbia, Romania, Ukraine and Slovakia. It has approximately 10.1 million inhabitants, approximately 1.8 million of whom reside in Hungary's capital, Budapest.

              Since 1990, foreign direct investment into Hungary has been approximately $72 billion, including over $4.9 billion in the first nine months of 2006. Hungary, Poland and the Czech Republic are the recipients of more than 50% of the total foreign direct investment into the former Communist countries in the region. Since 1995, the Hungarian government has embarked on an economic stabilisation effort aimed at putting the economy on a sustainable path of low-inflation growth. The unemployment rate has decreased from 10.3% in 1995 to 7.5% between 1 December 2006 and 28 February 2007.

              On 1 May 2004, Hungary joined the E.U., together with nine other countries. Hungary plans to adopt the Euro as its currency between 2011 and 2014, although no official deadline has been declared by the government. Hungary joined the North Atlantic Treaty Organisation in 1999. Hungary is also a member of the Organisation for Economic Co-operation and Development and the World Trade Organisation.

              The following table sets out Hungary's annual GDP growth and inflation rates since 2001.

	Annual GDP Growth Rate %	Annual Inflation Rate %
2002	3.8	5.3
2003	3.4	4.7
2004	5.2	6.8
2005	4.1	3.6
2006	3.9	3.9

History

              In 1989, the Hungarian state owned Post, Telegraph and Telephone was divided into three separate companies: the Hungarian Broadcasting Company, the Hungarian Post Office and Magyar Távközlési Vállalat (the former Hungarian Telecommunications Operator which was privatised in 1992 and currently comprises T-Com).

              As a result of Act LXXII of 1992 on Telecommunications (the "1992 Telecommunications Act"), the Hungarian government divided Hungary in 1993 into 54 geographically defined concession areas for local public fixed line voice telephony services (each, a "historical concession area"). Although the geographic concession areas set forth by the 1992 Telecommunications Act were repealed by Act XL of 2001 on Communications (the "2001 Communications Act"), the currently operating telecommunications service providers are still the primary operators in those geographic areas of Hungary, which previously constituted their historical concession areas as defined by the 1992 Telecommunications Act.

              In August 1993, the Ministry of Transport, Telecommunications and Water Management announced an international tender for the right to provide international and domestic long distance telephony services throughout Hungary and to provide local public fixed line voice telephony services in 29 out of the 54 historical concession areas, including Budapest. The Ministry selected T-Com as the winner of this tender.

              In September 1993, the Ministry announced a second competitive bid for the exclusive right to provide local public fixed line voice telephony services in the remaining 25 of the 54 historical concession areas. The Ministry awarded 23 out of the 25 concession areas offered in the second tender. The right to operate 15 of those historical concession areas were distributed among 12 local telephone operators (each a Local Telephone Operator or "LTO"). T-Com, either directly or through predecessor companies, was awarded eight historical concession areas and was additionally chosen as the default provider in two areas where there was no successful bidder. Each of the LTOs (including HTCC and the predecessors of Invitel and HTCC) received 25-year licenses to provide local basic telephony services with exclusive rights in their respective concession areas until 2002. Each of the LTOs other than T-Com negotiated a separate asset purchase agreement with T-Com to acquire each historical concession area's existing telephony plant and equipment.

              The liberalisation of the fixed line telecommunications market in Hungary could only be launched following the expiry of T-Com's exclusive right to provide national long distance and international telephony services in December 2001 and the expiry of each LTOs' exclusive concession rights in their respective historical concession areas in 2002. Following Hungary's accession to the E.U., in order to transpose the E.U. regulatory framework into the Hungarian legal system, the 2004 Communications Act restructured the regulatory authorities responsible for the supervision of the liberalised telecommunications market, with the primary supervisory authority being the NHH.

Hungarian Fixed Line Telecommunications Industry

              Invitel is the second largest incumbent fixed line operator in nine of the above mentioned historical concession areas and HTCC is the third largest incumbent fixed line operator in five of these historical concession areas. In addition to Invitel and HTCC, the two incumbent fixed line providers operating in Hungary are T-Com and Monortel:

  •
  T-Com:    T-Com is the largest provider of fixed line telecommunications services in Hungary. T-Com is the successor company of the former monopoly provider of long distance and international telephony services in Hungary, and, together with Emitel (a T-Com subsidiary), the provider of local telephony services in 39 historical concession areas. T-Com has an estimated 74% national residential market share and an 80% national business market share. T-Com is listed on both the Budapest Stock Exchange and the New York Stock Exchange.

  •
  Monortel:    Monortel, an affiliate of UPC Kabelcom, provides local telephony services in one historical concession area. Monortel has an estimated 2% national residential market share and a 2% national business market share.

Hungarian Telecommunications Market

Fixed Line

              The fixed line telecommunications market in Hungary has been characterised by a slow decline in the number of subscriber lines in recent years. The penetration of fixed lines has fallen from a peak of approximately 38% in 2000 to approximately 33% as of 31 December 2006 (expressed as a proportion of the overall population), primarily as a result of the rapid increase in mobile penetration from approximately 10% of the population in 1998 to approximately 99% as of 31 December 2006 (and the resultant migration of both residential and Business traffic from fixed to mobile networks) as well as increased competition from cable operators (offering "triple play" packages comprised of television, Internet and voice services). However, in terms of subscribers, the contraction of the fixed line market has slowed. Mobile penetration growth has also slowed.

Internet

              The most significant Internet service providers in Hungary in addition to the combined business are T-Online (a T-Com subsidiary), GTS-Datanet, and Enternet, each providing both residential (both dial-up and DSL) and Business (DSL or leased line) Internet services. Incumbent fixed line operators also benefit from the telecommunications traffic generated by dial-up customers and from the DSL wholesale services to reseller Internet service providers. As an alternative to DSL based broadband services, cable television operators (subject to the technical conditions of their networks) often make available broadband Internet access services through cable modems connected to the cable television network. Cable television based broadband access offers substantially the same speed and quality as the DSL technology, for a price comparable to DSL prices. Both T-Com (through its cable television operator, T-Kábel) and UPC, the two largest cable operators, offer broadband Internet access services in certain parts of our historical concession areas. In addition, since 2003, mobile phone operators have been offering web card-based Internet access.

Data

              The provision of data services has been liberalised in Hungary since 1992, with no regulatory barriers to entering into the market. This factor, together with Hungary's expected economic growth and central location, attracted significant investment into the data communications sector. Not only did incumbent fixed line operators expand their existing networks but alternative service providers emerged and established backbone and access networks, providing both wholesale broadband data transmission and data services (including voice over IP) primarily targeting the lucrative Business market in Budapest and in large business centres of other towns in Hungary. Alternative service providers typically benefit from the combined use of existing third party networks (such as the national railway's network used by PanTel) and state of the art new networks (typically optical fibre based) and agreements with international communications operators ensuring international traffic. Currently, the most important providers of data transmission services in Hungary other than Invitel and PanTel are T-Com, GTS Datanet (an operator recently acquired by the Menatep group) and Equant (managed leased line service provider).

Mobile

              Hungary was the first country in Central and Eastern Europe to introduce public mobile telecommunications services. Currently there are three mobile operators providing mobile voice telephone services in Hungary, T-Mobile (a Deutsche Telekom affiliate operating since 1993, and consolidated into T-Com in 2005), Pannon GSM (a Telenor affiliate operating since 1993), and Vodafone (operating since 1999). These mobile operators provide GSM services in both the 900 and 1800 MHz band and, pursuant to licenses awarded by the government in 2004, 3G (UMTS) services.

              The mobile communications market in Hungary is highly competitive and characterised by successive promotional campaigns and price competition. Historically, mobile telephony, due in part to limited fixed line penetration in the 1980s and early 1990s, increased rapidly in penetration in Hungary which has led to a mobile penetration rate which is significantly higher than that of fixed lines. As of 31 December 2006, mobile penetration was approximately 99% as compared with a fixed line penetration rate of 33% (in each case expressed as a proportion of the population) and as compared with a fixed line household penetration of 66%. Mobile operators have also introduced new tariff structures for voice (such as pre-payment) which have proved successful with customers. The financial success of mobile operators has been further supported by the relatively high prices which they have been able to charge to fixed line operators for terminating voice calls originated on fixed line networks on their own networks.

              Currently, there are no virtual mobile network operators in Hungary and it is unclear at present whether future regulations imposed by the NHH would require existing mobile operators to open their networks for this purpose.

Regulatory Environment

Hungarian Regulatory Framework

              The current regulation of the telecommunications services in Hungary is based on the 2004 Communications Act, which entered into force on 1 January 2004 and resulted in far reaching changes within the Hungarian telecommunications sector. The 2004 Communications Act was enacted to facilitate E.U. harmonisation and promote competition regarding the Internet, universal service obligations, cost accounting, pricing, Carrier Selection, unbundling and number portability and to sufficiently address specific local issues.

              The 2004 Communications Act fundamentally changed the structure of the regulatory authorities responsible for the supervision of the liberalised telecommunications market and designated the NHH as the top supervisory authority in Hungary. The NHH reports to the Minister of Economy and Transport and the Hungarian government.

              Unlike the previous laws, the 2004 Communications Act adopted the general principle, accepted throughout the E.U. that the NHH may only intervene into the telecommunications sector by way of issuing certain ex-ante (forward looking) regulations, if competition in a specific telecommunications market was and was likely to remain ineffective in the absence of a direct regulatory intervention. Further, pursuant to the 2004 Communications Act, the right of imposing certain obligations upon telecommunications service providers on the retail market, such as price caps (except for Universal Service) has also been assigned to the NHH. The 2004 Communications Act has vested significant regulatory powers into the NHH to efficiently regulate the Hungarian telecommunications market.

Market Analysis and Obligations

              According to the 2004 Communications Act, the NHH is required to conduct periodic market analyses to determine, in line with conventional competition law principles, whether a certain market is effectively competitive and, if not, to designate operators with SMP and to impose certain ex-ante obligations on them.

              The 2004 Communications Act provides a list of obligations out of which at least one must be imposed on operators defined as having SMP by the NHH. Such obligations refer to:

  •
  transparency;

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  non-discrimination;

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  accounting separation;

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  access to specific network facilities; and

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  cost orientation and price control.

              The NHH has completed a market analysis with respect to 17 out of the 18 electronic communication markets as defined in Decree 16/2004 issued by the Ministry of Informatics and Communications. Invitel and Hungarotel were found to have SMP in their respective historical concession areas and, as such, subject to certain obligations in the following markets:

              Retail markets:

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  access to the public telephone network at a fixed location for residential customers;

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  access to the public telephone network at a fixed location for non-residential customers;

  •
  publicly available local and/or national telephone service provided at a fixed location for residential customers;

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  publicly available international telephone service provided at a fixed location for residential customers;

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  publicly available local and/or national telephone service provided at a fixed location for non-residential customers; and

  •
  publicly available international telephone service provided at a fixed location for non-residential customers.

              In respect of the markets regarding access to the public telephone network at a fixed location for residential customers and access to the public telephone network at a fixed location for non-residential customers, the NHH imposed a price cap upon Invitel's and Hungarotel's services, which seeks to prohibit unreasonably high price increases. In respect of the markets regarding publicly available local and/or national telephone service provided at a fixed location for residential customers, publicly available international telephone service provided at a fixed location for residential customers, publicly available local and/or national telephone service provided at a fixed location for non-residential customers and publicly available international telephone service provided at a fixed location for residential customers, the NHH imposed the obligations of Carrier Selection and Carrier Pre-selection upon Invitel and Hungarotel. The NHH is currently carrying out a new market analysis procedure with respect to the retail fixed line voice telephony markets (including the Carrier Selection and Carrier Pre-selection market). Based on the draft resolution published by the NHH in November 2006, management does not expect major changes in the current obligations imposed upon Invitel and Hungarotel with respect to their Carrier Selection and Carrier Pre-selection business.

              Wholesale markets:

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  call origination on the public telephone network provided at a fixed location;

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  call termination on individual public telephone networks provided at a fixed location;

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  wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services; and

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  wholesale broadband access.

              In respect of the markets regarding call origination on the public telephone network provided at a fixed location and call termination on individual public telephone networks provided at a fixed location, the obligations imposed by the NHH upon Invitel and Hungarotel include transparency, along with the submission to the NHH and publication of reference interconnection offers, cost orientation, and access and interconnection related obligations.

              In respect of the markets regarding call origination on the public telephone network provided at a fixed location, call termination on individual public telephone networks provided at a fixed location, wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services and wholesale broadband access, the NHH imposed upon Invitel and Hungarotel the obligation to implement accounting separation in order to enable the assessment of cross-financing between service lines.

              In respect of the market regarding call termination on individual public telephone networks provided at a fixed location, the obligations imposed by the NHH upon PanTel include transparency and equal treatment.

              In respect of the markets regarding wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services and wholesale broadband access, the remedy imposed upon Invitel and Hungarotel includes transparency (requiring Invitel and Hungarotel to prepare and publish to the NHH a RUO), cost orientation, and access and interconnection related obligations.

              The resolutions of the NHH with respect to markets of access to the public telephone network at a fixed location for residential customers, call origination and termination on the public telephone network provided at a fixed location and wholesale broadband access were challenged by Invitel before a court. Further, Hungarotel initiated a court procedure to challenge certain resolutions of the NHH regarding call origination on the public telephone network provided at a fixed location and call termination of individual public telephone networks provided at a fixed location. Each of these aforementioned cases are currently pending but no major changes in the existing regulatory obligations are expected.

Regulatory Obligations Imposed on Invitel and HTCC by the NHH as a Result of the Market Analysis

Reference Interconnection Offer

              The terms of each Invitel's and Hungarotel's Reference Interconnection Offer ("RIO") are used when a telecommunications operator aims to interconnect with Invitel's or Hungarotel's telephone network, as the case may be, in order to provide domestic and international long distance service through Carrier Selection or Carrier Pre-selection to Invitel's or Hungarotel's respective subscribers, or to terminate calls on Invitel's or Hungarotel's respective network. In respect of the interconnection services not offered in the RIO the parties may agree on terms other than those defined in the RIO.

              Tariffs of interconnection traffic services (origination and termination) offered in the RIO are required to be based on their costs plus a reasonable profit. The cost must be calculated by a Long Run Incremental Costing ("LRIC") model with a current cost accounting approach. The reasonable profit is defined by a weighted average cost of capital figure of which the regulated percentage has been 18.5% since 2005. The cost calculation must be approved by the NHH, having the right to overrule it if it is found not to reflect the costs of an efficient operator. In this case the NHH may define the appropriate interconnection tariffs by benchmarking or using a bottom-up cost model.

              Auxiliary services (such as interconnect link and collocation) offered in the RIO are also required to be based on cost plus a reasonable profit (based on a bottom-up cost model).

              The obligation to prepare a RIO was introduced in 2001 by the 2001 Communication Act. Since then operators having SMP are required to regularly prepare and submit a RIO to the regulatory authority. The 2004 Communications Act has amended the corresponding regulation and vested the right of imposition of the RIO obligation in the NHH under the condition that it imposes the obligation based on market analysis.

              Regarding the current RIO submission, in its related market analysis notification the NHH has declared that it would accept Invitel's and Hungarotel's offered interconnection tariffs without further investigation provided they are not higher than T-Com's corresponding tariffs in force plus 40%.

              Invitel's and Hungarotel's management accepted this solution on 3 May 2006 and 15 May 2006, respectively, and the NHH approved both Invitel's and Hungarotel's RIO with retroactive effect as of 15 September 2005.

Accounting Separation

              Under the 2004 Communications Act, the right to impose accounting separation has been vested in the NHH provided that the obligations imposed are based on a market analysis conducted by the NHH.

              Pursuant to certain resolutions adopted by the NHH since May 2005, the NHH required Invitel and Hungarotel to implement accounting separation on several wholesale markets regarding call origination, call termination, wholesale unbundled access and wholesale broadband access. As specified by the NHH, Invitel and Hungarotel were required to prepare separate income statements, balance sheets and profitability calculations for both their respective retail and wholesale arms, and within the retail arm for certain retail services. Under the accounting separation obligation, Invitel's and Hungarotel's revenues must be allocated directly, while capital expenditures and operating expenditures are required to be allocated by using a fully distributed cost model based on both historical cost accounting and current cost accounting. Service transfers between the different business lines are required to be settled at the regulated price.

              Both Invitel and Hungarotel submitted their respective accounting separation models in June 2006, which were subsequently approved by the NHH in November 2006 and October 2006, respectively. The NHH is currently evaluating the results and implications of such obligation upon Invitel's and Hungarotel's businesses and may use the information resulting from such evaluation to refine its regulatory approach towards Invitel and Hungarotel.

Reference Unbundling Offer and Wholesale Bitstream-access General Terms and Conditions

              The terms of our Reference Unbundling Offer ("RUO") are used when another operator wants to rent the last mile of the network which connects the subscribers to the telephone network (Local Loop Unbundling or "LLU"). By renting the last mile of the network, alternative operators are able to provide telephone and broadband Internet access services without the need for significant investment into an access network. In addition, by using RUO services, alternative operators may develop complete telephone packages which subscribers are able to pay for through a single bill issued by the alternative operators. In this case the incumbent operator does not have a direct contract with the subscriber.

              The RUO is required to include contractual terms for full and partial unbundling of the local loop and local bit stream access. The content of the RUO is required to be approved by the NHH.

              The tariff of access services offered in the RUO is required to be based on their costs plus a reasonable profit. The cost of the monthly fee of the LLU is required to be calculated using the fully distributed cost model with a historical cost accounting approach. A reasonable profit is defined by a weighted average cost of capital figure, the regulated measure of which has been 18.5%. The cost calculation is required to be approved by the NHH, having the right to overrule the results if the cost calculation applied by the operator does not comply with the related regulations. In such a case the NHH may define the appropriate access prices.

              Auxiliary services offered in the RUO are also required to be based on cost plus a reasonable profit (based on a bottom-up cost model).

              Similar to the RIO, the obligation to prepare a RUO was introduced in 2001 by the 2001 Communications Act. The 2004 Communications Act has amended the corresponding regulation and vested the right of imposition of RUO obligation in the NHH provided that the obligations imposed are based on a market analysis conducted by the NHH.

              On 12 September 2005, the NHH determined Invitel and Hungarotel to have SMP on the wholesale unbundled access and wholesale broadband access markets and imposed the obligation of transparency, which required Invitel and Hungarotel to prepare and publish a RUO. Invitel submitted its initial RUO to the NHH in October 2005 and the revised RUO on 20 January 2006 and on 7 June 2006, respectively. In its resolution dated 11 September 2006, the NHH approved Invitel's RUO with substantial amendments, requiring Invitel to decrease its fees indicated in the RUO. Hungarotel submitted its initial RUO to the NHH in October 2005 and the revised RUO in April 2006 and July 2006, respectively. In its resolution dated 9 October 2006, the NHH approved Hungarotel's RUO with substantial amendments, requiring Hungarotel to decrease its fees indicated in the RUO.

              On the market for wholesale broadband access, the NHH has also imposed on Invitel and Hungarotel the obligation of non-discrimination, cost based pricing and transparency. In order to comply with this obligation, Invitel and Hungarotel must apply equivalent conditions to other undertakings with relation to the provision of wholesale broadband services as it applies for its own retail services, or those of its subsidiaries or partners. Furthermore, Invitel and Hungarotel must provide national bit stream access, meaning that both Invitel and Hungarotel must offer at least one access point through which all DSL subscribers of the alternative operators can be served. The tariff of national bit stream service is calculated by a 'retail minus' method where the NHH defines the applicable retail margin, whereas Invitel and Hungarotel calculate their respective average retail prices. The current tariffs were set by the NHH in its resolutions dated 20 March 2007 based on market data for the second half of 2006. The terms and conditions of contracts for the provision of local and single point bit stream access must be disclosed on Invitel's and Hungarotel's website in the form of a wholesale bitstream-access general terms and conditions.

Retail Price Regulation

              In February 2005, the NHH identified Invitel and Hungarotel as having SMP on the retail markets for access to fixed telephone network, national calls and international calls. On the retail markets for calls the NHH has not imposed obligations other than Carrier Pre-selection. On the retail markets for access, the NHH imposed price caps on Invitel and Hungarotel (which applied until 31 December 2005), as according to the NHH in the absence of competition only a safeguard cap over the subscription fee can avoid excessive price increases. The permitted price increase in 2005 was the historical consumer price index—0%, which prohibited both Invitel and Hungarotel from increasing their respective subscription fees over the rate of inflation. The historical consumer price index—0% price cap applied to the basket of all residential and all business packages. Nevertheless, Invitel and Hungarotel can still bundle minutes into the access fee without breaching the applicable price cap. The NHH is currently conducting an investigation as to whether operators having SMP have complied with the imposed price cap.

Call-by-Call Carrier Selection and Carrier Pre-selection

              According to the 2004 Communications Act, operators having SMP on any market related to the access and the usage of fixed line networks must make Carrier Selection available for all calls through Carrier Selection or Carrier Pre-selection. The obligation of Carrier Selection enables telephone operators to offer retail call services (but not access services) to subscribers other than their own. According to the 2004 Communications Act, the opportunity to use Carrier Selection service may not be excluded from any subscriber even if a subscriber was to accept such a restriction.

              Operators are required to enable their subscribers to originate calls to any national, international, mobile or dial-up service numbers by call-by-call Carrier Selection.

              In the case of Carrier Pre-selection, subscribers have three call options where the call is made through the selected alternative operator: (i) international calls; (ii) all national calls, including long distance calls, local calls and calls to mobile networks; or (iii) options (i) and (ii) together. Carrier Pre-selection of Internet calls is established through call number allocation.

              Invitel began offering telephone services to subscribers of other operators through Carrier Selection before 2004, while other operators (T-Com and Tele2) only started the provision of the same service on Invitel's network in April 2005. Hungarotel has been offering telephone services to T-Com subscribers through Carrier Selection since April 2005.

Other Statutory Obligations Imposed on Invitel

Number Portability

              Since January 2004, all fixed line telephone service providers are required to ensure that their subscribers can keep their existing telephone numbers when they change service providers. Porting may only be refused if an outstanding debt is associated with the user's account.

              Historically, number portability was introduced to reduce the administrative barriers resulting from changing telephone numbers. Similarly, PanTel considered the number portability a positive development, which allowed PanTel to become more competitive on its prices and services.

Universal Service Obligation

              The 2004 Communications Act defines universal service as basic communications services which must be made available to all customers at an affordable price. Universal service includes: providing access to the fixed line telephone network of a specified minimum quality, operating public payphones with regulated density, issuing a public directory of subscribers, providing operator services and providing free emergency calls.

              Operators are entitled to compensation in relation to any unfair burden arising due to the universal service obligation. The amount of compensation is calculated as the avoidable cost that would not have occurred if the operator had no universal service related obligations, less the possible gains (such as increasing brand equity) from offering the universal services. Operators prepare the financial model once a year and submit it to the NHH for examination and the Minister of Economy and Transport for approval.

              Both Invitel and Hungarotel became universal service providers in their respective historical concession areas on the basis of the universal service agreements concluded with the legal predecessor of the current Minister of Economy and Transport in March 2002. In order to be in line with the E.U. regulatory regime, which took effect in Hungary as of 1 May 2004, each of Invitel and Hungarotel have entered into a new universal service agreement with the legal predecessor of the current Minister of Economy and Transport. Both agreements proclaimed that an unfair burden in relation to the universal service obligation ("USO") has to be compensated for by the Universal Service Fund (the "Fund"). All voice telephone operators and Internet service providers using dial up telephone connections are required by law to contribute to the Fund. The annual amount of the contribution is determined on the basis of the actual financing needs of the Fund, however, the contribution may not exceed 0.5% of the net turnover of the operator from voice telephony and dial-up Internet services.

              Prior to 2004, the amount of the subsidy was calculated as the income lost due to the fact that the regulated monthly fee of the universal service package was lower than that of the normal subscription packages. The 2003 in-payment obligations were challenged by the mobile service operators in court. Due to the pending legal proceedings, no further payments were made from the Fund.

              The aggregate amount of the subsidy to be received by Invitel from the Fund for the year ended 31 December 2003, in the amount of HUF 468 million, has been included in Invitel's revenues. This receivable has been partially offset by a related payable by Invitel in the amount of HUF 210 million, which has been included in Invitel's operating expenses. Out of the outstanding amount of HUF 258 million, HUF 108 million has been collected, while the remaining HUF 150 million has been fully provisioned for the year 2005. In 2006, a further amount of HUF 123 million has been collected, whereas the remaining HUF 27 million is still outstanding.

              The subsidy receivable by Hungarotel from the Fund for the year ended 31 December 2003, in the aggregate amount of HUF 497 million, has been included in Hungarotel's revenues. Hungarotel has already collected HUF 446 million, whereas the remaining HUF 51 million in still outstanding.

              In the meantime, the calculation in force was criticised by the non-fixed operators and the European Commission and was amended under the 2004 Communications Act to reflect the net avoidable cost of the USO. Since then, although Invitel submitted the due calculations for the years 2004 and 2005 and Hungarotel submitted calculations for 2004, each of these calculations have been turned down by the authorities. Both Invitel and Hungarotel contested such decision in court and the proceedings are currently still pending. Nevertheless, no subsidy has been accrued for 2004, 2005 and 2006 due to the ongoing legal proceedings surrounding the legislation regarding the Fund.

Mobile Termination

              According to Decree 3/2002 issued by the Ministry Heading the Prime Minister's Office, universal service operators are required to reduce the universal telephone package tariffs for calls to mobile networks in accordance with a gradual reduction of the mobile termination charges. In practice this means that savings of the fixed line operators on mobile termination charges are required to be passed on to subscribers using fixed-to-mobile calls.

              After the first decrease of mobile termination charges in 2003, Invitel reduced its fixed-to-mobile call tariffs according to the requirements set forth by the decree and inspected by the NHH. With respect to the second and third decrease of mobile termination charges imposed by the NHH in 2004 and in 2005, respectively, Invitel has not complied yet with the cost savings pass-on obligation due to the ongoing court cases where the mobile operators sued the NHH and sought the restoration of the previous termination fees. Invitel management estimates the value of savings that should have been passed on to customers in line with the second and third decrease in mobile termination charges amount to approximately HUF 209 million up to 1 September 2005.

              In the event that the courts issue a ruling with respect to these cases, Invitel's management intends to agree on an alternative solution with the NHH to meet the corresponding regulatory obligations. As proposed by Invitel, the outstanding passing on commitments would be redeemed by a significant price reduction of the fixed-to-mobile tariffs off Invitel's Alaphang package, which have been implemented as of January 2006. Such decrease in the mobile termination tariffs is expected to offset to a large extent Invitel's pass-on obligation.

              Hungarotel reduced its fixed-to-mobile call tariffs according to the requirements set forth by the NHH decree in 2003 and 2005, and complied with its cost savings pass-on obligations. In February 2007, Hungarotel's fixed-to-mobile tariffs were further reduced, in response to which Hungarotel has introduced new mobile tariff packages and has taken appropriate steps to comply with the pass-on obligations.

COMPANY HISTORY

Invitel

              Invitel began its operations in Hungary in 1994. Invitel initially owned and operated two Hungarian telecommunication companies which had the right to operate in four historical concession areas in the Csongrad and Pest counties (Szeged, Szentes, Gödöllö and Vác). In 1996 and 1997, Invitel developed its network infrastructure within those areas and in 1998 established a joint venture for the provision of data services in and out of its historical concession areas, especially in Budapest. In 1999, Invitel acquired Jásztel ZRt., a regional telephone operating company operating in the Jászberény historical concession area (east of Budapest). In the same year, Invitel also acquired Corvin Telecom Távközlesi ZRt., an optical network operator specialising in data transmission which allowed Invitel to further the development of its Budapest joint venture. In 2000, Invitel acquired four additional historical concession areas (Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós) through the acquisition of United Telecom International B.V. from Alcatel of France.

              In 2000 and 2001, Invitel developed the national coverage for its telephone network in Budapest and more generally outside its historical concession areas. In 2001, Invitel was granted one of five national 3.5 GHz licences over which it has deployed its point-to-multipoint network. In the same year, Invitel also began its Internet access activity nationwide.

              During 2002, the exclusivity period ended in Invitel's concession areas. At this time, Invitel simplified its complex group legal structure. In May 2003, Emerging Europe Infrastructure Fund LP ("EEIF") and funds managed by GMT Communications Partner III LLP ("GMT") acquired individually the entire share capital of Invitel from Vivendi Telecom International S.A., and was subsequently renamed "Invitel Távközlesi Szolgáltató ZRt".

              On 23 May 2006, Invitel completed the acquisition of Euroweb International Corporation's two, Internet and telecom related operating subsidiaries, Euroweb Hungary and Euroweb Romania. Euroweb provides Internet access and additional value-added services including international/national leased line and voice services primarily to Business customers.

HTCC

              HTCC acquired the right to operate in five historical concession areas from the Hungarian government and purchased the existing telecommunications infrastructure, including 61,400 telephone access lines, from T-Com in 1995 and 1996. The acquired telecommunications infrastructure was somewhat antiquated (manual exchanges and analogue lines). HTCC overhauled the existing infrastructure with a major capital expenditures program ($217 million through 2006 (at historical exchange rates)). The results of this investment are expanded and modern telecommunications networks in Hungarotel's historical concession areas deploying Siemens and Ericsson technology. Hungarotel was able to provide connections to its customers who had waited years (in some cases, for over 20 years) for telephone service and offer modern telecommunications services beyond traditional voice service to all of its subscribers.

              Hungarotel now owns and operates virtually all existing public telephone exchanges and local loop telecommunications network facilities in Hungarotel's historical concession areas and was, until the expiration of its exclusivity rights in 2002, the sole provider of non-cellular local voice telephone services in such areas.

              HTCC purchased an initial 25% interest in PanTel in November 2004 and acquired the remaining 75% from Royal KPN NV, the Dutch telecommunications provider ("KPN"), on February 28, 2005. PanTel is Hungary's leading alternative telecommunications provider with a nationwide fibre optic backbone telecommunications network linking every county in Hungary. PanTel provides voice, data and Internet services to businesses throughout Hungary in competition with other telecommunications service providers including T-Com (the formerly State-controlled monopoly telephone company, which recently changed its name from Matáv to T-Com). PanTel's subsidiary, PanTel Technocom, provides telecommunications services to MOL (the Hungarian oil company) and operates and maintains various parts of MOL's telecommunications network. PanTel also uses its network capacity to transport voice, data and Internet traffic on a wholesale basis for other telecommunications service providers and Internet Service Providers in Hungary.

              PanTel was founded in 1998 by KPN, MÀV Rt. ("MAV", the Hungarian state railroad company) and KFKI Investment Ltd. (a Hungarian entity) to compete with T-Com, the former State-controlled telecommunications company which had a government-protected monopoly in the Hungarian domestic and international long distance wireline voice telecommunications market. Following a tender process, the Hungarian government awarded PanTel licenses to provide data transmission and other services that were not subject to T-Com's government-protected monopoly rights for long distance voice services. In 1999, PanTel began building along MAV's railroad rights-of-way what is now a 3,700 kilometer-long state-of-the-art fibre optic backbone telecommunications network. PanTel also built metropolitan area networks, including a metropolitan area network covering Budapest, which networks connect to PanTel's backbone network.

              Until 2002, PanTel was only allowed to offer data and Voice over IP services in Hungary. When the Hungarian government ended T-Com's monopoly rights for long distance voice services, PanTel was able to compete with T-Com and offer all modern telecommunications services including traditional voice services.

OUR BUSINESS

OVERVIEW

              We are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our combined 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator outside our historical concession areas. HTCC, who will be the indirect parent company of the combined business following the completion of the Acquisition, is listed on the American Stock Exchange (AMEX: HTC).

              Our combined business results from the combination of Invitel and HTCC, currently the second and third largest fixed line telecommunications services providers in Hungary, respectively. The combined business has a diversified and more balanced revenue and cash flow base, making us less susceptible to market pressures in any particular market. For the year ended 31 December 2006, on a pro forma basis after giving effect to the Transactions, we derived approximately 30.5% of our revenue from the Mass Market Voice market, 7.5% from the Mass Market Internet market, 33.2% from the Business market and 28.8% from the Wholesale market.

              Management believes that approximately $19 million in annualised operating expense synergies will be realised through the Business Combination by the end of 2008. After giving effect to the Transactions, for the year ended 31 December 2006, our pro forma total revenue would have been $425.7 million and our Pro Forma Recurring EBITDA would have been $181.4 million.

              The combined 14 historical concession areas of Invitel and HTCC's subsidiary, Hungarotel, are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary's population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share through our owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive combined backbone network (comprising approximately 7,152 route kilometres) provides us with nationwide reach, allowing Business customers to be connected directly to our network to access voice, data and Internet services outside our historical concession areas.

              We operate in the following four markets:

  •
  Mass Market Voice.    We provide a full range of basic and value-added voice-related services to residential customers both inside and outside our historical concession areas. These services include local, national and international calling, voicemail, fax, ISDN and directory enquiries services. For Invitel, Mass Market Voice includes small office and home office ("SoHo"), while HTCC groups SoHo customers as part of its Business market.

  •
  Mass Market Internet.    We provide DSL and dial-up Internet services to our Mass Market customers nationwide.

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  Business.    We provide fixed line voice, data and Internet services to business (comprised of small and medium-sized enterprises ("SMEs") and larger corporations), government and other institutional customers nationwide.

  •
  Wholesale.    We provide voice data and network capacity services on a wholesale basis to a selected number of other operators and service providers.

Competitive Strengths

The Business Combination enhances our competitive position and diversifies our revenue base.

              The Business Combination significantly strengthens our position as the second largest fixed line telecommunications services provider and as the number one alternative fixed line operator in Hungary. The Business Combination provides us with a larger customer base, a more extensive owned backbone network and enables us to benefit from Invitel's and Hungarotel's combined 14 geographically clustered historical concession areas. The Business Combination also provides us with a more substantial platform from which to take advantage of key potential service development opportunities and any further market consolidation.

              The combined business will also will benefit from a greater diversity in its sources of revenue, which will make it less susceptible to market pressures in any single market. For the year ended 31 December 2006, on a pro forma basis after giving effect to the Transactions, we derived approximately 30.5% of our revenue from the Mass Market Voice market, 7.5% from the Mass Market Internet market, 33.2% from the Business market and 28.8% from the Wholesale market.

We have a strong cash generative incumbent business.

              We are the incumbent provider of fixed line telecommunications services with a dominant market share in each of Invitel's and Hungarotel's combined 14 historical concession areas. Invitel's and Hungarotel's combined historical concession areas cover a population of 2.1 million, representing 21% of Hungary's population. Invitel and Hungarotel have been able to maintain their leading positions in their respective historical concession areas as a result of their incumbent status, high quality network, targeted service offerings and strong customer relationships. Our incumbent status, combined with our lower capital expenditure requirements and our higher gross margins in our historical concession areas, provides us with a strong source of cash flow.

We are the dominant alternative fixed line telecommunications service provider outside our historical concession areas.

              The Business Combination greatly enhances our position as the number one alternative fixed line operator in Hungary outside our historical concession areas. We believe that we are well positioned to continue to grow our revenue and market share outside our historical concession areas through our extensive modern owned backbone network, our experienced sales force and our comprehensive portfolio of services. Our combined backbone network provides us with nationwide coverage, allowing us to directly connect a higher proportion of our Business customers. Further, management has a proven ability to grow revenue and customer base in each of the Business, the Mass Market Voice, Mass Market Internet and Wholesale markets, outside our historical concession areas. For example, for the year ended 31 December 2006 as compared to the year ended 31 December 2005, Invitel (excluding Euroweb) increased its revenue outside its historical concession areas from the Business market by 10.6%, from the Mass Market Voice market by 119.6%, from the Mass Market Internet market by 18.8% and from the Wholesale market by 66.3%.

We have an extensive and high quality network infrastructure, which will be enhanced through the Business Combination.

              Our combined backbone network has nationwide reach, provides a high quality of service and does not require major capital investments. The combined business' network comprises over 7,152 route kilometres of fibre. As of 31 December 2006, Invitel and HTCC had made total investments in property, plant and equipment of €512 million and $285 million, respectively as represented by the gross values of network equipment and telecommunications equipment as provided in Matel's and HTCC's respective consolidated financial statements. Our backbone network connects our historical concession areas and all of Hungary's urban centres and is DWDM-enabled on all major routes. We also operate a national SDH backbone, a scalable IP/MPLS core network, and modern ATM, IP and Ethernet based DSL networks. In our historical concession areas, we benefit from an extensive network in terms of both capability and reach, with the capability to provide DSL services on substantially all of our lines and to provide our fully integrated voice, data and Internet services to all of our Business customers in those areas. Outside our historical concession areas our Business customers can be connected to our backbone by using owned metropolitan fibre, point-to-point or point-to-multipoint microwave, unbundled local loops or leased circuits. Outside Hungary, our combined network connects 30 cities in 14 countries.

We have strong management and benefit from the added expertise of our shareholders.

              We benefit from a strong and experienced management team who will have an equity interest in the combined business following the completion of the Acquisition. Management has substantial mobile and fixed line telecommunications experience as well as general consumer and business market experience, and a proven track record of cost control and achieving operational efficiency. For example, in forint terms, Invitel's net operating expenses (excluding Euroweb) were 18.4% lower in the year ended 31 December 2006 as compared to the year ended 31 December 2003. In addition, management has a proven track record of successfully managing and improving a financially leveraged business. Martin Lea, who is to be the Chief Executive Officer of the combined business, has more than 25 years of experience in the data communications and telecommunications industries and has previously held positions as chief executive or managing director of both telecommunications and network services companies. Robert Bowker, who is to be the Chief Financial Officer of the combined business, formerly served as Chief Financial Officer at Eurotel Praha and has 12 years of experience in the telecommunications and financial sectors.

              Further, TDC, the majority shareholder of the combined business following the completion of the Acquisition, has extensive experience as an investor in the telecommunications services industry and infrastructure companies in Europe. This is beneficial to our general strategy and our understanding of the competitive dynamics and regulatory environment in which we operate.

Our Strategy

              Following the Acquisition, our strategy will be based on the following objectives:

Fully integrating Invitel's and HTCC's operations and maximising synergies.

              We intend to maximise the synergy benefits resulting from the Business Combination. Management estimates that approximately $19 million in annualised operating expense synergies will be realised by the combined business by the end of 2008. We intend to derive significant synergies as a result of integrating Invitel's and HTCC's operations, mainly from the reduction of headcount, the elimination of overlapping operations, the integration of Invitel's and HTCC's IT systems, and the optimisation of the combined networks. Further, we intend to realise marketing synergies through the integration of the Invitel, Hungarotel and PanTel businesses under one unified brand. We also intend to realise capital expenditure synergies as a result of the reduction of duplicate investments and the greater purchasing power of the combined business. The expanded network of the combined business will also reduce our need to purchase network capacity from third party network operators.

Maximising voice revenue and cash flow in our historical concession areas.

              We intend to maximise our voice revenue and cash flow derived from our historical concession areas through the continued migration of customers from traffic-based to subscription-based packages with higher monthly fees and lower usage charges, the ongoing introduction of targeted, innovative and flexible service offerings and by continuously improving our customer service. In addition, we have focused on, and will continue focusing on, formulating effective strategies to retain customers and defend against churn in our historical concession areas resulting from competition from operators using Carrier Selection and Carrier Pre-selection, as well as from cable operators. Examples of these strategies include:

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  pricing our service offerings to limit the incentive to switch to a competitor;

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  offering new commercial packages with a higher monthly fee but with local and off-peak calls included in the base subscription or with low call charges in all directions or various combinations of bundled minutes;

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  launching win-back activities aimed at Carrier Pre-selection, Carrier Selection and cable users with new promotional offers;

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  establishing and developing loyalty programs, which will offer exclusive benefits to our customers;

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  offering attractive bundled packages (voice and Internet) to counter bundled service offerings by cable operators; and

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  conducting programs to proactively migrate existing customers to more attractive packages via our telesales channels in combination with targeted promotional campaigns.

Capitalising on growth opportunities for Mass Market DSL services, both in and outside our historical concession areas.

              We believe that there is potential for continued growth of DSL services in Hungary due to market growth and the expected eventual convergence of personal computer and Internet penetration with Western European levels. Furthermore, DSL continues to maintain a higher market share than cable for broadband Internet access in Hungary. Broadband Internet usage has grown significantly in Hungary with penetration estimated to have increased from 0.7% of the households in Hungary as of 31 December 2002 to 25% as at 31 December 2006. In comparison, broadband Internet penetration in Western Europe was estimated at approximately 45% of households as of 31 December 2006.

              We intend to continue to capitalise on the above trend by continuing to grow our DSL customer base both inside and outside our historical concession areas. Both Invitel and HTCC have grown their DSL business faster than the market in 2006. The growth in our DSL customer base is a key business priority as we believe it will increase line retention and stimulate fixed line revenue growth. For instance, Invitel has achieved the majority of new fixed line contracts through bundled voice/DSL offerings. We intend to continue to grow our DSL business principally through the following initiatives:

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  maintaining a broad mix of distribution channels, including our own shops, our own and outsourced telesales, third party points of sale, exclusive and non-exclusive agent networks, and customer affinity programs;

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  quarterly promotions supported by targeted television, radio and billboard advertising campaigns;

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  offering innovative bundled packages together with progressively increased access speeds;

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  outside our historical concession areas, taking advantage of more attractive new wholesale offers from T-Com (such as Wholesale naked DSL); and

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  reducing the time it takes to implement Internet services at the premises of the customer.

Expanding our Business revenue and market share nationwide.

              We will continue to focus selectively on expanding our Business revenue and market share nationwide, capitalising on our extensive national network presence and consequent cost advantage. Business customers tend to churn less than Mass Market customers. Further, as Business customers can in many instances be connected directly to our network in a cost effective manner, they tend to generate higher margins. We intend to increase our revenue in the Business market principally through:

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  acquiring new Business customers in the SME market through attractively priced, easily understood service packages offered through an effective direct sales operation and complemented by high quality customer service;

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  capitalising on PanTel's traditional strength in the high-end corporate market together with the combined business's extensive owned network to gradually grow our base of larger corporate customers;

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  retaining existing Business customers through effective account management, attractive renewal packages and continuous customer care enhancement;

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  taking advantage of local loop unbundling where advantageous to directly connect a higher portion of our Business customers, thereby improving our price competitiveness and margins; and

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  cross-selling voice, data and Internet services to our existing Business customers and upgrading our existing data and Internet Business customers to higher bandwidth services.

Continuing to leverage our modern national and regional backbone network in the Wholesale market.

              We will continue to leverage our modern backbone telecommunications network in the wholesale market in Hungary and Romania, selling capacity on our network to other service providers for the national and international transmission of their voice, data and Internet traffic. We believe that our ability to offer bandwidth capacity at competitive prices provides us with a competitive edge in the Wholesale market.

              Internationally, we will continue to use our network to provide a bridge between South Eastern and Western Europe, providing transport services in and out of Hungary, Austria, Bulgaria, Croatia, the Czech Republic, Romania, Serbia, Slovakia, Slovenia and Ukraine. In 2006 PanTel expanded its reach by providing among the first competitive connections (other than through the home country's monopolistic telephone company) to Turkey, Macedonia and Bosnia and Herzegovina. With our expanding network in Central and Eastern Europe and our international partners, we are well positioned to capitalise on the growth in the demand for bandwidth and telecommunications services in the region.

Continuing to identify and evaluate further opportunities for consolidation.

              Management believes that we are well positioned to participate in any further consolidation of the Hungarian telecommunications sector as a result of our market position as the number one alternative fixed line operator in Hungary, our significant understanding of the competitive environment in Hungary, both as an incumbent and as an alternative operator, and our solid track record of improving efficiency, achieving operating cost savings and realising synergies from bolt-on acquisitions. We will continue to consider suitable acquisition candidates where they present significant synergy and value enhancement potential, in both Hungary and Romania.

INVITEL'S BUSINESS

Invitel's Historical Concession Areas

              Through the Hungarian government's tender process and subsequent acquisitions, Invitel gained exclusive licences to provide local fixed line voice telephony services for nine historical concession areas until the end of 2002. As a result, Invitel developed a full range of telecommunications services in its historical concession areas, which include the cities of Veszprém, Ajka, Dunaújváros, Esztergom, Vác, Gödöllö, Szigetszentmiklós, Jászberény, Szeged, Hódmezövásárhely, Makó, and Szentes.

              Invitel's nine historical concession areas comprise 322 municipalities and approximately 1.4 million inhabitants, representing approximately 14% of Hungary's population. In Invitel's historical concession areas, Invitel has a strong presence in the Mass Market Voice, Mass Market Internet and Business markets.

Outside Invitel's Historical Concession Areas

              In 2000, Invitel commenced the build-out of its national network infrastructure, and upon the liberalisation of the Hungarian fixed line voice telecommunications market and the abolition of the concession monopolies (beginning with T-Com's concession areas in December 2001), Invitel began to provide fixed line voice telecommunications services outside its historical concession areas. Outside its historical concession areas, Invitel's national network provides Business customers in Budapest and 16 other major urban centres the ability to be connected directly to Invitel's network, enabling Invitel to deliver voice, data and Internet services, primarily through its point-to-multipoint microwave networks and metropolitan fibre, or through unbundled local loops and leased circuits. Invitel also provides voice and Internet services to Mass Market customers outside its historical concession areas using Carrier Pre-select and Wholesale DSL services.

Invitel's Services

              Invitel offers its fixed line telecommunications services on a retail basis to residential and Business customers and on a wholesale basis to other operators. Invitel's activities are organised into the following four areas: Mass Market Voice, Mass Market Internet, Business and Wholesale. Invitel is continually seeking to develop and improve its overall service through improving the quality of its customer care and developing new service packages and offerings.

Mass Market Voice

              Invitel offers its Mass Market customers a full range of basic and value-added voice services, both inside and outside its historical concession areas. Invitel's basic services in its historical concession areas include access to analogue and ISDN2 lines for local, long distance, fixed to mobile and international calling, a full set of operator services, directory services and public telephones. Invitel's value-added services include voicemail, a variety of special calling features such as call waiting, call forwarding and caller ID. New services include a variety of bundled voice and Internet packages. Mass Market Voice revenue includes revenue generated by providing dial-up and DSL service to third-party ISPs. Outside its historical concession areas, Invitel provides a full range of basic and value added voice services to Mass Market customers. Invitel has been offering Carrier Pre-selection since early 2002, after Hungary's telecommunications market was liberalised. These services enable customers who have fixed line voice access through other operators to use Invitel's voice services. Carrier Pre-selection packages include call charges only, since the monthly access fees are paid to the incumbent provider.

Mass Market Internet

              Invitel generates Mass Market Internet revenue inside its historical concession areas by providing DSL and Internet services on its own network, and outside its historical concession by purchasing DSL services on a wholesale basis from the incumbent operator and acting as a third party Internet Service Provider.

              Invitel's DSL services provide its customers with Internet access via a DSL connection on a telephone copper wire. Invitel provides this service on a flat fee basis at three different standard bandwidths (1280/128 kbps, 4480/256 kbps and 8096/512 kbps) inside and outside of its historical concession areas.

              In its historical concession areas Invitel offers DSL through its own network. At the date of this offering memorandum, substantially all of Invitel's network is already capable of providing DSL services. We expect revenue from DSL services of Invitel to grow as the result of a number of factors, including:

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  gradual increase in personal computer penetration in Hungary;

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  DSL continuing to grow its market share at a higher rate than cable Internet Services;

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  continuous DSL development in new residential housing and other areas;

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  significant growth in demand for broadband services from customers; and

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  focused Invitel marketing campaigns which have previously proved successful.

              Although Invitel still has dial-up access Internet customers, Invitel has ceased to actively market dial-up access services. The number of Invitel's dial-up access Internet customers has declined sharply since the beginning of 2005 and we expect that this product will only be continued to be used by a small number of customers in the future.

Business

              Invitel offers fixed line voice, data and Internet services to SME businesses, a selected number of larger corporations and governmental and other institutional customers nationwide. Invitel's Business customers are defined as enterprises with over 5 employees. Inside its historical concession areas, Invitel provides these services directly through its incumbent network. Outside its historical concession areas, Invitel can provide Business customers in Budapest and 16 other major urban centres in Hungary with direct access to its voice, data and Internet services by directly connecting them to its national backbone network by using its own point-to-multipoint microwave network or metropolitan fibre, or through unbundled local loops and leased circuits. Invitel also provides these services throughout the rest of Hungary to lower volume customers through indirect access using other service providers' networks.

              Invitel's nationwide voice services include a full range of basic and value added voice services, including operator services, call waiting, call forwarding and toll-free numbers through analogue PSTN, ISDN2, and ISDN30 connections.

              Invitel's nationwide Business data services include managed leased line services, IP-VPN services, a national frame relay service and an asynchronous transfer mode ("ATM") standard service. Invitel's managed leased line service consists of analogue and digital point-to-point leased lines which businesses and institutions can use to establish direct digital connections between each other on a closed network, enabling the exchange of audio, data and multimedia files. Invitel provides nationwide IP-VPN services from 64 kbps to 1 Gbps. Invitel's IP-VPN network uses MPLS technology that allows unified, flexible, secure and value added voice, data and Internet services. Invitel's national frame relay service enables high-speed switched digital data communication and can transport voice and data at the same time. Invitel's ATM standard service, which can also transport voice and data at the same time, establishes high-speed data transmission links.

              Invitel's nationwide Business Internet services consist primarily of Internet access and server-hosting services. Invitel's Internet access services are provided through leased lines and DSL services nationwide. Business DSL services are available in four standard bandwidths (1280/128 kbps, 4480/256 kbps, 8096/512 kbps, 18432/1024 kbps). Invitel also offers Business customers the "IP Sec" feature, which allows Business customers to work from home via secure broadband Internet access.

              Invitel offers these services individually or on a "bundled" basis to Business customers nationwide, including voice and Internet packages for smaller enterprises and voice, data and Internet packages for larger businesses. Invitel has introduced business loyalty programmes under which it offers discounts on either the full portfolio or certain designated services, according to individual user profiles. Invitel's management believes that these loyalty programmes increase usage, decrease churn, and enable Invitel to capture a higher proportion of its Business customers' expenditure on telecommunications services.

Wholesale

              Invitel optimises the utilisation of its network infrastructure when it has excess capacity by providing voice, data and bandwidth services on a wholesale basis to a selected number of other operators and service providers with which it does not directly compete. These services generate revenue in the form of rental payments for high bandwidth leased line services and traffic-based charges for voice transit services to and from other Hungarian and international telecommunication service providers. Capacity services generate revenue based on the bandwidth of the service and the distance between the endpoints of the customers.

Invitel's Pricing and Tariffs

Mass Market In Concession

              Invitel charges its Mass Market Voice customers a monthly subscription fee and measured service fees for local, long distance and international calls. With respect to its Mass Market Internet customers, Invitel generally charges a fixed monthly fee. Invitel tends to compete more on the basis of price outside of its historical concession areas.

              Competition in the Mass Market Voice market in Invitel's historical concession areas from mobile operators, fixed line operators and more recently, cable companies, has driven down the pricing of Invitel's Mass Market Voice service packages. In response, Invitel was the first fixed line operator in Hungary to introduce voice packages that provided customers with the flexibility to choose between different price options. For example, Invitel's customers can choose between packages with a higher monthly fee bundled with cheaper off-peak calls or minutes included in the subscription fee or more favourable tariffs in preferred call directions. In order to ensure that Invitel's service offerings remain highly competitive, it introduces new packages for all markets on a regular basis. The overall effect has been to increase the proportion of revenue derived from the monthly subscription fees, as opposed to revenue from individual call charges.

              In addition to developing new pricing structures, Invitel initiated a bundling strategy in 2005. Its bundled offerings include extra voice minutes and Internet access and/or usage in voice package monthly fees. These packages can range from offers including dial-up minutes for beginners or low-end Internet users to high-end packages with unlimited DSL access. Invitel's sales strategies emphasise its new commercial packages with higher monthly fees but with local and off-peak calls included in the base subscription fee or with low call charges in all directions. Management believes that Invitel currently achieves approximately 75% of new line subscription through bundled voice/DSL offerings.

Mass Market Out-of-Concession

              Outside Invitel's historical concession areas, Invitel offers Carrier Pre-selection based voice services. For such services, Invitel bills on the basis of usage (i.e. minutes), since the monthly subscription fees are paid by the customer to the incumbent provider. Invitel's pricing packages outside of its historical concession areas tend to be simpler, not differentiating so much between types of calls. Invitel's Mass Market Voice customers outside of its historical concession areas tend to be more sensitive to price.

              With respect to Invitel's Mass Market Internet market outside its historical concession areas, Invitel charges a fixed monthly fee with no usage fee (i.e. Invitel does not charge based on amount of data downloaded or length of connection). Invitel faces strong competition in the Mass Market Internet market outside its historical concession areas, and accordingly, re-evaluates the pricing of its services on a regular basis, creating tailor made packages in order to differentiate it from its competitors.

Business

              In the Business market, Invitel prices voice, Internet and data services individually or on a bundled basis. Business voice tariffs decreased significantly since the beginning of 2004 as a result of increased competition from both fixed and mobile operators. In its historical concession areas, Invitel has introduced retention offers providing competitive call charges to attract longer term customer commitment. Outside its historical concession areas, Invitel offers packages with volume based tariffs providing lower per minute rates for high levels of traffic.

Wholesale

              In the Wholesale market, Invitel charges rental payments for high bandwidth leased line services as well as traffic based tariffs for switched voice transit services to other Hungarian and international telecommunications service providers. Invitel's Wholesale data and capacity business had a gross margin of 85% for the year ended 31 December 2006 and accounted for roughly two-thirds of Matel's entire Wholesale gross margin.

Invitel's Customers

              As at 31 December 2006, Invitel served approximately 348,211 lines in its historical concession areas, of which approximately 315,810 were Mass Market lines and 32,401 were Business lines. Further, as at 31 December 2006, Invitel had approximately 164,321 contracts outside its historical concession areas, of which 161,423 were Mass Market Voice contracts, 401 were Business voice contracts using direct access and 2,497 were Business voice contracts using indirect access. Services to Mass Market customers accounted for 55% of Matel's net revenue and 65% of Matel's gross margin for the year ended 31 December 2006 and 60% of Matel's net revenue and 71% of its gross margin for the year ended 31 December 2005.

              Invitel's top ten Business customers represented approximately 7% of Matel's net Business revenue for each of the year ended 31 December 2006 and the year ended 31 December 2005. Invitel's top ten Business customers are mainly located in Invitel's historical concession areas, and include governmental organisations, utility and manufacturing companies and financial institutions. In the year ended 31 December 2006, Invitel's top ten Business customers generated revenue ranging from HUF 62 million (approximately €235,000) to HUF 225 million (approximately €851,000) primarily through the purchase of voice telecommunications services, including ISDN services, and data and Internet leased line services.

Invitel's Sales and Distribution Channels

Mass Market

              In its historical concession areas, Invitel's Mass Market Voice and Mass Market Internet sales channels include walk-in shops, point-of-sale reseller and partner shops, independent third-party sales agents and its own telesales operations. Invitel has 10 walk-in shops that it manages in its historical concession areas. Invitel's services are sold to Mass Market customers outside its concession areas through a non-exclusive network of agents and point-of-sale reseller and partner shops and its own and outsourced third-party telesales operations.

Business

              Invitel's direct sales force of new Business sales managers and corporate account managers is its primary Business sales channel. Corporate account managers are responsible for managing the relationship with and developing business with Invitel's larger corporate customers. Invitel's new Business sales managers are responsible for driving new business acquisition in the SME market. This group is also a specialised telesales group for contract renewals and for appointment setting, and for sales to lower-end SME customers.

              Invitel also uses agents and resellers as indirect distribution channels, which allows it to expand the geographical range of its Business sales and improve its coverage on the small and medium size enterprise market. In the case of contracts originated by its resellers and strategic partners, Invitel becomes the contracting party and the exclusive owner of the customer in respect of the telecommunication services.

Wholesale

              Invitel's Wholesale sales force consists of several sales managers responsible for selling Wholesale voice and Wholesale data and capacity service, and for acting in the regulated wholesale market. Invitel manages a stable domestic customer base which includes T-Com, PanTel, GTS Datanet and mobile service providers, and an international customer which are mainly incumbent or alternative telecommunications service providers in Europe and the United States. The sales force is continuously focusing to keep the customer base and also proactively seeking new service providers when they enter the market.

Invitel's Network

              Invitel's telecommunications network consists of a national backbone network and access networks in and outside its historical concession areas.

              Approximately 10% of Invitel's network is comprised of the network which was originally purchased from T-Com in 1994. The remainder was either acquired or built up by Invitel over the last twelve years. Within its historical concession areas, Invitel's network covers approximately 1.4 million inhabitants or approximately 14% of Hungary's population and allows it to offer DSL services to the vast majority of its addressable households and Invitel's voice, data and Internet services to all its Business customers in those areas. Outside its historical concession areas, Invitel has targeted Budapest and 16 other major urban centres and two smaller cities in Hungary in which it has built access infrastructure. As a result, we estimate that Invitel's network provides it with access to a significant portion of Hungary's GDP (Invitel's network in Hungary's major urban centres accounts for a significant portion of Hungary's GDP outside its historical concession areas).

              Invitel's national backbone network carries traffic between the major cities of Hungary, provides connectivity to and within Invitel's historical concession areas, connects major urban business centres outside Invitel's historical concession areas and provides international connectivity. Invitel's national backbone network consists of fibre rings that are on a par with western European digital network standards and has been designed for an open architecture using SDH (Synchronous Digital Hierarchy) and DWDM (Digital Wavelength Division Multiplexing) technologies. The ring architecture allows traffic between any two cities to flow either way within a ring, making Invitel's network robust.

Access Networks Outside Invitel's Historical Concession Areas

              Point-to-multipoint Networks.    In 2001, Invitel developed the largest point-to-multipoint radio system in Hungary in the licensed 3.5 GHz frequency band. By covering Budapest, 16 other major urban centres and two smaller cities outside its historical concession areas, Invitel gained a critical competitive advantage by creating an alternative access network independent of T-Com's local loops. These networks enable it to deliver a full complement of managed voice, data and Internet services to its Business customers.

              MANs.    In addition to the point-to-multipoint networks, Invitel operates a total of 521 km of MANs in Budapest and eight of the urban centres referenced above located outside its historical concession areas: Szolnok, Kecskemét, Szombathely, Györ, Pécs, Székesfehérvár, Sopron and Miskolc, which it has selected for their significant business potential. Invitel's MANs provide a direct link between its backbone network and the point-to-multipoint base stations. This allows the city rings to be fully integrated in a seamless manner with its overall network. Each MAN is built with fibre cable technology which is essentially the same as that used for its backbone network. The Budapest MAN consists of approximately 438 route-kilometres and passes through areas of the capital with significant business potential.

              Point-to-point network.    Point-to-point microwave radio are used to provide high bandwidth connection to corporate clients, and to a lesser extent as backhaul transmission to interconnect point-to-multipoint sites to Invitel's network. The majority of point-to-point sites have been deployed in Budapest. Currently 171 point-to-point links are installed for connection to corporate clients and 45 links provide connections between point-to-multipoint and point-to-point sites.

              The networks which Invitel operates outside its historical concession areas also include network lines which Invitel leases from other telecommunications operators and beginning in 2006, unbundled local loops. This enables Invitel to reach a wider geographical area beyond the coverage of its point-to-multipoint networks and MANs. Local loop unbundling also provides Invitel with a lower cost option for directly connecting smaller business customers.

Access Networks Inside Invitel's Historical Concession Areas

              Within its historical concession areas, Invitel operates versatile modern communications networks which it constructed to replace the systems originally purchased from T-Com in 1995 or which it acquired thereafter. These networks consist of a total of approximately analogue and ISDN lines and potentially give access to approximately 500,000 homes passed via copper network.

              The networks are designed to offer voice and DSL services to substantially all of Invitel's customers as well as data services to its Business customers. The network is based on a combination of copper lines, wireless technologies (WiFi and DECT (Digital Enhanced Cordless Telecommunications)) and optical cable for some major customers. The combination of conventional, fibre and wireless local loop technology gives Invitel flexibility with respect to the development of its network and the opportunity to target strategic capital expenditures. Invitel is the sole owner of the networks in all of its historical concession areas. Although its historical concession areas are now open to competition, Invitel believes its extensive network in these areas gives it a competitive advantage over competitors, who would have to make substantial investments before competing at a similar level.

Interconnection Agreements with Other Operators

              Invitel is a party to interconnection agreements with each of the major Hungarian fixed line, mobile and alternative operators, including, among others, T-Com, HTCC, Monortel, T-Mobile, Pannon GSM, Vodafone and GTS-Datanet. The objective of these interconnection agreements is to enable the parties to access each other's networks and terminate traffic originated in the other party's network, which enables the two operators' subscribers to connect with each other. These interconnection agreements are typically for indefinite terms and are based on or incorporate the terms of Invitel's RIO. If the other interconnection party is considered to have SMP, then typically the terms of the other party's RIO are also incorporated.

              Invitel is also a party to interconnection agreements with foreign telecommunications network operators, including, among others, Belgacom, British Telecom, Cesky Telecom, Telekom Austria, Romania Data Systems and T-Systems (Germany). These interconnection agreements relate to interconnection and the provision of reciprocal international carrier services. These agreements are typically for indefinite terms. Under these agreements, Invitel sells wholesale capacity (transit services) and purchase transit and termination services.

Network Access Agreements with Internet Service Providers (ISPs)

              Invitel partners with various ISPs under network management agreements to provide Mass Market Internet and Business Internet services nationally. These agreements provide for Internet access through Invitel's networks via DSL and dial-up access technologies.

              In its historical concession areas, Invitel has been a DSL services provider since 2003. Invitel's major Internet Service Provider partners for DSL services are T-Online (T-Com's Internet Service Provider), Hungarotel and Enternet. Regulations regarding dial-up access tariffs and revenue sharing with ISPs have been lifted as of 1 January 2004.

              Outside its historical concession areas, Invitel has network access agreements with T-Com and Monortel for DSL services and dial-up access.

              Additionally, in its Wholesale area, Invitel acts as a nationwide Internet Service Provider and purchases international peering services primarily through Interoute and Euroweb.

Network Management

              Invitel monitors its voice network with continuously running systems, which has enabled Invitel to improve its quality of service to an average 0.0052% fault rate per month in 2006, which we believe is comparable to European benchmark operators and is significantly better than the threshold imposed by the Hungarian regulatory authorities. Invitel is able to monitor and manage its ISDN 30 and Business data and Internet service, on its network. Monitoring provides Invitel with the proactive management ability of network/service failures, allowing it to provide a high, guaranteed level of service availability, which is particularly important to and valued by its Business customers. Invitel also constantly monitors its IP network using a new network management system that runs on a Hewlett Packard ("HP") platform using HP Openview. These HP platforms provide integrated management of Invitel's operation and maintenance processes by its centralised network management staff and significantly reduces its network operating costs. These network monitoring systems, which also have back-up facilities, are located at Invitel's Service Management Centre near its corporate headquarters in Budaörs near Budapest and can be accessed from other locations on Invitel's network.

HTCC'S BUSINESS

              HTCC operates primarily through its Hungarian subsidiaries Hungarotel and PanTel.

Hungarotel

              Hungarotel acquired the right to operate in five historical concession areas, which are referred to as Hungarotel's historical concession areas, from the Hungarian government and purchased the existing telecommunications infrastructure, including 61,400 telephone access lines, from T-Com in 1995 and 1996. The acquired telecommunications infrastructure was somewhat antiquated (manual exchanges and analogue lines). Hungarotel overhauled the existing infrastructure with a major capital expenditures program ($217 million through 2006 (at historical exchange rates)). The results of this investment are expanded and modern telecommunications networks in Hungarotel's historical concession areas, deploying Siemens and Ericsson technology.

              Hungarotel owns and operates virtually all existing public telephone exchanges and local loop telecommunications network facilities in Hungarotel's historical concession areas and was, until the expiration of its exclusivity rights in 2002, the sole provider of non-cellular local voice telephone services in such areas. Hungarotel's networks have the capacity, with only normal additional capital expenditures required, to provide basic telephone services to virtually all of the estimated 279,600 residences and 38,500 Business and other institutional customers (including government institutions) within Hungarotel's historical concession areas.

              In addition to local, domestic long distance, and international voice services, Hungarotel offers its customers data transmission and other value-added services, including broadband DSL services, dial-up Internet access and services, voice mail, Internet Protocol-based voice services for international calls, leased line services, caller ID, call waiting, call forwarding, three-way calling, toll free calling services and audio text services.

PanTel

              PanTel was founded in 1998 by MAV (the Hungarian state railroad company) and KFKI Investment Ltd. (a Hungarian entity) to compete with T-Com which had a government-protected monopoly in the Hungarian domestic and international long distance wireline voice telecommunications market. Following a tender process, the Hungarian government awarded PanTel licenses to provide data transmission and other services that were not subject to T-Com's government-protected monopoly rights for long distance voice services. In 1999, PanTel began building along MAV's railroad rights-of-way what is now a 3,700 kilometer-long state-of-the-art fibre optic backbone telecommunications network. The network was built based on SDH/DWDM (synchronous digital hierarchy/dense wavelength division multiplexing) and IP technology and can carry voice and data traffic on dedicated lines as well as voice and data over IP. PanTel's nationwide backbone network enables it to service customers throughout the entire country. PanTel also built metropolitan area networks, including a metropolitan area network covering Budapest, which networks connect to PanTel's backbone network.

              PanTel offers a full array of fixed line telecommunications services, including traditional voice services. PanTel's target market has been larger Business customers with whom it can establish a direct high bandwidth fibre optic (fibre-to-the-premise) or a wireless point-to-point connection between the Business customer's premises and PanTel's network. For these Business customers, PanTel can meet all of the Business customer's wireline telecommunications requirements by providing all of the capacity and bandwidth that the customer needs as well as high standard voice and high speed Internet services. PanTel has the authorisation and the necessary network to utilise the 1.5 and 3.5 GHz wireless frequency blocks which enable PanTel to service SME Business customers with lower traffic and bandwidth requirements by connecting them to PanTel's backbone network with a wireless point-to-multipoint connection. For these customers, PanTel can provide high quality services without having to construct a direct physical connection to the business or lease an existing connection from another telecommunications service provider (through unbundling). PanTel's offers Mass Market voice services on a call-by-call basis through Carrier Selection (by dialling a four digit prefix) or on an automatic continuing basis through Carrier Pre-selection.

              PanTel competes primarily on price and service. PanTel can connect a new customer (switching service to PanTel) directly to the PanTel network by constructing a fibre optic or wireless connection to the customer's premises or by using the existing connection of the customer's former service provider under an interconnection or unbundling arrangement.

              Like Hungarotel, PanTel offers its Business customers modern domestic and international telecommunications services over its high speed network and that of its international partners as well as the traditional voice services such as local calls and domestic and international long distance calls. PanTel also offers its business customers other services that businesses require including: high speed Internet access; data transport services including managed leased lines, ATM services, and frame relay services; virtual private networks; and Web Hosting. At the end of 2006, PanTel had approximately 59,000 telephone lines in service in the Business market, including approximately 7,000 Carrier Pre-selection telephone lines.

              In order to take advantage of PanTel's strengths, including its brand name which was already established country-wide, HTCC revised its Mass Market strategy in 2006 and now uses PanTel as its provider of services to the out-of-concession Mass Market outside Hungarotel's historical concession areas. At the end of 2006, PanTel serviced approximately 44,000 telephone lines in the Mass Market outside Hungarotel's historical concession areas through Carrier Selection, Carrier Pre-selection and local loop unbundling services.

              PanTel is also a wholesaler and sells capacity and transport services on its network to other wireline and wireless telecommunications providers, cable television operators and Internet Service Providers. PanTel's international network allows it to transfer voice, data and Internet traffic to and from Hungary.

              Internationally, PanTel's network acts as a bridge between Eastern and Western Europe, providing transport services in and out of Hungary, Austria, Bulgaria, Croatia, the Czech Republic, Romania, Serbia, Slovakia, Slovenia, and Ukraine. In 2006 PanTel expanded its reach by providing among the first competitive connections (other than through the home country's monopolistic telephone company) to Turkey, Macedonia and Bosnia and Herzegovina. With its expanding network in Central and Eastern Europe and its international partners, PanTel is well positioned to capitalise on the growth in telecommunications services in the region. PanTel has established business relationships with numerous wireless telephone providers, incumbent wireline telecommunications service providers, Internet Service Providers and alternative telephone providers for the transport of their voice, data and Internet traffic.

HTCC's Pricing and Tariffs

              Hungarotel's revenues are primarily derived from the provision of local and long distance (domestic and international) telephone services which consist of (i) charges for measured telephone service, which vary depending on the day, the time of day, distance and duration of the call, and (ii) subscription fees. Hungarotel is also permitted to charge its customers connection fees. Hungarotel also receives other revenues consisting principally of charges and fees from leased lines, fees for the provision of broadband DSL and dial-up Internet services, detailed billing, voice mail, caller ID and other customer services, including revenues from the sale and lease of telephone equipment. PanTel's revenues are derived from (i) local, domestic and international long distance voice and data services, (ii) Internet services, and (iii) similar to Hungarotel, fees for value added services like voice mail and caller ID and such business oriented services as the provision of leased lines and virtual private networks. In addition, PanTel derives revenues from the wholesale market—transporting voice, data and Internet traffic and providing leased line services for other telecommunications service providers, cable television operators and Internet Service Providers.

Measured Service

              Hungarotel has two basic rates for outgoing calls, peak and off-peak, for each of local and domestic long distance calls and calls to Hungarian wireless phones within Hungary. All of

Hungarotel's rate packages include a set amount of calling minutes within the package. The rates for outgoing international long distance calls are based solely on the country called and do not depend on the time of day that the call is made. In response to regulatory and market pressures, in 2005 Hungarotel increased the number of available rate packages and rebalanced its tariff structure to increase the monthly subscription fees and decrease the variable rate fees for measured service. PanTel derives fees from measured service as well from both its Mass Market and Business customers. PanTel has competitive peak and off-peak set tariffs but also negotiates special customised rate plans, including "bundled" packages of services, for most of its larger business customers who generate a significant volume of traffic. The measured service fee scheme is summarised below.

              Local Calls.    For all local calls between its customers within Hungarotel's historical concession areas, Hungarotel retains all of the revenues associated with the call. For PanTel's Mass Market and Business market customers, local calls to non-Business customers require the payment of a per minute interconnection fee to the telecommunications service provider of the recipient for completing the call.

              Outgoing Domestic and International Long Distance Calls.    For calls between HTCC customers, HTCC has the capability to carry the call from the calling party to the receiving party entirely over its telecommunications networks. For such calls, HTCC keeps the entire revenue collected from its customers. For domestic calls initiated by one of HTCC's customers to another service provider's customer, HTCC has the network capability to deliver the call to the local telecommunications network containing the party receiving the call. In such cases, HTCC collects a fee for the domestic long distance call from its customer and pay a per minute interconnection termination fee to the telecommunications provider completing the call. PanTel transports all of these calls. For international calls, HTCC has to transfer the call to one of its international service partners for completion. HTCC must then pay, directly or indirectly, a per minute termination fee to the telecommunications provider completing the call, and, in some cases, a per minute transmission fee to the telecommunications provider who transports the call from the HTCC network to the local telecommunications network of the telecommunications provider who completes the call. With PanTel's international network, HTCC can deliver the calls to various countries in the Central and Eastern European region. For other calls, it can use PanTel's network and transfer the calls for completion to one of its international partners at one of the major international telecommunications hubs, including Frankfurt, London or Vienna.

              For calls between HTCC customers, HTCC has the capability to carry the call from the calling party to the receiving party entirely over its telecommunications networks. For such calls, HTCC keeps the entire revenue collected from its customers but has to pay the LTO that owns the connection to its customer either a per minute interconnection fee (Carrier Selection and Carrier Pre-selection customers) or a monthly fee (LLU customers). For domestic calls initiated by one of HTCC's customers to another service provider's customer, HTCC has the network capability to deliver the call to the local telecommunications network containing the party receiving the call. In such cases, HTCC collects a fee for the domestic long distance call from its customer and pays a per minute interconnection termination fee to the telecommunications provider completing the call in addition to the per minute interconnection fee or monthly fee to the ILTO that owns the connection to the HTCC customer. For international calls, HTCC has to transfer the call to one of its international service partners for completion. HTCC must then also pay, directly or indirectly, a per minute termination fee to the telecommunications provider completing the call, and, in some cases, a per minute transmission fee to the telecommunications provider who transports the call from the HTCC network to the local telecommunications network of the telecommunications provider who completes the call.

              Incoming Domestic and International Long Distance Calls.    For domestic and international long distance calls to one of HTCC's customers from customers of other service providers, HTCC receives a per minute interconnection fee for completing the call. For HTCC's Carrier Selection and Carrier Pre-selection customers, HTCC does not receive any fees for incoming calls. Hungarotel's fees for completing these calls are regulated as an operator with SMP.

              Wireless Calls.    HTCC's networks directly interconnect with the three Hungarian wireless phone carriers' networks. For calls by HTCC customers to Hungarian wireless phones, HTCC must pay a per minute fee to the wireless carrier for completing the call. The fees charged by the Hungarian wireless phone carriers for terminating calls are regulated. The prices charged for Hungarian wireless phone calls to HTCC customers are unregulated and set by the wireless carriers. The wireless carriers pay HTCC a per minute interconnection fee for completing wireless calls to HTCC customers. For HTCC Carrier Selection and Carrier Pre-selection customers, HTCC does not receive any fees for incoming calls from wireless phones. Hungarotel's fees for completing these calls are regulated while PanTel's fees are not.

              Internet Services.    Hungarotel provides dial-up and broadband DSL services to its Mass Market customers. For dial-up Internet service, Hungarotel charges its Internet customers for both the telephone usage and the Internet usage. Hungarotel offers its dial-up Internet customers monthly packages consisting of a flat monthly discounted fee for the telephone and Internet usage for a fixed amount of monthly hours with variable telephone and Internet charges for Internet usage beyond the monthly limit. Lower usage dial-up Internet customers can pay a per hour fee for telephone and Internet usage without a monthly fee. For the broadband DSL service, Hungarotel charges a combined monthly fee for both the high-speed access and the Internet service for an unlimited amount of time. When a third party Internet Service Provider provides Internet service to a Hungarotel customer, Hungarotel receives monthly access and usage fees from the third party Internet Service Provider plus, in the case of dial-up Internet service, variable fees from its telephone customer for the telephone usage, which fees have to be shared with the third party Internet Service Provider. PanTel offers similar packages of dial-up and broadband DSL service to the Mass Market outside Hungarotel's historical concession areas but pays access charges to the ILTOs. PanTel provides high speed Internet access to its Business customers at set prices or, in some cases, as part of a customised bundled service package.

Subscription Fees

              Hungarotel collects a monthly subscription fee from its customers. Hungarotel has multiple pricing packages to choose from, with each package containing different monthly subscription fees, different rates for the measured service per minute fees, and different amounts of "free" minutes included within the monthly subscription fee. In 2005 Hungarotel increased the number of available rate packages and rebalanced its tariff structure to increase the monthly subscription fees and decrease the variable rate fees for measured service. For PanTel's Mass Market customers, it receives a subscription fee only when it is a customer served through local loop unbundling, for which PanTel leases the line to its customer on a monthly basis from the LTO. Dependent upon the terms of agreement for service, PanTel may charge its Business customers a subscription fee.

Connection Fees

              Both Hungarotel and PanTel charge their Mass Market customers connection fees upon initiation of service. Occasionally, Hungarotel and PanTel offer special promotions on the connection fees. Dependent upon the terms of agreement for service, PanTel may charge its business customers in the Business market a connection fee.

Other Revenue

              HTCC supplies private line service (point-to-point and point-to-multi-point), virtual private networks and other services primarily to the Business market. HTCC generates additional revenues from the provision of value-added services, including ISDN, voice mail, call waiting, call forwarding, and three-way calling, as well as through the sale and rental of telephone equipment.

HTCC's Network

              Hungarotel has versatile modern telecommunications networks which substantially replaced the antiquated systems purchased from T-Com. The networks provide many of the technologically advanced services currently available in the United States and Western Europe. Most of Hungarotel's networks are based on digital hosts and remotes with fibre optic rings and copper feeder and distribution. Such a distribution system is the conventional system used in the United States and Western Europe. Telecommunications services are transmitted to the home through twisted pair copper wire telephone cable. HTCC has replaced all manually operated local battery and common battery cord type switchboards purchased from T-Com and has replaced all of the analogue switching systems with digital technology in order to provide the latest features and services. Hungarotel's conventional networks have been designed to employ an open architecture, generally using Synchronous Digital Hierarchy ("SDH") technology for system resilience. Hungarotel's networks are designed to provide voice and high speed data services. HTCC believes that the flexible design of Hungarotel's conventional networks allows it to readily implement new technologies and provide enhanced or new services. Hungarotel's switches in its conventional networks allow it to connect to networks operated by the other ILTO, and the long distance carriers such as T-Com and PanTel in order to route voice and data transmissions.

              PanTel built a nationwide state-of-the-art fibre optic backbone network based on SDH/DWDM and Internet-Protocol technology linking every county in Hungary. The network provides fibre optic access to every major city within each Hungarian county. Within these cities PanTel has microwave access networks which cover up to a 20 to 30 kilometer range around each city. PanTel's network enables it to provide all of its customers' capacity and bandwidth requirements for voice, data and Internet transmission. PanTel built a metropolitan area network in Budapest which connects to the PanTel backbone network, allowing PanTel access to Budapest. PanTel has city-wide coverage in Budapest with point-to-point and 3.5 GHz point-to-multipoint wireless systems.

              In some areas, when geographic conditions make it more feasible, Hungarotel is utilising a wireless network technology based upon the Digital Enhanced Cordless Telecommunications ("DECT") system which interfaces radio technology to fibre-optic, digital microwave, or fixed copper networks. Hungarotel is deploying a fibre optic cable to the node in the same fashion as in a conventional network build-out. At each node, HTCC has constructed a radio base station ("RBS"), rather than switching to twisted pair copper wire distribution to the home. Each RBS has the capacity to provide service to between 60 and 600 customers. As additional customers are brought onto the network, HTCC will install a transceiver unit at the customer's premises. Such transceiver's operating software is digitally encrypted so that it will operate only with its supporting RBS. A conventional telephone jack is then installed in the customer's household near an electrical outlet which is used to power the transceiver unit. The customer then uses a conventional phone to make outgoing and receive incoming calls. The DECT-based wireless local loop system provides the same type and quality of services as a conventional telephone network (except for DSL service), including such services as voice mail, call forwarding and call blocking. When an expedited connection is required, the DECT system can connect the customer quickly while a wireline connection is being constructed.

              PanTel is deploying a wireless connection to certain businesses with much more bandwidth capacity than Hungarotel's wireless system. Rather than deploying a fibre optic connection to the business's premises, PanTel can use its wireless 3.5 GHz frequency band. This enables lower traffic and bandwidth customers (smaller and medium-sized businesses) to be connected to the PanTel backbone network.

              HTCC has interconnection arrangements in place with the other significant Hungarian wireline telecommunications service providers and all three Hungarian wireless providers. PanTel's network also crosses Hungary's borders and extends into other countries in the Central and Eastern European region including Austria, Bosnia and Herzegovina, Bulgaria, Croatia, the Czech Republic, Macedonia, Romania, Serbia, Slovakia, Slovenia, Turkey and Ukraine. To service HTCC's customers' global telecommunications needs, PanTel has interconnection agreements with several major international telecommunications service operators which provide for interconnection at major international telecommunications hubs, including Frankfurt, London and Vienna.

Network Administration

              Both Hungarotel and PanTel continually monitor their networks with modern technology to ensure uninterrupted and high quality service. Both entities are able to evaluate and respond promptly and appropriately to any network failures.

COMPETITION

              Our most significant fixed line competitors are T-Com, the largest provider of fixed line telecommunications services in Hungary, and to a lesser extent Tele2. We also compete with Hungarian alternative telecommunications services providers such as GTS-Datanet, Hungarian cable TV operators and, to a lesser extent, with foreign telecommunications services providers operating in Hungary such as BT plc. Many of these competitors have significantly more financial resources than us and may be able to compete more effectively on price and, to the extent they offer cable services, by providing bundled service packages.

Mass Market Voice

              In the market for Mass Market Voice in our historical concession areas, the grounds for competition are mainly quality of service, perceived value added of bundled product offerings, and price. Outside our historical concession areas, price is the main basis for competition.

              In our historical concession areas, our competitors may offer services on a Carrier Selection basis, which requires the use of a prefix before dialling a telephone number, or on a Carrier Pre-selection basis, which automatically transfers a subscriber to a competitor's network for all calls without the need for the use of a prefix. Outside our historical concession areas, we compete with the local incumbent network operators as well as other alternative operators. Both Invitel and Hungarotel have focused mainly on Carrier Pre-selection outside our historical concession areas, as management believes Carrier Pre-selection ensures a higher quality and sustainability of revenues than Carrier Selection.

              We also compete with mobile network operators. The mobile subscriber base in Hungary has grown very rapidly since the 1990s, partly due to low pre-existing levels of fixed line penetration. As a result, the mobile penetration rate in Hungary is 99% of the population (there were approximately 10 million mobile subscriptions according to the NHH report of 31 December 2006), and the number of mobile subscriptions is more than three times the number of fixed lines (3.4 million fixed lines according to the NHH report of 31 December 2006). Mobile telecommunications services have slowed down the growth of the fixed line subscriber base in Hungary, contributed to the decline of the fixed line subscriber base and led to fixed-to-mobile churn.

              We have seen increased competition from cable operators in the Mass Market Voice market. Under current regulations, cable companies can cross-finance services (TV, Internet and Voice services) in their product offers, enabling them to aggressively price and market the voice portion of their product offering. The cable operators' unique selling points are their low monthly fees for voice and free calls inside their own network. The Hungarian cable market is very fragmented and impacts our business differently in each concession area. The principle cable operators we compete with in our Mass Market Voice market are UPC and T-Kábel (the cable arm of T-Com), who have introduced triple play solutions in our historical concession areas.

Mass Market Internet

              We compete in the provision of Internet services with ISPs throughout Hungary, including T-Online (T-Com's Internet Service Provider) and GTS-Datanet. Competition in this market is primarily on the basis of price and brand.

              In our historical concession areas, we were able to offer DSL services to all of our addressable households, which gives us a very strong competitive position in these areas. Outside of our historical concession areas, DSL availability remains subject to our wholesale arrangements with the incumbent operators, primarily T-Com.

              We are experiencing competition from cable television network operators, such as UPC, which may utilise their cable networks to provide broadband Internet services and Voice over IP. Currently, 55% of Hungarian households have access to cable television but this figure is lower in our historical concession areas where penetration is estimated to be only 40%. As many cable television network operators already offer DSL broadband services, cable broadband may pose a more significant threat in the longer term. As well, the possibility of future competition from the development of digital terrestrial television services in Hungary may force cable television operators to shift the focus of their business to non-television markets such as cable broadband and voice services. In the last four years the number of DSL subscribers has grown much more than the number of cable television broadband users, due to the commitment of fixed line service providers.

Business

              Our main competitors in the Business market are T-Com and GTS. The grounds of competition are network reach, proximity to customer premises, price and customer service. The latter factor is particularly important, as operators who rent networks from the incumbent provider of the area cannot compete as effectively as those with network presence in the area already. Margin per customer is therefore closely correlated with how soon an operator can direct the traffic from the customer premises to its own network.

              As a result we believe that our combined national network gives us a relatively strong competitive position in most urban centres where we own our network and do not need to rely on wholesale arrangements with incumbent operators. The introduction of mobile phones targeting business customers, however, has led to fixed-to-mobile substitution in our Business market.

Wholesale

              Inside our historical concession areas, we currently experience limited competition for Wholesale services because these services are typically provided by the primary local operator with local market knowledge. Similarly, outside our historical concession areas, our competition is comprised primarily of the incumbent operators, primarily T-Com, and other international providers. In the international portion of the Wholesale market, the Central and Eastern European international wholesale services market is becoming increasingly more competitive as more networks are built by international carriers, which is increasing the availability of capacity and dark fibre.

BILLING AND CUSTOMER CARE SOFTWARE SYSTEMS

Invitel's Billing and Customer Care Software Systems

              Invitel currently operates on a single monthly billing period. At the end of each billing period, the external systems provide metered data to the billing systems and an update is prepared for the general ledger. The billing files are sent to a third party for printing and distribution. The vast majority of Invitel's customers pay their bills through the Hungarian Post Office's third party payment system. Under this system, customers fill out a payment order and pay the amount due to the Hungarian Post Office, which in turn transfers all amounts paid by our customers promptly to our account. The Hungarian Post Office's third party payment system has traditionally been the main means of bill payment for service providers in Hungary generally. A minority of Invitel's customers pay their bills through direct debit and bank transfers.

              Invitel currently operate three different billing and customer care software systems. Although management believes that Invitel's billing systems are adequate to currently meet the functional requirement of invoicing our customer base, we are implementing a new consolidated billing system (Abacus) and customer administration system to replace the three separate systems which Invitel is currently operating. Abacus is an off-the-shelf solution developed by the UK based Omni Consulting Company. We believe that once implemented, Abacus will provide Invitel with more efficient, accurate and up-to-date information on the usage habits and billing status of our customers, thus allowing us to better evaluate new tariffs and packages on a timely basis, develop tailored products to better target specific markets, improve customer service and otherwise understand and respond to Invitel's customers' needs more efficiently. We currently expect Abacus to be operational by the end of 2007.

              Currently, Invitel's billing and customer care systems are comprised of the following three separate systems:

  •
  CosmOSS, a post-paid billing system that provides billing services to Mass Market and Business customers in five of our historic concession areas. CosmOSS bills for both voice and data services. CosmOSS is operated by Euromacc Kft.

  •
  Telemax, a post-paid billing system that provides billing services to Mass Market and Business customers in four of our historic concession areas. Telemax bills for both voice and data services. The Telemax billing system is also used to bill for Indirect Long Distance Voice Services. Telemax is operated by Hewlett Packard.

  •
  Infranet, a post-paid billing system that provides billing services for all of our historic concession areas. The Infranet system is used for billing data services only.

HTCC's Billing and Customer Care Software Systems

              HTCC currently has two principal billing and customer care systems. HTCC uses the CosmOSS billing system similar to that used by Invitel for billing Mass Market services in its historical concession areas. HTCC outsources the billing for its Business customers to a third party service provider who also uses a CosmOSS based billing system for billing Invitel's Business customers. HTCC is currently in the process of migrating certain important Business customers to an in-house FusionR based billing system. FusionR is a live billing system based on multiprocessor cluster technology which HTCC's management believes provides HTCC with sufficient flexibility and stability for processing customer bills. Lastly, HTCC uses a FusionR based billing system first installed in 2005 for billing Carrier Pre-select services outside its historical concession areas.

EMPLOYEES

Invitel's Employees

              The following table provides information about the number of Invitel's employees as of the dates indicated:

	Number of Employees
	As of 31 December
	2004	2005	2006(*)
Marketing	38	37	33
Sales	184	182	176
Operations	537	447	472
Finance	92	69	63
Human Resources and Legal	28	26	23
General Management	8	7	4

Total	887	768	771

(*)
Excluding Euroweb. Euroweb had 159 employees as of 31 December 2006.

              Invitel has gone through significant headcount reductions in previous years. The number of Invitel's employees has decreased from 908 at 31 December 2003 to 771 at 31 March 2007, excluding the employees of Euroweb. Including Euroweb, Invitel had 931 employees as of 31 December 2006.

              Invitel is party to a collective bargaining agreement that has an indefinite term and covers all of its employees. We believe that relations between Invitel's management and Invitel's employees are good. Invitel has not experienced any labour strikes or disruptions since its formation.

              Contributions are made to the Hungarian health and unemployment schemes at the statutory rates in force during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period as the related salary cost. Invitel has no obligation for pension or other post employment benefits beyond the government programs.

HTCC's Employees

              The following table provides information about the number of HTCC's employees as of the dates indicated:

	Number of Employees
	As of 31 December
	2004	2005	2006
Marketing	5	19	21
Sales	149	178	192
Operations	360	398	391
Finance	47	79	79
Human Resources	14	16	16
General Management	2	11	11

Total	577	701	710

              Hungarotel is party to several collective bargaining agreements that have indefinite terms and cover all of its employees. We believe that relations between HTCC's management and its employees are good. HTCC has not experienced any labour strikes or disruptions since its formation.

              Contributions are made to the Hungarian health and unemployment schemes at the statutory rates in force during the relevant year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period as the related salary cost. Hungarotel has 4.5% and PanTel has 3.5% private pension contribution obligation in addition to the relevant applicable government programs.

PROPERTY, PLANT AND EQUIPMENT

Invitel's Property

              As of the date of this offering memorandum, Invitel's material properties included properties that Invitel owns that comprise part of its telecommunications infrastructure ("telecom freehold" properties), properties that Invitel leases that comprise part of its telecommunications infrastructure ("telecom leasehold" properties) and properties Invitel leases in connection with the day-to-day operations of its business ("other leasehold" properties), each of which is summarised below:

              Telecom Freehold.    Of Invitel's 313 telecom freehold properties, Invitel owns the land and infrastructure for 163 properties, it owns the infrastructure only for an additional 129, it has joint ownership with third parties over 17 properties, and it has free rights of use, although the Hungarian Post Office has title, over four. All of Invitel's telecom freehold properties are located in its historical concession areas.

              Telecom Leasehold.    Invitel has 296 telecom leasehold properties that comprise part of its telecommunication network. Invitel's total rental fees for 2006 for its telecom leasehold properties were HUF 276 million (€1.0 million), with various durations; approximately half of these leases are of an indefinite duration, approximately 27% of these leases are for a period of one to 10 years and the remainder are for 10 to 25 year periods.

              Other Leasehold Facilities.    Invitel leases an additional 18 properties, comprising four office buildings, four sales offices, five customer services offices, four storage locations and one other building. Invitel's total rental fees for 2006 for these other leasehold properties were approximately HUF 412 million (€1.6 million), with various durations; approximately 63% of these leases are of an indefinite duration and approximately 37% of these leases are for five to 10 year periods.

              All of these properties are included in Matel's fixed assets and are subject to liens under Matel's Credit Facilities.

              Rights of Use.    Under the Hungarian Civil Code, Invitel is authorised to obtain rights of use over real property owned by third parties in exchange for a lump sum of compensation. Furthermore, the 2004 Communications Act re-enforced existing rights to construct buildings and install telecommunications equipment, wires and antennas on real property owned by third parties. In keeping with standard market practice among Hungarian telecommunications network operators, Invitel has historically commenced operations based on a landowner's consent granted during the construction permitting process but before reaching formal written agreements. In connection with its national backbone network, Invitel has successfully concluded agreements with affected landowners for the most part, although in connection with certain portions of our national backbone network constructed from 1996 through to 1998, Invitel initiated formal contractual negotiations to reach agreements with the affected landowners at the beginning of 2001, and these contractual negotiations, along with the related registration of rights of use, are still ongoing.

HTCC's Property

              HTCC leased its principal executive offices in Budapest, Hungary and also has a United States office located in Seattle, WA. In addition, it owns and leases properties throughout Hungary and other countries in Central and Eastern Europe. HTCC has secured all the necessary rights-of-way with respect to its telecommunications networks. HTCC believes that its leased and owned office space and real property are adequate for its present needs but it periodically reviews its future needs.

INSURANCE

              We maintain the types and amounts of third party insurance coverage customary in the industry in which we operate, including coverage for business interruption, property damage, liability and employee related accidents and injuries above specified self-insured amounts for each type of risk. We are current with all of our premium payments and have made no material claims under our insurance policies in the past three years. We also maintain directors', supervisory board members' and officers'

insurance. We consider our insurance coverage to be adequate for our business, as to both the nature of the risks and the amounts insured.

ENVIRONMENTAL

              Our operations are subject to a variety of laws and regulations relating to land use and environmental protection. We have a good relationship with the environmental authorities. The internal environmental protection activities are governed by certain internal rules on environmental protection issued by us, for the purpose of educating our employees about environmental protection and requiring them to be environmentally conscious. In the past five years, no environmental fines have been imposed on us. We believe that we are in substantial compliance with the applicable requirements.

LEGAL PROCEEDINGS

              The Hungarian legal system is still developing. Therefore, finality of actions cannot be predicted with any certainty. Consequentially, there can be no assurances as to the final outcome or course of action of the disputes discussed below.

              Invitel and the HTCC Subsidiaries are involved in various legal actions arising in the ordinary course of business. They are contesting these legal actions in addition to the actions noted below; however, the outcome of individual matters is not predictable with assurance. Although the ultimate resolution of these actions (including the actions discussed below) is not presently determinable, we believe that any liability resulting from the current pending legal actions involving us, in excess of amounts provided therefore, will not have a material effect on the consolidated financial position, results of operations or liquidity of the combined business.

Invitel's Legal Proceedings

Disputes Relating to Termination Fees

              The termination fees (the "Original Termination Fees") charged by Pannon, T-Mobile and Vodafone (collectively, the "Hungarian Mobile Network Operators") pursuant to the mobile termination agreements between fixed line operators and the Hungarian Mobile Network Operators ("Mobile Termination Agreements") are subject to regulatory review by the NHH on a regular basis. The NHH is authorised to set the termination fees and to enforce their gradual decrease if it considers the termination fees submitted by the Hungarian Mobile Network Operators unjustified and excessive. The NHH conducted three market analyses of termination fees imposed by the Hungarian Mobile Network Operators and has imposed the gradual decrease of termination fees in three phases. The Hungarian Mobile Operators have refused to modify the Original Termination Fees set out in the Mobile Termination Agreements in compliance with the analyses carried out by the NHH, and have challenged the reduction of termination fees in separate court proceedings. Pending resolution of these proceedings, the Hungarian Mobile Network Operators have instituted temporary reduced termination fees in line with the reduced fees mandated by the NHH (the "Temporary Settlement Fees").

              There is a chance that a court may rule in favour of the mobile operators with respect to the termination charges set by the NHH in these pending proceedings. However, our management has not made a provision in our accounts for any potential liability with respect to these disputes on the basis that it does not believe they will result in us having to pay increased termination fees over the Temporary Settlement Fees which we have paid to date.

Hungarotel's Legal Proceedings

Local Business Tax

              An ambiguous provision in the agreements pursuant to which Hungarotel was given the exclusive right to operate in the Hungarotel's historical concession areas (the "Concession Contracts") regarding the payment of local municipal business tax is at issue. At the time of the inception of the Concession Contracts, the local business tax was 0%. When this business tax was instituted in one of the regions within Hungarotel's historical concession areas in 1996, one municipality, citing such provision in Hungarotel's Concession Contract, claimed that Hungarotel was liable to pay the local business tax at ten times the prevailing rate. The municipality took the matter up with both the National Communications Authority and the predecessor ministry to the Ministry. However, the municipality has not been able to enforce this undertaking because it is not a party to the Concession

Contracts. In 1999, the Hungarian Deputy State Secretary gave a verbal confirmation that the Hungarian government would not require Hungarotel to pay such tax. In November 1999, the Hungarian government sent a letter to the municipality informing the municipality that the disputed business tax provision was not enforceable because the indefinite nature of the undertaking constituted an unjustified burden on Hungarotel and that the undertaking was not in compliance with the laws on Local Business Tax. To date, several municipalities have cited this provision in Hungarotel's Concession Contracts and demanded payment of a local municipal business tax from Hungarotel. In March 2004, three municipalities initiated court proceedings against Hungarotel in the Metropolitan Court of Budapest seeking an aggregate of HUF 4.46 billion ($17.0 million) including interest. This is an ongoing matter. The next hearing is scheduled for May 2007. However, HTCC's management believes that this undertaking is not enforceable and intends to defend itself against this action and any other action brought related to this matter.

Fazis

              During 1996 and 1997, Hungarotel entered into several construction contracts with Fazis, a Hungarian contractor ("Fazis"), which totalled $59.0 million in the aggregate, $47.5 million of which was financed by a contractor financing facility. Fazis financed the facility through Postabank, a Hungarian bank. Hungarotel has a disagreement with Fazis with respect to several issues relating to the quality and quantity of the work done by Fazis. Hungarotel rejected invoices from Fazis in the amount of approximately HUF 700 million (approximately $3.6 million) and Fazis subsequently sought payment under separate invoices in the amount of approximately $24 million (at historical exchange rates), which Hungarotel disputed because of quantity and quality issues and because of its counterclaim for breach of contract by Fazis, amounting to approximately $31 million (at historical exchange rates).

              In order to resolve these issues, Hungarotel purchased from Postabank in 1999 some of Postabank's receivables owed by Fazis to Postabank (HUF 4.0 billion; approximately $20.8 million) with respect to the contractor financing facility. Hungarotel also purchased from Postabank some of the obligations which it owed to Fazis under the contractor financing facility which were assumed by Postabank (HUF 7.0 billion; approximately $36.5 million). Hungarotel then set off its remaining uncontested liabilities owed to Fazis (HUF 900 million; approximately $4.7 million) against the amounts owed to it by Fazis (HUF 4.0 billion; approximately $20.8 million).

              Fazis and Reorg Rt. ("Reorg", a company responsible for collecting Postabank's debts) contested Hungarotel's actions in Hungarian court proceedings. In 2004, Hungarotel prevailed against both parties and both Fazis' and Reorg's legal proceedings regarding these matters were terminated.

              In January 2005, Fazis commenced proceedings against Hungarotel before the arbitration court that is a part of the Hungarian Chamber of Commerce alleging a new cause of action arising from the original construction contracts. Fazis' new claim against Hungarotel was for alleged unpaid invoices in the amount of HUF 1.7 billion ($8.9 million), including interest and VAT. In January 2006, the Arbitration Court ruled in HTCC's favour. Fazis efforts to set aside or overturn this ruling have not been successful to date.

              In March 2005, Hungarotel initiated legal proceedings against Fazis in the Budapest Metropolitan Court seeking HUF 3.5 billion (HUF 3.1 billion plus interest ($18.2 million)) for the debt Fazis owed it following the set off against the receivable purchased from Postabank in 1999. The court rendered a judgment in Hungarotel's favour and ordered Fazis to pay Hungarotel HUF 3.5 billion ($18.2 million) plus late payment interest. Fazis may appeal. Hungarotel does not expect to collect anything on this judgment, but such judgment should protect it should Fazis ever obtain a successful judgment against it, which Hungarotel does not believe will ever occur.

              Finally, Hungarotel still has a larger claim against Fazis, $31 million, for breach of contract. Hungarotel is reviewing its options with respect to this claim.

OUR DIRECTORS AND SENIOR MANAGEMENT

Holdco II

              As of the date of this offering memorandum, the managing director of Holdco II is Holdco I. As of the date of this offering memorandum, the directors of Holdco I are Mr. Peter Noone, the secretary of HTCC, and Mr. Timo van Rijn, a nominee of TMF Group, a corporate service provider based in The Netherlands. TMF Group is an independent service provider engaged in the management of Dutch special purpose vehicles. As such, TMF Group exercises its voting rights on the Board of Holdco I in accordance with the terms of a service agreement with HTCC.

Matel

              As of the date of this offering memorandum, the director of Matel is Tradman Netherlands B.V., a trust company ("Tradman"). Tradman is not related to the ultimate shareholders of Matel and, as a trust company, Tradman is an independent service provider engaged in the management of Dutch special purpose vehicles.

              As such, Tradman exercises its voting rights on the board of Matel in accordance with terms of a service agreement with Matel's shareholders. This implies that, in accordance with Dutch law, it has an obligation to defend the interests of the shareholder it represents on the board of Matel, while at the same time acting in the best interest of the company (Matel).

HTCC

              The following table sets out certain information concerning HTCC's directors as at 12 April 2007.

Name	Age	Position
Board of Directors
Jesper Theill Eriksen	39	Chairman of the Board
Ole Steen Andersen	60	Member of the Board
Ole Bertram	71	Member of the Board
Robert Dogonowski	35	Member of the Board
Jens Due Olsen	43	Member of the Board
Carsten Dyrup Revsbech	37	Vice Chairman of the Board
John B. Ryan	76	Member of the Board
Henrik Scheinemann	41	Member of the Board

Biographies

              Certain information relating to the directors of HTCC is set out below.

Members of the Board of Directors

              Jesper Theill Eriksen has been a member of the board since 2006. Mr. Eriksen is currently the President of TDC Mobile International, a position he assumed in late 2006. Prior to that he was a Senior Vice-President with TDC Mobile International since 2000. He served as the Chief Executive Officer of Bite, a Lithuanian telecommunications company owned by TDC in 2004 and as the President and Chief Executive Officer of TDC Switzerland in 2006. Mr. Eriksen is one of four representatives of TDC currently on the board of directors of HTCC.

              Ole Steen Andersen has been a member of the board since 2006. Mr. Andersen is the Chief Financial Officer and a member of the Executive Committee of Danfoss A/S. Danfoss, based in Denmark, is a privately held global company which develops and produces mechanical and electronic products and controls used to heat and cool homes and offices, refrigerate food and control production lines. Mr. Andersen has been with Danfoss since 1994 and its Chief Financial Officer since 2000. Mr. Andersen serves on several other boards. He is the Chairman of the Board of Directors of COWI A/S, a Denmark-based privately held company providing consulting services globally in the fields of engineering, environmental science and economics. Mr. Andersen is on the Board of Directors of Auriga Industries A/S, a global chemicals company, and Pharmexa A/S, a global biotechnology company. Mr. Andersen also serves as a director of Sauer-Danfoss Inc., a New York Stock Exchange listed company, which designs, manufactures and sells engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.

              Ole Bertram has been a member of the board since 1997. Mr. Bertram served as the HTCC's President and Chief Executive Officer from 1999 until his retirement in May 2005. Prior to joining HTCC in 1999, Mr. Bertram was the Senior Vice President of Tele Danmark International (part of TDC) since 1997. Prior to that, Mr. Bertram was Technical Director of Tele Danmark International from 1995 to 1997, and Technical Director and Vice President of the Copenhagen Telephone Company from 1988 to 1995.

              Robert R. Dogonowski has been member of the board since 2007. Mr. Dogonowski has been with TDC since 2004. He is currently a director in TDC's Corporate Business Development department responsible for Merger and Acquisitions projects. Prior to joining TDC, Mr. Dogonowski was consultant with Cap Gemini between 2000 and 2004, and Accenture between 1998 and 2000. Mr. Dogonowski is one of four representatives of TDC currently on the Board of Directors.

              Jens Due Olsen has been a member of the board since 2007. Mr. Olsen is an Executive Vice-President and Chief Financial Officer of GN Store Nord A/S ("GN"). Mr. Olsen has been with GN since 2001. GN, a manufacturer of headsets and related products, is Danish-based public company listed on the Copenhagen Stock Exchange.

              Carsten Dyrup Revsbech has been the Vice-Chairman of the board since 2006. Mr. Revsbech has been with TDC since 2000. He is currently a Vice-President and the Chief Financial Officer of TDC Mobile International. From 2000 to 2006, he was a director in TDC's Corporate Business Development department. From 2004 to 2005, he served as the head of Mergers and Acquisitions for QTel, the incumbent telecom operator in Qatar. Mr. Revsbech is one of four representatives of TDC currently on the Board of Directors.

              John B. Ryan has been a member of the board since 1992. Mr. Ryan has been a financial consultant since 1988. From 1984 through 1987 he was a Senior Vice President and member of the Executive Committee of Josephthal and Co., Inc., a member of the New York Stock Exchange. From 1967 to 1984, he was a General Partner, Director of Compliance and a member of the Executive Committee of Herzfeld and Stern, a member of the New York Stock Exchange. He is currently a member of the Arbitration Panel of the New York Stock Exchange, the National Association of Securities Dealers and the American Arbitration Association.

              Henrik Scheinemann has been a member of the board since 2006. Mr. Scheinemann has been with TDC since 2004. He has been a Vice-President of TDC Mobile International since 2005. From 2004 to 2005, he was a director in TDC's Corporate Business Development department. From 2002 to 2004, he was an independent business consultant. From 2000 to 2002, Mr. Scheinemann worked with some emerging technology start-up companies. From 1994 to 2000, Mr. Scheinemann was with the Industrial Fund for Developing Countries. Mr. Scheinemann is one of four representatives of TDC currently on the Board of Directors.

Executive Officers

              Following the completion of the Acquisition, Martin Lea shall be the CEO of HTCC and Robert Bowker shall be the CFO of HTCC, and their respective biographies are as follows:

              Martin Lea.    Mr. Lea has been a member of the Board of Directors and Chief Executive Officer of Invitel since June 2004. Prior to that he served as Executive Vice President of Intertek Group plc., where he was Chief Executive of its ETL-SEMKO division. He has also been managing director of Racal Telecom and President of Global Crossing's integrated UK operations.

              Robert Bowker.    Mr. Bowker has been a member of the Board of Directors and Chief Financial Officer of Invitel since May 2004. Prior to that, he served as Chief Financial Officer at Eurotel Praha between 2000 and 2004 and at EuroTel Slovakia and PricewaterhouseCoopers before that. He has lived in the CEE region since 1997 and has 12 years of experience in the telecommunications and financial sectors.

Compensation of Management

Director Compensation

              The members of the Board of Directors TDC who are officers of TDC (namely, Mr. Eriksen, Mr. Dogonowski, Mr. Revsbech and Mr. Scheinemann) do not receive compensation for serving as directors of the Company pursuant to TDC's internal policies. The compensation for the other members of the Board of Directors of HTCC is determined by the Board of Directors of HTCC each board term based on prevailing market rates.

Employment arrangements

              HTCC agreed to employment arrangements with certain members of HTCC's management including with Mr. Lea and Mr. Bowker, HTCC's Chief Executive Officer and Chief Financial Officer, respectively, following the completion of the Acquisition. These arrangements provide that HTCC will compensate certain of its senior officers through service fees and an annual bonus depending on the achievement of defined performance goals (which may amount up to 50% of their annual service fees).

Management share plan

              Certain members of HTCC's management are beneficiaries of a management stock option plan. See footnote 13 to HTCC's consolidated financial statements.

OUR PRINCIPAL SHAREHOLDERS

              HTCC will be the 100% parent company of Matel following the completion of the Acquisition. Assuming that a maximum of 1.1 million HTCC shares will be issued to management as consideration pursuant to the Acquisition Agreement, approximately 63.43% of the common equity of HTCC will be owned by TDC and approximately 8.34% will be owned by members of management and the HTCC Board of Directors. Most of the remaining 28.23% is expected to be publicly held and traded on the American Stock Exchange.

              TDC, based in Copenhagen, Denmark, is the leading provider of telecommunications services in Denmark, the second-largest telecommunications provider in Switzerland and has a significant presence in the pan-Nordic market and in selected markets in Central Europe. In February 2006, Nordic Telephone Company ApS, a Danish entity owned by five private equity firms, completed its tender offer for the outstanding shares of TDC. NTC now owns over 87.9% of TDC.

RELATED PARTY TRANSACTIONS

              Following the completion of the Transactions (and assuming that a maximum of 1.1 million HTCC shares will be issued to management as consideration pursuant to the Acquisition Agreement), TDC will own 63.43% of HTCC's outstanding Common Stock and 30,000 shares of preferred stock convertible into 300,000 shares of HTCC's Common Stock.

              Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann, current directors of HTCC, are officers of TDC. Torben V. Holm is an employee of TDC and as of the date of this offering memorandum serves as HTCC's President and Chief Executive Officer and is also the head of HTCC's management's executive committee. Alex Wurtz, also an employee of TDC, serves as HTCC's head of Corporate Business Development as of the date of this offering memorandum and is currently a member of HTCC's management executive committee. HTCC has reached an agreement with TDC to reimburse TDC for the services of Messrs. Holm and Wurtz; however, no payment has been made.

              For Mr. Holm, HTCC has agreed to pay TDC €778,157 (approximately $1,024,000) for Mr. Holm's services for the period from May 2005 through December 2006. HTCC is also responsible for paying other costs pertaining to Mr. Holm, including lodging in Budapest and for certain of Mr. Holm's travel costs back to his home in Denmark. HTCC also reimbursed TDC for a bonus paid to Mr. Holm in 2006.

              For Mr. Wurtz, HTCC has agreed to pay TDC €387,224 (approximately $510,000) for Mr. Wurtz's services for the period from June 2005 to December 2006. HTCC is also responsible for paying Mr. Wurtz's lodging in Budapest. HTCC also reimbursed TDC for a bonus paid to Mr. Wurtz in 2006.

              In addition to the services of Messrs. Holm and Wurtz, three employees of TDC have performed financial controlling services for HTCC. HTCC has reached an agreement with TDC to pay approximately $139,000 for such services. TDC has also provided services for HTCC in connection with certain strategic projects, including services in connection with its acquisition of Invitel. For such services, HTCC has agreed to reimburse TDC approximately $360,000.

              All of the directors of HTCC are covered by a directors and officers liability policy taken out by TDC. In 2006, HTCC had approximately $308,000 in expenses for its portion of the overall premium paid by TDC.

              HTCC has agreements in place with TDC and its subsidiaries, pursuant to which TDC and HTCC transport international voice, data and Internet traffic for each other over their respective telecommunications networks. For 2006, TDC paid HTCC a net amount of approximately $1,332,000 pursuant to such agreements.

              Matel's shareholders prior to the consummation of the Acquisition, EEIF and GMT provided management and consultancy services to Matel and its subsidiaries and charged €517,000 during the year ended 31 December 2006, €506,000 and €500,000 during the year ended 31 December 2005 and 2004, respectively for such services. Matel had €73,000 payable at 31 December 2006, and had no outstanding management fees payable to EEIF and GMT at 31 December 2005 and 31 December 2004. Matel Holdings charged to Matel and its subsidiaries the cost of the 2004 refinancing in the amount of €617,000. The outstanding payable balance relating to these charges was €620,000 at 31 December 2006, 2005 and 2004, respectively.

              Matel has incurred interest expense on related party subordinated loans in the amount of €1.7 million, €1.6 million and €3.9 million for the period ended 31 December 2006, 31 December 2005 and 2004, respectively. The interest is payable to Matel Holdings and is capitalised onto the outstanding loan balance on an annual basis.

              Salaries and other short-term employee benefits paid to key management personnel amounted to €3.3 million, €1.7 million and €2.3 million for the period ended 31 December 2006, 2005 and 2004, respectively. Share based compensation granted to key management personnel amounted to €0.7 million for the period ended 31 December 2006.

DESCRIPTION OF OTHER INDEBTEDNESS

              The following summary of certain provisions of our other indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents.

Credit Facilities

              Invitel, as borrower, and Matel, Invitel and V-holding, as guarantors, have entered into senior credit facilities with the lenders and agent named therein. Such facilities are being amended and restated on or prior to the date of the consummation of this offering. The amended senior credit facilities will be generally on the same terms as our existing senior credit facilities. This offering is conditioned upon the simultaneous closing of the amendments to the senior credit facilities. The amended senior credit facilities are governed by English law.

Structure

              The amended senior credit facilities provide for facilities of up to Euro or Euro-equivalent of €145 million, to be comprised of:

  •
  a Euro amortising term loan of €96.9 million (the "Euro term facility");

  •
  a forint amortising term loan of HUF 4,628 million (the "forint term loan" and, together with the Euro term loan, the "term loans");

  •
  a Euro revolving credit facility of €4.2 million (the "Euro revolving facility"), which will not be drawn upon the consummation of this offering;

  •
  a forint revolving credit facility of HUF 200.5 million (the "forint revolving credit facility"), which will not be drawn upon the consummation of this offering; and

  •
  a Euro liquidity facility of €25.0 million (the "liquidity facility"), which will not be drawn upon the consummation of this offering.

Interest Rate and Fees

              Advances under the new senior credit agreement will bear interest for each interest period at rates per annum equal to EURIBOR or BUBOR (based on Budapest interbank offer rates) plus an applicable margin.

              The margins applicable to each of the facilities may, after the first year, be reduced based on the ratio of our senior debt to EBITDA, based on our most recently delivered quarterly management accounts.

              We will pay customary fees to the lenders under the amended senior credit agreement, including a commitment fee in relation to available and undrawn commitments under the revolving facility.

Guarantees and Security

              The obligations of Invitel under the new senior credit facilities are guaranteed on a senior basis by Matel, V-holding, Euroweb Romania, Euroweb Hungary and, after the Acquisition, certain subsidiaries of HTCC (together with Invitel, the "obligors"). In addition, Invitel's obligations under the new senior credit facilities will be secured by, subject to Hungarian, Dutch, Dutch Antilles and Romanian laws:

  •
  a first ranking pledge of all the shares capital of the obligors;

  •
  an intercreditor deed governing any downstreamed shareholder loans and any other subordinated debt;

  •
  assignments of intercompany loans, including a first ranking pledge of the Funding Loan and the Proceeds Loans and any relevant cross guarantees of the obligors from time to time;

  •
  a pledge of accounts by the obligors; and

  •
  a floating charge over all assets.

              Such security interests will also secure, on a pari passu basis, all hedging obligations with respect to the amended credit facilities, the Notes and the 2004 Notes.

Covenants

              The amended senior credit facilities will contain certain negative undertakings that restrict the obligors and certain of their affiliated entities (subject to certain agreed exceptions) from, among other things:

  •
  creating or permitting to subsist any security interest over any part of its assets;

  •
  merging or consolidating with or into any other person;

  •
  selling, transferring, leasing, lending or otherwise disposing of any of its assets;

  •
  incurring or permitting to be outstanding any financial indebtedness (including guarantees);

  •
  reducing its capital or purchasing any class of its shares;

  •
  making any investment, including (w) loans to any person, (x) the acquisition of indebtedness or capital or securities of any person, (y) the acquisition of the assets, property or business of any other person, or (z) the creation or acquisition of a subsidiary;

  •
  entering into any derivative instruments;

  •
  changing the nature of its business or amending its constitutive documents;

  •
  entering into any agreement or arrangement other than on arm's-length basis;

  •
  paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents except the issuance of the notes part of this offering or in exchange for equity of an obligor; and

  •
  changing the ownership structure of the group.

              In addition, the amended senior credit facilities requires the obligors to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure minus cash taxes to total debt charges).

              The amended senior credit facilities also requires the obligor and certain of their affiliated entities to observe certain affirmative undertakings, including but not limited to, undertakings relating to:

  •
  maintenance of all relevant consents, authorisations and licenses;

  •
  conduct of business;

  •
  periodic financial statements, management accounts and reports;

  •
  auditors and information;

  •
  insurance and inspection;

  •
  notification of environmental claims and expenditures;

  •
  compliance with laws;

  •
  taxes; and

  •
  maintenance of a cost capitalisation policy and an interest rate hedging policy.

Maturity

              The term facilities will mature on 30 June 2011 and the revolving facility and the liquidity facility will mature on 30 June 2010. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The Term Facilities

              The term facilities are amortising term loans. The outstanding amounts under these facilities will be required to be repaid in full in the instalments and on the dates set forth below:

Date	Repayment Instalments
30 June 2007	3.50%
30 September 2007	3.50%
31 December 2007	3.50%
31 March 2008	4.00%
30 June 2008	4.00%
30 September 2008	4.00%
31 December 2008	4.25%
31 March 2009	4.50%
30 June 2009	4.50%
30 September 2009	4.50%
31 December 2009	4.50%
31 March 2010	5.00%
30 June 2010	5.00%
30 September 2010	5.00%
31 December 2010	5.50%
31 March 2011	5.50%
30 June 2011	5.50%

The Revolving Facilities and Liquidity Facility

              Each of the revolving facility and the liquidity facility is repayable in an amount equal to 100% of the principal amount outstanding on 29 June and 30 December of each calendar year until the maturity date of 30 June 2010.

Prepayments

              Subject to certain exceptions, all loans under the amended senior credit facilities will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

Events of Default

              The amended senior credit facilities will contain certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings N.V. engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

Intercompany Debt

              Upon consummation of the Transactions, the Matel's and its subsidiaries' intercompany debt will include the following:

  •
  the Funding Loan;

  •
  the Proceeds Loans;

  •
  an intercompany loan from Invitel to V-holding; and

  •
  an intercompany loan from Matel to V-holding.

              The Funding Loan was made to Invitel by Matel upon consummation of the offering of the 2004 Notes. The aggregate principal amount of the Funding Loan was equal to the outstanding aggregate principal amount of the 2004 Notes. The Funding Loan bears interest at a rate equivalent to the effective interest rate on the 2004 Notes and will mature on the maturity date of the 2004 Notes. The Funding Loan is subordinated to the Credit Facilities and Invitel's guarantee of the 2004 Notes.

Matel has granted a first priority pledge over the Funding Loan for the benefit of the lenders under the Credit Facilities and a second priority pledge for the benefit of the noteholders.

              The Proceeds Loans will be made to PanTel and Hungarotel by the Issuer from the proceeds of the offering of the Notes. The aggregate principal amount of the Proceeds Loans will be €59 million and €55 million, respectively. The Proceeds Loans bears interest at a rate per annum equal to the Notes and will mature on the maturity date of the Notes. The Proceeds Loans are subordinated to the Credit Facilities and Invitel's Guarantee of the Notes. Matel has granted a first priority pledge over the Proceeds Loans for the benefit of the lenders under the Credit Facilities and a second priority pledge for the benefit of the noteholders.

Intercreditor Deed

              To establish the relative rights of certain of their creditors under their financing arrangements, the Issuer, Matel Holdings N.V. and the Subsidiary Guarantors will enter into a supplemental intercreditor deed with, among others, the lenders under the new senior credit facilities, certain hedging counterparties, the security trustee, the trustee for the holders of the Notes and the trustee for the 2004 Notes amending the intercreditor deed entered into on 6 August 2004 (collectively, the "Intercreditor Deed"). The Intercreditor Deed will provide that if there is an inconsistency between the provisions of the Intercreditor Deed (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the Indenture governing the Notes, the Intercreditor Deed will prevail.

10 3/4% Senior Notes due 2012 (the "2004 Notes")

General

              Matel issued €142 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 pursuant to an indenture, dated as of 6 August 2004 (the "2004 Notes Indenture"), among Matel, as issuer, Invitel and V-Holding, as guarantors (the "2004 Notes Guarantors") and The Bank of New York, as trustee.

Interest Payments

              Interest on the 2004 Notes is payable semi-annually at an annual rate of 10 3/4% on 15 February and 15 August of each year, beginning on 15 February 2005.

Redemption and Repurchase

              Prior to 15 August 2007, Matel may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2004 Notes at a redemption price of 110.750% of the principal amount, plus accrued and unpaid interest, with the net proceeds of certain equity offerings. Matel may only make that redemption if after the redemption, at least 65% of the aggregate principal amount of the 2004 Notes remain outstanding following each such redemption.

              Prior to 15 August 2008, Matel may also redeem all or part of the 2004 Notes, at a redemption price equal to 100% of principal amount thereof plus a make-whole premium as of, and accrued and unpaid interest up to, the redemption date.

              In addition, on or after 15 August 2008, and prior to the maturity of the 2004 Notes, Matel may redeem some or all of the 2004 Notes at the following redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on 15 August of the years set forth below:

Year	Redemption Price
2008	105.375%
2009	103.583%
2010	101.792%
2011 and thereafter	100.000%

              In addition, Matel may redeem all of the 2004 Notes at any time following changes in certain tax laws or their interpretation which would result in the payment by Matel or the 2004 Notes

Guarantors of withholding taxes, at a price equal to the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of redemption.

              Upon certain change of control events, Matel is required to make an offer to purchase all or a portion of the 2004 Notes, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

              Matel is also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

              HTCC is not an obligor under the 2004 Notes.

Guarantees of the 2004 Notes

              Matel's obligations under the 2004 Notes are guaranteed on a senior subordinated basis by the 2004 Notes Guarantors.

Security

              The 2004 Notes are secured on a second ranking basis by the capital stock of Matel, the shares of the capital stock of the 2004 Notes guarantors held, directly and indirectly, by Matel and a funding loan made pursuant to a Funding Loan Agreement dated 6 August 2004 between Matel, as lender, and Invitel, as borrower (the "Funding Loan").

              As of and following the Acquisition, the 2004 Notes will be secured on a pari passu basis by all collateral securing the Notes.

Covenants

              The 2004 Notes Indenture contains covenants which include, among others, limits on the ability of Matel and the 2004 Notes Guarantors to:

  •
  incur additional indebtedness and issue preferred shares;

  •
  make certain restricted payments and investments;

  •
  transfer or sell assets;

  •
  enter into transactions with affiliates;

  •
  create certain liens;

  •
  create restrictions on the ability of Matel's restricted subsidiaries to pay dividends or other payments to Matel;

  •
  guarantee other indebtedness;

  •
  enter into sale and leaseback transactions;

  •
  issue or sell shares of Matel's restricted subsidiaries;

  •
  merge, consolidate, amalgamate or combine with other entities;

  •
  designate restricted subsidiaries as unrestricted subsidiaries; and

  •
  engage in any business other than a permitted business.

              Each of the covenants is subject to a number of exceptions and qualifications.

Events of Default

              The 2004 Notes Indenture contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments and the insolvency of Matel and the 2004 Notes Guarantors.

€125 million Floating Rate Senior PIK Notes due 2013 (the "PIK Notes")

General

              Invitel Holdings N.V. issued €125 million in aggregate amount of Floating Rate Senior PIK Notes due 2013 pursuant to an indenture, dated as of 30 October 2006 (the "PIK Indenture") among Invitel Holdings N.V., as issuer and The Bank of New York, as trustee.

Interest Payments

              Interest on the PIK Notes is payable semi-annually at an annual rate of EURIBOR plus 8.250%, reset quarterly, plus a ratchet margin, on 15 February, 15 April, 15 July and 15 October of each year beginning on 15 January 2007. The ratchet margin is zero for the period to but excluding 15 October 2009 and 2.00% if the consolidated leverage ratio of Matel such as defined in the PIK Indenture is greater the 2.50 to 1.00 for any interest period beginning on or after 15 October 2009. The maturity date of the PIK Notes is 15 April 2013.

Redemption and Repurchase

              Prior to 15 April 2008, Invitel Holdings N.V. may redeem all or part of the PIK Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium as of and accrued and unpaid interest to the redemption date.

              On or after 15 April 2008, the Issuer may redeem all or part of the PIK Notes at the following redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the periods set forth below:

Year	Redemption Price
15 April 2008—14 July 2009	100%
15 July 2009—14 July 2010	102%
15 July 2010—14 July 2011	101%
Thereafter	100%

              In addition, Invitel Holdings N.V. may redeem all of the PIK Notes at any time following amendments to, or changes in, certain tax laws or in their official interpretation which would result in the payment of withholding taxes by Invitel Holdings N.V. at a redemption price of 100% of the principal amount plus accrued and unpaid interest to the redemption date.

              Upon certain change of control events, Invitel Holdings N.V. is required to make an offer to purchase the PIK Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase.

              Invitel Holdings N.V. is also required to offer to purchase the PIK Notes with the excess process following certain asset sales at a purchase price equal to 100% of the principal amount of the PIK Notes, plus accrued and unpaid interest to the date of repurchase.

              HTCC is not an obligor under the PIK Notes.

Ranking and Security

              Invitel Holdings N.V.'s obligations under the PIK Notes are general unsubordinated obligations of Invitel Holdings N.V. and are secured by a first priority lien over the shares of Matel Holdings N.V. and effectively subordinated to all existing and future debt of Invitel Holdings N.V.'s subsidiaries.

Covenants

              The PIK Indenture contains covenants which include, among other, limits on the ability of Invitel Holdings N.V. to:

  •
  incur additional indebtedness and issue preferred shares;

  •
  make investments and certain other restricted payments;

  •
  transfer or sell assets;

  •
  enter into transaction with affiliates;

  •
  create certain liens;

  •
  enter into sale and leaseback transactions;

  •
  issue or sell shares of the Invitel Holdings N.V.'s restricted subsidiaries (such as defined in the PIK Indenture);

  •
  merge, consolidate, amalgamate or combine with other entities;

  •
  designate restricted subsidiaries as unrestricted subsidiaries; and

  •
  engage in any business other than specifically enumerated activities.

              Each of the covenants is subject to a number of important exceptions and qualifications.

Events of Default

              The PIK Indenture contains customary events of default, including, among others, the non-payment of the principal, interest or premium, if any, on any PIK Notes, certain failures to comply with any covenant of the PIK Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments and the insolvency of Invitel Holdings N.V. or its restricted subsidiaries.

INDEPENDENT ACCOUNTANTS

              Matel's consolidated financial statements as of and for the years ended 31 December 2004, 2005 and 2006 included in this offering memorandum were prepared in accordance with IFRS and have been audited by KPMG Hungária Kft., Matel's independent auditors, as stated in their report appearing herein.

              HTCC's consolidated financial statements as of and for the years ended 31 December 2004, 2005 and 2006 included in this offering memorandum were prepared in accordance with U.S. GAAP and have been audited by KPMG Hungária Kft., HTCC's independent auditors, as stated in their report appearing herein.

INDEX TO FINANCIAL STATEMENTS

MAGYAR TELECOM B.V.
Consolidated Financial Statements as at and for the years ended 31 December 2006, 2005 and 2004 (presented in Euros)
Independent Auditors' Report	F-2
Consolidated Balance Sheets	F-3
Consolidated Income Statements	F-4
Consolidated Cash Flow Statements	F-5
Consolidated Statements of Changes in Shareholders' Equity	F-6
Notes to the Consolidated Financial Statements	F-7
HUNGARIAN TELEPHONE AND CABLE CORP.
Consolidated Financial Statements as at and for the years ended 31 December 2006, 2005 and 2004 (presented in US$)
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	F-60
Consolidated Balance Sheets	F-61
Consolidated Statements of Operations and Comprehensive Income	F-62
Consolidated Statements of Stockholders' Equity	F-63
Consolidated Statements of Cash Flows	F-64
Notes to Consolidated Financial Statements	F-65–F-92

KPMG Hungaria Kft Váci út 99 H-1139 Budapest Hungary	Telefon +36 (1) 887 71 00 +36 (1) 270 71 00 Telefax +36 (1) 887 71 01 +36 (1) 270 71 01 email: info@kpmg.hu Internet: www.kpmg.hu

To the Board of Directors of Magyar Telecom B.V.

We have audited the accompanying consolidated financial statements of Magyar Telecom B.V. and its subsidiaries ("the Group"), which comprise the consolidated balance sheets as at 31 December 2006, 2005 and 2004 and the consolidated income statements, consolidated statements of changes in shareholders' equity and consolidated cash flow statements for the years then ended, and a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with relevant ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2006, 2005 and 2004 and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 29 to the consolidated financial statements.

/s/ KPMG Hungaria Kft

KPMG Hungaria Kft
8 February 2007, except to Note 29,
which is as of 12 April 2007

KPMG Hungaria Kft, a Hungarian limited liability company
incorporated under the Hungarian Companies Act is a
member of KPMG International, a Swiss cooperative.
Company registration: Budapest, no. 01-09-053189

MAGYAR TELECOM BV

CONSOLIDATED BALANCE SHEETS

as at 31 December 2006, 2005 and 2004

		At 31 December
	Notes	2006	2005	2004
		(in thousands of EUR)
Non-Current Assets
Intangible Assets	11	31,964	10,734	20,673
Property, Plant and Equipment	12	273,391	284,349	305,941
Other Non-Current Financial Assets, including Derivatives		106	63	166
Deferred Tax Assets	24	5,565	6,806	8,377

		311,026	301,952	335,157

Current Assets
Cash and Cash Equivalents	13	13,608	29,112	26,018
Investment in Securities		—	—	2,857
Trade and Other Receivables	14	20,995	18,271	20,464
Derivative Financial Instruments	17	1,455	381	—
Inventories		367	206	178
Prepayments and Accrued Income		789	1,087	2,270

		37,214	49,057	51,787

Total Assets		348,240	351,009	386,944

Equity and Liabilities
Equity attributable to equity holders of the parent
Share Capital	15	92,201	92,201	92,201
Capital Reserve	15	122,110	121,437	121,437
Hedging Reserve	15	376	(21)	—
Cumulative Translation Reserve	15	(34,308)	(34,389)	(33,314)
Accumulated Losses		(149,170)	(152,934)	(148,929)

		31,209	26,294	31,395

Minority Interest		16	14	14

Total Equity		31,225	26,308	31,409

Non-Current Liabilities
Interest Bearing Borrowings	16	251,342	269,926	298,718
Other Non-Current Liabilities	18	32	—	9,121
Deferred Tax Liabilities	24	60	—	—

		251,434	269,926	307,839

Current Liabilities
Current Portion of Interest-Bearing Borrowings	16	23,830	16,518	11,392
Trade and Other Payables		21,653	17,528	17,934
Derivative Financial Instruments	17	2,327	5,057	1,899
Accrued Expenses and Deferred Income	20	16,887	15,650	15,908
Provisions	19	884	22	563

		65,581	54,775	47,696

Total Liabilities		317,015	324,701	355,535

Total Equity and Liabilities		348,240	351,009	386,944

The accompanying notes form an integral part of the consolidated financial statements.

MAGYAR TELECOM BV

CONSOLIDATED INCOME STATEMENTS

for the years ended 31 December 2006, 2005 and 2004

		For the year ended 31 December
	Notes	2006	2005	2004
		(in thousands of EUR)
Revenues	4	185,606	181,343	175,335
Cost of Sales	5	(57,103)	(48,910)	(41,525)

Gross Margin		128,503	132,433	133,810
Operating Expenses	6	(54,591)	(51,438)	(52,758)
Depreciation and Amortization	8	(37,955)	(49,021)	(44,180)
Cost of Restructuring	9	(1,813)	(2,046)	(523)

Profit/(Loss) from Operations		34,144	29,928	36,349
Financial Income	10	4,878	7,813	22,032
Financial Expenses	10	(33,593)	(40,269)	(43,680)

Net Profit/(Loss) Before Tax		5,429	(2,528)	14,701
Income Tax (Expense)/Benefit	24	(1,663)	(1,477)	1,237

Net Profit/(Loss) for the Period		3,766	(4,005)	15,938
Attributable to:
Equity Holders of the Parent		3,764	(4,005)	15,934
Minority Interest		2	—	4

		3,766	(4,005)	15,938

The accompanying notes form an integral part of the consolidated financial statements.

MAGYAR TELECOM BV

CONSOLIDATED CASH FLOW STATEMENTS

for the years ended 31 December 2006, 2005 and 2004

		For the year ended 31 December
	Notes	2006	2005	2004
		(in millions of EUR)
Cash Flows from Operating Activities
Net Profit/(Loss) Before Tax		5,429	(2,528)	14,701
Adjustments for Non-Cash Items:
Interest Expense/(Income)		28,569	30,145	35,955
Depreciation and Amortization	8,11,12	37,955	49,021	44,180
Fair Value of Derivative		(3,333)	(5,984)	248
Allowance for bad and doubtful debts	6	855	1,070	1,012
Provisions	19	839	(541)	(56)
Change in Investment in Associates		—	—	9
Unrealized Foreign Exchange (Gain)/Loss		3,217	5,188	(15,116)
Other Non-Cash Items		194	308	5,644
Working Capital Changes:
Change in Trade and Other Receivables	14	(814)	1,123	(4,588)
Change in Inventories		79	(28)	26
Change in Prepayments and Accrued Income		817	1,149	441
Change in Trade and Other Payables and Accrued Expenses and Deferred Income		(2,626)	(50)	(587)
Result of Sale of Property, Plant and Equipment	12	478	(77)	(153)
Result of Sale of Intangible Assets	11	—	—	—
Income Taxes Paid		171	—	—
Interest Paid		(25,647)	(29,404)	(33,840)

Net Cash Flow Provided by/(Used in) Operating Activities		46,183	49,392	47,876

Cash Flows from Investing Activities
Purchase of subsidiaries, net of cash acquired	3	(23,866)	—	—
(Purchase)/Disposal of Trading Investments, Net		—	2,857	24,439
Purchase of Intangible Assets	11	(6,978)	(7,833)	(3,467)
Purchase of Property, Plant and Equipment	12	(16,672)	(15,862)	(17,108)
Proceeds from Sale of Property, Plant and Equipment	12	44	379	200
Proceeds from Sale of Intangible Assets	11	—	—	—
Interest Received		987	1,610	4,366

Net Cash Flow Provided by/(Used in) Investing Activities		(46,485)	(18,849)	8,430

Cash Flows from Financing Activities
Proceeds from Issue of High Yield Bonds, Net of Discount and Bond Issue Costs	16	—	—	133,492
Proceeds from Interest Bearing Borrowings	16	4,000	—	155,630
Repayment of Related Party Subordinated Loan	16	—	(7,500)	(75,651)
Repayments of Interest Bearing Borrowings	16	(18,299)	(19,199)	(261,203)

Net Cash Flow Provided by/(Used in) Financing Activities		(14,299)	(26,699)	(47,732)

Effect of Exchange Rate Changes on Cash and Cash Equivalents		(903)	(750)	1,396

Net Increase/(Decrease) in Cash and Cash Equivalents		(15,504)	3,094	9,970
Cash and Cash Equivalents at the Beginning of the Year	13	29,112	26,018	16,048

Cash and Cash Equivalents at the End of the Period		13,608	29,112	26,018

The accompanying notes form an integral part of the consolidated financial statements.

MAGYAR TELECOM BV

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

for the years ended 31 December 2006, 2005 and 2004

		Attributable to equity holders of the parent
	Notes	Share Capital	Capital Reserve	Hedging Reserve	Cumulative Translation Reserve	Accumulated Losses	Total	Minority interest	Total Shareholders' Equity
		(in thousands of EUR)
Balance as at 31 December 2003		92,201	121,437	—	(35,707)	(164,863)	13,068	—	13,068

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	—	—	—	—	—	—
Net change in fair value of cash flow hedges transferred to profit/loss		—	—	—	—	—	—	—	—
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	2,393	—	2,393	10	2,403
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—

Net income recognized directly in equity		—	—	—	2,393	—	2,393	10	2,403
Net result for the period		—	—	—	—	15,934	15,934	4	15,938

Total recognized income and expense for the period		—	—	—	2,393	15,934	18,327	14	18,341

Balance as at 31 December 2004		92,201	121,437	—	(33,314)	(148,929)	31,395	14	31,409

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	—	—	—	—	—	—
Net change in fair value of cash flow hedges transferred to profit/loss		—	—	(21)	—	—	(21)	—	(21)
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	(1,075)	—	(1,075)	—	(1,075)
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—

Net income recognized directly in equity		—	—	(21)	(1,075)	—	(1,096)	—	(1,096)
Net result for the period		—	—	—	—	(4,005)	(4,005)	—	(4,005)

Total recognized income and expense for the period		—	—	(21)	(1,075)	(4,005)	(5,101)	—	(5,101)

Balance as at 31 December 2005		92,201	121,437	(21)	(34,389)	(152,934)	26,294	14	26,308

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	470	—	—	470	—	470
Deferred tax on fair value of cash flow hedges		—	—	(94)	—	—	(94)	—	(94)
Net change in fair value of cash flow hedges transferred to profit/loss		—	—	21	—	—	21	—	21
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	81	—	81	—	81
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—
Net income recognized directly in equity		—	—	—	—	—	—	—	—

		—	—	397	81	—	478	—	478
Net result for the period		—	—	—	—	3,764	3,764	2	3,766

Total recognized income and expense for the period		—	—	397	81	3,764	4,242	2	4,244

Employee share option scheme	15		673				673		673

Balance as at 31 December 2006		92,201	122,110	376	(34,308)	(149,170)	31,209	16	31,225

The accompanying notes form an integral part of the consolidated financial statements.

MAGYAR TELECOM BV

NOTES TO THE FINANCIAL STATEMENTS

for the years ended 31 December 2006, 2005 and 2004

1. General Information

              Magyar Telecom B.V. ("Matel" or "the Company") was incorporated in the Netherlands on 17 December 1996 as a limited liability Company and has its statutory seat in Amsterdam (Laan Kronenburg 8, 1183 Amstelveen, The Netherlands).

              Matel is engaged in telecommunication related activities in Hungary and in Romania, primarily through its telecommunications service provider, INVITEL ZRt. ("INVITEL") and other service companies, such as EuroWeb Internet Szolgáltató ZRt. and EuroWeb Romania S.A., providing Internet access and value added services. The consolidated financial statements of the Group for the year ended 31 December 2006 comprise of Matel and its subsidiaries (collectively, "the Group"). These financial statements are prepared to satisfy certain external reporting requirements but are not intended for statutory filing purposes.

              Matel, through its subsidiary INVITEL is the incumbent provider of fixed line telecommunications services to residential and business customers in the geographical areas where it had exclusive licenses through the end of 2002 representing approximately 14% of Hungary's population ("historical concession areas"). The Group also provides fixed line telecommunications services in the remainder of Hungary as an alternative telecommunications operator.

              Matel issued High Yield Bonds on 6 August 2004 that were listed on the Luxembourg Stock Exchange on 24 August 2005 (See Note 16).

Shareholders

              The 100% shareholder of Matel is Matel Holdings N.V. ("Matel Holdings"), which was incorporated on 27 December 2000 under the laws of the Netherlands Antilles. Matel Holdings is 100% owned by Invitel Holdings N.V. ("Invitel Holdings"). Invitel Holdings was incorporated in the Netherlands Antilles on 10 October 2006 as a limited liability Company and has its statutory seat under 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

              Invitel Holdings is jointly owned by EEIF (Matel) B.V. (33.33%), GMT (Matel) B.V. (33.33%) and the remainder by certain management personnel of INVITEL. EEIF (Matel) B.V. is owned by AIG Emerging Europe Infrastructure Fund LP and Emerging Europe Infrastructure Fund CV ("AIG") and GMT (Matel) B.V. is owned by funds managed by GMT Communications Partners Limited ("GMT"). AIG is now advised by Emerging Markets Partnership ("EMP"), which is a private equity investment firm focused on Central and Eastern Europe. GMT is a private equity investment group focusing on the communications sector in Europe.

              EEIF (Matel) B.V. and GMT (Matel) B.V. indirectly acquired Matel on 13 May 2003 from Vivendi Telecom International S.A.

Subsidiaries

              INVITEL (former name: Vivendi Telecom Hungary Rt. or VTH Rt.) was incorporated on 20 September 1995 as a joint stock company under the laws of Hungary. The authorized share capital of INVITEL is HUF 20,000,000,000 (approximately EUR 80 million).

              The shareholders of INVITEL are Matel (91.68%) and 38 municipalities (in an aggregate of 0.02%) with INVITEL holding 8.30% of its own shares.

              INVITEL as the principal operating company of the Group provides mass-market voice and Internet services to residential customers and voice, data and Internet services to business customers as well as wholesale services to other telecommunications operators.

              INVITEL primarily operates in nine geographical areas in Hungary, which comprise Szeged, Szentes, Gödöllö, Vác, Jászberény, Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós and continues to expand its activities outside these historical concession areas.

              EuroWeb Internet Szolgáltató ZRt.    ("Euroweb Hungary") was incorporated on 2 January 1997 as a joint stock company under the laws of Hungary. The authorized share capital of Euroweb Hungary is HUF 20,000,000 (approximately EUR 80 thousand). The 100% shareholder of Euroweb Hungary is INVITEL.

              EuroWeb Romania S.A.    ("Euroweb Romania") is domiciled in Romania and was registered with the Romanian Trade Register as a joint-stock company in March 1998 and commenced activities in November 1998. The authorized share capital of Euroweb Romania is RON 3,207,383. The shareholders of Euroweb Romania are INVITEL (99.96%) and individuals (0.04%).

              V-Holding ZRt.    ("V-Holding") was incorporated on 1 April 1999 as a joint stock company under the laws of Hungary. The authorized share capital of V-Holding is HUF 28,000,000. The shareholders of V-Holding are INVITEL (holding one share) and Matel (holding all of the remaining shares).

              INVITEL invested in Pécsi Hírközlési Infrastruktúra Rt. (75%) and Székesfehérvári Hírközlési Infrastruktúra Kft. (50%) in 2002 jointly with the related local municipalities in Pécs and Székesfehérvár, in connection with the liberalization of the telecommunication market to gain access to subscribers from these major cities. INVITEL obtained the remaining stake in Székesfehérvári Hírközlési Infrastruktúra Kft. and Pécsi Hírközlési Infrastruktúra Rt. from the municipalities on 18 May 2005 and 17 June 2005, respectively. The two companies were merged into V-Holding on 31 January 2006, which continues as the legal successor of the two companies. The merger has no impact on the consolidated financial statements as the mergers took place using the net book values as they appeared in the consolidated financial statements of Matel.

              The consolidated financial statements were authorized by the Group's management for issue on 8 February 2007.

2. Significant Accounting Policies

              The significant accounting policies adopted in the preparation of the consolidated financial statements are set out below.

2.1.        Statement of Compliance

              The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. These financial statements are prepared to satisfy certain external reporting requirements, but are not intended for statutory filing purposes.

2.2.        Basis of Preparation

              The consolidated financial statements are presented in Euro ("EUR") rounded to the nearest thousand of EUR ("TEUR"). The Group also prepares separate financial statements in Hungarian Forint.

              The consolidated financial statements have been prepared under the historical cost convention, except for the following assets and liabilities that are stated at fair value: derivative financial instruments and investments in securities. The methods used to measure fair values are discussed in the accounting policy notes below.

              The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

              The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

              Judgments made by management in the application of IFRSs that have significant effect on the financial statements and estimates involving significant uncertainty are discussed in Note 2.25.

              The accounting policies set out below have been consistently applied by all Group entities to all periods presented in these consolidated financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by the Group.

2.3.        Basis of Consolidation

2.3.1.     Subsidiaries

              Subsidiaries are those entities that are controlled, directly or indirectly through its subsidiaries, by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

2.3.2.     Transactions eliminated on consolidation

              All inter-group balances, transactions, unrealized gains and losses on transactions between Group companies have been eliminated from the consolidated financial statements.

2.3.3.     Transactions with entities under common control

              Business combinations arising from transfers of interests in entities that are under the common control of the shareholders that control the Group are accounted for as if the acquisition had occurred at the beginning of the earliest comparative period presented, or, if later, at the date that the common control was established. For this purpose comparatives are restated. The components of equity of the acquired entities are added to the same components within Group equity except that any share capital of the acquired entities is recognised as part of reserves. Any cash paid for the acquisition is recognized directly in equity.

2.4.        Foreign Currency

2.4.1.     Translation of financial statements

              Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The functional currency of the Hungarian subsidiaries of Matel is the Hungarian Forint ("HUF"), the functional currency of the Romanian subsidiary of Matel is the Romanian Lei ("RON") and the functional currency of Matel is the Euro ("EUR").

              The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition that are measured in currencies other than the EUR are translated into EUR at foreign exchange rates ruling at the balance sheet date. Revenues and expenses of transactions measured in currencies other than the EUR are translated into EUR at rates approximating to the foreign exchange rates ruling at the date of the transactions. Equity amounts have been translated at historical exchange rates. Exchange rate translation differences are reported as a component of shareholders' equity as non-distributable cumulative translation reserve. When foreign operations are disposed, in part or in full, the relevant amount of the reserve is transferred to profit or loss.

              The balance sheets of the Hungarian subsidiaries of Matel have been translated into EUR at the period end exchange rate (31 December 2006: 253.95 HUF/EUR, 31 December 2005: 251.50 HUF/EUR, 31 December 2004: 246.79 HUF/EUR). The balance sheets of Euroweb Romania have been translated into EUR at the period end exchange rate (31 December 2006: 75.38 HUF/RON, 31 December 2005: 68.22 HUF/RON, 31 December 2004: 62.30 HUF/RON).

2.4.2.     Transactions and balances

              Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the dates of the transactions.

              Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on retranslation are recognised in profit or loss, except for differences arising on the translation of available-for-sale equity instruments.

              Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates when the fair values were determined.

2.5.        Cash and Cash Equivalents

              Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

              Bank overdrafts that are repayable on demand and form an integral part of the Group's cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

2.6.        Financial Investments

              Non-derivative financial instruments are recognised initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

              A financial instrument is recognised if the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Group's contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset.

              When the Group has the positive intent and ability to hold debt securities to maturity, then they are classified as held-to-maturity. Held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment losses.

              Other investments held by the Group are classified as being available-for-sale and are stated at fair value, and changes therein, other than impairment losses and foreign exchange gains and losses on available-for-sale monetary items, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to profit or loss. The fair value of investments available-for-sale is determined by reference to their quoted bid price at the balance sheet date. The fair value of financial instruments held-for-trading is determined with reference to their quoted bid price at the balance sheet date.

              The Group has not designated any financial instrument as at fair value through profit or loss other than derivative financial instruments that do not qualify for hedge accounting.

2.7.        Trade and Other Receivables

              Receivables are recognized initially at fair value, and subsequently thereafter they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. Receivables with a short duration are not discounted. The amounts of any impairment losses are included in operating expenses.

              Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.8.        Trade and Other Payables

              Trade and other payables are initially recognized at fair value and subsequently at amortized cost.

2.9.        Inventories

              Inventories consist of materials to be used in construction and repair of the telephone network, as well as telephone merchandise held for sale. Inventories are carried at the lower of cost and net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.10.      Intangible Assets

              Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition it is assessed whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Concession Rights and Licenses	see below
Software	3 years
Property Rights	3-6 years
Subscriber Acquisition Costs	1-3 years
Other	5-12 years

              Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5—"Non-current Assets Held for Sale and Discontinued Operations" and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.10.1.   Concession rights and licenses

              Concession rights and licenses represent amounts paid for the right to provide fixed line telecommunications services in certain geographical areas of Hungary ("historical concession areas") on the basis of concession contracts signed by the Company and the Hungarian state. Up to 31 December

2004 these rights were amortized over the 25-year term provided for in the concession contracts signed in 1994 and 1995. Upon adoption of the revised IAS 38—"Intangible Assets" on 1 January 2005, concession rights were written-off as these rights no longer met the definition of intangible asset under revised IAS 38.

2.10.2.   Goodwill

              All business combinations are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill on acquisition of subsidiaries is included among Intangible Assets. Upon the adoption of IFRS 3—"Business Combinations" by the Group effective 1 January 2005, goodwill is no longer amortized, instead it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill maybe impaired, in accordance with IAS 36—"Impairment of Assets". Goodwill is allocated into cash generating units for the purposes of impairment testing.

2.10.3.   Software

              Software is stated at the cost incurred to acquire and bring to use the specific software less accumulated amortization and impairment losses.

2.10.4.   Property Rights

              Property rights represent amounts paid for the right to use third party property for the placement of telecommunication equipment. Property rights are stated at cost less accumulated amortization and impairment losses.

2.10.5.   Subscriber Acquisition Costs

              Subscriber acquisition costs include sales commissions paid to internal sales force and third parties in relation to fixed term subscriber contracts and are amortized over the period of the related subscriber contracts. Subscriber acquisition costs are stated at cost less accumulated amortization and impairment losses.

2.10.6.   Other intangible assets

              Other intangible assets include brand names and the value of customer relationships that were acquired by the Group. Other intangible assets are stated at cost less accumulated amortization and impairment losses.

2.11.      Property, Plant and Equipment

2.11.1.   Owned assets

              Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overheads, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment. Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2.   Leased assets

              Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired by way of finance lease is measured initially at an amount equal to the lower of its fair value and the present value of the minimum lease payments at inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and the leased assets are not recognised on the Group's balance sheet. The Group adopted IFRIC 4—"Determining whether an Arrangement Contains a Lease", which is mandatory for annual periods beginning on or after 1 January 2006, in its 2006 consolidated financial statements.

2.11.3.   Subsequent expenditure on property, plant and equipment

              Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure is included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Group and its cost can be measured reliably. All other expenditure is recognized in the income statement as an expense as incurred.

2.11.4.   Depreciation

              Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	17-50 years
Network	7-30 years
Machinery and Equipment	7-10 years
Fixtures and Fittings	7 years
Vehicles	5 years
Computers	3 years

              Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5—"Non-current Assets Held for Sale and Discontinued Operations" and the date the asset is derecognized. Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.      Impairment

              The carrying amounts of the Group's assets, other than inventories (see accounting policy note 2.9) and deferred tax assets (see accounting policy note 2.23), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset's recoverable amount is estimated.

              For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. Impairment losses are recognized in the income statement.

              A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to profit and loss. Individually significant financial assets are tested for impairment on a individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

2.12.1.   Calculation of recoverable amount

              The recoverable amount of the Group's investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

              The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2.   Reversal of impairment

              An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss. For available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

              An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13.      Derivative Financial Instruments

              The Group uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operational, financing and investing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading derivatives.

              Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates qualifying derivatives as either: (1) hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedges), or (2) hedges of the exposure to variability in cash-flows that is (a) attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction and (b) could affect profit or loss (cash-flow hedges).

              The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as risk management objectives and its strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash-flows of hedged items.

              At 1 January 2005, the Group, based on the provisions of the amended IAS 32—"Financial Instruments: Disclosure and Presentation" and the amended IAS 39—"Financial Instruments: Recognition and Measurement", reviewed the classification of derivative financial instruments that were entered into before 2005 and the accounting treatment thereof. Based on the detailed review of the contracts and putting into place of various procedures to meet the hedging requirements of IAS 39, the Group designated qualifying derivative contracts into hedging relationships with the underlying assets, liabilities and firm commitments as of 1 January 2005.

              As a result of the formal designation of the derivative contracts as hedges, the accounting treatment thereof was changed since the effective date of the hedge designation and was applied prospectively.

              Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss. Changes in the fair value of separable embedded derivatives are recognised immediately in profit or loss.

2.13.1.   Fair value hedge

              Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Changes in the fair value of derivatives that are designated to hedge the change in the fair value of unrecognized firm commitments are recognized in the income statement. The corresponding change in the fair value of the unrecognized firm commitment is recognized as other asset or liability against the income statement.

2.13.2.   Cash-flow hedge

              The effective portion of changes in the fair value of derivatives that are designated and qualify as cash-flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement. The cumulative gain or loss previously recognised in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognised in equity is transferred to the carrying amount of the asset when it is recognised. In other cases the amount recognised in equity is transferred to profit or loss in the same period that the hedged item affects profit or loss.

              The gain or loss relating to the effective portion of the hedging instrument is recognized in the statement of changes in shareholder's equity. The ineffective portion of the derivative instrument is recognized in the income statement among Financial Expenses / Financial Income.

2.13.3.   Trading derivatives

              Derivatives that do not qualify for hedge accounting are classified as trading derivatives. Changes in the fair value of trading derivatives are recognized in the income statement.

2.13.4.   Fair value estimation

              The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

              The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

              For other OTC derivative agreements with its selected hedging counter-parties, the fair value of OTC financial instruments is determined by using valuation techniques. The Group uses present value calculations using assumptions that are based on market conditions prevailing on each balance sheet date.

2.14.      Interest Bearing Borrowings

              Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

2.15.      Provisions

              A provision is recognized in the balance sheet when the Group has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

              A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.16.      Revenue Recognition

              Revenues from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognized when services are provided (see further description below). Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer For products, the transfer of risks and rewards usually occurs when they are delivered to the customer. The Group considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables at their invoiced amounts.

              A portion of the revenue received is paid to other operators for the use of their networks. These revenues and costs are shown gross in the consolidated income statement.

              The Group's main operating revenue categories are as follows:

              Mass Market Voice.    The revenue generated from the fixed line voice and voice-related services provided to mass-market customers in the historical concession areas (Mass Market Voice In) and out of the historical concession areas (Mass Market Voice Out). Mass Market Voice Revenue comprises time based call charges, subject to a minimum monthly fee charged for accessing the network and time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group's network, monthly fees for value added services, subsidies, one-off connection and new service fees, as well as monthly fees for packages with built-in call minutes. Mass Market Voice In revenue also includes access calls to dial-up ISPs' networks at local call tariffs and revenue from providing DSL access to other ISPs, but revenue from bundled Internet call and Internet services is recorded under Mass Market Internet.

              Mass Market Internet.    The revenue generated from dial-up and DSL Internet connections provided to mass-market customers nationwide both inside and outside the historical concession areas. Mass Market Internet comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

              Business.    The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group's network, monthly fees for value added services, Internet access packages and regular data transmission services. Business revenues include the same components as Mass Market Voice In and Mass Market Internet revenues and include, in addition, revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

              Wholesale.    The revenue generated from voice and data services provided on a wholesale basis to a selected number of resellers to use the Group's excess network capacity. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

              Revenue from connection fees are recognized upon service activation. Revenue from monthly fees charged for accessing the network is recognized in the month during which the customer is permitted to access the network. Traffic revenue is recognized in the period of the related usage. Leased line and data transmission revenue is recognized in the period of usage or of the service available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customers and is recognized when the calls are made.

2.17.      Universal Service Subsidies and Obligations

              Prior to 2004 the Group was entitled to receive a subsidy from the Universal Service Fund to compensate for the provision of discounted subscription packages. At the same time the Group was obliged to pay into the fund an amount determined based on its revenues. No subsidies have been recognized after 2004 due to the uncertainty of the universal service legislation.

2.18.      Government grants

              Government grant is recognized in the balance sheet initially as deferred income when there is reasonable assurance that it will be received and that the Group will comply with the conditions attaching to it. Grants that compensate the Group for expenses incurred are recognized as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognized in the income statement as other operating income on a systematic basis over the useful life of the asset.

2.19.      Pension Costs and Employee Benefits

              Contributions are made to the Hungarian and Romanian pension, health and unemployment schemes at the statutory rates in force during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Group has no obligation for pension or other post employment benefits beyond the government programs.

              Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A provision is recognized for the amount expected to be paid under short-term cash bonuses or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.20.      Share Capital

2.20.1.   Ordinary shares

              Incremental costs directly attributable to issue of ordinary shares and share options are recognised as a deduction from equity.

2.20.2.   Repurchase of share capital

              When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity until cancelled.

2.20.3.   Share-based compensation

              The Group had an employee share ownership program ("ESOP") for senior executives, whereby Matel Holdings, the shareholder of Matel, granted stock options to senior executives of INVITEL for the purchase of non-voting C shares representing up to 5% of the ordinary shares of Matel Holdings. The options vested immediately and were exercisable on issue. The maximum number of options issuable under the ESOP has been issued at 31 December 2006.

              The fair value of options granted is recognized as an employee expense over the vesting period with a corresponding increase in equity. The Group believes that the value of these options was represented almost entirely by their intrinsic value at the grant date because the options were issued with the intention that they should be immediately exercised by the senior executives, the options could not be settled in cash, the options were for unlisted shares and were not transferable. Therefore, the fair value of the options was measured at the grant date using the estimated fair value of the underlying shares determined in accordance with the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines.

              The options vest immediately and are exercisable on issue.

2.21.      Net Financial Costs

              Net financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, foreign exchange gains and losses and impairment losses on financial investments. Gains and losses resulting from the changes in the fair values of derivative financial instruments are recognized as net financial expense, other than the effective portion of cash-flow hedges being recognized in hedging reserve in equity.

              Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

              Dividend income is recognized in the income statement on the date that the Group's right to receive payment is established, which in the case of quoted securities is the ex-dividend date.

2.22.      Lease payments

              Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

              Lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding lease liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

2.23.      Income taxes

              Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

              Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

              Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

              Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

              Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

2.24.      Segment reporting

              A business segment is a distinguishable component of the Group engaged in providing related products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments.

              The Group has four business segments that are identified in the accounting policy relating to revenue (see accounting policy Note 2.16 on revenue recognition). The Group's primary format for segment reporting is based on business segments.

              Allocation of revenues and cost of sales into business segments is based on management information collected in the information systems of the Group. The Group considers segment results at gross margin level and its current information systems do not report operating expenses on a segment basis. Non-current assets and related depreciation as well as capital expenditure are allocated into segments based on the services for which they are or will be utilized. Allocation of non-current liabilities was based on the allocation of assets, which they finance. Elements of working capital have been allocated based on revenues to which they relate. Unallocated assets include other non-current financial assets and deferred tax and unallocated liabilities include borrowings, finance leases and other liabilities relating to financing

2.25.      Key sources of estimation uncertainty

              The Group makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the financial statements within the next financial year are described below.

2.25.1.   Deferred tax assets

              The Group recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The amount of such deferred tax assets recognized in the balance sheet was EUR 6,300 thousand, EUR 7,256 thousand and EUR 9,275 thousand at 31 December 2006, 2005 and 2004, respectively. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Group companies, in particular INVITEL and Euroweb Hungary. The Group has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income of INVITEL and Euroweb Hungary according to approved business plans for these entities. If the future taxable income of INVITEL and Euroweb Hungary were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Group.

2.25.2.   Allowance for bad and doubtful accounts

              The Group calculates an allowance for bad and doubtful accounts receivable to cover the estimated losses resulting from the inability of its customers to make required payments when due. Provision for bad debts recognized in the balance sheet amounted to EUR 10,269 thousand, EUR 9,167 thousand and EUR 7,624 thousand at 31 December 2006, 2005 and 2004, respectively. The estimates used in evaluating the adequacy of the allowance for bad and doubtful accounts receivable are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

              The Group considers that the accounting estimate related to the allowance for bad and doubtful accounts receivable is a critical accounting estimate since it involves assumptions about future customer behaviour and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at 31 December 2006.

2.25.3.   Impairment of property, plant and equipment, intangible assets and goodwill

              In determining impairment, the Group considers a number of factors, among others, future cash flows, technological obsolescence and discontinuation of services

              The Group recognized impairment loss of EUR 46 thousand, EUR 165 thousand and EUR 1,090 thousand for the year ended 31 December 2006, 2005 and 2004, respectively, as disclosed in Note 8. The Group considers that the accounting estimate related to asset impairment is a critical accounting policy due to the need to make assumptions regarding the above factors and the material impact that recognising impairment could have on the financial position and results of the Group.

2.25.4.   Depreciation

              Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

              The Group considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Group, the impact of any changes in these assumptions could be material to the Group's financial position, as well as the results of operations.

2.26.      Comparative information

              In order to maintain consistency with the current period presentation, certain items have been reclassified for comparative purposes.

2.27.      New accounting pronouncements

              A number of new Standards, Amendments to Standards and Interpretations are not yet effective as at 31 December 2006, and have not been applied in preparing these consolidated financial statements. The Group plans to adopt these pronouncements when they become effective. Of these pronouncements, potentially the following will have an impact on the Group's operations.

              IFRS 7—"Financial Instruments: Disclosures" and the Amendment to IAS 1—"Presentation of Financial Statements: Capital Disclosures", which are effective for annual periods beginning on or after 1 January 2007, will require increased disclosure about the significance of financial instruments for an entity's financial position and performance, and qualitative and quantitative disclosures on the nature and extent of risks and increased disclosure in respect of the Group's capital. The Group expects that the significant additional disclosures required will relate to its financial risk management objectives, policies and processes, and share capital.

              IFRS 8—"Operating Segments", which is effective from 1 January 2009, requires segment disclosure based on the components of the entity that management monitors in making decisions about operating matters. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Group expects the new Standard to significantly alter the presentation and disclosure of its operating segments in the consolidated financial statements.

              IFRIC 9—"Reassessment of Embedded Derivatives", which is effective for annual periods beginning on or after 1 June 2006 requires that a reassessment of whether an embedded derivative should be separated from the underlying host contract should be made only when there are changes in the terms of the contract that significantly modify the cash flows that otherwise would be required under the contract. The Group has not yet completed its analysis of the impact of the new Interpretation.

              IFRIC 10—"Interim Financial Reporting and Impairment", which is effective for annual periods beginning on or after 1 November 2006 prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, investments in equity instruments or financial assets carried at cost. The Group does not expect the Interpretation to have any impact on the consolidated financial statements.

3. Acquisition of Subsidiaries

              On 20 December 2005 INVITEL entered into a share purchase and sale agreement with Euroweb International Corp. ("Euroweb International") to purchase, 100% of Euroweb International's interest in Euroweb Hungary and Euroweb Romania.

              Following the necessary approvals of shareholders of the companies and the relevant competition authorities and a report of an independent auditor about the indebtedness of Euroweb Hungary and Euroweb Romania, the transaction was completed on 23 May 2006.

              Through the transaction INVITEL purchased 19,996 series A common shares and 3 series B preference shares all of which have a nominal value of HUF 1,000 and represent 100% minus one share of the issued share capital and voting rights in Euroweb Hungary and 6,411,968 common shares all of which have a nominal value of RON 0.50 and represent 99.96% of the issued capital and voting rights in Euroweb Romania.

              The purchase consideration for the two companies amounted to USD 30 million (approximately EUR 24 million). As part of the purchase consideration INVITEL also capitalized certain consultant expenses directly related to the transaction including the cost of legal, technical and financial due diligence amounting to HUF 186 million (approximately EUR 732 thousand). For the purpose of the purchase price allocation the purchase consideration has been split between Euroweb Hungary and Euroweb Romania pro rata based on the valuations of the two companies according to their Long Term Business Plans ("LTBP") excluding potential synergies arising from the transaction. According to the LTBP valuations the purchase price has been allocated as 48.8% and 51.2% between Euroweb Hungary and Euroweb Romania, respectively.

              Pre-acquisition carrying amounts were determined based on applicable IFRSs immediately before the acquisition. The values of assets, liabilities and contingent liabilities recognized on acquisition are their estimated fair values. Fair values of the assets were determined using different valuation techniques depending on the nature of the assets. Items of existing property, plant and equipment and intangible assets were valued using the Depreciated Replacement Cost and Sales Comparison valuation methods. Intangible assets were valued using multi-period-excess-earnings method in the case of customer related intangible assets, relief-from-royalty method in the case of marketing related intangible assets and the reproduction cost method for software. Newly identified intangibles consist of customer relationship, brand names and software.

              The assets and liabilities of the subsidiaries acquired are summarized in the below table. The below amounts represent the recognition of the business combination in the Group's consolidated financial statements:

	Euroweb Internet Szolgáltátó ZRt.		Euroweb Romania SA		Total
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
	(in thousands of EUR)
Property, plant and equipment	1,720	1,130	3,505	3,693	5,225	4,823
Intangible assets	711	2,321	57	2,094	768	4,415
Liabilities	(7,353)	(7,353)	(233)	(233)	(7,856)	(7,856)
Inventory	54	54	186	186	240	240
Trade and other receivables	2,486	2,486	895	895	3,381	3,381
Cash and cash equivalents	7,389	7,389	160	160	7,549	7,549
Deferred taxes	1,128	924	(67)	(513)	1,061	411
Trade and other payables	(3,487)	(3,487)	(2,017)	(2,017)	(5,504)	(5,504)

Net assets acquired	2,648	3,464	2,486	4,265	5,134	7,729
Goodwill		8,373		8,157		16,530

Total purchase consideration		11,837		12,422		24,259

Less: cash acquired		(253)		(140)		(393)

Net cash outflow		11,584		12,282		23,866

              The Group recognised EUR 16,530 thousand goodwill on the acquisition of Euroweb Hungary and Euroweb Romania. Goodwill recognized relates to value of assembled workforce, business relationships and agreements as well as future synergies with INVITEL's internet and communication business. An impairment test for such goodwill recognized is performed once a year in line with the accounting policy of the Group (see Note 2.12).

              The acquisition date was 23 May 2006. Profit/(loss) after tax of Euroweb Hungary and Euroweb Romania from 23 May 2006 to 31 December 2006 included in the net profit for the period of the Group amounts to a loss of EUR 378 thousand and a loss of EUR 242 thousand, respectively.

              Pro-forma revenue of the combined entity for the period ended 31 December 2006 would have been EUR 197,808 thousand had the acquisition taken place on 1 January 2006.

              Pro-forma net profit for the period of the combined entity for the period ended 31 December 2006 would have been EUR 2,677 thousand had the acquisition taken place on 1 January 2006.

              Impairment test for such goodwill arising from the above business combination was performed during the fourth quarter in line with the accounting policy of the Group (see Note 2.12). The two companies have been identified as two individual cash-generating units. The recoverable amounts of these cash-generating units have been determined based on both fair value less costs to sell their value-in-use. Values in use were determined based on cash flow projections for Euroweb Hungary and Euroweb Romania reflecting the financial business plans approved by management of the Group covering the fiscal period from 2007 through 2011.

              Value-in-use was determined by discounting the future cash flows generated from the continuing use of the unit and was based on the following key assumptions:

  •
  Cash flows were projected based on actual operating results and the upcoming five years from 2007 through 2011 of the long-term business plan. Cash flows beyond 2011 were extrapolated into perpetuity using a constant growth rate of zero percent.

  •
  The Euroweb Romania plan was prepared in US dollars and the exchange rate to translate it to Hungarian forints was assumed to be 200 HUF/USD.

  •
  A pre-tax discount rate of 10% was applied in determining the recoverable amount of the units. The discount rate was estimated based on Invitel's weighted average cost of capital.

              The values assigned to the key assumptions represent management's assessment of future trends in the industry and are based on both external sources and internal sources.

              The actual purchase price of the companies paid to Euroweb International (less costs to sell) was also used to determine the fair value. The higher of the fair value less costs to sell and the value-in-use was used to determine the recoverable amount, which were then compared to the carrying amount.

              As a result of the impairment test no impairment was accounted for.

4. Revenues

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Mass Market Voice	77,363	89,131	96,984
Mass Market Internet	24,367	20,031	14,251
Business	54,636	44,826	50,421
Wholesale	29,240	27,355	13,679

Total Revenues	185,606	181,343	175,335

5. Cost of Sales

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Sales commissions	(2,822)	(1,732)	(1,902)
Interconnect expenses	(37,739)	(39,122)	(31,708)
Access type charges	(14,546)	(6,371)	(5,712)
Other cost of sales	(1,996)	(1,685)	(2,203)

Total Cost of Sales	(57,103)	(48,910)	(41,525)

6. Operating Expenses

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Personnel expenses (see Note 7)	(22,268)	(19,512)	(19,944)
Headcount-related costs	(7,040)	(7,475)	(7,535)
Advertising and marketing costs	(3,094)	(2,591)	(2,932)
Network operating expenses	(12,275)	(12,550)	(13,573)
IT costs	(3,821)	(3,533)	(3,631)
Local operating and other taxes	(3,711)	(3,792)	(2,963)
Bad debt expense	(855)	(1,070)	(1,012)
Collection costs	(1,397)	(1,264)	(1,324)
Legal and audit fees	(74)	(359)	(311)
Consultant expenses	(564)	—	—
Management fee	(576)	(644)	(515)
Due diligence expense	(425)	(184)	—
USF provision	466	(602)	—
IP TV and tax penalty	(506)	—	—
Other costs, net	(423)	69	(848)

	(56,563)	(53,507)	(54,588)
Less: Capitalised costs	1,972	2,069	1,830

Total Operating Expenses	(54,591)	(51,438)	(52,758)

              Network operating expenses include the maintenance costs of the Group's telecommunication infrastructure and its license and rental fees, which rental fees amounted to EUR 3,110 thousand, EUR 2,621 thousand and EUR 3,059 thousand for the year ended 31 December 2006, 2005 and 2004, respectively.

              Bad debt expense for the year ended 31 December 2005 is net of EUR 724 thousand a reversal relating to a receivable recovered in 2005.

              Capitalized costs include labour and overhead expenses associated with the construction of property, plant and equipment.

7. Personnel Expenses

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Salaries	(12,152)	(11,382)	(11,494)
Social security and other contributions	(4,048)	(3,978)	(3,978)
Personnel related expenses	(1,053)	(1,609)	(1,796)
Management bonus	(1,034)	—	—
Share-based payments	(673)	—	—
Contracted employees and expatriate costs	(1,316)	(1,390)	(1,245)
Bonuses and charges	(1,929)	(1,125)	(1,227)
Severance payments	(63)	(28)	(204)

Total Personnel Expenses	(22,268)	(19,512)	(19,944)

              The number of employees was 927, 768 and 887 at 31 December 2006, 2005 and 2004, respectively. Due to the acquisition of subsidiaries (see Note 3) the number of employees of the Group increased by 181.

              Personnel expenses for the period ended 31 December 2006 include expenses relating to executive share based compensation in the amount of EUR 673 thousand (see Note 2.20.3).

8. Depreciation and Amortization

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Amortization	(7,169)	(6,620)	(10,699)
Depreciation	(30,600)	(31,329)	(32,391)
Impairment loss	(186)	(165)	(1,090)
Derecognition of concession rights	—	(10,907)	—

Total Depreciation and Amortization	(37,955)	(49,021)	(44,180)

              Concession rights were derecognized as of 1 January 2005 due to the adoption of revised IAS 38 effective from 1 January 2005 under which standard the rights no longer met the definition of an intangible asset.

              The impairment loss of EUR 186 thousand for the year ended 31 December 2006 mainly related to the impairment of office buildings (EUR 46 thousand) and impairment of subscriber acquisition costs (EUR 140 thousand).

              The impairment loss of EUR 165 thousand for the year ended 31 December 2005 mainly related to the impairment of a billing system and removal of public pay phones.

              The impairment loss in 2004 related to the billing software that is going to be replaced by INVITEL of EUR 691 thousand, land and buildings of EUR 172 thousand and network and equipment of EUR 227 thousand.

9. Cost of Restructuring

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Severance	(38)	—	—
Cost of reorganization	(1,775)	(2,046)	(523)

Total Cost of Restructuring	(1,813)	(2,046)	(523)

              The Cost of reorganization in the amount of EUR 1,775 thousand for the year ended 31 December 2006 represents reorganization and restructuring expenses mainly related to the integration of Euroweb Hungary after its acquisition by INVITEL. The cost of restructuring mainly included relocation expenses, termination expenses of lease contracts and termination benefits paid.

              The Cost of reorganization in the amount of EUR 2,046 thousand and EUR 523 thousand recorded in 2005 and 2004, respectively, mainly included termination benefits paid to employees related to the rationalization of INVITEL company structure and consolidating locations of the business across geographical areas. The provision was fully utilized in 2006.

10. Net Financial Costs

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Interest income	970	1,575	4,300
Fair value change of forward contracts	—	922	—
Fair value change of swap contracts	3,290	4,965	3,835
Fair value change of hedged items	618	351	—
Fair value change of securities	—	—	125
Net foreign exchange (loss)/gain	—	—	13,772

Financial Income	4,878	7,813	22,032

Related party interest expense	(1,650)	(1,623)	(3,917)
Third party interest expense	(26,289)	(28,411)	(29,871)
Bond discount	(233)	(233)	(95)
Amortization of deferred borrowing costs	(1,367)	(1,453)	(575)
Interest expense	(29,539)	(31,720)	(34,458)
Net foreign exchange (loss)/gain	(3,055)	(8,144)	—
Fair value change of forward contracts	(773)	—	(3,418)
Fair value change of securities	—	(127)	—
Loss on extinguishment of debt	—	—	(5,798)
Other financial expense	(226)	(278)	(6)

Financial Expense	(33,593)	(40,269)	(43,680)

Total Net Financial Costs	(28,715)	(32,456)	(21,648)

              All interest income in 2006, 2005 and 2004 relates to cash and cash equivalents. Fair value changes of forward contracts, swap contracts and hedged items relate to fair values of financial instruments (see Note 17.)

11. Intangible Assets

              Movements during the period in the Group's intangible assets were as follows:

	Concession Rights and Licenses	Software	Property Rights	Goodwill	Subscriber Acquisition Costs	Other	Total Intangible Assets
	(in thousands of EUR)
Cost as at 1 January 2005	17,887	35,714	13,003	134	—	—	66,738
Additions during the period	—	2,998	2,387	—	2,448	—	7,833
Disposals during the period	(17,777)	—	—	—	—	—	(17,777)
Effect of exchange rates	(110)	(710)	(305)	(3)	—	—	(1,128)

Cost as at 31 December 2005	—	38,002	15,085	131	2,448	—	55,666

Accumulated amortization as at 1 January 2005	(7,054)	(32,020)	(6,991)	—	—	—	(46,065)
Amortization charge for the period	—	(3,716)	(2,156)	—	(748)	—	(6,620)
Impairment for the period	(10,907)	(14)	—	—	—	—	(10,921)
Disposals during the period	17,777	—	—	—	—	—	17,777
Effect of exchange rates	184	568	145	—	—	—	897

Accumulated amortization as at 31 December 2005	—	(35,182)	(9,002)	—	(748)	—	(44,932)

Carrying value as at 1 January 2005	10,833	3,694	6,012	134	—	—	20,673

Carrying value as at 31 December 2005	—	2,820	6,083	131	1,700	—	10,734

Cost as at 1 January 2006	—	38,002	15,085	131	2,448	—	55,666
Acquisition of subsidiaries	—	1,166	310	16,530	—	2,940	20,946
Additions during the period	—	2,622	1,647	—	2,708	—	6,977
Reversal	—	—	—	(125)	—	—	(125)
Disposals during the period	—	(83)	(11)	—	—	—	(94)
Effect of exchange rates	—	(36)	(119)	683	91	9	628

Cost as at 31 December 2006	—	41,671	16,912	17,219	5,247	2,949	83,998

Accumulated amortization as at 1 January 2006	—	(35,182)	(9,002)	—	(748)	—	(44,932)
Amortization charge for the period	—	(2,505)	(2,252)	—	(2,185)	(227)	(7,169)
Impairment for the period	—	—	—	—	(140)	—	(140)
Disposals during the period	—	93	—	—	—	—	93
Reclassification	—	—	—	—	—	—	—
Effect of exchange rates	—	47	158	—	(91)	—	114

Accumulated amortization as at 31 December 2006	—	(37,547)	(11,096)	—	(3,164)	(227)	(52,034)

Carrying value as at 1 January 2006	—	2,820	6,083	131	1,700	—	10,734

Carrying value as at 31 December 2006	—	4,124	5,816	17,219	2,083	2,722	31,964

              INVITEL and its predecessor companies in 1994 and 1995 concluded 25-year concession contracts to provide fixed line telecommunication services in certain geographical areas in Hungary ("historic concession areas"). In March 2002 INVITEL ZRt. signed a Universal Service Agreement with the Information and Communication Ministry that effectively replaced the obligations contained in previous concession contracts. The concession contracts were terminated in April 2004. The related concession rights were written off as of 1 January 2005 due to adoption of revised IAS 38 under which standard the rights no longer met the definition of an intangible asset (see Note 8).

              Goodwill relates to acquisitions undertaken by the Group. Additions to goodwill relate to the acquisition of Euroweb Hungary and Euroweb Romania by INVITEL on 23 May 2006 (see Note 3).

              The Company capitalized subscriber acquisition costs (mainly sales commissions) in the amount of EUR 2,708 thousand and EUR 2,448 thousand during the year ended 31 December 2006 and 2005, respectively and charged the related amortization in the amount of EUR 2,185 thousand and EUR 748 thousand for the period ended 31 December 2006 and 2005, respectively.

12. Property, Plant and Equipment

              Movements during the period in the Group's property, plant and equipment were as follows:

	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
	(in thousands of EUR)
Cost as at 1 January 2005	4,953	498,750	20,859	5,347	529,909
Additions during the period	—	709	—	15,039	15,748
Transfers from capital WIP	29	11,451	958	(12,438)	—
Disposals during the period	(243)	(4,105)	(449)	(14)	(4,811)
Effect of exchange rates	(90)	(9,445)	(394)	(133)	(10,062)

Cost as at 31 December 2005	4,649	497,360	20,974	7,801	530,784

Accumulated depreciation as at 1 January 2005	(1,180)	(205,347)	(17,441)	—	(223,968)
Depreciation charge for the period	(263)	(29,301)	(1,765)	—	(31,329)
Impairment for the period	—	(124)	(26)	—	(150)
Disposals during the period	243	3,830	440	—	4,513
Effect of exchange rates	22	4,133	344	—	4,499

Accumulated depreciation as at 31 December 2005	(1,178)	(226,809)	(18,448)	—	(246,435)

Carrying value as at 1 January 2005	3,773	293,403	3,418	5,347	305,941

Carrying value as at 31 December 2005	3,471	270,551	2,526	7,801	284,349

Cost as at 1 January 2006	4,649	497,360	20,974	7,801	530,784
Additions during the period	—	—	—	18,308	18,308
Acquisition of subsidiaries	60	3,800	433	530	4,823
Transfers from capital WIP	91	15,660	853	(16,604)	—
Disposals during the period	(67)	(652)	(816)	—	(1,535)
Effect of exchange rates	(38)	(3,846)	(193)	51	(4,026)

Cost as at 31 December 2006	4,695	512,322	21,251	10,086	548,354

Accumulated depreciation as at 1 January 2006	(1,178)	(226,809)	(18,448)	—	(246,435)
Depreciation charge for the period	(265)	(28,929)	(1,273)	—	(30,467)
Impairment for the period	(30)	(1)	(15)	—	(46)
Disposals during the period	62	171	788	—	1,021
Effect of exchange rates	—	824	140	—	964

Accumulated depreciation as at 31 December 2006	(1,411)	(254,744)	(18,808)	—	(274,963)

Carrying value as at 1 January 2006	3,471	270,551	2,526	7,801	284,349

Carrying value as at 31 December 2006	3,284	257,578	2,443	10,086	273,391

              Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment.

              Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

              Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

              Total value of assets with useful life less than one year amounting to EUR 133 thousand and nil in 2006 and 2005, respectively, were written off directly to depreciation.

13. Cash and Cash Equivalents

	At 31 December
	2006	2005	2004
	(in thousand of EUR)
Cash on hand and in banks	919	1,167	1,860
Cash deposits	12,689	27,945	24,158

Total Cash and Cash Equivalents	13,608	29,112	26,018

              Out of the total of Cash and Cash Equivalents of EUR 13,608 thousand at 31 December 2006, the EUR denominated part is EUR 2,757 thousand or 20%, the HUF denominated part is EUR 10,635 thousand or 78%, the USD denominated part is EUR 56 thousand or 1%, the RON denominated part is EUR 160 thousand or 1%,

              Out of the total of Cash and Cash Equivalents of EUR 29,112 thousand at 31 December 2005, the EUR denominated part is EUR 928 thousand or 3%, the HUF denominated part is EUR 28,184 thousand or 97%.

              Out of the total of Cash and Cash Equivalents of EUR 26,018 thousand at 31 December 2004, the EUR denominated part is EUR 1,177 thousand or 5%, the HUF denominated part is EUR 24,841 thousand or 95%.

              The effective interest rate for cash and cash equivalents was 5.0% in the year period ended 31 December 2006 and 6.3% in the year ended 31 December 2005.

14. Trade and Other Receivables

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Trade accounts receivable	29,807	26,191	25,504
Allowance for bad and doubtful accounts	(10,269)	(9,167)	(7,624)
Receivables from related parties	—	—	1,104
Other receivables	1,457	1,247	1,480

Total Trade and Other Receivables	20,995	18,271	20,464

              Trade accounts receivable are mostly denominated in

              All receivables fall due within one year, except that long overdue receivables, which are overdue by more than 1 year, are carried in the Trade accounts receivable balance in the amount of EUR 8,470 thousand at 31 December 2006 and EUR 6,862 million at 31 December 2005 as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

              Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

              Other receivables include advances to suppliers and prepaid taxes.

15. Shareholders' Equity

              At 31 December 2006 the authorized share capital of Matel was EUR 408,600,000 divided into 90,000,000 ordinary shares with a par value of EUR 4.54 each. At 31 December 2006 the issued share capital of Matel was EUR 92,201,227. The issued capital is fully paid in.

              The Group had an employee share ownership program ("ESOP") for senior executives, whereby Matel Holdings, the shareholder of Matel, could issue stock options to senior executives of INVITEL up to 5% of the ordinary shares of Matel Holdings, represented by non-voting C Shares. Matel Holdings granted the maximum number of options issuable under the ESOP in 2006. The non-voting C shares were held equally by the holders of the A and B shareholders until exercise of the option issued under the employee share ownership program. Matel Holdings issued in 2003 and 2004 options for the purchase of shares representing 4.15% of its outstanding shares. The senior executives exercised the options upon issue and entered into shareholder agreements ("the Agreements").

              During the year ended 31 December 2006 Matel Holdings granted further options for the purchase of non-voting C shares representing 0.85% of Matel Holdings ordinary shares. With this grant the maximum number of options issuable under the ESOP has been issued. These shares are subject to the Agreements previously entered into. The Group has assessed the options as meeting the definition of equity settled share based payments under IFRS 2. The Agreements prescribe the use of the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines to determine fair value. The shares issued under the ESOP were purchased by the senior executives from the holders of the A and B Matel Holdings shares at approximately EUR 673 thousand below fair value. As these options vested upon issue, the EUR 673 thousand has been recorded among capital reserve in the second quarter of 2006.

              On 30 October 2006 Invitel Holdings issued Floating Rate Senior PIK Notes. Following the issue of the PIK notes the shareholders contributed their shareholdings in Matel Holdings into Invitel Holdings as a share premium contribution. The net proceeds from the issue of the PIK notes were used by Invitel Holdings for the repurchase of certain of its shares as a result of which Invitel Holdings is owned in equal parts by EEIF, GMT and INVITEL management.

              The balance of capital reserve at 31 December 2006 in the amount of EUR 122,110 thousand includes the amounts of share capital of former legal entities merged into Matel. There is no restriction for distribution regarding these amounts. During the second quarter of 2006 an amount of EUR 673 thousand was credited to capital reserves relating to executive share based compensation as described above.

              The Cumulative translation reserve comprises all foreign exchange differences arising from the translation into EUR of the financial statements of foreign operations whose functional currency is not EUR.

              The Hedging reserve includes the fair value movements of the effective portions of hedging derivatives designated as cash-flow hedges.

              As at 31 December 2006 minority interest related to the 0.02% investments held in INVITEL by local municipalities and the 0.04% investments held in Euroweb Romania by individuals.

16. Interest Bearing Borrowings

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Current Portion of Interest Bearing Borrowings
Secured bank facility loan
—HUF	3,448	2,736	1,950
—EUR	18,329	14,401	10,073
Current Portion of Investment credit facility	2,666	—	—
Deferred borrowing costs	(613)	(619)	(631)

	23,830	16,518	11,392

Interest Bearing Borrowings
Secured bank facility loan
—HUF	15,639	19,274	23,595
—EUR	83,129	101,457	121,880
Investment credit facility	—	—	—
Related party subordinated loan	18,580	16,929	22,807
High yield bonds, net of discount	140,689	140,456	140,223
Deferred borrowing costs	(6,695)	(8,190)	(9,787)

Total Interest Bearing Borrowings	251,342	269,926	298,718

Secured Bank Facility Loan

Facilities

              On 6 August 2004 INVITEL signed a multi-currency term and revolving credit facility agreement ("the Facilities Agreement") with a bank syndicate, amounting to EUR 165 million ("the Secured Bank Facility Loan"). The transaction cost of EUR 4.4 million reduced the initial amount of the loan, and as such are included in the effective interest rate calculation.

              Based on the Facilities Agreement INVITEL is provided with the following facilities. Under Facility "A", INVITEL borrowed an initial amount of EUR 134,303 thousand, under Facility "B", INVITEL borrowed an initial amount of HUF 6 416 533 thousand, the equivalent of EUR 25,697 thousand at the initial drawdown of the loan, under Facility "C", INVITEL is provided with a revolving credit facility of (i) EUR 4,197 thousand and (ii) HUF 200 517 thousand, the equivalent of EUR 803 thousand. However the total outstanding amount of Facilities "A", "B" and "C" cannot exceed the total amount of EUR 165 million. Facility "C" has not yet been utilized.

              The current and non-current portion of the Secured Bank Facility Loan by Facility A and Facility B are detailed in the following table:

	At 31 December 2006			At 31 December 2005
	Current	Non-Current	Total	Current	Non-Current	Total
	(in thousands of EUR)			(in thousands of EUR)
Secured bank facility loan
Facility A	18,329	83,129	101,458	14,401	101,457	115,858
Facility B	3,448	15,639	19,087	2,736	19,274	22,010

Total Secured Bank Facility Loan	21,777	98,768	120,545	17,137	120,731	137,868

Interest

              The Secured Bank Facility Loan bears a floating interest charge comprising of the applicable EURIBOR and BUBOR rate, a margin and the mandatory cost. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary. The Mandatory Cost is expressed as a percentage rate per annum. It is represented to be a reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office. No Mandatory Cost has been payable since the refinancing on 6 August 2004.

              From the initial utilization date of 6 August 2004 of the Secured Bank Facility Loan until the date falling twelve months after, the margin related to any interest period is a minimum of 2.25% per annum. The margin depends on the ratio of Senior Debt to Twelve Month Consolidated EBITDA (each as defined in the Facilities Agreement) ratio of Matel. The margin at 31 December 2006 is at 1.75% per annum and was 1.75% at 31 December 2005.

              Interest payments are due on a monthly, quarterly or six monthly basis depending on the decision of the Company.

              The effective interest rate on the Secured Bank Facility Loan Facility "A" was approximately 5.61% at 31 December 2006 and approximately 5.17% at 31 December 2005. The effective interest rate on the Secured Bank Facility Loan Facility "B" was approximately 10.13% at 31 December 2006 and approximately 10.18% at 31 December 2005.

Repayment and maturity of the Secured Bank Facility Loan

              Repayment of Facility "A" and "B" loans is made on a quarterly basis commencing from 31 December 2004 with a final repayment date of 30 June 2011. Principal repayments are made on an increasing basis.

              On 15 February 2005 the Group pre-paid EUR 7,500 thousand of the secured bank facility loan.

              The remaining contractual repayments as at 31 December 2006 are as follows:

Year	Annual repayment in the % of the original outstanding amount	Facility A	Facility B	Total
		(in thousands of EUR)
2007	13.65%	18,329	3,448	21,777
2008	15.84%	21,275	4,004	25,279
2009	17.55%	23,566	4,433	27,999
2010	19.98%	26,839	5,049	31,888
2011	8.53%	11,448	2,154	13,602

	75.55%	101,457	19,088	120,545

Financial covenants

              The Facilities Agreement prescribes certain financial covenants to be complied with on a quarterly basis. These are the following until 31 December 2007:

Total Debt to Twelve Month Consolidated EBITDA

              It shall not exceed the following ratios in any periods indicated:

31 March 2007	4.25:1
30 June 2007	4.25:1
30 September 2007	4.25:1
31 December 2007	4.00:1

Senior Debt to Twelve Month Consolidated EBITDA

              It shall not exceed the following ratios in any periods indicated:

31 March 2007	2.00:1
30 June 2007	1.75:1
30 September 2007	1.75:1
31 December 2007	1.75:1

Total Debt Interest Cover

              It shall not be less than the following ratios in any periods indicated:

31 March 2007	2.50:1
30 June 2007	2.50:1
30 September 2007	2.75:1
31 December 2007	3.00:1

Total Fixed Charge Service Cover

              It shall not be less than the following ratios in any periods indicated:

31 March 2007	1.05:1
30 June 2007	1.05:1
30 September 2007	1.05:1
31 December 2007	1.05:1

Covenants on distribution

              The Company is permitted to make dividend payments, other distributions, payment of interest and prepayment of the Related Party Subordinated Loan (together "distribution") from any Excess Cash-Flow as follows:

  •
  If the Total Debt to Twelve Months Consolidated EBITDA is more than 3.00:1, Matel shall apply an amount of the Excess Cash Flow as mandatory prepayment of the Secured Bank Facility Loan equal to the amount of the distribution made

  •
  If the Total Debt to Twelve Months Consolidated EBITDA is less than 3.00:1, no mandatory prepayment of the loan is required however the amount that can be distributed is limited to 50% of the Excess Cash-Flow.

              The Company was in compliance with all covenants as at 31 December 2006.

Guarantee and security

              The obligations of INVITEL, as the primary borrower of the Secured Bank Facility Loan, are guaranteed on a senior basis by the Company and V-Holding.

              In accordance with the Facilities Agreement a "Floating Charge" has been registered on all the assets of the Group in the Register of Charges by the Hungarian Chamber of Notaries. The maximum amount of the charge is EUR 165 million plus costs, charges and expenses pursuant to the Facilities Agreement.

              Furthermore, the Company established a "Security Deposit" of its shares in INVITEL and V-Holding to secure all the obligations of the Group towards the lenders of the Secured Bank Facility Loan, and Matel Holdings established a "Security Deposit" of its shares in the Company.

              In addition a pledge was established on all present and future bank accounts of the Group, the maximum principal amount of which is EUR 165 million plus costs, charges and expenses as stipulated in the Facilities Agreement to secure obligations.

High Yield Bonds

              On 6 August 2004, the Company issued high yield bonds ("the HY Bonds"), in the aggregate principal amount of EUR 142 million. The issue was at 98.682% of the face value and resulted in cash proceeds of EUR 140.1 million. The cost of issuance of EUR 6.7 million has been deferred over the term of the HY Bonds and is recognised in the income statement, using the effective interest rate method.

              The HY Bonds bear a fixed interest charge of 10.75%, payable on a semi-annual basis on 15 February and 15 August each year. The final maturity of the HY Bonds is on 15 August 2012. The HY Bonds were first listed on the Luxembourg Stock Exchange on 24 August 2005. The quotes can be found on the official website of the Luxembourg Stock Exchange under security label "MagyTel".

              The effective interest rate on the HY Bond was approximately 12% as at 31 December 2006 and 31 December 2005.

Redemption option

              At the option of the Company, it may redeem some or all of the HY Bonds on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	105.375%
2009	103.583%
2010	101.792%
2011 and thereafter	100.000%

              At any time prior to 15 August 2008, the Company may redeem some or all of the HY Bonds at a redemption price equal to 100% of their principal amount plus a "make-whole" premium, together with accrued and unpaid interest up to the redemption date. In addition, at any time prior to 15 August 2007 the Company may redeem up to 35% of the aggregate principal amount of the HY Bonds at a redemption price of 110.75% of their principal amount, plus accrued and unpaid interest, if any to the redemption date, if certain public equity offering occurs. The make-whole premium ("Applicable Redemption Premium") means, with respect to any HY Bond on any redemption date, the excess of: a) the present value at such redemption date of (x) the redemption price of such HY Bond at August 15, 2008 (according to the table "Redemption Options" on or after 15 August 2008, plus (y) all required interest payments that would otherwise be due to be paid on such HY Bond during the period between the redemption date and August 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over b) the outstanding principal amount of the HY Bond.

              The early redemption of the HY Bond cannot occur before the discharge of the Senior Bank Facility unless the majority of the lenders previously consented.

Covenants

Limitation on debt

              In accordance with the HY Bond Indenture the Company will be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for the Company would be less than 5.0 to 1.0. The "Consolidated Leverage Ratio" is defined as the outstanding debt of the Company on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Covenants on distribution

              The aggregate amount of all restricted payments, including dividends or any other any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of the Company's consolidated adjusted net income on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

              In accordance with the HY Bond indenture the aggregate amount of any other restricted payments shall not exceed EUR 8 million.

Guarantee and security

              The obligations of the Company under the HY Bonds are guaranteed on a senior subordinated basis by INVITEL and V-Holding.

              A security deposit over the shares of the Company in INVITEL and V-Holding, and over the funding loan from the Company to INVITEL of the proceeds from the issuance of the HY Bonds, ranking second after the security deposit established pursuant to the Facilities Agreement, the Indenture and the related inter-creditor arrangements has been established in favour of the HY Bond holders.

              The Company was in compliance with all covenants as at 31 December 2006.

Investment Credit Facility

Facilities

              On 11 May 2006 INVITEL signed a EUR 9,000 thousand credit facilities agreement ("the Investment Credit Facilities Agreement") with HVB Bank Hungary Zrt.

              Based on the Investment Credit Facilities Agreement INVITEL is provided with the following facilities. Under the "Investment Loan Facility", INVITEL was provided with a total amount of EUR 8,000 thousand facility which was available for drawdown until 31 December 2006. The Investment Loan Facility must be used for financing the acquisition of the Euroweb entities (see in Note 3). On 23 May 2006 INVITEL drew EUR 4,000 thousand of the total available amount of EUR 8,000 thousand. The remaining part was not drawn until 31 December 2006 therefore it is no longer available. Until 31 December 2006 INVITEL repaid EUR 1,334 thousand of the outstanding loan. After such repayment the outstanding balance of the Investment Credit Facility loan was EUR 2,666 thousand at 31 December 2006.

              Under the "Revolving Credit Facility", INVITEL was provided with a total amount of EUR 1,000 thousand facility available for general corporate purposes. The Revolving Credit Facility is available for drawdown in both EUR and HUF. As at 31 December 2006 no amount was drawn under this facility.

Interest

              Both facilities bear a floating interest charge comprising of the applicable EURIBOR and BUBOR rate and a margin of 0.24% and 0.21% for the Investment Loan Facility and the Revolving Credit Facility, respectively.

              Interest payment was due on 31 December 2006 on the Investment Loan Facility. Thereafter, interest is payable on a quarterly basis until maturity. On the Revolving Credit Facility interest is payable weekly, monthly and quarterly, depending on the decision of INVITEL.

              The effective interest rate of the Investment Loan was 3.63% as at 31 December 2006.

Repayment and maturity of the Investment Loan

              The remaining balance of the Investment Loan is repayable in two equal instalments on 31 March 2007 and 30 September 2007. All amounts outstanding under the Revolving Credit Facility need to be repaid on 22 May 2007.

Guarantee and security

              The Credit Facilities were provided on an unsecured basis to the Company. However INVITEL shall procure that its obligations under the Investment Credit Facilities Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations. In addition, INVITEL ZRt. shall not permit to exist any encumbrance over all or any part of its respective present and future undertakings, assets, rights or revenues to secure or prefer any of their present and future indebtedness, other than a "Permitted Encumbrance" as defined in the and under the terms of the Facilities Agreement (see above).

Related Party Subordinated Loan

              On 6 August 2004 part of the proceeds of the Secured Bank Facility Loan and HY Bonds issue were used to partially repay the Related Party Subordinated Loan provided by Matel Holdings to the Company. On 6 August 2004 the outstanding amount was reduced by the repayment of EUR 64.7 million, to EUR 24.9 million.

              On 6 August 2004 a restated loan agreement was concluded between Matel Holdings and the Company for the outstanding amount of the loan. The Related Party Subordinated Loan bears a fixed interest charge of 9.75%, which is compounded annually. The loan is to be repaid in full including the compounded interest at maturity, on 15 August 2013.

              The Related Party Subordinated Loan is subordinated with respect to the obligation from the Secured Bank Facility Loan and the HY Bonds.

              The Company repaid EUR 7,500 thousand of the outstanding Related Party Subordinated Loan to Matel Holdings. on 15 February 2005. This repayment included a principal loan repayment of EUR 6,726 thousand and repayment of accrued interest carried in the loan balance of EUR 673 thousand.

              The outstanding balance of related party subordinated loan was EUR 18 580 thousand and EUR 16, 929 thousand as at 31 December 2006 and 31 December 2005, respectively, including accrued interest of EUR 446 thousand and EUR 406 thousand as at 31 December 2006 and 31 December 2005, respectively. The accrued interest of EUR 1,611 thousand was compounded as at 30 September 2006.

Deferred Borrowing Costs

              The current and non-current portion of the deferred borrowing costs by Facility A and Facility B are detailed in the following table:

	At 31 December 2006			At 31 December 2005
	Current	Non-Current	Total	Current	Non-Current	Total
	(in thousands of EUR)			(in thousands of EUR)
Deferred borrowing costs
Facility A	(515)	(1,801)	(2,316)	(520)	(2,338)	(2,858)
Facility B	(98)	(345)	(443)	(99)	(447)	(546)
Bond	—	(4,549)	(4,549)	—	(5,405)	(5,405)

Total Deferred Borrowing Cost	(613)	(6,695)	(7,308)	(619)	(8,190)	(8,809)

17. Financial Instruments

              Financial instruments carried on the balance sheet include cash and bank balances, investment in securities, trade and other receivables, trade payables, leases receivables and payables and borrowings. The Group also has derivative financial instruments that reduce the exposure to fluctuations in foreign currency exchange and interest rates and manage credit risk.

Credit risk

              Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount. The Group generally does not require collateral in respect of financial assets. The Group is not exposed to any significant concentration of credit risk as its customer base is widely spread.

              Investments are allowed in EUR or HUF denominated securities, which are freely negotiable, marketable and (1) are rated at least AA by Standard & Poor's Corporation or Aa2 by Moody's Investor Services, Inc. or (2) are issued by the Republic of Hungary. Transactions involving derivative financial instruments are with counter-parties with whom the Group has a signed netting agreement as well as high credit ratings. Given their high credit ratings, management does not expect any counter-party to fail to meet its obligations with respect to its derivative financial instruments.

              The Group has made provisions of EUR 10,269 thousand, EUR 9,167 thousand and EUR 7,624 thousand for overdue receivables at 31 December 2006, 2005 and 2004, respectively. Besides the risk on receivables the maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet. Due to the nature of the services provided by the Group there are no significant concentrations of credit risk.

Liquidity risk

              In accordance with the Treasury Policy of the Company as approved by the Board of Directors, a prudent liquidity management is maintained by means of holding sufficient amounts of cash and marketable securities that are available for making all operational and debt service related payments when those become due. In addition the Company has a EUR 5 million revolving bank facility as part of the EUR 165 million Senior Bank Facility (see Note 16). The revolving facility can be drawn partly in euro and in Hungarian Forints until the final maturity of the Senior Bank Facility. In addition the Company has an EUR 1 million revolving facility as part of the EUR 9 million Investment Loan (see Note 16) being available for drawdown until 22 May 2007. None of the revolving facilities have been utilized yet.

              The Group only invests in highly liquid assets, which are readily convertible into cash.

Interest rate risk

              The Group's investments in fixed-rate debt securities and its fixed-rate borrowings are exposed to a risk of change in their fair value due to changes in interest rates. The Group's investments in variable-rate debt securities and its variable-rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

              The Group is exposed to interest rate cash flow risk since a portion of the interest of its Interest Bearing Borrowings is based on variable inter-bank rates. To reduce its interest rate cash flow risk the Group entered into Interest Rate Swap Agreements based on standard ISDA agreements in which the floating EURIBOR rates were swapped for fixed EUR rates.

              In 2001 the Group entered into agreements with BNP Paribas Paris ("BNP") and with Royal Bank of Scotland ("RBS", hereinafter referred to as "the 2001 Interest Rate Swap") and the total notional amount of the agreements are as follows:

31/12/2004 - 30/06/2005	EUR 170 million
30/06/2005 - 30/12/2005	EUR 155 million
30/12/2006 - 30/06/2006	EUR 140 million
30/06/2006 - 29/12/2006	EUR 120 million

              Based on the agreements the floating rate of 6 month EURIBOR was swapped to a fixed rate of 5.50% from 1 January 2004 until 29 December 2006.

              In March 2006 the Group continued the execution of its Hedging Program and entered into two 1 year interest rate swap agreements with BNP in order to reduce its interest rate risk the Group, for the following periods and notional amounts:

29/12/2006 - 30/03/2007	EUR 101 million
30/03/2007 - 29/06/2007	EUR 97 million
29/06/2007 - 28/09/2007	EUR 92 million
28/09/2007 - 28/12/2007	EUR 88 million

              Based on the agreements the floating rate of 3 month EURIBOR has been swapped to a fixed rate of 3.43% from 1 January 2007 until 28 December 2007, thereby hedging 100% of the interest rate risk related to the EUR tranche of the Senior Bank Facility Loan (hereinafter "the 2006 Interest Rate Swap") for the period of the swap agreements.

              Based on the existing hedging policy not less than 50 percent of the outstanding amount of the Secured Bank Facility Loan has to be hedged to cover interest rate risk, for the period of a minimum of two years.

	Notional amount		Fair value
	At 31 December 2006	At 31 December 2005	At 31 December 2006	At 31 December 2005
	(unaudited)		(unaudited)
	(in thousands of EUR)		(in thousands of EUR)
Interest rate swaps—hedging	101,457	119,000	470	(2,961)
Interest rate swaps—non-hedging	0	21,000	—	(523)

	101,457	140,000	470	(3,484)

              As described in Note 2.13 the Group, based on its review of the classification of its interest rate derivative portfolio and the putting into place of various procedures to meet the hedging requirements of IAS 39, has applied cash-flow hedge accounting for the portion designated into the hedging relationship as from 1 January 2005. 85% of the notional amount of the 2001 Interest Rate

Swap has been designated into the hedging relationship. The change in the fair value of the interest rate swap is recognized as follows:

  (i)
  15% of the change in the fair value (portion not designated to the hedging relationship) of the interest rate swap is recognized in the income statement as net financial expense.

  (ii)
  The effective portion of the fair value change is recognized in equity as cash-flow hedge reserve.

  (iii)
  The remaining amount of the fair value change (ineffective portion) is recognized in the income statement as net financial expense.

              The remaining amount of the fair value change (ineffective portion) is recognized in the income statement as net financial expense

              Based on the measurement of hedge effectiveness as of 31 March 2005, the 2001 Interest Rate Swap is no longer considered as effective. As a consequence the notional amount and the fair value thereof were reclassified to the non-hedging category from that date.

              The 2006 Interest Rate Swap have been designated into the hedging relationship in their full amount at inception, as they are expected to effectively hedge the interest rate exposure due in 2007 due to the matching of principal terms.

Foreign currency risk

              Most of the Group's recurring revenue is denominated in HUF, but its Secured Bank Facility Loan is 84% denominated in EUR and only 16% in HUF. In addition the HY Bond and the Related Party Subordinated Loan are also denominated in EUR, thus, the Group incurs significant foreign currency risk.

              According to the existing Hedging Policy the Group hedges at least 50 percent of the scheduled repayment of the EUR Secured Bank Facility Loan and the interest payment of the HY Bond due within the next two years. The Group uses forward exchange contracts to hedge its foreign currency risk by purchasing forward EUR contracts at a fixed price. The forward exchange contracts have maturities from 15 February 2007 to 28 December 2007.

	Notional amount		Fair value
	At 31 December 2006	At 31 December 2005	At 31 December 2006	At 31 December 2005
	(in thousands of EUR)		(in thousands of EUR)
Foreign exchange forward—hedging	40,988	37,377	(2,327)	(1,536)
Foreign exchange forward—non-hedging	—	—	—	—

	40,988	37,377	(2,327)	(1,536)

              As described in Note 2.13 the Group, based on its review of the classification of its foreign exchange forward portfolio and the putting into place various procedures to meet the hedging requirements of IAS 39, has applied fair value hedge accounting for the contracts designated into hedging relationships as from 1 January 2005. All forward foreign exchange contracts are stated at their fair value and the profit or loss resulting from the changes in the fair value has been recognized in the income statement as net financial expenses.

              The fair value changes relating to changes on unrecognized firm commitments designated in fair value hedges is recognized as a derivative financial asset or liability against net financial expenses.

Reconciliation of derivative fair values

              The tables below provide a reconciliation of the fair value of the derivative contracts outstanding at the reporting date to the balance sheet. As at the reporting date the fair value of derivatives were recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the contracts. As described in Note 2.13 Derivative Financial Instruments the Company applies hedge accounting since 1 January 2005. As a result the fair value of hedged items (firm commitments) is also recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the item being hedged.

	At 31 December 2006
	Positive	Negative	Net
	(in thousands of EUR)
Fair value of fx forward contracts—current	—	2,327	(2,327)
Fair value of fx forward contracts—non-current	—	—	—
Fair value of IRS contracts—current	470	—	470
Fair value of IRS contracts—non-current	—	—	—

	470	2,327	(1,857)

	At 31 December 2005
	Positive	Negative	Net
	(in thousands of EUR)
Fair value of fx forward contracts—current	26	1,562	(1,536)
Fair value of fx forward contracts—non-current	—	—	—
Fair value of IRS contracts—current	—	3,484	(3,484)
Fair value of IRS contracts—non-current	—	—	—

	26	5,046	(5,020)

              Fair value of non-current derivative financial instruments is presented in the balance sheet as follows:

	At 31 December 2006	At 31 December 2005
	(in thousands of EUR)
Positive fair value of fx forward contracts—current	—	26
Positive fair value of IRS contracts—current	470	—
Fair value of hedged items (current)	985	355

Current Derivative Financial Instruments—Assets	1,455	381

	At 31 December 2006	At 31 December 2005
	(in thousands of EUR)
Negative fair value of fx forward contracts—current	2,327	1,562
Negative fair value of IRS contracts—current	—	3,484
Fair value of hedged items (current)	—	11

Current Derivative Financial Instruments—Liabilities	2,327	5,057

Fair values

              The net carrying amounts of financial assets including cash, receivables and payables reflect reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

              The market value of the bonds was 112.50%, EUR 159.8 million as at 31 December 2006 as quoted on the Luxembourg Stock Exchange.

              The fair value of the Secured Bank Facility Loan approximates the carrying amounts in the financial statements due to (i) the variable interest paid on this debt being re-priced at least on a six monthly basis and (ii) the fact that the risk premium component of the interest paid to the bank syndicate reflects the credit risk of the Company as it changes in accordance with the Senior Debt to EBITDA ratio.

              The shareholder loan bears fixed interest of 9.75% which is compounded on an annual basis. The fair value of the loan at 31 December 2006 is approximately EUR 15.9 million based on the net present value of future cash-flow using the estimated market rate and credit risk premium.

              The fair value of the Investment Loan Facility approximates the carrying amounts in the financial statements due to the variable interest paid on this debt being re-priced at least on a quarterly basis.

18. Other Non-Current Liabilities

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Fair value of interest rate swap deals	—	3,484	8,525
Fair value of foreign exchange forward deals	2,327	1,573	2,495
Financial lease	32	—	—
Less amounts transferred to current liabilities	(2,327)	(5,057)	(1,899)

Total Other Non-Current Liabilities	32	—	9,121

19. Provisions

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Provision for restructuring	879	—	455
Provision for legal cases	5	22	108

Total Provisions	884	22	563

              Provision for restructuring at 31 December 2006 relates to the expected costs arising from current plans of restructuring of Euroweb Hungary in connection with its acquisition by INVITEL and relocation of its premises.

              Provision for legal cases relates to ongoing legal cases with former employees. These legal cases are expected to be closed during the next two years.

              The amount of provisions made approximates the expected outflows of economic benefits.

20. Accrued Expenses and Deferred Income

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Accrued expenses	8,852	7,798	8,189
Accrued interest	6,254	5,743	6,936
Deferred income	1,781	2,109	783

Total Accrued Expenses and Deferred Income	16,887	15,650	15,908

21. Operating Leases

              Non-cancellable operating lease rentals are payable as follows:

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
1 year or less	5,298	5,097	5,059
2-3 years	5,932	6,154	6,078
4-5 years	3,728	4,978	5,673
After 5 years	4,783	7,871	11,549

Total Non-cancellable Lease Rentals Payable	19,741	24,100	28,359

22. Capital Commitments

              During the year ended 31 December 2006 the Group entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment).

              The value of such capital commitments was EUR 1,972 thousand at 31 December 2006, EUR 2,040 thousand at 31 December 2005 and at 31 December 2004 EUR 2,330 thousand in the case of INVITEL. Current projects to which such capital commitments relate to include investment in information systems and customer service related infrastructure, number portability compliance, data and voice transmission equipment, and access network construction. Capital commitments are expected to be realized during the course of the six months.

              Euroweb Romania has finance lease agreements that expire over the next three years. The future minimum lease payments arising from such finance leases are as follows: EUR 65 thousand in 2007 and EUR 32 thousand in 2008.

              As at 31 December 2006 the Group had the following outstanding payment guarantees:

	At 31 December 2006 (in thousands of EUR)
Beneficiary
	Amount	Maturity	Guarantee issuer
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.

	51

	At 31 December 2005 (in thousands of EUR)
Beneficiary
	Amount	Maturity	Guarantee issuer
Einkaufs-Center Arkaden PécsKG Magyarország Fióktelep	4	31/12/2006	HVB Hungary Bank ZRt.
Magyar Telekom NyRt.	218	04/07/2006	Kereskedelmi és Hitelbank ZRt.
T-Mobile	3,089	17/10/2006	Kereskedelmi és Hitelbank ZRt.

	3,311

	At 31 December 2004 (in thousands of EUR)
Beneficiary
	Amount	Maturity	Guarantee issuer
Einkaufs-Center Arkaden PécsKG Magyarország Fióktelep	4	31/12/2006	HVB Hungary Bank ZRt.
Magyar Telekom NyRt.	299	22/06/2005	HVB Hungary Bank ZRt.
T-Mobile	1,969	15/10/2005	Kereskedelmi és Hitelbank ZRt.

	2,272

23. Contingencies

              The Group is involved in legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these cases to have a material effect on the Group's financial positions.

              The Group accounts for termination services provided by mobile operators at regulated interconnection rates. The mobile service providers have ongoing legal cases against the regulator with respect to such termination fees. Management of the Group believes that the outcome of such disputes will not have a significant impact on the consolidated financial statements of Matel, and accordingly no provision has been recorded in the consolidated financial statements for the possible return of amounts arising from reduced regulated interconnection rates.

24. Taxation

              The Income taxes (charge)/benefit for the period comprises:

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Current tax	(171)	(45)	—
Deferred tax	(1,492)	(1,432)	1,237

Income Tax (Expense)/Benefit	(1,663)	(1,477)	1,237

              Matel is resident for tax purposes in the Netherlands and is subject to Dutch corporate income tax on its net worldwide income. As of 1 January 2006, the corporate income tax rate is 29.6% instead of the former rate of 31.5%. Profits up to EUR 22,689 are subject to 25.5% corporate income tax as of 1 January 2006, instead of the former rate of 27%.

              Since Matel's subsidiaries are subject to the participation exemption in Article 13 of the Dutch Corporate Income Tax Act, dividends received from the subsidiaries will not be subject to Dutch corporate income tax upon meeting the relevant criteria. It is not expected that Matel will derive any significant income from its investments in its subsidiaries in Hungary.

              Matel is required to remit 8.3% withholding tax on dividends paid to its shareholders. Under certain conditions, the Dutch dividend withholding tax rate would be reduced if Matel distributed dividends to its shareholders out of dividends that it has received from its subsidiaries, providing the latter have been subject to a dividend withholding tax.

              INVITEL, V-Holding and Euroweb Hungary are tax resident in Hungary and are taxed at flat corporate income tax rate of 16% valid for the years 2006, 2005 and 2004. The tax basis is the adjusted unconsolidated pre-tax profit of INVITEL.

              As of 1 September 2006, a new tax type the Solidarity Tax was introduced in Hungary on top of the 16% corporate income tax. The rate of Solidarity Tax is 4%. The basis of Solidarity Tax is the unconsolidated adjusted pre-tax profit. Tax losses carried forward cannot be offset against the basis of the Solidarity Tax.

              Euroweb Romania is tax resident in Romania. The Romanian corporate income tax rate is 16% in 2006.

              Deferred tax assets are attributable to the following items:

	Assets			Liabilities
	31 December 2006	31 December 2005	31 December 2004	31 December 2006	31 December 2005	31 December 2004
	(in thousands of EUR)			(in thousands of EUR)
Tax loss carried forward	6,300	7,256	9,275	—	—	—
Other non-current financial assets	—	557	1,669	98	68	—
Investment in Securities	—	—	—	—	—	4
Interest bearing borrowings	—	—	—	1,374	1,328	1,572
Intangible assets	626	624	—	674	—	1,734
Trade and other receivables	—	—	993	—	16	—
Provisions	173	—	143	43	83	393
Property, plant and equipment	21	—	—	35	60	—
Due diligence expenses	—	—	—	—	76	—
Deferred foreign exchange loss	669	—	—	—	—	—

	7,789	8,437	12,080	2,224	1,631	3,703

Net Deferred Tax Assets	5,565	6,806	8,377

              Deferred tax liabilities are attributable to the following items:

	Assets			Liabilities
	31 December 2006	31 December 2005	31 December 2004	31 December 2006	31 December 2005	31 December 2004
	(in thousands of EUR)			(in thousands of EUR)
Accrued Expenses and Deferred Income	—	—	—	118	—	—
Reserves	—	—	—	20	—	—
Provisions	23	—	—	—	—	—
Other Non-Current liabilities	12	—	—	—	—	—
Property, plant and equipment	43	—	—	—	—	—

	78	—	—	138	—	—

Net Deferred Tax Liabilities				60	—	—

              Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the Hungarian statutory tax rate of Hungary of 16% for INVITEL and Euroweb Hungary and at the statutory tax rate of Romania of 16% in the case of Euroweb Romania.

              Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Group has tax loss carry forwards in the amount of EUR 39,937 thousand at 31 December 2006. Tax loss carry forwards of EUR 921 thousand will expire in 2007 and EUR 19,858 thousand will expire in 2008. Of the tax loss carry forwards EUR 19,157 thousand is not subject to any statutory expiry limitations. Tax losses expiring in 2007 have not been provided for as deferred tax assets.

              It is considered that the reduction in the cost base of the Group realized to date and the tax planning opportunities available to the companies, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

              Reconciliation of effective tax rate is as follows:

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Net profit/(loss) before tax	5,429	(2,528)	14,701
Income tax using the parent company corporate tax rate	(1,606)	796	(5,072)
Solidarity tax paid	(125)	—	—
Effect of tax rates in foreign jurisdictions	1,413	(275)	2,992
Tax on non-taxable income and non-deductible expenses	427	(576)	(545)
Tax losses and timing differences for which no deferred tax is recognized	(1,651)	(1,371)	3,911
Effect of change in tax rate	(79)	—	—
Under/(over) provided in prior years	(42)	(51)	(49)

Income Tax (Expense)/Benefit	(1,663)	(1,477)	1,237

25. Related Party Transactions

              Related parties at 31 December 2006 include the Group's subsidiaries, as well as Invitel Holdings, Matel Holdings, EEIF and GMT and key management personnel of the Group.

              There were no related party transactions between the Group and related parties during the periods presented, other than disclosed earlier in these notes or described below.

              EEIF and GMT provide management and consultancy services to the Group and charged EUR 517 thousand during the year ended 31 December 2006, EUR 506 thousand and EUR 500 thousand during the year ended 31 December 2005 and 2004, respectively for such services. Matel had EUR 73 thousand payable at 31 December 2006, and had no outstanding management fees payable to EEIF and GMT at 31 December 2005 and 31 December 2004.

              Matel Holdings charged to the Group the cost of the 2004 refinancing in the amount of EUR 617 thousand. The outstanding payable balance relating to these charges was EUR 620 thousand at 31 December 2006, 2005 and 2004, respectively.

              Matel have incurred interest expense on Related Party Subordinated Loans in the amount of EUR 1,650 thousand, EUR 1,623 thousand and EUR 3,917 thousand for the period ended 31 December 2006, 31 December 2005 and 31 December 2004, respectively. The interest is payable to Matel Holdings and is capitalized onto the outstanding loan balance on an annual basis.

              Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 3,302 thousand, EUR 1,675 thousand and EUR 2,275 thousand for the period ended

31 December 2006, 2005 and 2004, respectively. Share based compensation granted to key management personnel amounted to EUR 673 thousand for the period ended 31 December 2006 (nil in 2005 and 2004).

              There have been no termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the periods ended 31 December 2006 and 2005. There have been no loans or guarantees provided to key management personnel during the periods ended 31 December 2006 and 2005.

26. Segment Reporting

              Transfers between segments of the Group are measured at fair value. The following table presents a summary of operating results of the Group by business segment for the period ended 31 December 2006, 2005 and 2004:

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Revenue
Mass Market Voice	77,363	89,131	96,984
Mass Market Internet	24,367	20,031	14,251
Business	54,727	44,826	50,421
Wholesale	29,528	27,355	13,679
Inter-segment elimination	(379)	—	—

Total revenue	185,606	181,343	175,335

Cost of Sales
Mass Market Voice	(13,715)	(12,873)	(14,359)
Mass Market Internet	(4,050)	(2,879)	(2,659)
Business	(18,208)	(11,735)	(14,417)
Wholesale	(21,454)	(21,423)	(10,090)
Inter-segment elimination	324	—	—

Total cost of sales	(57,103)	(48,910)	(41,525)

Gross margin
Mass Market Voice	63,648	76,258	82,625
Mass Market Internet	20,317	17,152	11,592
Business	36,519	33,091	36,004
Wholesale	8,074	5,932	3,589
Inter-segment elimination	(55)	—	—

Total gross margin	128,503	132,433	133,810

Depreciation and amortization
Mass Market Voice	(23,586)	(30,057)	(23,756)
Mass Market Internet	(2,539)	(3,321)	(2,570)
Business	(7,576)	(9,457)	(7,857)
Wholesale	(620)	(925)	(859)

Total segment depreciation	(34,321)	(43,760)	(35,042)
Unallocated depreciation	(3,634)	(5,261)	(9,138)

Total depreciation and amortization	(37,955)	(49,021)	(44,180)

Impairment loss
Mass Market Voice	(170)	(78)	(277)
Mass Market Internet	(4)	(44)	(392)
Business	(12)	(41)	(413)
Wholesale	—	(2)	(8)

Total impairment loss	(186)	(165)	(1,090)

Capital expenditure
Mass Market Voice	6,934	9,845	6,437
Mass Market Internet	6,546	6,707	7,651
Business	9,149	6,194	5,286
Wholesale	1,021	949	1,201

Total capital expenditure	23,650	23,695	20,575

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Assets
Mass Market Voice	201,638	209,837	236,955
Mass Market Internet	23,642	24,537	25,630
Business	72,841	67,194	78,370
Wholesale	8,470	8,122	8,571
Inter-segment elimination	(496)	—	—

Total segment assets	306,095	309,690	349,526
Unallocated assets	42,145	41,319	37,418

Total assets	348,240	351,009	386,944

Liabilities
Mass Market Voice	15,368	16,318	19,030
Mass Market Internet	4,957	3,666	2,796
Business	13,490	8,206	9,894
Wholesale	6,104	5,010	2,685
Inter-segment elimination	(496)	—	—

Total segment liabilities	39,423	33,200	34,405
Unallocated liabilities	277,592	291,501	321,130

Total liabilities	317,015	324,701	355,535

              The following table presents a summary of operating results of the Group by geographical segment for the period ended 31 December 2006, 2005 and 2004:

	For the year ended 31 December
	2006	2005	2004
	(in thousands of EUR)
Revenue
Hungary	180,562	181,343	175,335
Romania	5,423	—	—
Inter-segment elimination	(379)	—	—

Total revenue	185,606	181,343	175,335

Cost of Sales
Hungary	(54,783)	(48,910)	(41,525)
Romania	(2,644)	—	—
Inter-segment elimination	324	—	—

Total cost of sales	(57,103)	(48,910)	(41,525)

Gross margin
Hungary	125,779	132,433	133,810
Romania	2,779	—	—
Inter-segment elimination	(55)	—	—

Total gross margin	128,503	132,433	133,810

Depreciation and amortization
Hungary	(34,006)	(43,760)	(35,042)
Romania	(315)	—	—

Total segment depreciation	(34,321)	(43,760)	(35,042)
Unallocated depreciation	(3,634)	(5,261)	(9,138)

Total depreciation and amortization	(37,955)	(49,021)	(44,180)

Impairment loss
Hungary	(186)	(165)	(1,090)
Romania	—	—	—

Total impairment loss	(186)	(165)	(1,090)

Capital expenditure
Hungary	22,200	23,695	20,575
Romania	1,450	—	—

Total capital expenditure	23,650	23,695	20,575

	At 31 December
	2006	2005	2004
	(in thousands of EUR)
Assets
Hungary	299,594	309,690	349,526
Romania	6,997	—	—
Inter-segment elimination	(496)	—	—

Total segment assets	306,095	309,690	349,526
Unallocated assets	42,145	41,319	37,418

Total assets	348,240	351,009	386,944

Liabilities
Hungary	37,444	33,200	34,405
Romania	2,475	—	—
Inter-segment elimination	(496)	—	—

Total segment liabilities	39,423	33,200	34,405
Unallocated liabilities	277,592	291,501	321,130

Total liabilities	317,015	324,701	355,535

27. Expenses by function

              The following table presents a summary of expenses by function of the Group for the period ended 31 December 2006, 2005 and 2004.

	For the year ended 31 December
	2006		2005		2004
	(in thousands of EUR)
Revenue		185,606		181,343		175,335
Cost of sales		(57,103)		(48,910)		(41,525)

Gross margin		128,503		132,433		133,810
Depreciation	(34,321)		(43,760)		(35,042)
Personnel expenses	(5,915)		(4,906)		(4,971)
Headcount related costs	(1,250)		(1,084)		(1,320)
Network operating expenses	(12,275)		(12,550)		(13,573)

Distribution costs		(53,761)		(62,300)		(54,906)
Depreciation	(3,634)		(5,261)		(9,138)
Bad debt expenses	(855)		(1,070)		(1,012)
Collection costs	(1,397)		(1,264)		(1,324)
Legal and audit fees	(74)		(359)		(311)
Consultant expenses	(564)		—		—
Advertising and marketing costs	(3,094)		(2,591)		(2,932)
Personnel expenses	(16,353)		(14,606)		(14,973)
Headcount related costs	(5,790)		(6,390)		(6,215)
IT costs	(3,821)		(3,533)		(3,631)
Cost of reorganization	(1,813)		(2,046)		(523)
Due diligence expense	(425)		(184)		—
Capitalised costs	1,972		2,069		1,830

Administrative expenses		(35,848)		(35,235)		(38,229)
Management fee	(576)		(644)		(515)
Local operating and other taxes	(3,711)		(4,394)		(2,963)
Other costs, net	(463)		68		(848)

Other expenses		(4,750)		(4,970)		(4,326)

Profit from operations		34,144		29,928		36,349

28. Subsequent Events

              On 9 January 2007 Invitel Holdings signed an agreement with Hungarian Telephone and Cable Corp to sell 100% of its share in Matel Holdings and thereby indirectly 99.98% of the shares of INVITEL for a total consideration, including the assumption of net indebtedness on closing, of EUR 470 million. The transaction is subject to customary closing conditions including receipt of Hungarian and Romanian regulatory approvals and is expected to close in the first half of 2007.

29.  Reconciliation between International Financial Reporting Standards (IFRS) to United States Generally Accepted Accounting Principles (US GAAP)

              The Company's consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, which differ in certain respects from US GAAP. The principal differences between IFRS and US GAAP are presented below, together with explanations of the adjustments that affect consolidated net profit for the years ended 31 December 2006 and 2005 and the total shareholder's equity as of 31 December 2006 and 2005.

			For the year ended 31 December
	Note		2006	2005
			(in thousands of EUR)
Net Profit/(Loss) Attributable to Equity Holders of the Parent under IFRS			3,764	(4,005)
Net Profit/(Loss) Attributable to Minority Interest under IFRS	(a	)	2	—

Net Profit/(Loss) for the Period under IFRS			3,766	(4,005)

Adjustments for US GAAP
Business Combinations
Fair value adjustments	(b	)	2,048	13,334
Restructuring charges and cost of business acquisition	(b	)	1,170	—
Revenue recognition	(c	)	(31)	(18)
Capitalization of interest expense	(d	)	320	124
Push-down of PIK notes	(e	)	(2,741)	—
Embedded derivatives	(f	)	579	243
Subscriber acquisition costs	(g	)	(129)	(571)
Tax effect of US GAAP adjustments	(h	)	(167)	(2,098)

Total US GAAP Adjustments on Net Profit/(Loss) for the Period			1,049	11,014

Net Profit/(Loss) for the Period under US GAAP			4,815	7,009
Profit (loss) attributable to equity holders of the Company (net income or loss) under US GAAP			4,813	7,009
Net Profit/(Loss) Attributable to Minority Interest under US GAAP			2	—
Other comprehensive income	(i	)	67	601

Total comprehensive income			4,882	7,610

			For the year ended 31 December
	Note		2006	2005
			(in thousands of EUR)
Shareholders' Equity under IFRS			31,209	26,294
Minority Interest under IFRS	(a	)	16	14

Total Equity under IFRS			31,225	26,308

Adjustments for US GAAP
Business Combinations
Fair value adjustments	(b	)	(4,906)	(6,954)
Restructuring charges and cost of business acquisition	(b	)	1,170	—
Revenue recognition	(c	)	(1,124)	(1,093)
Capitalization of interest expense	(d	)	465	145
Push-down of PIK notes	(e	)	(121,804)	—
Embedded derivatives	(f	)	1,642	1,063
Subscriber acquisition costs	(g	)	24	153
Tax effect of US GAAP adjustments	(h	)	866	1,033
Other comprehensive income			395	182

Total US GAAP Adjustments to Total Equity			(123,272)	(5,471)

Minority interests under US GAAP			(16)	(14)

Total Equity under US GAAP			(92,063)	20,823

Notes to the US GAAP Reconciliation

(a) Minority Interest

              In contrast to IFRS, minority interests are deducted in the determination of US GAAP net income and excluded from total equity. Therefore, adjustments were recorded to decrease total equity for EUR 16 thousand and EUR 14 thousand as of 31 December 2006 and 2005, respectively.

(b) Business Combinations

Purchase Price Allocation

              The Company was acquired by its current shareholders on 23 May 2003. For IFRS purposes, no push-down accounting is required and as a consequence no fair value adjustments were recorded to the book value of assets at the date of acquisition.

              US GAAP requires the cost of acquiring the business to be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill. If the fair value assigned to the acquired net assets is greater than the purchase cost the negative goodwill reduces the long term assets proportionately. The remaining negative goodwill, if any, is then written off to the income statement. Under US GAAP such purchase accounting adjustments are required to be "pushed down" in the separate financial statements of the acquired entity.

              Application of US GAAP under SFAS 141 and 142 require the Company to identify, measure and to separately account for intangible assets such as licenses and customer relationships. For this purpose, independent valuations were prepared on the assets and liabilities of the Company at the date of acquisition using estimates and assumptions provided by management. Resulting fair value adjustments were recorded under US GAAP.

              As a result of the above purchase price allocation and fair value adjustments, differences in the amortization of intangible assets in the income statement were EUR 2,045 thousand and EUR 13,334 thousand for the years ended 31 December 2006 and 2005, respectively.

Debt Issuance Costs

              In connection with the acquisition of the Company in 2003, the Company's debt was refinanced. Under IFRS the refinancing was considered to be an extinguishment of debt and accordingly, the prior debt issuance costs were written-off to financial expenses upon refinancing. Under US GAAP such costs were included in the 2003 purchase price allocation in accordance with EITF 98-1, Valuation of Debt Assumed in a Purchase Business Combination. As a result the Company included debt issuance costs relating to its 2003 acquisition as part of the purchase price allocation discussed above.

Restructuring Charges and Costs of Business Acquisition

              During the Company's acquisition by its current shareholders in 2003, the Company recorded restructuring expenses for costs of headcount reduction and costs relating to the change in ownership. Under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, involuntary termination of employees and relocation of employees should be recognized as liabilities assumed in a purchase combination and included in the purchase price allocation if the costs meet the qualifying criteria. In addition, under FASB Statement No. 141, Business Combinations (FAS 141), the direct external costs of business combinations include direct out-of-pocket costs or incremental costs that are related to the business combination and should also be part of the purchase price allocation. Based on the guidance in EITF 95-3 and FAS 141, the Company recorded restructuring charges and costs of business acquisition for its purchase accounting relating to its 2003 acquisition as part of the purchase price allocation described above. All amounts recorded for restructuring charges were utilized in full by the first quarter of 2004.

              In addition, during the acquisition of Euroweb Hungary in 2006, the Company recorded against income under IFRS a restructuring provision relating to a real-estate lease, where early termination was planned and severance payments for redundant employees. As stated above, EITF 95-3 requires that the costs of a plan to exit an activity and involuntarily terminate employees of an acquired company to be recognized as liabilities assumed in a purchase business combination and included in the allocation of the acquisition cost if specific criteria were met. The specific criteria were met at the time of the acquisition of Euroweb Hungary. Based on this guidance, the Company recorded a US GAAP adjustment to equity to include these costs in its purchase accounting in the amount of EUR 1,170 thousand.

(c) Revenue Recognition

              Under IFRS, connection fee revenue, which are fees charged to customers when they order voice, data and Internet services to connect them to the network and for the associated equipment, is recorded to income when invoiced. The directly related costs of customer connections are capitalized and amortized over the expected customer relationship period. US GAAP requires both the connection fee revenue and the associated costs to be recognized over the expected customer relationship period. As the directly associated costs relating to the connection revenue are already capitalized and amortized under IFRS, the Company recorded a net US GAAP adjustment decreasing profit before tax in the amount of EUR 31 thousand and EUR 18 thousand for the years ended 31 December 2006 and 2005, respectively to give effect to the deferral of such revenue over the expected customer relationship period, net of the amortization of connection fees deferred in prior periods.

              At 31 December 2006 and 2005 the Company had deferred revenue relating to connection fees of EUR 1,124 thousand and EUR 1,093 thousand, respectively.

(d) Capitalization of Interest Expense

              Under both IFRS IAS 38, Intangible Assets, and US GAAP SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs were capitalized during the previous three years for the development of a billing system. However, no interest has been capitalized based on the policy choice available under IFRS. US GAAP FAS 34, Capitalization of Interest Costs, requires interest to be capitalized, if material, when borrowings are outstanding and an extended period of time is required to get the assets ready for their intended use regardless of whether the borrowings were taken directly for capital investment projects. The criteria of FAS 34 has been meet for the software assets relating to the billing system and US GAAP adjustments to capitalize interest have been recorded accordingly.

              The Company capitalized interest expense amounting to EUR 320 thousand and EUR 124 thousand under US GAAP for the years ended 31 December 2006 and 2005, respectively. Equity is increased by EUR 465 thousand and EUR 145 thousand at 31 December 2006 and 2005, respectively, as a result of capitalizing qualifying interest expense under US GAAP.

(e) Push-Down of PIK Notes

              In October 2006, Invitel Holdings issued €125 million of PIK Notes due in 2013. The PIK Notes are secured by the shares of Matel Holdings and are subordinated to all existing and future borrowings of the Group and allow for interest to be paid in the form of additional notes or cash. Under IFRS, the PIK Notes are shown in the financial statements of Invitel Holdings and are not pushed down to Matel. However, under US GAAP, SAB Topic 5J, certain circumstances exist that require the debt of the holding company to be pushed down to a subsidiary.

              Matel Holdings' shares are collateral for the PIK Notes and as part of the anticipated acquisition of Matel Holdings by Hungarian Telephone and Cable Corporation ("HTCC") the PIK Notes will become part of the obligations of HTCC. Therefore, the Company applied push-down accounting with respect to the PIK Notes and related interest charges and recorded an adjustment under US GAAP to net profit of EUR 2,737 thousand for the year ended 31 December 2006 and an adjustment to recognize the liability and decrease equity of EUR 121,804 thousand at 31 December 2006.

(f) Embedded Derivatives

              The revised interpretation of IAS 39, Financial Instruments: Recognition and Measurement, does not consider contracts denominated in a currency that is not the functional currency of either of the contracting parties as a separable host contract and embedded derivative if the contract's currency is widely used in that market. Therefore, under IFRS, the Company has not recognized or re-measured contracts where the currency of the contract is not in the functional currency of either of the contracting parties but widely used when providing services covered by the contract. However, under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, the existence of a currency that is not the functional currency of either contracting party may require derivative accounting to be applied. Based on the above, US GAAP adjustments were recorded to IFRS to account for the contracts that met the criteria of an embedded derivative under FAS 133. The Company recorded adjustments to IFRS to recognize and re-measure the contracts to fair value, which resulted in an increase to net profit of EUR 579 thousand and EUR 243 thousand for the years ended 31 December 2006 and 2005, respectively. Total equity was increased by EUR 1,642 thousand and EUR 1,063 thousand at 31 December 2006 and 2005, respectively relating to the cumulative effects of recording the embedded derivatives in accordance with US GAAP.

(g) Subscriber Acquisition Costs

              During 2006 and 2005 the Company capitalized subscriber acquisition costs which are directly related to customer contracts in accordance with IAS 38, Intangible Assets, and amortizes these costs over the life of the contract or expected customer relationship period. Such costs were not capitalized in 2004 under IFRS. The guidance under US GAAP supports the capitalization of such costs and no differences were determined between IFRS and US GAAP relating to the capitalization of subscriber acquisition costs. As 2004 costs were not capitalized under IFRS an adjustment to capitalize these costs under US GAAP was recorded. As a result, equity was increased by EUR 24 thousand and EUR 153 thousand at 31 December 2006 and 2005, respectively. The related amortization of subscriber acquisition costs capitalized under US GAAP in 2004 was charged to the income statement and net profit was decreased by EUR 130 thousand and EUR 571 thousand for the years ended 31 December 2006 and 2005, respectively.

(h) Tax Effect of US GAAP Adjustments

              The tax effect of US GAAP adjustments represent the temporary differences created as a result of applying US GAAP.

Cash Flow Statement

              Under IFRS, the Company prepares and reports financial information on its cash flows under IAS 7, Cash Flow Statements. Since the information is required under IAS 7 is similar to the content and presentation of cash flow information prepared under US GAAP under FASB Statement No. 95, Statement of Cash Flows, no additional information or different presentation is required of cash flow information for the Company.

Recently Issued Accounting Pronouncements

              Effective 1 January 2006, we adopted SFAS No. 123(R), Share-Based Payment ("SFAS 123(R)") , which revises SFAS No. 123, Accounting for Stock-Based Compensation.

              In May 2005, the Financial Accounting Standards Board ("FASB"), as part of an effort to conform to International Financial Reporting Standards, issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS 154"), which was effective for periods beginning on 1 January 2006. SFAS 154 requires that all voluntary changes in accounting principles be retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS 154 did not have a material effect on our financial position or results of operations.

              In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes ("FIN 48"), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning 1 January 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial position or cash flows.

              In September 2006, the FASB issued SFAS Statement No. 157 ("SFAS 157"), Fair Value Measurements which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial position or cash flows.

              In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after 15 November 2006 and is required to be adopted by the Company in its fiscal year ending 31 December 2006. The adoption of SAB 108 did not have a material effect on our financial position or results of operations.

HUNGARIAN TELEPHONE AND CABLE CORP.

CONSOLIDATED
FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

The Board of Directors and Stockholders
Hungarian Telephone and Cable Corp.:

              We have audited the consolidated financial statements of Hungarian Telephone and Cable Corp. and subsidiaries (the "Company") as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

              We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

              Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as discussed in Note 1 (m) to the consolidated financial statements.

              As disclosed in Note 1 (c) to the consolidated financial statements, the 2005 and 2004 consolidated statements of operations and comprehensive income have been restated to reflect the correction of errors in the presentation of revenues, cost of sales and local business tax.

                      KPMG Hungária Kft.

Budapest, Hungary
March 19, 2007

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2006 and 2005
(In thousands, except share and per share data)

	2006	2005
Assets
Current assets:
Cash and cash equivalents	$18,794	$15,083
Restricted cash	11,850	10,650
Accounts receivable, net of allowance of $5,608 in 2006 and $3,798 in 2005	38,336	33,527
Current deferred tax asset, net	1,685	1,034
Interest rate swaps	1,138	—
Other current assets	8,026	9,335

Total current assets	79,829	69,629
Property, plant and equipment, net	180,329	164,248
Goodwill	9,622	8,461
Other intangibles, net	49,364	45,741
Deferred costs	897	1,237
Deferred tax asset, net	2,583	3,109
Interest rate swaps	1,818	—
Other assets	8,312	6,392

Total assets	$332,754	$298,817

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$34,749	$21,938
Short-term debt	24,657	—
Current obligations under capital leases	469	388
Accounts payable	6,793	13,261
Accruals	28,594	24,965
Interest rate swaps	—	254
Advance customer payment	2,310	—
Other current liabilities	7,570	4,475
Due to related parties	2,881	1,052

Total current liabilities	108,023	66,333
Long-term debt, excluding current installments	115,351	158,227
Long-term obligations under capital leases, excluding current portion	399	779
Asset retirement obligation	578	483
Deferred credits and other liabilities	8,379	2,114

Total liabilities	232,730	227,936

Commitments and contingencies	—	—
Stockholders' equity:
Cumulative Convertible Preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2006 and 2005	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 12,812,665 shares in 2006 and 12,796,461 shares in 2005	14	14
Additional paid-in capital	156,879	156,406
Accumulated deficit	(82,905)	(100,624)
Accumulated other comprehensive income	26,036	15,085

Total stockholders' equity	100,024	70,881

Total liabilities and stockholders' equity	$332,754	$298,817

See accompanying notes to consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)

	2006	2005	2004
		As Restated(1)	As Restated(1)
Revenues	$193,732	$179,643	$69,007
Cost of sales	80,467	69,403	8,667

Gross margin	113,265	110,240	60,340
Operating expenses:
Selling, general and administrative	53,858	53,760	27,908
Severance costs	700	2,533	—
Depreciation and amortization	26,137	23,968	12,376

Total operating expenses	80,695	80,261	40,284

Income from operations	32,570	29,979	20,056
Other income (expenses):
Foreign exchange gains (losses), net	1,936	(8,540)	6,947
Interest expense	(14,883)	(14,123)	(9,133)
Interest income	1,329	932	2,255
Fair value changes on interest rate swaps	3,210	(255)	—
Equity in earnings of affiliate	—	934	443
Other, net	(250)	413	78

Net income before income taxes	23,912	9,340	20,646
Income tax expense:
Current	(5,749)	(4,957)	(2,635)
Deferred	(339)	(1,491)	(1,769)

Total income tax expense	(6,088)	(6,448)	(4,404)
Net income	17,824	2,892	16,242
Cumulative convertible preferred stock dividends	(105)	(105)	(105)

Net income attributable to common stockholders	17,719	2,787	16,137
Foreign currency translation adjustment	10,951	(14,394)	9,200

Total comprehensive income (loss)	$28,670	$(11,607)	$25,337

Earnings per common share—basic:
Net earnings	$1.38	$0.22	$1.30

Earnings per common share—diluted:
Net earnings	$1.24	$0.20	$1.25

Weighted average number of common shares outstanding:
Basic	12,810,084	12,727,526	12,412,742

Diluted	14,286,159	14,309,820	12,963,833

(1)
See Note 1(c) "Restatements" in Notes to Consolidated Financial Statements.

See accompanying notes to consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2006, 2005 and 2004
(In thousands, except share data)

	Shares	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balances at December 31, 2003	12,230,670	$12	—	$145,616	$(119,548)	$20,279	$46,359
Proceeds from exercise of options	172,247	—	—	689	—	—	689
Stock based compensation	—	—	—	6,361	—	—	6,361
Stock granted as compensation	25,500	1	—	112	—	—	113
Stock issued for acquisition	250,000	—	—	2,699	—	—	2,699
Net settlement of stock option exercise	5,230	1	—	(39)	—	—	(38)
Cumulative convertible preferred stock dividends	—	—	—	—	(105)	—	(105)
Net income	—	—	—	—	16,242	—	16,242
Foreign currency translation adjustment	—	—	—	—	—	9,200	9,200

Balances at December 31, 2004	12,683,647	14	—	155,438	(103,411)	29,479	81,520
Stock based compensation		—	—	1,203	—	—	1,203
Common stock granted to directors	6,000	—	—	103	—	—	103
Net settlement of stock option exercise	106,814	—	—	(338)	—	—	(338)
Cumulative convertible preferred stock dividends		—	—	—	(105)	—	(105)
Net income		—	—	—	2,892	—	2,892
Foreign currency translation adjustment		—	—	—	—	(14,394)	(14,394)

Balances at December 31, 2005	12,796,461	14	—	156,406	(100,624)	15,085	70,881
Stock based compensation	—	—	—	491	—	—	491
Common stock granted to directors	6,000	—	—	91	—	—	91
Net settlement of stock option exercise	10,204	—	—	(109)	—	—	(109)
Cumulative convertible preferred stock dividends	—	—	—	—	(105)	—	(105)
Net income	—	—	—	—	17,824	—	17,824
Foreign currency translation adjustment	—	—	—	—	—	10,951	10,951

Balances at December 31, 2006	12,812,665	$14	—	$156,879	$(82,905)	$26,036	$100,024

See accompanying notes to consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004
Net cash provided by operating activities	$44,598	$43,613	$27,700

Cash flows from investing activities:
Acquisition of telecommunications network equipment and other intangibles	(23,590)	(22,072)	(4,991)
Investment in affiliate	—	—	(12,824)
Acquisition of subsidiaries, net of cash acquired	—	(7,529)	—
Decrease in construction deposits	(2)	—	—
Proceeds from sale of assets	5,116	—	—
Other	—	642	270

Net cash used in investing activities	(18,476)	(28,959)	(17,545)

Cash flows from financing activities:
Proceeds from exercise of options	—	—	689
Repayments of long-term debt	(23,960)	(95,167)	(26,322)
Proceeds from new long-term debt borrowings	—	109,720	—
Deferred financing costs paid under long-term debt agreement	—	(6,490)	—
Preferred stock dividends paid	—	—	(53)
Principal payments under capital lease obligations	(394)	(203)	—
Funding of debt service account	—	(11,796)	—

Net cash used in financing activities	(24,354)	(3,936)	(25,686)

Effect of foreign exchange rate changes on cash	1,943	(4,011)	2,716

Net increase (decrease) in cash and cash equivalents	3,711	6,707	(12,815)
Cash and cash equivalents at beginning of year	15,083	8,376	21,191

Cash and cash equivalents at end of year	$18,794	$15,083	$8,376

Cash paid during the year for:
Interest	$12,135	$10,255	$7,280
Income taxes	$5,523	$4,569	$2,540

See accompanying notes to consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

(1) Description of Business and Summary of Significant Accounting Policies

(a)         Description of Business

    Hungarian Telephone and Cable Corp. ("HTCC", and together with its subsidiaries, the "Company") was organized on March 23, 1992 to own and manage telecommunications companies in Hungary. HTCC is 62% owned by TDC A/S ("TDC").

    The Company's principal operating subsidiaries are Hungarotel Tavkozlesi zRt. ("Hungarotel"), PanTel Tavkozlesi es Kommunikacios Kft. ("PanTel") and PanTel Technocom Kft. ("PanTel Technocom"). Hungarotel owns fixed line networks in three operating areas within Hungary and provides telecommunications services to customers within these areas. PanTel has a nation-wide fiber optic backbone network linking every county in Hungary, providing telecommunications services to residential and corporate customers. PanTel also uses its fiber optic network capacity to transport voice, data, and Internet services on a wholesale basis for other telecommunications and Internet service providers in Hungary. PanTel's network also extends into other countries through its minor consolidated subsidiaries in the Central and Eastern European region. PanTel Technocom operates the telecommunications network of MOL, the Hungarian oil company.

    The Company acquired the PanTel business in a two-step transaction. On November 10, 2004, the Company acquired an initial 24.9% interest and subsequently, on February 28, 2005, acquired the remaining 75.1% of the PanTel business.

    As further described in Note 21 to the financial statements, on January 8, 2007, the Company entered into a Sale and Purchase Agreement to acquire Invitel Távkölési Szolgáltató Zrt. ("Invitel"), one of the Company's main competitors in the Hungarian market.

(b)         Principles of Consolidation and the Use of Estimates

    The consolidated financial statements include the financial statements of HTCC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company uses the equity method of accounting for its investment in, and earnings of, affiliates that it does not control but over which it exerts significant influence.

    The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)          Restatements

    For its Consolidated Financial Statements of Operations and Comprehensive Income for the years ended December 31, 2006, 2005 and 2004, the Company has restated its presentation of its revenues following the guidance of Emerging Issues Task Force No. 99-19. Historically, the Company presented revenues net of cost of sales but now presents separately its gross revenues, costs of sales and resulting gross margin. This restated accounting presentation has no impact on the gross margin, previously reported as "Telephone services revenues, net" in the Consolidated Statements of Operations and Comprehensive Income.

    For its Consolidated Financial Statements of Operations and Comprehensive Income for the years ended December 31, 2006, 2005 and 2004, the Company has reclassified a Hungarian local business tax from selling, general and administrative expenses to current income tax in accordance with Financial Accounting Standard No. 109. Historically, the Company has recorded this tax as part of its selling, general and administrative expenses. For the years ended December 31, 2005 and 2004, $3,365,000 and $1,268,000, was reclassified, respectively. This restated accounting presentation has no impact on the net income or earnings per share as reported in the Consolidated Statements of Operations and Comprehensive Income.

(d)         Revenue Recognition

    Revenues are primarily earned from providing access to and usage of the Company's networks and facilities. Access revenue is billed one month in advance and recognized the following month when earned. Revenues based on measured traffic are recognized when the service is rendered.

    Wholesale data revenue from leased lines is based on the bandwidth of the service and the particular route involved and is recognized in the period of usage or when the service is available to the customer.

    From time to time, the Company sells fiber optical assets to other telecommunications companies; revenue is recognized as and when the transfer of ownership is complete.

(e)          Cost of Sales

    The Company's cost of sales is comprised of interconnect charges that are paid to other wireline and wireless operators to transport and terminate calls from the Company's customers, connection fees paid to incumbent wireline operators for the setting of carrier pre-selection services and access costs for leased lines.

(f)          Allowance for Doubtful Accounts

    The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers' or carriers' failure to make payments on amounts due to the Company. These estimates are based on a number of factors including: 1) historical experience; 2) aging of trade accounts receivable; 3) amounts disputed and the nature of the dispute; 4) bankruptcy; 5) general economic, industry or business information; and 6) specific information obtained by the Company on the financial condition and current credit worthiness of customers or carriers.

(g)         Foreign Currency Translation

    The Company uses the Hungarian forint ("HUF") as the functional currency for its Hungarian subsidiaries. The Hungarian subsidiaries' assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating HUF assets and liabilities into U.S. dollars are accumulated as part of other comprehensive income in stockholders' equity.

    The Company uses the HUF as the functional currency of PanTel's non-Hungarian subsidiaries. Accordingly, foreign currency assets and liabilities of the non-Hungarian subsidiaries are translated into HUF using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating the local currency assets and liabilities of the non-Hungarian subsidiaries into HUF are accumulated as part of foreign exchange gains/(losses) in the consolidated statement of operations.

    Foreign exchange fluctuations related to intercompany balances are included in equity if such balances are intended to be long-term in nature. At the time, the Company settles such balances, the resulting gain or loss is reflected in the consolidated statement of operations. Gains and losses from foreign currency transactions and the marking to market of assets or liabilities not denominated in Hungarian forints are included in operations in the period in which they occur.

    The translation of the subsidiaries' forint denominated balance sheets into U.S. dollars, as of December 31, 2006, has been affected by the strengthening of the Hungarian forint against the U.S. dollar from 213.58 as of December 31, 2005, to 191.62 as of December 31, 2006, an approximate 11% appreciation in value. The average Hungarian forint/U.S. dollar exchange rates used for the translation of the subsidiaries' forint denominated statements of operations and statements of cash flows into U.S. dollars for the years ended December 31, 2006, 2005 and 2004 were 210.39, 199.59 and 202.74, respectively.

(h)         Advertising Costs

    The Company expenses advertising costs as they are incurred. Advertising costs for the years ended December 31, 2006, 2005 and 2004 were $1,595,000, $1,391,000 and $194,000, respectively.

(i)          Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(j)          Inventories

    Inventories, which are included in other current assets, consist primarily of DSL equipment, cables and spare parts and are stated at the lower of cost or market and are valued using the first-in, first-out ("FIFO") method.

(k)         Property, Plant and Equipment

    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Plant and equipment under capital leases are initially stated at the present value of minimum lease payments and subsequently amortized over the shorter of their useful lives or the lease term.

(l)          Goodwill and Other Intangible Assets

    Goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested at least annually for impairment. Intangible assets that have finite useful lives (whether or not acquired in a business combination) are amortized over their estimated useful lives. Intangible assets, all of which have finite lives, consist of concession rights, rights of use and rights of way. The rights of way allow the Company to operate its country-wide telecommunications network along the railroad tracks owned by the Hungarian National Railway ("MAV"). Rights of use refer to the rights to use networks owned by third parties.

    During 2006, 2005 and 2004, the Company performed the required annual impairment test with respect to goodwill. The first step of this test requires the Company to compare the carrying value of any reporting unit that has goodwill to the estimated fair value of the reporting unit. If the current fair value is less than the carrying value, then the Company will perform the second step of the impairment test. This second step requires the Company to measure the excess of the recorded goodwill over the current implied value of the goodwill, and to record any excess as impairment. Based upon the results, the Company concluded that there is no impairment of the carrying value of goodwill reported in its financial statements for the years ended December 31, 2006, 2005 and 2004.

(m)        Stock Based Compensation

    From January 1, 2006, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R"). SFAS 123R requires the measurement and recognition of compensation expense based on the fair value of the employee stock based awards issued. Compensation expense for awards and related tax effects is recognized as they vest. Through December 31, 2005, the Company used the intrinsic value method to account for stock-based awards to its employees under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and disclosed pro forma information as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In addition, effective October 1, 2004, as a result of amendments made to the Company's option plans, the Company accounted for all of its outstanding options under the variable method of accounting. The variable method of accounting required the Company to accrue an expense or benefit as the market price of the Company's common stock changed during the period. The Company has ceased utilizing the variable method of accounting upon its adoption of SFAS 123R. The Company has adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation cost recognized effective January 1, 2006 includes: (1) compensation cost for all share based awards granted prior to, but not yet vested as of, January 1, 2006 based on the original measure of the grant-date fair value estimated under the provisions of SFAS 123 for pro-forma disclosure, and (2) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated. For the year ended December 31, 2006, the Company has recognized $491,000 of compensation expense related to the adoption of SFAS 123R. For the year ended December 31, 2005 and 2004, the Company recognized $1,203,000 and $6,361,000, respectively, of compensation expense related to the variable method of accounting.

    As a result of adopting SFAS 123R on January 1, 2006, the Company's income before income taxes and net income attributable to common stockholders for the year ended December 31, 2006, are $827,000 and $697,000 lower, respectively, than if it had continued to account for share-based compensation under APB Opinion No. 25 and followed the variable method of accounting. Basic and diluted earnings per common share would have been $1.44 and $1.30 for the year ended December 31, 2006 if the Company had not adopted SFAS 123R. Reported basic and diluted earnings per common share were $1.38 and $1.24 for the year ended December 31, 2006.

    The following table illustrates the effect on net income and earnings per common share if the Company had applied the fair value recognition provisions of SFAS 123R to options granted under the Company's stock option plans for years ended December 31, 2005 and 2004. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options' vesting periods:

	2005	2004
	(in thousands)
Earnings As reported	$2,787	$16,137
Plus: stock-based compensation expense included in reported earnings	1,295	6,444
Less: stock-based compensation expense determined under fair-value method	(1,321)	(970)

Pro forma	$2,761	$21,611

Earnings per share—Basic:
As reported	$0.22	$1.30
Pro forma	$0.22	$1.74
Earnings per share—Diluted:
As reported	$0.20	$1.25
Pro forma	$0.20	$1.68

    Effective October 1, 2004, the Company accounted for all of its outstanding options under the variable method of accounting. The variable method of accounting required the Company to accrue an expense or benefit as the market price of the Company's common stock changed. For the years ended December 31, 2005 and 2004, the Company recognized $1,203,000 and $6,361,000, respectively, of compensation expense related to the variable method of accounting, respectively.

    The assumptions used in the Black-Scholes option-pricing model are as follows:

	2006	2005	2004
Dividend yield	0%	0%	0%
Risk free rate	4.46%	4.47%	4.68%
Expected option life (years)	10	10	10
Volatility	38.0%	43.0%	34.0%

    Upon the adoption of SFAS 123R, expected volatility was based on historical volatilities. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on historical experience and represents the time period options actually remain outstanding. The Company has estimated zero forfeitures based on historical experience and the limited number of option holders.

(n)         Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, net of valuation allowances, are recognized for the future tax consequences attributable to operating loss and tax credit carry-forwards, and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

(o)         Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

    The Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset is considered impaired when the projected undiscounted future cash flows related to the asset are less than its carrying value. The Company measures impairment based on the amount by which the carrying value of the respective asset exceeds its fair value. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the estimated costs of disposal.

(p)         Fair Value of Financial Instruments and Foreign Exchange Financial Instruments

    The Company's financial instruments include cash, receivables, other current assets, accounts payable, accruals and other current liabilities, short- and long-term debt, and interest rate swaps (see note 1(q)). The carrying amounts of cash, receivables, other current assets, accounts payable, accruals and other current liabilities and short-term debt approximate fair value due to the short-term nature of these instruments. The fair value of long-term debt approximates its carrying value as the debt carries a floating interest rate.

(q)         Derivative Instruments

    The Company accounts for derivatives and hedging activities in accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which requires that all derivative instruments be recorded on the balance sheet as either assets or liabilities and be measured at their respective fair values. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge and its effectiveness as a hedge.

    The Company uses interest rate swaps to manage interest rate movements on its bank debt. The Company's interest rate swaps are used for the purpose of hedging interest rate exposure, which exists because of the variable interest rate component of the Company's credit agreement. For derivative instruments designated as hedges, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. Changes in the fair value of such derivatives are recorded as either assets or liabilities in the balance sheet with an offset to other comprehensive income. For derivative instruments that are not designated or do not qualify as hedges, changes in fair value are recorded immediately in earnings.

    The Company, in the ordinary course of business, enters into contractual arrangements with other telecommunications service providers to provide and receive telephone services, and for other services such as the lease of office space. Certain of these arrangements are denominated in currencies other than the functional currency of either party, and are required to be accounted for separately from the host contract as derivatives at fair value. Changes in fair value of such derivatives are accounted for as foreign exchange gains or losses in the period in which they occur. The Company does not engage in derivatives instruments for speculative or trading purposes.

    The Company did not have any financial instruments designated as hedges under SFAS 133 for the years ended December 31, 2006, 2005 and 2004.

(r)          Earnings Per Share

    Earnings per share ("EPS") is computed by dividing income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and warrants, and the conversion of the convertible preferred stock, where dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised, or preferred securities were converted and the proceeds were used to acquire shares of common stock at the average market price during the reporting period.

    The following is a reconciliation from basic earnings per share to diluted earnings per share for each of the years ended December 31:

	2006	2005	2004
	($ in thousands, except share data)
Net income attributable to common stockholders (A)	$17,719	$2,787	$16,137
plus: preferred stock dividends	105	105	105

Net income (B)	$17,824	$2,892	$16,242

Determination of shares:
Weighted average common shares outstanding—basic (C)	12,810,084	12,727,526	12,412,742
Assumed conversion of dilutive stock options, warrants and cumulative convertible preferred stock	1,476,075	1,582,294	551,091

Weighted average common shares outstanding—diluted (D)	14,286,159	14,309,820	12,963,833
Earnings per common share:
Basic (A/C)	$1.38	$0.22	$1.30
Diluted (B/D)	$1.24	$0.20	$1.25

    For the years ended December 31, 2006, 2005 and 2004, 55,000, 0 and 2,530,000 stock options and warrants, respectively, were excluded from the computation of diluted earnings per share since such options and warrants had an exercise price in excess of the average market value of the Company's common stock during the year.

(s)          Recently Issued Accounting Pronouncements

    Effective January 1, 2006, we adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), which revises SFAS No. 123, "Accounting for Stock-Based Compensation." See Note 13—Stock-Based Compensation.

    In May 2005, the Financial Accounting Standards Board ("FASB"), as part of an effort to conform to international accounting standards, issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which was effective for us beginning on January 1, 2006. SFAS 154 requires that all voluntary changes in accounting principles be retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS 154 has not had a material effect on our financial position or results of operations.

    In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial position or cash flows.

    In September 2006, the FASB issued SFAS Statement No. 157 ("SFAS 157"), "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial position or cash flows.

    In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by the Company in its fiscal year ending December 31, 2006. The adoption of SAB 108 has not had a material effect on our financial position or results of operations.

(2) Cash and Cash Equivalents and Restricted Cash

              At December 31, 2006, cash of $18,794,000 comprised the following: $231,000 on deposit in the United States, the equivalent of $768,000 on deposit in Austria, Bulgaria, Romania, Slovakia and Slovenia, and $17,795,000 on deposit with banks in Hungary, consisting of $350,000 denominated in U.S. dollars, the equivalent of $3,286,000 denominated in euros and the equivalent of $14,159,000 denominated in Hungarian forints.

              Restricted cash of $11,850,000 at December 31, 2006 was comprised of a EUR 9 million deposit in a debt service reserve account, which is required under the terms of the Company's Credit Agreement. The Company is required to maintain this EUR 9 million deposit in the debt service reserve account until such time as the Company's leverage ratio, defined as consolidated net borrowings to consolidated EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization as defined in the Credit Agreement), is below 2:1 for two consecutive quarters. The deposit earns interest at bank deposit rates.

              At December 31, 2005, cash of $15,083,000 comprised the following: $98,000 on deposit in the United States, the equivalent of $320,000 on deposit in Austria, Bulgaria, Romania, Slovakia and Slovenia, and $14,665,000 on deposit with banks in Hungary, consisting of $106,000 denominated in

U.S. dollars, the equivalent of $522,000 denominated in euros and the equivalent of $14,037,000 denominated in Hungarian forints.

              Restricted cash of $10,650,000 at December 31, 2005 was comprised of a EUR 9 million deposit in a debt service reserve account, which is required under the terms of the Company's Credit Agreement. The Company is required to maintain this EUR 9 million deposit in the debt service reserve account until such time as the Company's leverage ratio, defined as consolidated net borrowings to consolidated EBITDA is below 2:1 for two consecutive quarters. The deposit earns interest at bank deposit rates.

(3) Property, Plant and Equipment

              The components of property, plant and equipment at December 31, 2006 and 2005 are as follows:

	2006	2005	Estimated Useful Lives
	(in thousands)
Land and buildings	$14,723	$13,039	25 to 50 years
Telecommunications equipment	284,865	241,038	3 to 25 years
Other equipment	17,310	14,296	3 to 7 years
Construction in progress	14,295	9,261

	331,193	277,634
Less: accumulated depreciation	(150,864)	(113,386)

	$180,329	$164,248

(4) Other Intangibles

              The components of other intangibles at December 31, 2006 and 2005 are as follows:

	2006	2005	Estimated Useful Lives
	(in thousands)
Concession Rights	$7,538	$6,763	25 years
Rights of Use	27,889	24,017	See table below
Rights of Way	15,900	14,265	44 years
Other	6,727	5,616	3 to 15 years

	58,054	50,661
Less: accumulated amortization	(8,690)	(4,920)

	$49,364	$45,741

              Rights of Use Amortization Schedule:

Years 1-9	7.7% per annum
Years 10-14	3.07% per annum
Years 15-44	0.51% per annum

              Aggregate amortization expense for amortizing intangible assets was $2,936,000, $2,666,000 and $286,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Estimated amortization expense for the next five years, at December 31, 2006 exchange rates, is: $3,428,000 in 2007, $3,428,000 in 2008, $3,428,000 in 2009, $2,748,000 in 2010 and $2,748,000 in 2011.

(5) Other Assets

              Included in other assets is EUR 400,000 ($527,000 at December 31, 2006 exchange rates) in a restricted cash account related to a performance bond guarantee given to a customer. Should the Company fail to meet the requirements of the performance bond guarantee, the customer may have the right to claim this EUR 400,000 as a penalty payment.

(6) Long-term Debt

              Long-term debt at December 31, 2006 and 2005 consists of the following:

	2006	2005
	(in thousands)
Loan payable, interest at EURIBOR + applicable margin (5.92% at December 31, 2006), payable in 12 semi-annual installments beginning June 30, 2005 with final payment due December 31, 2010; EUR 114,000,000 outstanding at December 31, 2006	$150,100	$156,834
Notes payable, interest at USD LIBOR + 3.5% (8.88% at December 31, 2006), due March 31, 2007 (less unamortized discount based on imputed interest rate of 5%; $1,669,000 in 2005)	—	23,331

Total long-term debt	150,100	180,165
Less current installments	(34,749)	(21,938)

Long-term debt, excluding current installments	$115,351	$158,227

              See Note 7 to the financial statements for a description of the Company's Notes payable that were reported in long-term debt in 2005.

              On February 9, 2005, the Company entered into an EUR 170 million Credit Facility Agreement (the "Credit Agreement") with a European banking syndicate. The Credit Agreement has three facilities. Facility A, in the amount of EUR 84 million, was drawn down by Hungarotel on February 21, 2005 for the purpose of refinancing and terminating Hungarotel's existing debt as well as to partially finance the acquisition of the PanTel business. Facility B, in the amount of EUR 66 million, was drawn down by PanTel on February 28, 2005 for the purpose of refinancing and terminating its existing debt at that date. Facility C, in the amount of EUR 20 million, provides funds for the repayment of the Company's outstanding Notes which mature on March 31, 2007.

              The aggregate amounts of long-term debt maturing in each of the next four years under the Credit Agreement, at December 31, 2006 exchange rates, is as follows: 2007, $34,749,000; 2008, $33,338,000; 2009, $41,396,000; 2010 $40,617,000.

              Facility A and Facility B are repayable semi-annually on each June 30 and December 31 beginning on June 30, 2005 and ending on December 31, 2010. Facility C is repayable in equal installments on June 30, 2011 and December 31, 2011. The loans accrue interest at the rate of the Applicable Margin (described below) plus the EURIBOR rate for the applicable interest period. The Applicable Margin for an interest period on Facility A and Facility B loans is based on the Company's ratio of Total Net Borrowings to EBITDA. The Applicable Margin can range from a high of 2.5% per annum to a low of 0.75% per annum. The Applicable Margin on Facility A and Facility B was 2.25% per annum as of December 31, 2006. The Applicable Margin for the Facility C loan is fixed at 2.5% per annum.

              A facility agency fee in the amount of EUR 50,000 and an arrangement fee in the amount of EUR 4.0 million were payable under the terms of the Credit Agreement. The fees were paid from the proceeds of Facilities A and B. The Company must pay a commitment fee in the amount of 0.65% per annum on the undrawn amount of the Credit Agreement. Only Facility C has not been drawn down.

              The Company has entered into a series of agreements to secure the Company's obligations under the Credit Agreement pursuant to which the Company has pledged all of its intangible and tangible assets, including HTCC's ownership interests in its subsidiaries. The Company is subject to covenants, including maintenance of certain financial statement ratios, limitations on paying dividends, borrowing funds, acquiring assets or businesses and merging and disposing of its assets. The Credit Agreement contains customary representations and warranties and events of default, which would trigger early repayment of the balance under the Credit Agreement.

              The Company may prepay the loans under the Credit Agreement prior to their scheduled maturity dates. The Company has certain obligations to make a prepayment on the Credit Agreement under certain conditions including the issuance by the Company of additional debt or equity capital in certain circumstances. The Company is also required to make a prepayment on the Credit Agreement if it has any "Excess Cash Flow" as defined in the Credit Agreement. The Company must make "Excess Cash Flow" prepayments until such time as its Consolidated Total Net Borrowings to Consolidated EBITDA ratio, as defined in the Credit Agreement, is less than 1.5:1. The Company has determined that it has, for the December 31, 2006 testing date, reached a level of cash flow that, in accordance with one of the mandatory prepayment clauses included in its Credit Agreement, requires a prepayment of a portion of its loan obligations. Excess cash flow has been determined based on the Company's ratio of Consolidated Total Net Borrowings to Consolidated EBITDA. This information is required to be delivered to the lenders under the Credit Agreement by March 31, 2007. As a result of this excess cash flow, the Company is obliged to prepay a portion of its loans in inverse order of their maturity. At December 31, 2006, EUR 4,372,000 ($5,746,000 at December 31, 2006 exchange rates) is included in current installments of long-term debt for this prepayment obligation.

              The Company has, however, requested a waiver from the lenders under the Credit Agreement in order not to have to prepay the amount of excess cash flow. A waiver requires the unanimous consent of lenders under the Credit Agreement. While the Company cannot provide assurances that the waiver will be obtained, based upon comments received to date, the Company has no reason to believe that the waiver will not be forthcoming.

              The Company is also required to repay the entire amount borrowed under the Credit Agreement if TDC, without the consent of the banks holding two-thirds of the Credit Agreement loans, either (i) disposes of any of its shares of the Company or (ii) no longer has the right to appoint the Chairman of the Company's Board of Directors, Chief Executive Officer or Chief Financial Officer (the "Appointment Rights"). However, such mandatory prepayment provision shall not apply if (a) the Company's Consolidated Total Net Borrowings to EBITDA ratio is less than 2:1 at the end of each of the two fiscal quarters prior to such event, (b) TDC sells all of its shares of the Company to an internationally recognized telecommunications operator with a certain credit rating, or (c) TDC transfers the Appointment Rights to an internationally recognized telecommunications operator with a certain credit rating which telecommunications operator also buys all of TDC's shares of the Company. TDC, as of December 31, 2006, owns approximately 63% of the outstanding common stock of the Company.

(7) Short-term Debt

              Short-term debt at December 31, 2006 and 2005 consists of the following:

	2006	2005
	(in thousands)
Notes payable, interest at USD LIBOR + 3.5% (8.88% at December 31, 2006), due March 31, 2007 (less unamortized discount based on imputed interest rate of 5%—$343,000)	$24,657	$—

Total short-term debt	$24,657	$—

              In May 1999, the Company issued notes (the "Notes"), in an aggregate amount of $25 million with detachable warrants (the "Warrants"). The Notes accrue interest, which is payable semi-annually, at the USD LIBOR rate applicable for the six month interest period plus 3.5% (8.88% at December 31, 2006). The Notes are transferable. The Warrants enable the warrant holder to purchase 2,500,000 shares of the Company's common stock at an exercise price of $10 per share. The exercise period commenced on January 1, 2004 and terminates on March 31, 2007. The fair value of the Warrants amounted to $8.8 million and was credited to additional paid-in capital, with the offsetting charge being accounted for as a discount on the Notes. The fair value of the Warrants was determined using the Black-Scholes Option valuation model. The unamortized discount on the notes at December 31, 2006 was approximately $0.3 million, and is reflected as a reduction of the carrying amount of the Notes. The Notes and Warrants are currently owned by TDC.

              As part of the financing arrangements relating to the Invitel acquisition, TDC intends to exercise its Warrants in exchange for the Notes on or before the earlier of: (i) the completion of the acquisition or (ii) March 31, 2007, provided that the Company delivers to TDC a certificate stating that no event or circumstance has come to the Company's attention that would prevent HTCC from completing the acquisition.

(8) Fair Value of Derivative Instruments

              Under the terms of its Credit Agreement, the Company is required to enter into interest-rate hedges to manage its interest rate exposure on its debt. The Company does not enter into derivative instruments for any purpose other than hedging related to its debt obligations and Company policy prohibits holding or issuing derivative instruments for trading purposes.

              By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to the credit risk of the counterparty. Credit risk is the failure of the counterparty to perform its obligations under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates a credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not have any credit risk. Company policy requires that counterparties to the Company's hedging activities be substantial and creditworthy commercial banks. The risk of counterparty non-performance associated with the hedge contract is not considered by the Company to be significant.

              The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact the Company's future interest payments and by evaluating hedging opportunities. The Company's existing bank credit agreement exposes the Company to variability in interest payments due to changes in interest rates. To limit this variability, the Company has entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These interest rate swaps have changed 100% of the variable-rate cash flow exposure on the Company's credit agreement into fixed cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments from the hedging counterparty and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt.

              The Company's interest rate swaps were revalued at fair value on December 31, 2006 and resulted in a $2,956,000 interest rate swap asset as of December 31, 2006, of which $1,138,000 is current and $1,818,000 is non-current. Since the Company's interest rate swaps have not been designated as a hedge under the provisions of SFAS 133 and SFAS 138, the fair value change has been recorded in earnings.

              The estimated fair values of the Company's interest rate swaps are based on quoted market prices provided by the counterparty to the interest rate swaps and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

(9) Deferred Credits and Other Liabilities

              Included in deferred credits and other liabilities at December 31, 2006 and 2005, is $897,000 and $1,237,000, respectively, of connection fee revenues, from current and prior years, which have been deferred. Similar amounts, representing the associated deferred costs, are included in deferred costs at December 31, 2006 and 2005 and are amortized into income over the expected life of the customer relationship of seven years.

(10) Income Taxes

              The income before income taxes by tax jurisdiction for the years ended December 31 was as follows:

	2006	2005	2004
		(As Restated— see Note 1(c))	(As Restated— see Note 1(c))
	(in thousands)
(Loss) Income before income taxes:
United States	$(1,580)	$(3,513)	$(7,076)
Hungary	25,492	12,853	27,722

Total income before income taxes	$23,912	$9,340	$20,646

              The income tax expense (benefit) is attributable to income/loss from continuing operations and consists of the following for the years ended December 31:

	2006	2005	2004
		(As Restated— see Note 1(c))	(As Restated— see Note 1(c))
	(in thousands)
Current tax expense:
United States	$—	$—	$—
Hungary
Corporate	1,882	1,592	1,367
Local business tax	3,867	3,365	1,268

Total Current tax expense	5,749	4,957	2,635

Deferred tax expense (benefit):
United States	0	2,030	(1,330)
Hungary	339	(539)	3,099

Total Deferred tax expense	339	1,491	1,769

Total income tax expense	$6,088	$6,448	$4,404

              The statutory U.S. Federal tax rate for the years ended December 31, 2006, 2005 and 2004 was 35% and the Hungarian corporate income tax rate for the years ended December 31, 2006, 2005 and 2004 was 16%. In addition to the corporate income tax rate in Hungary of 16%, a solidarity tax of 4%, introduced from September 1, 2006, has been levied on companies on top of the current corporate rate.

              A reconciliation of income tax expense at the Hungarian statutory income tax rate to actual income tax expense (benefit) for the years ended December 31 is as follows:

	2006	2005	2004
		(As Restated— see Note 1(c))	(As Restated— see Note 1(c))
	(in thousands)
Income tax expense "expected" at the Hungarian statutory rate (16 & 20% in 2006, 16% in 2005 and 2005)	$3,982	$956	$3,100
Permanent book versus tax differences	(642)	(368)	—
Foreign tax differential	(237)	(667)	(1,344)
Non-deductible expenses	389	82	348
Expired stock options	—	—	1,118
Local business tax as corporate tax base decreasing item	(572)	—	—
Unrealized FX gain on long term debt	—	—	331
Effect of change in tax rate	(709)	—	—
Change in valuation allowance	161	3,010	(156)
Other	(151)	70	(261)
Local business tax	3,867	3,365	1,268

Income tax expense	$6,088	$6,448	$4,404

              For U.S. Federal income tax purposes, the Company has unused net operating loss carryforwards at December 31, 2006 of approximately $34,565,000 which expire as follows: 2010, $4,603,000; 2011, $6,438,000; 2012, $3,645,000; 2018, $2,113,000; 2019, $12,385,000; 2024, $724,000; 2025, $3,302,000; and 2026, $1,355,000. As a result of certain equity transactions, management believes that the Company experienced an "ownership change" in 1999, as defined by Section 382 of the Internal Revenue Code, which limits the annual utilization of net operating loss carryforwards. As calculated, the Section 382 limitation will not necessarily prevent the ultimate utilization of the U.S. net operating loss carryforwards, although it may defer the realization of tax benefits associated with loss carryforwards originating prior to the ownership change.

              For Hungarian corporate income tax purposes, there were no unused net operating loss carryforwards at December 31, 2006 attributable to any of the Hungarian entities.

              The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31
	2006	2005
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$12,098	$12,443
Accrued interest expense	543	467
Fixed asset revaluation for tax	5,608	4,339
Property, plant and equipment	2,066	1,883
Other	4,998	4,227

Total gross deferred tax assets	25,313	23,359
Less: valuation allowance	(15,074)	(14,913)

Net deferred tax assets	10,239	8,446

Deferred tax liabilities:
Other intangible assets	(3,135)	(2,375)
Other	(509)	(342)
Development reserve for tax purposes	(1,748)	(961)
Accrued foreign exchange rate gain	(579)	(625)

Total gross deferred tax liabilities	(5,971)	(4,303)

Net deferred tax assets	$4,268	$4,143

              In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible and loss carryforwards are utilizable. Based on the level of historical taxable income and projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deferred tax assets, net of the valuation allowance. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the future periods are reduced. Management considers the reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. The valuation allowance for deferred tax assets as of January 1, 2004 was $12,059,000. The net change in the total valuation allowance for the years ended December 31, 2006, 2005 and 2004 was an increase of $161,000, an increase of $3,010,000 and a decrease of $156,000, respectively.

(11) Commitments and Contingencies

(a)         Concession Agreements

    The Company has concession agreements with the Hungarian Ministry of Economics and Transport (the "Ministry") to own and operate local public telephone networks in five concession areas in Hungary. Each of the concession agreements is for a term of 25 years, ending in 2019, and provided for an eight-year exclusivity period up to November 2002. Pending negotiations with the Ministry, the Company expects to terminate or amend the concession agreements as these are not compatible with the liberalized telecommunications market created by the Communications Act of 2001 and the Electronic Communications Act of 2003.

    The Company's concession agreements provide for the payment by the Company of annual concession fees of between 0.1% and 2.3% of net telephone service revenues depending on the concession area. The Company accrued the annual concession fees for 2001 of HUF 157 million (approximately $0.8 million at December 31, 2006 exchange rates), but as of December 31, 2006 has not paid this amount. It has neither accrued for, nor paid, the annual concession fees for 2002, which would total approximately HUF 142 million (approximately $0.7 million at December 31, 2006 exchange rates). The Communications Act of 2001 replaced the concession system with a notification system under which new operators may offer telecommunications services in competition with the Company in the Company's operating areas merely upon notification to the Communications Authority and the payment of a nominal fee of HUF 10,000 (approximately $52 at December 31, 2006 exchange rates). A new operator would require a license if it intended to use radio frequencies, build its own network or request an allocation of a number range to subscribers, but the granting of such licenses is by-and-large an administrative matter. The Company paid one-time concession fees to the Hungarian government when the concessions were originally granted and expected that if, after the expiration of the eight-year exclusivity periods, the state were to grant new operators rights to compete against the Company in its operating areas, such rights would have been granted following a tender, with the new operators having to pay more than a nominal fee for the rights in the same manner that the Company originally paid for its concessions.

    The concession agreements contain an equal treatment clause that explicitly states that the Ministry should not treat the concession company in an unequal or prejudicial manner compared to other telecommunications companies. The Company believes that the move from the concession system to the notification system, a system in which there are effectively no barriers to entry, breached the Company's legitimate expectation that the Company would continue to benefit from the one-off concession fees it paid even after the end of its exclusivity periods because any competitor would also have to make a real investment in the form of a license fee in order to compete.

    Pending the outcome of the current negotiations on the mutual termination or amendment of the concession agreements, the Company has thus far withheld the payment of the concession fees for 2001.

    For 2002 and subsequent years, the Company believes that it is not required to pay concession fees at all. In addition to the local loop unbundling obligations, the Communications Act imposed universal service obligations on the Company. These obligations were substantially restated in the Electronic Communications Act and are incorporated in a Universal Service Agreement between the Company and the Ministry.

    The link between the end of the concession agreements and the coming into force of the universal service obligations is recognised by Section 106(5) of the Communications Act, which states "In connection with the amendment of concession agreements to ensure the provision of the universal service, the Minister may, in justified cases, reduce the concession fee payment liability or release service providers therefrom, and, in parallel with the conclusion of the universal service agreement, may initiate the termination of the concession contract by mutual agreement".

    Negotiations regarding the amendment or cancellation of the concession contracts are currently in progress. The Company believes that the request from the Ministry to pay the annual concession fees for (a) 2001 is subject to a counterclaim by the Company arising as a result of the State replacing the concession system with the notification system and (b) 2002 is based on groundless arguments and is a breach of the equal treatment clause (referred to above) in the concession agreements.

    Accordingly, the Company believes that it is unlikely that the Ministry will be able to successfully enforce the claim in respect of the annual concession fees for 2002.

(b)         Legal Proceedings

    The Company and its subsidiaries are involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters and the issue described above will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

(c)          Guarantees

    Guarantees and claims arise during the ordinary course of business from relationships with suppliers and customers when the Company undertakes an obligation to guarantee its performance if specified triggering events occur. Non-performance under a contract could trigger an obligation of the Company. These potential claims can arise from late or non-payment to suppliers ("payment guarantees") and/or late or incomplete delivery of services to customers ("performance guarantees"). The Company also provides bid guarantees to new or existing customers in connection with bids on commercial projects.

    The Company's potential future payments under these guarantees are summarized as follows:

2006
(in thousands)
Payment guarantees	$3,166
Performance guarantees	683
Bid guarantees	31

$3,880

    There are no recourse provisions specifically stipulated in the guarantee contracts. The Company's recourse would be to investigate executed guarantees with the supplier or customer and determine at that time whether the Company should be reimbursed for the guarantee. None of the guarantees are secured by assets of the Company apart from one performance guarantee to a customer for EUR 0.4 million that is recorded in other assets as restricted cash. The Company is not currently aware of any exposure associated with these guarantees and thus has not recorded any liability related to these guarantees.

(d)         Lease Commitments to Telecommunication Service Providers

    The Company has entered into separate agreements with various telecommunications service providers to lease lines which have non-cancellable contract provisions in excess of one year. The future minimum commitments under these contracts, at December 31, 2006 exchange rates, are: $4,422,000 in 2007, $3,026,000 in 2008, $796,000 in 2009 and $28,000 in 2010.

(e)          Other Lease Commitments

    The Company and its subsidiaries lease office and other facilities in Hungary, which require minimum annual rentals.

    The Company has entered into vehicle leases that are capital in nature. The book value of vehicles held under capital leases is as follows:

	December 31
	2006	2005
	(in thousands)
Vehicles	$1,513	$1,357
Less: accumulated amortization	(713)	(213)

Net book value included in property, plant and equipment	$800	$1,144

    Rent expense under operating lease agreements for the years ended December 31, 2006, 2005 and 2004, was $2,717,000, $2,581,000 and $844,000, respectively, and is included in selling, general and administrative expenses. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2006 (at December 31, 2006 exchange rates) are:

	Capital leases	Operating leases
	(in thousands)
Year ending December 31:
2007	$554	$1,940
2008	413	1,816
2009	13	750
2010	—	439
2011	—	228
Later years, through 2020	—	301

Total minimum lease payments	$980	$5,474

Less: amount representing interest (at a rate of 13%)	(112)

Present value of minimum capital lease payments	868

Less: current obligations under capital leases	(469)

Long-term obligations under capital leases, excluding current installments	$399

    The Company has various purchase commitments for materials, supplies and other items incidental to the ordinary course of business. There are no material contractual commitments extending beyond 2007 and such commitments are not at prices in excess of current market value.

(12) Common Stock and Cumulative Convertible Preferred Stock

              As of December 31, 2006 and 2005, the Company had 30,000 shares of its cumulative convertible preferred stock, with a $70 liquidation value per share, outstanding. Any holder of the cumulative convertible preferred stock is entitled to receive cumulative cash dividends payable in arrears, at an annual rate of 5%, compounded annually on the liquidation value of $70 per share. The Company may, at its option, redeem the Preferred Stock at any time. The Cumulative Convertible Preferred Stock is convertible into shares of the Company's common stock on a one for ten basis. As of December 31, 2006 and 2005, the total arrearage on the cumulative convertible preferred stock was $756,000 and $651,000, respectively, and is included in Due to Related Parties.

              During 2004, a former officer exercised options to purchase 172,247 shares of common stock at $4.00 per share. Proceeds from the exercise of these options totalled $689,000.

              The Company has reserved 3,601,284 shares as of December 31, 2006 for issuance under stock option plans, compensation agreements, warrants and under the conversion terms applicable to its outstanding cumulative convertible preferred stock.

(13) Stock Based Compensation

Stock Option Plans

              The Company adopted a stock option plan (the "Plan") in April 1992 which provided for the issuance of an aggregate of 90,000 stock options, which has since been increased following stockholders' approvals, to 1,250,000. Under the Plan, incentive and non-qualified options may be granted to officers, directors and consultants to the Company. Options granted under the Plan are exercisable for up to 10 years from the date of grant. As of December 31, 2006, 545,590 shares were issued upon option exercises and options to purchase 280,000 shares were still outstanding from the Plan. As a result of the approval of the 2004 Plan (see below), no additional options will be granted from the Plan and 424,410 reserved shares from the Plan have been transferred to the 2004 Plan.

              In 1997, the Company adopted a director stock option plan (the "Directors' Plan") which provided for the issuance of options to purchase up to 250,000 shares of common stock in the aggregate. Options granted under the Directors' Plan are exercisable for up to 10 years from the date of grant. As of December 31, 2006, 10,000 shares were issued upon option exercises and options to purchase 151,284 shares were still outstanding from the Directors' Plan. As a result of the approval of the 2004 Plan (see below), no additional options will be granted from the Directors' Plan and 88,716 reserved shares from the Directors' Plan have been transferred to the 2004 Plan.

              During 2004, an officer of the Company exercised options to purchase 15,000 shares of common stock at $5.93 per share. The officer exercised the options using the net share settlement feature (see below) of the Plan. As a result, the officer remitted 9,770 shares to the Company to settle the option exercise price and related taxes and the officer received 5,230 shares of common stock.

              During January 2005, officers of the Company exercised options to purchase 105,000 shares of common stock at $5.93 per share. The officers exercised the options using the net share settlement feature (see below) of the Plan. As a result, the officers remitted 66,709 shares to the Company to settle the option exercise prices and related taxes and the officers received 38,291 shares of common stock. In December 2005, a former officer of the Company exercised options to purchase 100,000 shares of common stock at $4.86 per share. The former officer exercised the options using the net share settlement feature of the plan. As a result, the former officer remitted 31,477 shares to the Company to settle the option exercise price and the former officer received 68,523 shares of common stock.

              During January 2006, officers of the Company exercised options to purchase 25,000 shares of common stock at $4.86 per share. The officers exercised the options using the net share settlement feature (see below) of the Plan. As a result, the officers remitted 14,796 shares to the Company to settle the option exercise prices and related taxes and the officers received 10,204 shares of common stock.

              In May 2004 the Company's stockholders approved the Company's 2004 Long-Term Incentive Plan (the "2004 Plan") which provided for the issuance of an aggregate 1,000,000 shares. Upon adoption of the 2004 Plan, the Company agreed not to issue any more options from either the Plan or the Directors' Plan. The remaining 513,126 shares of the Company's common stock which were reserved for issuance pursuant to the Plan and the Directors' Plan were rolled over to the 2004 Plan.

              The Directors of the Company were issued a total of 15,000 shares of common stock for services for the 2004/2005 Board term under the terms of the 2004 Plan. 2,000 of those shares were subsequently cancelled due to a resignation in 2004 and a further 3,000 were cancelled in 2005. The Company issued a total of 6,000 shares of common stock to the independent directors of the Board of Directors for their service for the 2005/2006 Board term under the terms of the 2004 Plan. The Company issued a total of 6,000 shares of common stock to the independent directors of the Board of Directors for their service for the 2006/2007 Board term under the terms of the 2004 Plan. 1,500 of those shares were subsequently cancelled due to a resignation in 2006 and an additional 1,500 were granted due to an appointment in 2006. Shares issued to the Directors for their annual services vest over the 12 month period. For the years ended December 31, 2006, 2005, and 2004, expenses of $95,000, $92,000, and $84,000, respectively, resulted from certain stock grants from its 2004 Plan to members of the Board of Directors.

              Effective October 1, 2004, the Company's Board of Directors amended the Plan and the Directors' Plan to allow the remaining options outstanding under such plans to be governed by terms similar to those contained in the 2004 Plan with respect to the exercise of options, tax withholding and the period in which option holders no longer associated with the Company could exercise their options. Holders of options under the 2004 Plan may exercise their outstanding options and pay the exercise price, in whole or in part, pursuant to a net share settlement feature. This feature allows the option holder to elect to have shares of stock withheld upon exercise to pay the option exercise price. Option holders may also elect to have a portion of such shares issuable upon exercise withheld for the payment of taxes attributable to the option exercise. As a result of such amendments, effective October 1, 2004, the Company accounted for all of its outstanding options under the variable method of accounting. The variable method of accounting required the Company to accrue an expense or benefit as the market price of the Company's common stock changed. For the years ended December 31, 2005 and 2004, the Company recognized $1,203,000 and $6,361,000 of compensation expense respectively, related to the variable method of accounting.

              The following is a summary of stock options under the Plans, referred to above, which were granted, were exercised and have expired for the three years ended December 31, 2006:

	Outstanding Options	Weighted Average Price
December 31, 2003	863,531	$5.70
Granted	160,000	$9.39
Exercised	(187,247)	$4.15
Expired	(15,000)	$4.63

December 31, 2004	821,284	$6.79
Granted	155,000	$13.01
Exercised	(205,000)	$5.41

December 31, 2005	771,284	$8.41
Granted	55,000	$15.62
Exercised	(25,000)	$4.86

December 31, 2006	801,284	$9.01

              The following table summarizes information about shares subject to outstanding options as of December 31, 2006 which were issued to current or former employees, or directors pursuant to the Plan, Directors' Plan or the 2004 Plan.

	Options Outstanding		Options Exercisable
Number Outstanding	Range of Exercise Prices	Weighted-Average Exercise Price	Weighted-Average Remaining Life in Years	Number Exercisable	Weighted-Average Exercise Price
141,284	$4.56 – $4.72	$4.72	4.96	141,284	$4.72
100,000	$5.78 – $6.78	$6.19	3.29	100,000	$6.19
320,000	$7.46 – $9.44	$8.55	6.15	320,000	$8.55
240,000	$10.89 – $15.62	$13.34	7.81	240,000	$13.34

801,284	$4.56 – $15.62	$9.01	6.08	801,284	$9.01

              The aggregate intrinsic value, which represents the amount by which the fair value of the Company's common stock exceeds the option exercise prices, was $4,905,000 and $5,508,000 as of December 31, 2006 and 2005, respectively.

              The weighted-average estimated fair value of stock options granted during the year ended December 31, 2006 was $8.93. The weighted-average estimated fair value of stock options granted during the year ended December 31, 2005 was $7.93, for pro-forma disclosure purposes under SFAS 123. The total intrinsic value of stock options exercised during the year ended December 31, 2006 was $267,000. The total intrinsic value of stock options exercised during the year ended December 31, 2005 was $1,947,000. Compensation expense related to granted stock options has been recorded in selling, general and administrative expenses.

Stock Grants

              In January 2002, the Board of Directors granted the Company's former Chief Executive Officer a stock award of 25,000 common shares as compensation for his services, which shares vested on December 31, 2003, if he was still employed by the Company. As this condition was fulfilled on December 31, 2003, the Company recognized approximately $116,000 of compensation expense in 2003. In February 2004, the Company issued 15,500 net shares to the Chief Executive Officer and 9,500 shares were remitted by the Chief Executive Officer to the Company to settle related taxes.

(14) Foreign Exchange Rate (Losses) Gains

              The Company's foreign exchange gains for the year ended December 31, 2006 resulted primarily from (i) the strengthening of the Hungarian forint against the U.S. dollar on Hungarotel's average EUR 65.6 million denominated debt outstanding between December 31, 2005 and December 31, 2006, (ii) the strengthening of the Hungarian forint against the U.S. dollar on PanTel's average EUR 57.7 million denominated debt outstanding between December 31, 2005 and December 31, 2006. At December 31, 2006, the Hungarian forint had strengthened by approximately (i) an 11% against the U.S. dollar as compared to the December 31, 2005 level, (ii) a 0.1% against the euro as compared to the December 31, 2005 level.

              The Company's foreign exchange losses for the year ended December 31, 2005 resulted primarily from (i) the weakening of the Hungarian forint against the euro on Hungarotel's average EUR 80 million denominated debt outstanding between February 21, 2005 (refinancing date) and December 31, 2005, (ii) the weakening of the Hungarian forint against the euro on PanTel's average EUR 64 million denominated debt outstanding between February 28, 2005 (refinancing date) and December 31, 2005 and by the strengthening of the U.S. dollar against the Hungarian forint on the

Company's EUR 9.5 million denominated intercompany loan between February 28, 2005 and December 31, 2005. At December 31, 2005, the Hungarian forint had weakened by approximately (i) 3.6% against the euro as compared to the February 21, 2005 level, (ii) 4.2% against the euro as compared to the February 28, 2005 level and (iii) the U.S. dollar had strengthened by approximately 17% against the Hungarian forint as compared to the February 28, 2005 level.

(15) Related Parties

              The amount due to related parties totalling $2,881,000 at December 31, 2006, represents cumulative preferred stock dividends in arrears in the amount of $756,000, an accrual of $2,033,000 for the costs for various individuals employed by TDC who have performed work for the Company, including the Company's President and Chief Executive Officer and head of Corporate Business Development (see below), for 2005 and for 2006, and an accrual related to uninvoiced directors and officers liability insurance costs amounting to $92,000.

              As of December 31, 2006, TDC owned 62% of the Company's outstanding Common Stock, 30,000 shares of preferred stock convertible into 300,000 shares of Common Stock and Warrants enabling it to purchase 2,500,000 shares of Common Stock at $10 per share with a warrant expiration date of March 31, 2007. At December 31, 2006, the Company owes TDC $756,000 for the accumulated dividends on the preferred stock. As further discussed in Note 7, TDC also owns $25 million of notes issued by the Company which mature in March 2007. Interest is payable semi-annually at the applicable U.S. Dollar LIBOR rate for the interest period plus 3.5% (8.9% at December 31, 2006). During 2006, the Company paid TDC $1,961,000 in interest on the notes.

              Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann, current directors, are officers of TDC. Mr. Holm is an employee of TDC and serves as the Company's President and Chief Executive Officer and is also the head of management's executive committee. Alex Wurtz, also an employee of TDC, serves as the Company's head of Corporate Business Development and is a member of the Company's management executive committee. The Company has reached an agreement with TDC to reimburse TDC for the services of Messrs. Holm and Wurtz; however, no payment has been made.

              For Mr. Holm, the Company has agreed to pay TDC EUR 778,157 (approximately $1,024,000) for Mr. Holm's services for the period from May 2005 through December 2006. The Company is also responsible for paying other costs pertaining to Mr. Holm, including lodging in Budapest and for certain of Mr. Holm's travel costs back to his home in Denmark.

              For Mr. Wurtz, the Company has agreed to pay TDC EUR 387,224 (approximately $510,000) for Mr. Wurtz's services for the period from June 2005 through December 2006. The Company is also responsible for paying Mr. Wurtz's lodging in Budapest.

              In addition to the services of Messrs. Holm and Wurtz, three employees of TDC have performed financial controlling services for the Company. The Company has reached an agreement with TDC to pay approximately $139,000 for such services. TDC has also provided services for the Company in connection with certain strategic projects, including services in connection with the Company's acquisition of Invitel. For such services, the Company has agreed to reimburse TDC approximately $360,000.

              All of the directors of the Company are covered by a directors and officers liability policy taken out by TDC. In 2006, the Company had approximately $308,000 in expenses for the Company's portion of the overall premium paid by TDC.

              The Company has agreements in place with TDC and its subsidiaries, pursuant to which TDC and the Company transport international voice, data and Internet traffic for each other over their respective telecommunications networks. For 2006 and 2005, TDC paid the Company a net amount of approximately $1,332,000 and $100,000, respectively, pursuant to such agreements.

(16) Reconciliation of Net Income to Net Cash Provided by Operating Activities

              The reconciliation of net income to net cash provided by operating activities for the years ended December 31, 2006, 2005 and 2004 follows:

	2006	2005	2004
		(As Restated— see Note 1(c))	(As Restated— see Note 1(c))
	(in thousands)
Net income	$17,824	$2,892	$16,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	23,186	21,302	12,089
Amortization of intangibles	2,951	2,666	287
Asset write-offs	—	—	1
Foreign currency (gain) loss	(773)	8,427	(6,632)
Gain on sale of fixed assets	(3,553)	—	—
Fair Value Changes on Interest Rate Swaps	(3,210)	255	—
Other (income) expenses	870	(410)	7
Non-cash interest	3,202	3,705	1,851
Deferred taxes	331	1,461	1,574
Stock based compensation	586	1,295	6,361
Equity in earnings of affiliate	—	(934)	(444)
Changes in operating assets and liabilities:
Accounts receivable	(407)	(9,694)	1,292
Restricted cash	(527)	499	(481)
Other assets	(273)	4,349	(3,428)
Accounts payable and accruals	(131)	6,540	(886)
Other liabilities	4,522	1,260	(133)

Net cash provided by operating activities	$44,598	$43,613	$27,700

Summary of non-cash transactions:

•
During 2004 the Company:

•
Issued 250,000 shares of Common Stock valued at $10.80 per share ($2.7 million) in addition to cash consideration in connection with its acquisition of the PanTel business.

•
Issued 15,500 net shares of Common Stock as compensation to the Chief Executive Officer for which compensation expense of $116,000 was recognized in 2003.

•
In May, issued 15,000 shares of Common Stock, which vest over a one year period, as compensation to members of the Board of Directors, of which 5,000 shares were subsequently cancelled. The recognized compensation expense of these stock grants in 2004 amounted to $84,000.

•
Issued 5,230 net shares of Common Stock under the terms of an employee stock option exercise.

•
During 2005 the Company:

•
Assumed debt, on February 28, 2005, of EUR 66M ($80.5 million at historical exchange rates) on acquisition of subsidiaries.

•
Issued 106,814 net shares of Common Stock under the terms of employee stock option exercises.

•
Entered into capital lease arrangements concerning vehicles, the value of which at the date of lease inception was $1.4 million.

•
Issued 6,000 shares of Common Stock in May, which vest over a one year period, as compensation to members of the Board of Directors. The recognized compensation expense of these stock grants in 2005 amounted to $92,000.

•
During 2006 the Company:

•
Issued 10,204 shares of Common Stock under the terms of employee stock option exercises.

•
Issued 6,000 shares of Common Stock in May, cancelled 1,500 shares in September and issued an additional 1,500 shares in December, which vest in May 2007, as compensation to members of the Board of Directors. The recognized compensation expense of these stock grants in 2006 amounted to $56,000.

(17) Employee Benefit Plan

              Effective December 1996, the Company established a 401(k) salary deferral plan (the "401(k) Plan") on behalf of its U.S. employees. The 401(k) Plan is a qualified defined contribution plan, and allows participating employees to defer up to 15% of their compensation, subject to certain limitations. Under the 401(k) Plan, the Company has the discretion to match contributions made by the employee. No matching contributions were made by the Company in 2006, 2005 or 2004.

(18) Segment Disclosures

              The Company operates in a single segment, telecommunications. The acquisition of PanTel in 2005 enables the Company to now offer telecommunications services to a wider range of customers. The Company manages its business based on three markets: Corporate Market; Wholesale Market; and Mass Market. The Company's chief operating decision maker monitors the revenue streams of these categories and operations are managed and financial performance is evaluated based on the delivery of services to customers over an integrated network. Substantially all of the Company's assets are located in Hungary and over 70% of all of its operating revenues are generated in Hungary. Therefore, although the Company has various revenue streams, it is managed as a single entity. The Company now reports its financial results by these three market categories due to the change in how management manages the business from an operational perspective.

Corporate Market

              Corporate Market telephone services, marketed to larger businesses and small office/home office customers, are similar to those provided to the Mass Market customers but also include leased line and other infrastructure rental services such as dark fiber, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale Market

              The Wholesale Market comprises the transportation of voice, data and Internet traffic, as well as the provision of leased lines, for other telecommunications service providers, cable television operators and Internet service providers. The Company provides these services both domestically and internationally, using a combination of owned and leased line capacity.

Mass Market

              Mass Market telephone services are offered to residential customers and comprise local dial tone and switched products and services that provide incoming and outgoing calls both domestically and internationally. Internet services such as DSL Internet access and dial-up Internet access are also provided.

              The revenues generated by these three markets for the periods ended December 31 were as follows (in thousands):

	2006	2005	2004
		(As Restated— see Note 1(c))	(As Restated— see Note 1(c))
Revenues
Corporate Market	$71,644	$65,167	$19,931
Wholesale Market	92,283	75,378	6,184
Mass Market	29,805	39,098	42,892

Total revenues	193,732	179,643	69,007

Cost of Sales
Corporate Market	(20,956)	(15,716)	(2,886)
Wholesale market	(53,566)	(47,038)	(265)
Mass market	(5,945)	(6,649)	(5,516)

Total cost of sales	(80,467)	(69,403)	(8,667)

Gross Margin
Corporate Market	50,688	49,451	17,045
Wholesale Market	38,717	28,340	5,919
Mass Market	23,860	32,449	37,376

Total gross margin	$113,265	$110,240	$60,340

Products and Services

              Telephone Services—local dial tone and switched products and services that provide incoming and outgoing calls both domestically and internationally for residential and business customers. Wholesale voice revenues are earned through carrying other operators' traffic on the Company's network. This category includes reciprocal compensation revenues and expenses (i.e. interconnect).

              Network Services—point-to-point dedicated services that provide a private transmission channel for the Company's customers' exclusive use between two or more locations, both in local and long distance applications. Point to point dedicated services include data transmission, virtual private networks (VPN), hosting and managed leased lines.

              Other Service and Product Revenues—Internet services such as ADSL Internet access and dial-up Internet access. PBX hardware sales and service revenues, as well as miscellaneous other telephone service revenues are included here.

              The revenues generated by these products and services for the periods ended December 31 were as follows:

	2006	2005	2004
		(As Restated— see Note 1(c))	(As Restated— see Note 1(c))
	(in thousands)
Telephone services	$106,292	$109,302	$59,283
Network services	68,502	56,768	7,279
Other service and product Revenues	18,938	13,573	2,445

	$193,732	$179,643	$69,007

Major Customers

              For the years ended December 31, 2006, 2005 and 2004, none of the Company's customers accounted for more than 10% of the Company's total gross revenue.

(19) Severance Costs

              In 2005, the Company adopted a workforce reduction plan in order to reduce operating expenses. The plan involved approximately 200 employees, primarily within the network and sales and marketing departments of Hungarotel. The cost of the plan amounted to $2.5 million and is included in Severance Costs on the Statement of Operations. The costs incurred by the Company under this workforce reduction plan were based upon Hungarian statutory and union requirements.

              Our severance and benefit expenses for year ended December 31, 2006, of $0.7 million, are due primarily to the termination costs related to an officer of the Company, as well as other individually insignificant severance costs related to the workforce of the Hungarian entities.

(20) PanTel Acquisition and Final Purchase Allocation

              On June 30, 2005, the Company completed its final purchase allocation of the PanTel business that was acquired in a two-step transaction, 24.9% on November 10, 2004 and the remaining 75.1% on February 28, 2005. The Company engaged a professional valuation firm to determine the estimated fair values of assets acquired and liabilities assumed as of February 28, 2005. In accordance with SFAS No. 141 "Business Combinations", the Company is required to allocate the cost of an acquired business based on the estimated fair values of assets acquired and liabilities assumed.

              The purchase price for the PanTel business was arrived at by arms length negotiations between the Company and the sellers. The total purchase price of $120.1 million included: (i) the payment of cash of EUR 26.9 million ($35.4 million at historical exchange rates), (ii) 250,000 shares at a fair value of $2.7 million, (iii) transaction costs of $1.5 million and (iv) debt assumed of EUR 66 million ($80.5 million at historical exchange rates). Under the purchase method of accounting, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values as of the date of the acquisition. $30.2 million has been calculated as negative goodwill that represents the excess of the fair value of the net tangible and intangible assets acquired over the purchase price. Negative goodwill is due to the decision of the majority shareholder of the PanTel business to divest its investments in Central and Eastern Europe. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," negative goodwill has been proportionally allocated to reduce long-lived assets.

              The closing of the transaction occurred on February 28, 2005 and the results of the PanTel business for the ten months ended December 31, 2005 (and the Balance Sheet as at December 31, 2005) have been consolidated into the financial statements of the Company.

              The following represents the final allocation of the purchase price paid for the PanTel business based on the fair values of the acquired assets and assumed liabilities as of February 28, 2005:

February 28, 2005
(in thousands)
Current assets	$48,232
Fixed assets, net	62,425
Intangible assets	49,488
Other non-current assets	1,940
Current and non-current liabilities	(42,004)

Net assets acquired	$120,081

Purchase Price:
Long-term debt assumed	$80,514
Cash	35,367
Shares issued	2,700
Transaction costs	1,500

Total purchase price	$120,081

              The following table presents unaudited summarized combined results of operations of the Company and PanTel, on a pro forma basis, as though the companies had been combined as of January 1, 2004:

	Year ended December 31, 2005	Year ended December 31, 2004
	(As restated— see Note 1(c))	(As restated— see Note 1(c))
	(in thousands, except share data)
Revenues	$197,357	$190,294
Cost of sales	76,141	67,517

Gross margin	121,216	122,777
Income from operations	34,134	28,481
Foreign exchange (losses) gains, net	(4,118)	11,862
Interest expense	14,712	12,065
Net income	12,473	26,787
Net income per share	$0.98	$2.16

              The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are not indicative of the results of operations the Company could have had if the acquisition had actually taken place as of January 1, 2004. The unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from the acquisition.

(21) Subsequent Events

(a)         Sale and Purchase Agreement

    On January 8, 2007, the Company entered into a Sale and Purchase Agreement ("Purchase Agreement") with Invitel Holdings N.V. ("Invitel Holdings") to acquire 100% of the issued ordinary shares of Matel Holdings N.V. (the "Acquisition") which owns 99.98% of the outstanding shares of Invitel. The total consideration for the Acquisition, including the assumption of net indebtedness on closing, is EUR 470 million and will be comprised of new borrowings and the issuance of up to 1.1 million shares of the Company's common stock (representing approximately 6.2% of the Company's fully diluted share capital) to certain members of Invitel's current executive management team. The Company and Invitel Holdings have made customary representations, warranties, covenants and indemnities in the Purchase Agreement. The closing of the Acquisition is subject to the satisfaction of customary closing conditions, including receipt of Hungarian and Romania regulatory approvals, and is expected to close in the first half of 2007.

    In connection with the Acquisition, the Company has received financing commitments from Merrill Lynch International, BNP Paribas and Calyon to support the Acquisition's cash purchase price, any mandatory prepayments of Invitel Holdings' and/or its subsidiaries' notes or credit facilities, refinance certain of the Company's and Invitel Holdings' respective existing indebtedness and provide for the Company's working capital needs. However, subject to the change of control provisions of the existing Magyar Telecom B.V. 10.75% Senior Notes as well as the Invitel Holding N.V. Floating Rate Senior PIK Notes (collectively, the "Notes"), it is the Company's intention to assume the obligations under the Notes and leave them in place following completion of the Acquisition.

(b)         Hedging Agreements

    HTCC's potential acquisition of Invitel faces significant exposure to the value of the Hungarian currency and the level of interest rates as most of the financing will be in EUR with floating rate exposure combined with Hungarian assets primarily generating a HUF cash flow. Therefore, HTCC has entered into contingent cross currency swaps resulting in approximately 80% of the principal loan amounts being denominated in HUF and approximately 80% of the loan amounts being at fixed rates. The contingent nature implies that the hedges are contingent on the transaction closing. If the transaction does not close, the hedges will be terminated with no obligations and no loss of premium for HTCC.

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CERTAIN DEFINITIONS AND PRESENTATION OF GENERAL INFORMATION
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EXCHANGE RATE INFORMATION
RISK FACTORS
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UNAUDITED PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Consolidated Statements of Operations and Comprehensive Income
Unaudited Pro Forma Combined Balance Sheet
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
HUNGARIAN TELECOMMUNICATIONS INDUSTRY AND REGULATION
COMPANY HISTORY
OUR BUSINESS
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DESCRIPTION OF OTHER INDEBTEDNESS
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INDEX TO FINANCIAL STATEMENTS
MAGYAR TELECOM BV CONSOLIDATED BALANCE SHEETS as at 31 December 2006, 2005 and 2004
MAGYAR TELECOM BV CONSOLIDATED INCOME STATEMENTS for the years ended 31 December 2006, 2005 and 2004
MAGYAR TELECOM BV CONSOLIDATED CASH FLOW STATEMENTS for the years ended 31 December 2006, 2005 and 2004
MAGYAR TELECOM BV CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY for the years ended 31 December 2006, 2005 and 2004
MAGYAR TELECOM BV NOTES TO THE FINANCIAL STATEMENTS for the years ended 31 December 2006, 2005 and 2004
HUNGARIAN TELEPHONE AND CABLE CORP.
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2006 and 2005 (In thousands, except share and per share data)
HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income Years ended December 31, 2006, 2005 and 2004 (In thousands, except share and per share data)
HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity Years ended December 31, 2006, 2005 and 2004 (In thousands, except share data)
HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2006, 2005 and 2004 (In thousands)
HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004